Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

among

REPLAY ACQUISITION CORP.,

FINANCE OF AMERICA COMPANIES INC.,

RPLY MERGER SUB LLC,

RPLY BLKR MERGER SUB LLC,

BLACKSTONE TACTICAL OPPORTUNITIES FUND (URBAN FEEDER) – NQ L.P.,

BLACKSTONE TACTICAL OPPORTUNITIES ASSOCIATES – NQ L.L.C.,

FINANCE OF AMERICA EQUITY CAPITAL LLC,

BTO URBAN HOLDINGS L.L.C.,

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP – NQ – ESC L.P.,

LIBMAN FAMILY HOLDINGS LLC,

THE MORTGAGE OPPORTUNITY GROUP LLC,

L AND TF, LLC,

UFG MANAGEMENT HOLDINGS LLC,

JOE CAYRE

and

BTO URBAN HOLDINGS L.L.C. and LIBMAN FAMILY HOLDINGS LLC, solely in their joint capacity as the Seller Representative

Dated as of October 12, 2020

i

Section 12.17	Purchaser-Side Parties Representation	107
Section 12.18	Seller Representative	108

Exhibits

Exhibit A – Sponsor Agreement

Exhibit B – Stockholders Agreement

Exhibit C – Registration Rights Agreement

Exhibit D – Post-Closing Company LLC Agreement

Exhibit E – A&R Certificate of Incorporation of New Pubco

Exhibit F – A&R Bylaws of New Pubco

Exhibit G – Exchange Agreement

Exhibit H – Tax Receivable Agreements

Exhibit I – Form of Omnibus Incentive Plan

Exhibit J – Certificate of Limited Liability Company Domestication of Purchaser and Certificate of Formation of Purchaser (Post-Domestication)

Exhibit K – LLC Agreement of Purchaser (Post-Domestication)
Exhibit L – Operating Agreement of the Purchaser Merger Surviving Company
Exhibit M – Operating Agreement of the Blocker Merger Surviving Company

v

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (as the same may be modified or amended in accordance with the terms hereof, this “Agreement”) is dated as of October 12, 2020 and is by and among Replay Acquisition Corp., a Cayman Islands exempted company (“Purchaser”); Finance of America Companies Inc., a Delaware corporation and wholly owned Subsidiary of Purchaser (“New Pubco”); RPLY Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of New Pubco (“Purchaser Merger Sub”); RPLY BLKR Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of New Pubco (“Blocker Merger Sub”); Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”); Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability company (“Blocker GP”); Finance of America Equity Capital LLC, a Delaware limited liability company (the “Company”); BTO Urban Holdings L.L.C., a Delaware limited liability company (“BTO Urban”), Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., a Delaware limited partnership (“ESC”), Libman Family Holdings LLC, a Connecticut limited liability company (“Family Holdings”), The Mortgage Opportunity Group LLC, a Connecticut limited liability company (“TMO”), L and TF, LLC, a North Carolina limited liability company (“L&TF”), UFG Management Holdings LLC, a Delaware limited liability company (“Management Holdings”), and Joe Cayre (each of BTO Urban, ESC, Family Holdings, TMO, L&TF, Management Holdings and Joe Cayre, a “Seller” and, collectively, the “Sellers”); and BTO Urban and Family Holdings, solely in their joint capacity as the representative of the Sellers pursuant to Section 12.18 (the “Seller Representative”).

RECITALS

WHEREAS, as of the date hereof, UFG Holdings LLC, a Delaware limited liability company (“Holdings”), owns 100% of the limited liability company interests of the Company (the “Company Membership Interests”);

WHEREAS, on the Closing Date (as defined below), Purchaser desires to issue Purchaser Shares to each PIPE Investor party to a Purchaser PIPE Agreement pursuant to, and in accordance with the terms of, such PIPE Investor’s Purchaser PIPE Agreement and New Pubco desires to issue New Pubco Shares to each PIPE Investor party to a New Pubco PIPE Agreement pursuant to, and in accordance with the terms of, such PIPE Investor’s New Pubco PIPE Agreement (collectively, the “PIPE”), and, following the PIPE, New Pubco will loan all of the proceeds of the PIPE in respect of the New Pubco PIPE Agreements to Purchaser;

WHEREAS, following the PIPE and the Pre-Closing Reorganization (as defined below), Purchaser desires to domesticate as a limited liability company formed under the laws of Delaware and deregister as an exempted company incorporated under the Laws of the Cayman Islands, and to otherwise consummate the Domestication (as defined below) in accordance with Section 2.01, pursuant to which, among other things, each Purchaser Ordinary Share outstanding immediately prior to the Domestication will be converted into a Purchaser Common Unit;

WHEREAS, following the Domestication and the Pre-Closing Reorganization, Purchaser desires (1) to purchase from each Seller, and each Seller desires to sell to Purchaser, such Seller’s Seller Sold Units (as defined below) and (2) to purchase from Blocker GP, and Blocker GP desires to sell to Purchaser, the Blocker GP Sold Units (as defined below);

WHEREAS, following these actions, the parties hereto desire to complete a series of mergers and related transactions, as outlined in Sections 2.04 and 2.05, as a result of which, among other things, New Pubco will hold a controlling interest in the Company;

WHEREAS, following the Blocker Merger (as defined below), Blocker GP desires to contribute to New Pubco, and New Pubco desires to receive from Blocker GP, the Blocker GP Contributed Units (as defined below);

WHEREAS, the parties hereto desire that the actions set forth in these Recitals should occur only upon the terms and conditions as set forth in this Agreement; and

WHEREAS, the respective boards of directors, sole or managing members, general partners or other equivalent governing bodies of each of the parties hereto have each unanimously adopted this Agreement and approved the consummation of the Transactions (including the sale of each Seller’s Seller Sold Units, the sale of the Blocker GP Sold Units, the contribution of the Blocker GP Contributed Units, the issuance of the Non-Participating Company Units Issuable (as defined below), the Purchaser Merger (as defined below), the Blocker Merger, the A&R Certificate of Incorporation of New Pubco (as defined below) and the A&R Bylaws of New Pubco (as defined below)) in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), the General Corporation Law of the State of Delaware, the Companies Law and the applicable Organizational Documents of the parties hereto.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01         Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.01.

“Action” means any action, claim, complaint, suit, arbitration, litigation, demand, grievance, investigation, inquiry, notice of violation or citation received, or other proceeding, whether civil or criminal, at Law or in equity, by or before any Governmental Entity, mediator or arbitrator.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person; provided, except for the Company and its Subsidiaries, no Affiliate or portfolio company (as such term is commonly understood in the private equity industry) of Blackstone or any of its Affiliates shall be considered an Affiliate of the Company or any of its Subsidiaries. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agency” means the U.S. Federal Housing Administration, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, the U.S. Department of Housing and Urban Development, the United States Department of Agriculture, the U.S. Department of Veteran’s Affairs.

“Agency Guides” means the Fannie Mae Single Family Selling Guide, the Fannie Mae Single Family Servicing Guide, the Freddie Mac Single Family Seller/Servicer Guide, the Ginnie Mae Mortgage Backed Securities Guide and any other guide issued by any Agency.

“Aggregate Participating Units Purchased” means a number of Participating Company Units equal to the sum of (i) the number of Purchaser Shares outstanding as of immediately prior to the Domestication (and excluding 4,258,500 Purchaser Shares (i.e., a number of Purchaser Shares equal to 60% of the Founder Shares)), plus (ii) the number of New Pubco Shares held by PIPE Investors as of immediately prior to the Domestication, which number of Participating Company Units shall also be reduced by the number of Purchaser Shares for which Redeeming Stockholders have validly requested redemption.

“Applicable Requirements” means (i) all contractual obligations relating to the Business, (ii) all legal requirements applicable to the business of the Company and its Subsidiaries, including Agency Guides and Mortgage Loans and (iii) the Credit Policies and Servicing Policies.

“Blackstone” means The Blackstone Group Inc., a Delaware corporation.

“Blocker Merger Cash Consideration” means amount to be equal to the quotient of (a) the product of (i) the Pre-Closing Purchaser Cash multiplied by (ii) the quotient of (A) the number of Participating Company Units owned by Blocker as of immediately following the Company Equity Reclassification divided by (B) the Pre-Closing Outstanding Units divided by (b) the number of Blocker Shares issued and outstanding immediately prior to the Blocker Merger Effective Time.

“Blocker Merger Exchange Ratio” means an amount equal to the quotient of (a) the product of (i) the number of Participating Company Units owned by Blocker as of immediately following the Company Equity Reclassification multiplied by (ii) the difference of (A) 100% minus (B) the Sale Percentage divided by (b) the number of Blocker Shares issued and outstanding immediately prior to the Blocker Merger Effective Time.

“Blocker Pro Rata Portion” means, with respect to a holder of Blocker Shares immediately prior to the Blocker Merger Effective Time, the quotient of the number of Blocker Shares held by such holder divided by the number of Blocker Shares outstanding immediately prior to the Blocker Merger Effective Time.

“Business” means the business, operations, assets and liabilities of the Company and its Subsidiaries, taken as a whole, and as conducted as of the date hereof.

“Business Combination” has the meaning ascribed to such term in the Memorandum and Articles of Association.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the SEC or banks are required to be closed in New York, New York or in the Cayman Islands.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Law” means the Companies Law (2020 Revision) of the Cayman Islands, as amended.

“Company Benefit Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), including each, if any exists, (ii) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health, medical, life insurance or other benefit plan, program, policy, agreement, or other equity-based compensation plan, program, policy, agreement or arrangement, (iii) employment, individual consulting, severance, separation, change in control or retention plan, program, policy, agreement or arrangement or (iv) other material fringe benefit compensation, benefit or employee loan plan, program, policy, agreement or arrangement, but other than any “multiemployer plan” (as defined in Section 3(37) of ERISA) sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have any actual or contingent liability.

“Company Board” means the board of managers of the Company.

“Company Disclosure Schedule” means the disclosure schedule of the Company, Blocker, the Sellers and Blocker GP referred to in, and delivered pursuant to, this Agreement.

“Company Employees” means, collectively, those individuals employed by the Company or any of its Subsidiaries as of the Closing.

“Company Material Adverse Effect” means any change or event that has had or would reasonably be expected to have, individually or in the aggregate with other such changes or events, a material adverse effect on the Business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute a Company Material Adverse Effect, nor shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would result:

(i) general economic, business or financial market conditions in any of the geographical areas in which any of the Company and its Subsidiaries operate;

(ii) conditions generally affecting the industries in which the Company and its Subsidiaries operate, including any changes in residential mortgage rates or terms, and any changes in government policies or practices, or the policies or practices followed by government-sponsored-entities, regarding residential mortgages;

(iii) any change in global, national or regional political or social conditions, including in connection with the results of elections, national emergencies, changes in government or any escalation or worsening of, or uncertainty relating to, any of the foregoing;

(iv) changes in, or effects arising from or related to, the financial, debt, capital, credit or securities markets, including (A) any disruption of any of the foregoing markets, (B) changes in interest rates and/or currency exchange rates, (C) any decline or rise in the price of any security, commodity, contract or index and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for any of the Transactions;

(v) changes in Law or in GAAP;

(vi) the commencement or worsening of a war or armed hostilities or other national or international calamity involving the United States whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, any internet or “cyber” attack or hacking upon or affecting Persons in the United States or any of its territories, possessions, or diplomatic or consular offices or military installations;

(vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event or act of God;

(viii) any Contagion Event or any change in Law or policy (including guidelines and directives of industry groups) relating to any Contagion Event;

(ix) any actions taken, or failures to take action, or such other changes or events, in each case, which Purchaser has requested or to which Purchaser has consented in writing (including via e-mail) or which actions are expressly contemplated or expressly permitted by this Agreement;

(x) any failure, in and of itself, by the Company to meet projections, budgets, forecasts, revenue or earnings predictions or other similar forward looking statements for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect);

(xi) any matter set forth in the Company Disclosure Schedule; and

(xii) the negotiation, execution, delivery, announcement, pendency or performance of this Agreement or the Transactions, or any public disclosure relating to any of the foregoing, or the impact of any of the foregoing on relationships, contractual or otherwise, with customers, lenders, employees or other Persons with business relationships with the Company or its Subsidiaries, or any action or inaction by a Governmental Entity or any Action or dispute brought or threatened arising out of or relating to the matters in this clause (xii), except, in the cases of the foregoing clauses (i), (ii), (iii) and (iv), to the extent (but only to the extent) such changes or effects have a materially disproportionate impact on the Company and its Subsidiaries taken as a whole, as compared to other participants engaged in the industries and geographies in which they operate.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Contagion Event” means the outbreak and ongoing effects of a contagious disease, epidemic or pandemic (including COVID-19).

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, conditional sales contract, mortgage, deed of trust, license, power of attorney, guaranty or other arrangement, understanding or obligation, commitment or other agreement, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Copyleft License” means any license applicable to Open Source Software that requires, as a condition to the use, modification, or distribution of such Open Source Software, that Software incorporated into, derived from, or used or distributed with such Open Source Software be licensed, distributed or otherwise made available to third parties (i) in source code form or (ii) under terms that permit redistribution, reverse engineering, modification or the creation of derivative works or other modifications of such Software.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Credit Policies” means any Agency or other policies and procedures (other than any exceptions approved with compensating factors) to which the Company is subject as such relate to the extension of credit with respect to the Mortgage Loans in effect at the time each Mortgage Loan was originated.

“Earnout Shares” means the shares of New Pubco Class A Common Stock, if any, issued pursuant to Section 3.04.

“Electronic Data Room” means the electronic data room established by or on behalf of the Company in connection with the Transactions.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, restriction on transfer of title or other similar encumbrance, except for any restrictions arising under any applicable securities Laws.

“Environmental Laws” means any and all applicable Laws of any Governmental Entity relating to the protection of the environment or, as it relates to exposure to Hazardous Materials, human health or safety.

“Equity Value Amount” means (i) (A) $1,912,000,000 minus (B) the Equity Value Reduction Amount, if any, divided by (ii) $10.

“Equity Value Reduction Amount” means an amount equal to the excess, if any, of (i) the aggregate principal amount outstanding as of 12:01 a.m. on the Closing Date of any Senior Notes that were issued by the Company or any of its Subsidiaries after the date of this Agreement over (ii) $350,000,000; provided, that any such excess shall be reduced dollar-for-dollar by the aggregate amount of all cash used to repay any Indebtedness of the Company or its Subsidiaries at, prior to or in connection with the Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement attached hereto as Exhibit G between New Pubco, the Company and the holders of LLC Units (as defined therein) from time to time party thereto, as amended from time to time, to be entered into at and effective upon the Closing.

“Founder Shares” means 7,097,500 of the Purchaser Shares that were purchased in a private placement prior to Purchaser’s initial public offering (i.e., a number of Purchaser Shares equal to (i) the 7,187,500 Purchaser Shares that were purchased in such private placement minus (ii) the 90,000 of such Purchaser Shares that, in the aggregate, were previously transferred to natural persons who serve as directors of Purchaser).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time consistently applied.

“Governmental Antitrust Entity” means any Governmental Entity with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Entity” means any government, any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether foreign, federal, state or local, any self-regulatory organization (including any securities exchange) or any arbitrational tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Materials” means petroleum and petroleum distillates, polychlorinated biphenyls, friable asbestos or friable asbestos-containing materials, hazardous or toxic chemicals and all other substances or materials that in relevant form and concentration are regulated as wastes, pollutants, contaminants, hazardous or toxic or any other term of similar import pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) any indebtedness of the Company or any of its Subsidiaries for borrowed money, together with all accrued but unpaid interest thereon and other payment obligations thereon (including any prepayment premiums, breakage costs and other related fees or liabilities payable as a result of the prepayment thereof upon the consummation of the Transactions), (ii) any indebtedness of the Company or any of its Subsidiaries evidenced by a note, bond, debenture or other similar instrument or debt security, (iii) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of the Company or any of its Subsidiaries (but solely to the extent drawn), (iv) all obligations of the Company or any of its Subsidiaries as lessee that are capitalized in accordance with GAAP, (v) all indebtedness secured by an Encumbrance on property or assets owned or acquired by the Company or any of its Subsidiaries, whether or not the indebtedness secured thereby has been assumed, and (vi) any indebtedness of a Person of a type that is referred to in clauses (i) through (v) above and which is guaranteed by the Company or any of its Subsidiaries.

“Intellectual Property” means all intellectual property and proprietary rights arising under Law anywhere in the world, including (i) trademarks, service marks, trade names, corporate names, brands, slogans, logos, domain names and other forms of Internet-based identification, trade dress and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and the goodwill of the business associated therewith, (ii) patents, applications for patents, and other forms of ownership in inventions filed with or issued by any Governmental Entity and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, and any pre-grant and post-grant variations thereof, (iii) inventions (whether patentable or unpatentable and whether or not reduced to practice), methods, processes, algorithms, designs, plans, specifications, know how, technology, and trade secrets, (iv) copyrights, copyright registrations and copyright applications, copyrightable works, and all other corresponding rights, (v) all rights in Software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation and manuals; (vi) all databases and data collections, and (vii) all copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“IT Systems” means all computer hardware (whether general or special purpose), telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Company or any of its Subsidiaries in the conduct of the Business.

“Knowledge of Purchaser” (or similar phrases) means the actual knowledge of the individuals listed on Section 1.01(a) of the Purchaser Disclosure Schedule.

“Knowledge of the Company” (or similar phrases) means the actual knowledge of the individuals listed on Section 1.01(a)(1) of the Company Disclosure Schedule.

“Law” means any federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree, ruling or other legally-binding requirement of a Governmental Entity.

“Memorandum and Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Purchaser, adopted on April 2, 2019.

“Mortgage Laws” means applicable federal, state and local Laws regulating the business of originating, processing, underwriting, closing, funding, selling, purchasing and servicing mortgage loans and all applicable orders and directives of applicable financial regulatory authorities.

“Mortgage Loans” means any mortgage loan originated, purchased, serviced or subserviced by the Company or any of its Subsidiaries, including forward and reverse mortgage loans.

“Mortgage Servicing Rights” means (i) all rights to administer and service a Mortgage Loan, (ii) all rights to receive fees and income, including any servicing fees, with respect to a mortgage loan, (iii) the right to collect, hold and disburse escrow payments or other payments with respect to a Mortgage Loan and any amounts collected with respect thereto and to receive interest income on such amounts to the extent permitted by applicable Laws or Contract, (iv) all accounts and other rights to payment related to any of the property described in this definition, (v) possession and use of any and all credit and servicing files pertaining to a Mortgage Loan, (vi) to the extent applicable, all rights and benefits relating to the direct solicitation of the obligor under a Mortgage Loan for refinance or modification of such Mortgage Loan and for other ancillary products, and (vii) all rights, powers and privileges incident to any of the foregoing, in each case, pursuant to a Servicing Agreement.

“MSR Related Transactions” means any transaction to which a portion of the Mortgage Servicing Rights, the right to receive fees in respect of the Mortgage Servicing Rights or the rights to the Mortgage Servicing Rights and related advances are transferred for fair value to another Person.

“New Pubco Class A Common Stock” means a share of New Pubco’s Class A common stock, par value $0.0001 per share.

“New Pubco Class B Common Stock” means a share of New Pubco’s Class B common stock, par value $0.0001 per share, which shall be voting-only, non-economic stock entitling each holder of at least one such share (regardless of the number of shares so held) to a number of votes equal to the number of Participating Company Units then held by such holder.

“New Pubco PIPE Agreement” means a subscription agreement to purchase New Pubco Shares immediately prior to the Closing in form and substance approved by the Company.

“New Pubco Sale” means the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of New Pubco representing more than 50% of the combined voting power of New Pubco’s then outstanding voting securities, (b) there is consummated a merger or consolidation of New Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the board of directors of New Pubco immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of New Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of New Pubco approve a plan of complete liquidation or dissolution of New Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by New Pubco of all or substantially all of the assets of New Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by New Pubco of all or substantially all of the assets of New Pubco and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of New Pubco in substantially the same proportions as their ownership of New Pubco immediately prior to such sale.

“New Pubco Share” means a share of New Pubco Class A Common Stock.

“Non-Participating Company Units” means unvested Company Units subject to contractual restrictions providing for forfeiture and barring such Company Units from receiving distributions or other payments, in each case substantially similar to those applicable to unvested Founder Shares, as contemplated in the Post-Closing Company LLC Agreement.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, the Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Ordinary Resolution” means a resolution: (a) passed by a simple majority (or, with respect to a resolution in connection with Article 112 or Article 125(d) of the Memorandum and Articles of Association, not less than two-thirds) of such shareholders of Purchaser as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of Purchaser and where a poll is taken regard shall be had in computing a majority to the number of votes to which each shareholder of Purchaser is entitled, or (b) approved in writing by all of the shareholders of Purchaser entitled to vote at a general meeting of Purchaser in one or more instruments each signed by one or more of the shareholders of Purchaser and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Organizational Documents” means: (i) in the case of a Person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Participating Company Units” means Company Units other than Non-Participating Company Units.

“PCAOB” means the United States Public Company Accounting Oversight Board.

“Permitted Encumbrance” means: (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith; (ii) Encumbrances for Taxes, utilities and other governmental charges that are not yet due and payable (or, if due and payable, that may be paid without penalty) or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (iii) Encumbrances that secure obligations that exist of the date of this Agreement or that are reflected as liabilities on the Latest Company Balance Sheet or Encumbrances the existence of which is referred to in the notes to the Latest Company Balance Sheet; (iv) Encumbrances that are secured by mortgages, mortgage servicing rights, securitizations residuals, reverse mortgage tails, real estate owned property or any other assets resulting from the operation of the Company’s lending businesses, including in connection with any warehouse lines and other loans, lines of credit, master repurchase agreements, participations and securitizations; (v) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property; (vi) matters of record or registered Encumbrances affecting title to any asset which do not materially impair the current use or occupancy of such asset in the operation of the business conducted thereon; (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities which are not violated in any material respect by the current use or occupancy of the Leased Real Property; (viii) statutory Encumbrances of landlords for amounts that are not yet due and payable (or, if due and payable, that may be paid without penalty) or that are being contested in good faith by appropriate proceedings; (ix) Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (x) the Encumbrances set forth on Section 1.01(a)(2) of the Company Disclosure Schedule; and (xi) defects, irregularities or imperfections of title and other Encumbrances which, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Law, or by the Company or any of its Subsidiaries in any of their privacy policies, all information that identifies, could reasonably be used to identify or is otherwise associated with an individual person or device, including (i) name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (ii) any data regarding an individual’s activities online or on a mobile device or application and (iii) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“PIPE Agreement” means a New Pubco PIPE Agreement or a Purchaser PIPE Agreement.

“PIPE Investor” means each Person who executes a PIPE Agreement on or prior to the date of this Agreement.

“Post-Closing Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company in substantially the form set forth on Exhibit D hereto that will be effective immediately prior to the Closing.

“Pre-Closing Company Equityholder” means a holder of a Participating Company Unit immediately following the Company Equity Reclassification and prior to the Closing.

“Pre-Closing Outstanding Units” means the total number of Participating Company Units outstanding immediately prior to the Closing but immediately following the Company Equity Reclassification.

“Pre-Closing Purchaser Cash” means the sum of the gross amount of the cash paid by the PIPE Investors to Purchaser pursuant to the PIPE plus the amount of cash held by Purchaser inside or outside of the Trust Account, less the amount of cash to be paid from the Trust Account to Redeeming Stockholders.

“Pre-Closing Tax Period” means a Tax period that ends on or prior to the Closing Date.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, as applicable, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), Gramm-Leach-Bliley Act (GLBA) and other Laws applicable to the collection and securing of Personal Information by financial institutions, Fair Credit Reporting Act (FCRA), Regulation 2016/679/EU (General Data Protection Regulation) (GDPR), and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Proxy Statement” means a proxy statement of Purchaser to be sent to the stockholders of Purchaser relating to the Special Meeting and the opportunity for Purchaser Stockholders to redeem their Purchaser Shares, together with any amendments or supplements thereto.

“Purchaser Board” means the board of directors of Purchaser.

“Purchaser Common Units” means units representing limited liability company interests in Purchaser, following the effectiveness of the Domestication.

“Purchaser Disclosure Schedule” means the disclosure schedule of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub referred to in, and delivered pursuant to, this Agreement.

“Purchaser Ordinary Share” mean an ordinary share of Purchaser, par value $0.0001 per share.

“Purchaser Person” means, with respect to the Purchaser-Side Parties, each of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (in each case, other than the Purchaser-Side Parties).

“Purchaser PIPE Agreement” means a subscription agreement to purchase Purchaser Shares immediately prior to the Closing in form and substance approved by the Company.

“Purchaser Share” means, at any time prior to the effectiveness of the Domestication, a Purchaser Ordinary Share or, at any time from and after the effectiveness of the Domestication, a Purchaser Common Unit.

“Purchaser-Side Party” means each of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub.

“Purchaser Stockholder” means a holder of Purchaser Shares.

“Redeeming Stockholder” means a Purchaser Stockholder who demands that Purchaser redeem its Purchaser Shares for cash in connection with the Transactions and in accordance with the Memorandum and Articles of Association.

“Registration Rights Agreement” means the Registration Rights Agreement attached hereto as Exhibit C between New Pubco, the Company and certain Pre-Closing Company Equityholders, to be entered into at and effective upon the Closing.

“Registration Statement” means the registration statement on Form S-4 to be filed by New Pubco with the SEC, which shall include (i) a prospectus for the issuance of shares of New Pubco Shares in the Purchaser Merger and (ii) the Proxy Statement.

“Release” means any spill, leaking, pumping, injection, deposit, disposal, discharge, dumping or pouring into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” means with respect to any Person, any of such Person’s officers, directors, managers, employees, shareholders, members, partners, agents, consultants, advisors, and other representatives, including legal counsel, accountants and financial advisors.

“Sale Percentage” means the quotient (expressed as a percentage) of (i) the Aggregate Participating Units Purchased, divided by (ii) the Equity Value Amount.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder.

“Seller Person” means each of Holdings, the Sellers and Blocker GP, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of Holdings, the Sellers or Blocker GP or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing.

“Seller-Side Party” means each of the Sellers, the Company, Blocker and Blocker GP.

“Senior Notes” means the senior notes contemplated to be issued by Finance of America Funding LLC after the date of this Agreement.

“Servicing” (and corollary terms such as “Service” or “Serviced”) means the responsibilities with respect to servicing and administration of Mortgage Loans under applicable Laws or other Applicable Requirements, whether performed as a servicer, subservicer or interim servicer, including all collection activities related thereto.

“Servicing Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries is obligated to a Governmental Entity or any other Person (other than any of the parties or any of their respective Affiliates) to service and administer Mortgage Loans.

“Servicing Policies” means any Agency or other policies and procedures to which the Company is subject as such relate to the Servicing of Mortgage Loans in effect during the time the Mortgage Loans were Serviced by the Company or the Subsidiaries (either directly or through a subservicing arrangement).

“Software” means all (i) computer software, mobile applications and programs, including source code and object code, (ii) all files, scripts, application programming interfaces, manuals, architecture, algorithms, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, firmware, development tools, templates, user interfaces, menus, and other items and documentation related thereto or associated therewith, and (iii) any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, and new releases; and all media and other tangible property necessary for the delivery or transfer thereof.

“Special Meeting” means a meeting of the holders of Purchaser Shares to be held for the purpose of approving the Proposals.

“Special Resolution” means a special resolution of Purchaser passed in accordance with the Companies Law, being a resolution: (a) passed by a majority of not less than two-thirds of such shareholders of Purchaser as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of Purchaser of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each share of Purchaser is entitled, or (b) approved in writing by all of shareholders of Purchaser entitled to vote at a general meeting of Purchaser in one or more instruments each signed by one or more of the shareholders of Purchaser and the effective date of the special resolution so adopted shall be the date.

“Sponsor” means Replay Sponsor, LLC, a Delaware limited liability company.

“Sponsor Agreement” means the Amended and Restated Sponsor Agreement attached hereto as Exhibit A entered into contemporaneously with the execution and delivery of this Agreement between Purchaser, New Pubco, the Company, Sponsor and the other Sponsor Persons (as defined therein), pursuant to which, among other things, (i) prior to the Purchaser Merger, all of the warrants owned by the Sponsor Persons will be exchanged for Purchaser Shares and (ii) 60% of the Founder Shares converted in the Purchaser Merger into New Pubco Shares will be subject to contractual restrictions providing for forfeiture except upon the achievement of certain conditions and, until the achievement of such conditions, will be subject to contractual restrictions barring them from receiving dividends or other payments and subjecting them to vote-neutering provisions, in each case as set forth in greater detail in the Sponsor Agreement.

“Stockholders Agreement” means the Stockholders Agreement attached hereto as Exhibit B between New Pubco and certain Pre-Closing Company Equityholders, to be entered into at and effective upon the Closing.

“Straddle Period” means a Tax period that includes but does not end on the Closing Date.

“Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Tax” means any U.S. federal, state, local or foreign income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, withholding, estimated, alternative minimum, add-on, transfer, goods or services, registration, value added, natural resources, stamp, occupation, premium, windfall profits, environmental, customs, duties, levies, real property, personal property, capital stock, social security, unemployment, disability, license, or other similar taxes imposed by any Tax authority, and any interest or penalties or other additional amounts imposed by such Tax authority with respect thereto, whether or not disputed.

“Tax Receivable Agreements” means, collectively, the Tax Receivable Agreements attached hereto as Exhibit H, each among New Pubco and the other parties from time to time party thereto, as amended and/or restated from time to time, to be entered into at and effective upon the Closing.

“Tax Return” means any return, report, declaration or information return required to be filed with any Tax authority with respect to Taxes, including any amendments thereof.

“Trading Day” means any day on which shares of New Pubco Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of New Pubco Class A Common Stock are then traded.

“Transaction Agreements” means this Agreement, the Sponsor Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Post-Closing Company LLC Agreement, the Exchange Agreement, the Tax Receivable Agreements, and each other agreement being delivered in connection herewith.

“Transactions” means the transactions contemplated by the Transaction Agreements.

“Transfer Taxes” means any sales, use, goods and services, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, fees, additions to tax or additional amounts with respect thereto incurred in connection with the Transactions.

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of New Pubco.

“Warrant Agreement” means that certain warrant agreement, dated as of April 3, 2019, by and between Purchaser and Continental Stock Transfer and Trust Company.

Section 1.02         Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
A&R Bylaws of New Pubco	§ 8.21(d)
A&R Certificate of Incorporation of New Pubco	§ 8.21(c)
Accountant	§ 8.11(a)
Agreement	Preamble
Allocation	§ 8.11(a)
Amendment Proposal	§ 8.12(c)
Audited Financial Statements	§ 4.05
Blackstone Related Person	§ 8.07(h)

Defined Term	Location of Definition
Blocker	Preamble
Blocker Conversion	§ 2.05(a)
Blocker GP	Preamble
Blocker GP Contributed Units	§ 2.05(c)
Blocker GP Contribution	§ 2.05(c)
Blocker GP Sale Consideration	§ 2.03(b)
Blocker GP Sold Units	§ 2.03(b)
Blocker Merger	§ 2.05(b)
Blocker Merger Certificate of Merger	§ 2.05
Blocker Merger Consideration	§ 3.03(a)
Blocker Merger Effective Time	§ 2.05
Blocker Merger Sub	Preamble
Blocker Merger Sub Interests	§ 7.02(b)
Blocker Merger Surviving Company	§ 2.05(b)
Blocker Share	§ 3.03(a)
BTO Urban	Preamble
Cayman De-Registration	§ 2.01(a)(i)
Cayman Filings	§ 2.01(a)(i)
Cayman Proposals	§ 8.12(c)
Closing	§ 2.07
Closing Date	§ 2.07
Company	Preamble
Company Business Combination Proposal	§ 8.17(b)
Company Equity Reclassification	§ 2.02
Company Intellectual Property	§ 4.09(b)
Company Material Contracts	§ 4.18(b)
Company Membership Interests	Recital
Company Unit	§ 2.02
Confidential Information	§ 8.05(b)
Confidentiality Agreement	§ 8.05(a)
Delaware Domestication	§ 2.01(a)(ii)
DLLCA	Recitals
Domestication	§ 2.01(a)(ii)
DRULPA	Recitals
Employment Matters	§ 4.17(a)
Enforceability Exceptions	§ 4.03
Executive Order	§ 4.19(b)
Extension Proposal	§ 8.12(c)
Family Holdings	Preamble
FCPA	§ 4.20
Financial Statements	§ 4.05
First Earnout Achievement Date	§ 3.04(a)
Fully Diluted Shares	§ 8.03(a)
Governmental Filings	§ 4.04(b)

Defined Term	Location of Definition
Hedging Instruments	§ 4.19(f)
Holdings	Recitals
Indemnified Individuals	§ 8.08(a)
Intended Tax Treatment	§ 8.11(a)
Interim Financial Statements	§ 4.05
Interim Period	§ 8.01
Issuance Proposal	§ 8.12(c)
Latest Company Balance Sheet	§ 4.05
Latest Company Balance Sheet Date	§ 4.05
Leased Real Property	§ 4.08(a)
Leases	§ 4.08(a)
LLC Agreement of Purchaser	§ 2.01(b)
LTIP	§ 8.03(b)
Merger Sub Interests	§ 7.02(b)
Mergers	§ 2.05(b)
MERS	§ 4.19(c)
New Pubco	Preamble
New Pubco Cash Consideration	§ 2.05(e)
New Pubco Class B Common Stock Subscription	§ 3.01(b)
New Pubco Common Stock	§ 7.02(b)
Non-Participating Company Units Issuable	§ 2.03(c)
Non-Recourse Party	§ 12.15
OFAC Regulations	§ 4.19(b)
Omnibus Incentive Plan	§ 8.03(a)
Omnibus Incentive Plan Proposal	§ 8.12(c)
Operating Agreement of the Blocker Merger Surviving Company	§ 2.10
Operating Agreement of the Purchaser Merger Surviving Company	§ 2.08
Outside Date	§ 10.01(a)
Outstanding Company Expenses	§ 3.05(a)
Outstanding Purchaser Expenses	§ 3.05(b)
Owned Intellectual Property	§ 4.09(a)
Pass-Through Tax Return	§ 8.11(b)(i)
Payment Spreadsheet	§ 2.12(b)
PCAOB Audited Financials	§ 8.22
Permits	§ 4.14(a)
PIPE	Recitals
Pre-Closing Reorganization	§ 2.02
Private Placement Warrants	§ 7.02(a)
Proposals	§ 8.12(c)
Public Certifications	§ 7.05(a)
Public Warrants	§ 7.02(a)
Purchaser	Preamble
Purchaser Benefit Plans	§ 7.08
Purchaser Board Recommendation	§ 8.12(d)

Defined Term	Location of Definition
Purchaser Business Combination Proposal	§ 8.17(a)
Purchaser Closing Statement	§ 2.12(a)
Purchaser Merger	§ 2.04
Purchaser Merger Certificate of Merger	§ 2.04
Purchaser Merger Effective Time	§ 2.04
Purchaser Merger Sub	Preamble
Purchaser Merger Sub Interests	§ 7.02(b)
Purchaser Merger Surviving Company	§ 2.04
Purchaser Person Releasers	§ 11.03(b)
Purchaser Privileged Communications and Materials	§ 12.17
Purchaser Warrants	§ 7.02(a)
Registrar	§ 2.01(a)(i)
Replacement RSUs	§ 8.03(b)
SEC Reports	§ 7.05(a)
Second Earnout Achievement Date	§ 3.04(b)
Seller	Preamble
Seller Cash Consideration	§ 2.03(a)
Seller Class B Shares	§ 2.05(e)
Seller Person Releasers	§ 11.03(a)
Seller Privileged Communications and Materials	§ 12.16
Seller Representative	Preamble
Seller Sold Units	§ 2.03(a)
Tail Insurance Period	§ 8.08(c)
Tax Proceeding	§ 8.11(e)(i)
Trust Account	§ 7.11(a)
Trust Agreement	§ 7.11(a)
Trustee	§ 7.11(a)
Voting Company Debt	§ 4.02(a)
Warrant Offer	§ 8.20

Article II

REORGANIZATION; PURCHASE AND SALE OF SHARES; MERGERS

Section 2.01         Domestication; Intercompany Loan.

(a)            On the Closing Date, Purchaser shall:

(i)            file with the Registrar of Companies of the Cayman Islands (the “Registrar”) a declaration or affidavit as contemplated by s.206(2) of the Companies Law (the “Cayman Filings”) and take such other steps as are required under the Laws of the Cayman Islands with respect to the registration of Purchaser by continuation in the State of Delaware and to procure the de-registration of Purchaser as an exempted company in the Cayman Islands (such de-registration, the “Cayman De-Registration”); and

(ii)           immediately after making the Cayman Filings, file on an expedited basis with the Secretary of State of the State of Delaware a Certificate of Limited Liability Company Domestication and a Certificate of Formation in substantially the forms of Exhibit J (such filings and actions collectively, the “Delaware Domestication”; and, together with the Cayman De-Registration, the “Domestication”), with the Delaware Domestication becoming effective immediately upon the filing of the aforementioned certificates or at such other time as may be agreed in writing by Purchaser and the Company and specified in such certificates.

(b)            Purchaser shall take all steps required by the DLLCA to cause a limited liability company agreement of Purchaser in substantially the form of Exhibit K (the “LLC Agreement of Purchaser”) to be effective upon the effectiveness of the Delaware Domestication.

(c)            On the Closing Date, immediately following the consummation of the Domestication and prior to the actions contemplated by Section 2.03, New Pubco will loan all of the proceeds of the PIPE in respect of the New Pubco PIPE Agreements to Purchaser.

Section 2.02         Pre-Closing Reorganization. Prior to the Closing, the Sellers and the Company shall take, or cause to be taken, the actions set forth on Section 2.02 of the Company Disclosure Schedule; provided, that the Sellers and the Company may make, or cause to be made, any modifications to such actions so long as such modifications, individually or in the aggregate, are not reasonably expected to materially adversely impact the expected benefits of the Transactions to Purchaser (the actions set forth on Section 2.02 of the Company Disclosure Schedule, together with any modifications contemplated by the foregoing proviso, the “Pre-Closing Reorganization”) such that the Pre-Closing Reorganization is completed no later than immediately prior to the effectiveness of the Domestication. As part of the Pre-Closing Reorganization, the Company shall reclassify all of its equity interests into a single class of unitized equity interests as set forth in greater detail in the Post-Closing Company LLC Agreement (the “Company Equity Reclassification”; each unitized equity interest, a “Company Unit”) such that, following the Company Equity Reclassification, (i) the Sellers, Blocker and Blocker GP will together own 100% of the outstanding Company Units, (ii) no Non-Participating Company Units will be outstanding and (iii) and the total number of Participating Company Units outstanding will equal the Equity Value Amount.

Section 2.03         Delivery and Purchase of Units and Shares. Immediately following Purchaser’s receipt of evidence of the effectiveness of the Delaware Domestication from the Secretary of State of the State of Delaware, upon the terms and subject to the conditions set forth in this Agreement:

(a)            Each Seller will sell, convey, assign and transfer to Purchaser, and Purchaser will purchase, acquire and receive from such Seller, a number of Participating Company Units (such Participating Company Units so sold by a Seller, such Seller’s “Seller Sold Units”) equal to the product of (i) the number of Participating Company Units owned by such Seller as of immediately following the Company Equity Reclassification, multiplied by (ii) the Sale Percentage, in exchange for the payment by Purchaser to such Seller of cash in an amount equal to the product of (A) the Pre-Closing Purchaser Cash, multiplied by (B) the quotient of (1) the number of Participating Company Units owned by such Seller as of immediately following the Company Equity Reclassification, divided by (2) the Pre-Closing Outstanding Units (such aggregate cash to be paid to a Seller, such Seller’s “Seller Cash Consideration”) and, upon the sale and transfer of such Seller Sold Units and notwithstanding any provision of the limited liability company operating agreement of the Company or otherwise to the contrary, Purchaser shall be admitted to the Company as a member holding such Seller Sold Units, Purchaser hereby agrees to be bound by the terms and conditions of the Post-Closing Company LLC Agreement and the Company shall continue without dissolution;

(b)            Blocker GP will sell, convey, assign and transfer to Purchaser, and Purchaser will purchase, acquire and receive from Blocker GP, a number of Participating Company Units (the “Blocker GP Sold Units”) equal to the product of (i) the number of Participating Company Units owned by Blocker GP as of immediately following the Company Equity Reclassification, multiplied by (ii) the Sale Percentage, in exchange for cash in an amount equal to the product of (A) the Pre-Closing Purchaser Cash, multiplied by (B) the quotient of (I) the number of Participating Company Units owned by Blocker GP as of immediately following the Company Equity Reclassification, divided by (II) the Pre-Closing Outstanding Units (such cash, the “Blocker GP Sale Consideration”) and, upon the sale and transfer of such Blocker GP Sold Units and notwithstanding any provision of the limited liability company operating agreement of the Company or otherwise to the contrary, Purchaser shall be a member of the Company holding such Blocker GP Sold Units and the Company shall continue without dissolution;

(c)            the Company will issue to Purchaser, and Purchaser will accept from the Company, 4,258,500 Non-Participating Company Units, which number is equal to 60% of the number of Founder Shares converted into Purchaser Common Units (such number of Non-Participating Company Units, the “Non-Participating Company Units Issuable”).

Section 2.04         Purchaser Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Purchaser Merger Effective Time, Purchaser Merger Sub shall merge (the “Purchaser Merger”) with and into Purchaser, with Purchaser surviving the merger as a direct wholly-owned Subsidiary of New Pubco and continuing without dissolution as a Delaware limited liability company under the DLLCA (Purchaser, as the surviving entity, is sometimes hereinafter referred to for the periods at and after the Purchaser Merger Effective Time as the “Purchaser Merger Surviving Company”) following the Purchaser Merger and the separate existence of Purchaser Merger Sub shall cease. The Purchaser Merger shall be consummated in accordance with this Agreement and the DLLCA upon the filing, immediately following the actions contemplated by Section 2.03, of the certificate of merger of the Purchaser Merger (the “Purchaser Merger Certificate of Merger”) with the Secretary of State of the State of Delaware or at such later time as may be agreed by Purchaser and the Company in writing and specified in the Purchaser Merger Certificate of Merger (the “Purchaser Merger Effective Time”). Prior to the Purchaser Merger Effective Time, Purchaser and New Pubco shall take any and all actions as are necessary to ensure that the New Pubco Share that is owned by Purchaser immediately prior to the Purchaser Merger Effective Time shall be repurchased by New Pubco for an aggregate of $1.00 and shall cease to be outstanding at the Purchaser Merger Effective Time. For the avoidance of doubt, the immediately preceding sentence shall not apply to the New Pubco Shares that are owned by the applicable PIPE Investors immediately prior to the Purchaser Merger Effective Time, all of which shall be unaffected by, and shall remain outstanding following, the consummation of the Purchaser Merger.

Section 2.05         Blocker Merger and Related Actions. Upon the terms and subject to the conditions set forth in this Agreement:

(a)            immediately following the Purchaser Merger Effective Time, Blocker GP and New Holdco shall cause Blocker to be converted from a Delaware limited partnership to a Delaware limited liability company, in accordance with the DRULPA and the DLLCA (the “Blocker Conversion”);

(b)            at the Blocker Merger Effective Time, Blocker Merger Sub shall merge (the “Blocker Merger” and, together with the Purchaser Merger, the “Mergers”) with and into Blocker, with Blocker surviving the merger as a direct wholly-owned Subsidiary of New Pubco and continuing without dissolution as a Delaware limited liability company under the DLLCA (Blocker, as the surviving entity in the Blocker Merger, is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Blocker Merger Surviving Company”) following the Blocker Merger and the separate corporate existence of Blocker Merger Sub shall cease;

(c)            immediately following the Blocker Merger Effective Time, Blocker GP will contribute, convey, assign and transfer to New Pubco, and New Pubco will accept, acquire and receive from Blocker GP, a number of Participating Company Units (the “Blocker GP Contributed Units”) equal to the difference of (i) the Blocker GP Owned Units minus (ii) the Blocker GP Sold Units, and, in exchange for such contribution, New Pubco will issue to Blocker GP a number of New Pubco Shares equal to the number of Blocker GP Contributed Units (the “Blocker GP Contribution”) and, upon the Blocker GP Contribution and notwithstanding any provision of the limited liability company operating agreement of the Company or otherwise to the contrary, New Pubco shall be admitted to the Company as a member holding such Blocker GP Contributed Units, New Pubco hereby agrees to be bound by the terms and conditions of the Post-Closing Company LLC Agreement and the Company shall continue without dissolution;

(d)            immediately following the Blocker GP Contribution, New Pubco shall contribute the Blocker GP Contributed Units to Blocker;

(e)            immediately following the transactions contemplated by subsection (d) above, New Pubco will issue to each Seller, and each Seller will accept from Purchaser, 100 shares of New Pubco Class B Common Stock (such shares to be issued to such Seller, such Seller’s “Seller Class B Shares”), in exchange for the contribution by such Seller to New Pubco of cash equal to the par value of such Seller Class B Shares (such cash to be paid by such Seller, such Seller’s “New Pubco Cash Consideration”); and

(f)            immediately following the transactions contemplated by subsection (e) above, New Pubco will contribute the aggregate amount of all New Pubco Cash Consideration to the Company in exchange for the issuance by the Company to New Pubco of a non-economic, managing interest in the Company.

The Blocker Merger shall be consummated in accordance with this Agreement and the DLLCA upon the filing, immediately following the Blocker Conversion, of the certificate of merger of the Blocker Merger (the “Blocker Merger Certificate of Merger”) with the Secretary of State of the State of Delaware or at such later time as may be agreed by Blocker and the Company in writing and specified in the Blocker Merger Certificate of Merger (the “Blocker Merger Effective Time”).

Section 2.06         Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the DLLCA. Without limiting the generality of the foregoing and subject thereto, but subject to the provisions of Section 12.16, (a) by virtue of the Purchaser Merger and without further act or deed, at the Purchaser Merger Effective Time, all of the rights, privileges and powers and all property, real, personal and mixed, of Purchaser and Purchaser Merger Sub shall vest in the Purchaser Merger Surviving Company and all debts due to Purchaser and Purchaser Merger Sub shall become vested in the Purchaser Merger Surviving Company, and (b) by virtue of the Blocker Merger and without further act or deed, at the Blocker Merger Effective Time, all of the rights, privileges and powers and all property, real, personal and mixed, of Blocker and Blocker Merger Sub shall vest in the Blocker Merger Surviving Company and all debts due to Blocker and Blocker Merger Sub shall become vested in the Blocker Merger Surviving Company.

Section 2.07         Closing. The closing of the Transactions (the “Closing”) shall take place remotely by electronic exchange of executed documents at 9:00 a.m., New York time, on the day that is no later than the second Business Day after the day on which the conditions precedent set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) are satisfied or waived in accordance with this Agreement), or at such other place and time or on such other date as the parties hereto may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. At the Closing, (i) Purchaser shall duly cause such filings as are necessary to effect the Domestication to be duly executed and filed with the Registrar, the Secretary of State of the State of Delaware and any other applicable Governmental Entities as provided in the Companies Law and the DLLCA, (ii) Purchaser shall cause the Purchaser Merger Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the DLLCA, (iii) Blocker and Blocker GP shall cause a certificate of conversion effecting the Blocker Conversion to be executed and filed with the Secretary of State of the State of Delaware as provided in the DLLCA and the DRULPA and (iv) Blocker shall cause the Blocker Merger Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the DLLCA.

Section 2.08         Operating Agreement of the Purchaser Merger Surviving Company. At the Purchaser Merger Effective Time and pursuant to and by virtue of the Purchaser Merger, the limited liability company agreement of Purchaser as in effect immediately prior to the Purchaser Merger Effective Time shall be replaced in its entirety by the new limited liability company agreement substantially in the form set forth on Exhibit L attached hereto (“Operating Agreement of the Purchaser Merger Surviving Company”). The Operating Agreement of the Purchaser Merger Surviving Company shall be the limited liability company agreement of the Purchaser Merger Surviving Company, until thereafter amended, modified, supplemented or restated in accordance with its terms and the DLLCA.

Section 2.09      Management of the Purchaser Merger Surviving Company. From and after the Purchaser Merger Effective Time, pursuant to the Operating Agreement of the Purchaser Merger Surviving Company adopted pursuant to Section 2.08, the Purchaser Merger Surviving Company shall be exclusively managed by New Pubco, as sole member, and the officers of Purchaser Merger Sub as of immediately prior to the Purchaser Merger Effective Time shall become the officers of the Purchaser Merger Surviving Company, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal, in each case, in accordance with the Operating Agreement of the Purchaser Merger Surviving Company and applicable Law.

Section 2.10      Operating Agreement of the Blocker Merger Surviving Company. At the Blocker Merger Effective Time and pursuant to and by virtue of the Blocker Merger, the limited liability company agreement of Blocker, as in effect immediately prior to the Blocker Merger Effective Time, shall be replaced in its entirety by the new limited liability company agreement substantially in the form as set forth on Exhibit M attached hereto (“Operating Agreement of the Blocker Merger Surviving Company”). The Operating Agreement of the Blocker Merger Surviving Company shall be the limited liability company agreement of the Blocker Merger Surviving Company, until thereafter amended, modified, supplemented or restated in accordance with its terms and the DLLCA.

Section 2.11      Management of the Blocker Merger Surviving Company. From and after the Blocker Merger Effective Time, pursuant to the Operating Agreement of the Blocker Merger Surviving Company adopted pursuant to Section 2.10, the Blocker Merger Surviving Company shall be exclusively managed by New Pubco, as sole member, and the officers of Blocker Merger Sub as of immediately prior to the Blocker Merger Effective Time shall become the officers of the Blocker Merger Surviving Company, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal, in each case, in accordance with the Operating Agreement of the Blocker Merger Surviving Company and applicable Law.

Section 2.12      Purchaser Closing Statement; Payment Spreadsheet.

(a)            At least five Business Days prior to the Closing Date, Purchaser shall prepare and deliver to the Company a statement (the “Purchaser Closing Statement”) setting forth Purchaser’s good faith estimates of (i) the amount of Pre-Closing Purchaser Cash as of the Closing (with reasonable supporting detail showing the gross amount of the cash to be paid by the PIPE Investors to Purchaser pursuant to the PIPE, the amount of cash to be paid from the Trust Account to Redeeming Stockholders and any other components thereof), (ii) the number of Purchaser Shares as of the Closing (with reasonable supporting detail showing the number of Purchaser Shares held by Redeeming Stockholders and to be held by PIPE Investors) and (iii) the number of New Pubco Shares as of the Closing (with reasonable supporting detail showing the number of New Pubco Shares to be held by PIPE Investors).

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(b)            At least three Business Days prior to the Closing Date, the Company shall deliver to Purchaser a schedule setting forth each Seller’s Seller Sold Units, each Seller’s Seller Cash Consideration, the Blocker GP Sold Units, the Blocker GP Sale Consideration and the Blocker GP Contributed Units to be delivered to each Seller or Blocker GP, as the case may be (the “Payment Spreadsheet”). In preparing the Payment Spreadsheet, the Company shall be entitled to rely fully on the Purchaser Closing Statement. Absent manifest error, the allocation of each Seller’s Seller Sold Units, each Seller’s Seller Cash Consideration, the Blocker GP Sold Units, the Blocker GP Sale Consideration and the Blocker GP Contributed Units set forth in the Payment Spreadsheet shall be binding on all parties and shall be used by the parties for purposes of issuing each Seller’s Seller Sold Units, each Seller’s Seller Cash Consideration, the Blocker GP Sold Units, the Blocker GP Sale Consideration and the Blocker GP Contributed Units, as the case may be, pursuant to this Article II. In issuing the consideration pursuant to this Article II, the Purchaser-Side Parties shall be entitled to rely fully on the allocation of the consideration set forth in the Payment Spreadsheet.

Article III

Consideration; Effects of the Mergers

Section 3.01      Consideration. At the Closing:

(a)            Purchaser shall pay, or cause to be paid, by wire transfer of same day funds to:

(i)            such account or accounts as each Seller shall designate in writing to Purchaser not less than two Business Days prior to the Closing Date, an amount equal to such Seller’s Seller Cash Consideration; and

(ii)            such account or accounts as Blocker GP shall designate in writing to Purchaser not less than two Business Days prior to the Closing Date, an amount equal to the Blocker GP Sale Consideration;

(b)            Each Seller shall contribute to New Pubco an amount equal to such Seller’s New Pubco Cash Consideration and, in exchange for such contribution, New Pubco shall issue to such Seller a number of shares of New Pubco Class B Common Stock equal to such Seller’s Seller Class B Shares (the “New Pubco Class B Common Stock Subscription”);

(c)            New Pubco shall issue to Blocker GP a number of New Pubco Shares equal to the number of Blocker GP Contributed Units; and

(d)            The Company shall issue to Purchaser a number of Non-Participating Company Units equal to the Non-Participating Company Units Issuable.

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Section 3.02      Effect on Purchaser and Purchaser Merger Sub Capital Stock; Warrants. Subject to the provisions of this Agreement:

(a)            At the Purchaser Merger Effective Time, by virtue of the Purchaser Merger and without any action on the part of any holder thereof, each Purchaser Common Unit that is issued and outstanding immediately prior to the Purchaser Merger Effective Time shall be automatically converted into the right to receive one New Pubco Share. From and after the Purchaser Merger Effective Time, all of the Purchaser Common Units converted into the right to receive New Pubco Shares in the Purchaser Merger shall no longer be outstanding and shall cease to exist, and each former holder of Purchaser Common Units shall thereafter cease to have any rights with respect to such securities (other than the right to receive New Pubco Shares);

(b)            At the Purchaser Merger Effective Time, without any action on the part of the holder thereof, each warrant to purchase Purchaser Shares that is issued and outstanding immediately prior to the Purchaser Merger Effective Time shall automatically be converted into a warrant to purchase an equal number of New Pubco Shares. The Purchaser-Side Parties shall take all lawful actions to effect the provisions of this Section 3.02(b), including causing the Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.02(b), including adding New Pubco as a party thereto, such assignment, assumption and amendment to be in a customary form agreed to by the Company and Purchaser;

(c)            At the Purchaser Merger Effective Time, by virtue of the Purchaser Merger and without any action on the part of any holder thereof, each limited liability company interest of Purchaser Merger Sub issued and outstanding immediately prior to the Purchaser Merger Effective Time shall automatically be converted into and become one validly issued limited liability company interest of the Purchaser Merger Surviving Company and such interests shall constitute the only outstanding limited liability company interests of the Purchaser Merger Surviving Company issued and outstanding as of immediately following the Purchaser Merger Effective Time. From and after the Purchaser Merger Effective Time, each limited liability company interest of Purchaser Merger Sub converted into one limited liability company interest of Purchaser in the Purchaser Merger shall no longer be outstanding and shall cease to exist, and each holder of limited liability company interests of Purchaser Merger Sub shall thereafter cease to have any rights with respect to such securities (other than the right to receive the limited liability company interests of the Purchaser Merger Surviving Company); and

(d)            At the Purchaser Merger Effective Time, by virtue of the Purchaser Merger and without any action on the part of any holder thereof, each Purchaser Share and warrant to purchase Purchaser Shares held in the treasury of Purchaser immediately prior to the Purchaser Merger Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

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Section 3.03      Effect on Blocker and Blocker Merger Sub Capital Stock. Subject to the provisions of this Agreement:

(a)            At the Blocker Merger Effective Time, by virtue of the Blocker Merger and without any action on the part of any holder thereof, each unit of limited liability company interest of Blocker (a “Blocker Share”) that is issued and outstanding immediately prior to the Blocker Merger Effective Time shall be automatically converted into the right to receive (i) a number of validly issued, fully-paid and nonassessable New Pubco Shares equal to the Blocker Merger Exchange Ratio, (ii) an amount in cash equal to the Blocker Merger Cash Consideration and (iii) the right to receive Earnout Shares to the extent issuable pursuant to Section 3.04 (the “Blocker Merger Consideration”). From and after the Blocker Merger Effective Time, all of the Blocker Shares converted into the right to receive the Blocker Merger Consideration in the Blocker Merger shall no longer be outstanding and shall cease to exist, and each holder of Blocker Shares shall thereafter cease to have any rights with respect to such securities (other than the right to receive the applicable Blocker Merger Consideration in respect thereof);

(b)            At the Blocker Merger Effective Time, by virtue of the Blocker Merger and without any action on the part of any holder thereof, each limited liability company interest of Blocker Merger Sub issued and outstanding immediately prior to the Blocker Merger Effective Time shall automatically be converted into and become one validly issued limited liability company interest of the Blocker Merger Surviving Company and such interests shall constitute the only outstanding limited liability company interests of the Blocker Merger Surviving Company as of immediately following the Blocker Merger Effective Time. From and after the Blocker Merger Effective Time, all of the limited liability company interests of Blocker Merger Sub converted into the right to receive limited liability company interests of the Blocker Merger Surviving Company shall no longer be outstanding and shall cease to exist, and each holder of limited liability company interests of Blocker Merger Sub shall thereafter cease to have any rights with respect to such securities (other than the right to receive limited liability company interests of Blocker Merger Surviving Company); and

(c)            At the Blocker Merger Effective Time, by virtue of the Blocker Merger and without any action on the part of any holder thereof, each Blocker Share held in the treasury of Blocker immediately prior to the Blocker Merger Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

Section 3.04      Earnout.

(a)            If, at any time during the six (6) years following the Closing, the VWAP of New Pubco Class A Common Stock is greater than or equal to $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”):

(i)            New Pubco shall promptly issue to each holder of Blocker Shares outstanding immediately prior to the Blocker Merger Effective Time such holder’s Blocker Pro Rata Portion of a number of validly issued, fully-paid and nonassessable New Pubco Shares equal to the product of (A) the quotient of (1) the number of Participating Company Units owned by Blocker as of immediately prior to the Closing but following the Company Equity Reclassification, divided by (2) the Pre-Closing Outstanding Units, multiplied by (B) 9,000,000; and

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(ii)            the Company shall, and New Pubco shall cause the Company to, promptly issue to each Pre-Closing Company Equityholder (other than Blocker or any holder of Blocker Shares) a number of additional validly issued, fully-paid and nonassessable Participating Company Units equal to the product of (A) the quotient of (1) the number of Participating Company Units owned by such Pre-Closing Company Equityholder as of immediately following the Company Equity Reclassification, divided by (2) the Pre-Closing Outstanding Units, multiplied by (B) 9,000,000.

(b)            If, at any time during the six (6) years following the Closing, the VWAP of New Pubco Class A Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”):

(i)            New Pubco shall promptly issue to each holder of Blocker Shares outstanding immediately prior to the Blocker Merger Effective Time such holder’s Blocker Pro Rata Portion of a number of validly issued, fully-paid and nonassessable New Pubco Shares equal to the product of (A) the quotient of (1) the number of Participating Company Units owned by Blocker as of immediately prior to the Closing but following the Company Equity Reclassification, divided by (2) the Pre-Closing Outstanding Units, multiplied by (B) 9,000,000; and

(ii)            the Company shall, and New Pubco shall cause the Company to, promptly issue to each Pre-Closing Company Equityholder (other than Blocker or any holder of Blocker Shares) a number of additional validly issued, fully-paid and nonassessable Participating Company Units equal to the product of (A) the quotient of (1) the number of Participating Company Units owned by such Pre-Closing Company Equityholder as of immediately following the Company Equity Reclassification, divided by (2) the Pre-Closing Outstanding Units, multiplied by (B) 9,000,000.

(c)            In the event that there is an agreement with respect to a New Pubco Sale entered into after the Closing and prior to the date that is six (6) years following the Closing Date:

(i)            to the extent it has not already occurred, the First Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such New Pubco Sale if the price paid per New Pubco Share in such New Pubco Sale is greater than or equal to $12.50, and (A) New Pubco shall issue the New Pubco Shares issuable pursuant to Section 3.04(a), (B) the Company shall, and New Pubco shall cause the Company to, issue the additional Participating Company Units issuable pursuant to Section 3.04(a) and (C) New Pubco shall pay the amounts payable pursuant to Section 3.04(a), in each case, on the date prior to such closing (in each case, to the extent such New Pubco Shares and additional Participating Company Units have not previously been issued);

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(ii)            to the extent it has not already occurred, the Second Earnout Achievement Date shall also be deemed to occur on the day prior to the closing of such New Pubco Sale if the price paid per New Pubco Share in such New Pubco Sale is greater than or equal to $15.00, and (A) New Pubco shall issue the New Pubco Shares issuable pursuant to Section 3.04(b), (B) the Company shall, and New Pubco shall cause the Company to, issue the additional Participating Company Units issuable pursuant to Section 3.04(b) and (C) New Pubco shall pay the amounts payable pursuant to Section 3.04(b), in each case, on the date prior to such closing (in each case, to the extent such New Pubco Shares and additional Participating Company Units have not previously been issued);

(iii)            in the event (x) the price paid per New Pubco Share in such New Pubco Sale is greater than or equal to $10.00 (to the extent the Second Earnout Achievement Date has not occurred) but does not exceed $12.50 and (y) the consideration paid per New Pubco Share in such New Pubco Sale includes stock or other equity consideration, as a condition to the consummation of such New Pubco Sale, the acquiror in such New Pubco Sale shall assume the obligations in Section 3.04(a) and the stock price thresholds set forth in Section 3.04(a) shall be equitably adjusted for the conversion ratio and other terms and conditions of the transaction, as determined by the board of directors of New Pubco in good faith (but the obligations in Section 3.04(b) shall no longer apply from and after the closing of such New Pubco Sale); and

(iv)            in the event the price paid per New Pubco Share in such New Pubco Sale is (x) less than $10.00 or (y) less than $12.50 and payable solely in cash consideration, the obligations in Sections 3.04(a) and 3.04(b) shall no longer apply from and after the closing of such New Pubco Sale;

provided, that (I) in each of the foregoing clauses (i) through (iv), to the extent the price paid per New Pubco Share includes contingent consideration or property other than cash, the board of directors of New Pubco shall determine the price paid per New Pubco Share in such New Pubco Sale in good faith (valuing any such consideration payable in publicly-traded securities of the acquiror, on a per-security basis, at the VWAP of such security over the twenty (20) consecutive Trading Day period ending on (and including) the second Business Day prior to the date of the entry into the binding definitive agreement providing for the consummation of such New Pubco Sale) and (II) any determination by the board of directors of New Pubco with respect to any matters contemplated by, or related to, this Section 3.04, including the price paid per New Pubco Share in any New Pubco Sale, the determination of whether any New Pubco Shares or Participating Company Units are issuable under this Section 3.04 or the form or requirement of any assumption by an acquirer under clause (iii) above, shall be made in good faith and shall be final and binding on the parties hereto, the Sponsor, the other Sponsor Persons (as defined in the Sponsor Agreement), the Pre-Closing Company Equityholders and each of their respective Affiliates.

(d)            If the First Earnout Achievement Date or a New Pubco Sale has not occurred after the Closing and prior to the date that is six (6) years following the Closing Date, the obligations in Sections 3.04(a) and 3.04(c) shall terminate and no longer apply. If the Second Earnout Achievement Date or a New Pubco Sale has not occurred after the Closing and prior to the date that is six (6) years following the Closing Date, the obligations in Sections 3.04(b) and 3.04(c) shall terminate and no longer apply.

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Section 3.05      Payment of Expenses.

(a)            No sooner than five or later than two Business Days prior to the Closing Date, the Company shall provide to Purchaser a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company (including its direct and indirect equityholders) in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company, (ii) the fees and expenses of accountants to the Company, (iii) the fees and disbursements of bona fide third-party investment bankers to the Company and (iv) any premiums, fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of the Company, in each case, incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date, the Company shall pay or cause to be paid by wire transfer of immediately available funds from the combined cash accounts of the Company and Purchaser after the release of funds from the Trust Account all such Outstanding Company Expenses.

(b)            No sooner than five or later than two Business Days prior to the Closing Date, Purchaser shall provide to the Company a written report setting forth a list of the following fees and expenses incurred by or on behalf of Purchaser in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to Purchaser, (ii) the fees and expenses of accountants to Purchaser, (iii) the fees and expenses of the consultants and other advisors to Purchaser set forth on Section 3.05(b) of the Purchaser Disclosure Schedule, (iv) the fees and disbursements of bona fide third-party investment bankers to Purchaser and (v) any premiums, fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of Purchaser, in each case, incurred in connection with the Transactions (collectively, the “Outstanding Purchaser Expenses”). On the Closing Date, the Company shall pay or cause to be paid by wire transfer of immediately available funds from the combined cash accounts of the Company and Purchaser after the release of fund from the Trust Account all such Outstanding Purchaser Expenses.

Section 3.06      Equitable Adjustments.

(a)            If, between the date of this Agreement and the Closing, the outstanding Purchaser Shares, New Pubco Shares, Blocker Shares or the Participating Company Units shall have been changed into a different number of shares or a different class (except as expressly contemplated by this Agreement), by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Purchaser Shares, New Pubco Shares, Blocker Shares or the Participating Company Units will be appropriately adjusted to provide to the holders (or former holders, as the case may be) of Purchaser Shares, New Pubco Shares, Blocker Shares or the Participating Company Units the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.06(a) shall not be construed to permit any party hereto to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

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(b)            Following the Closing, if, and as often as, there are any changes in New Pubco or the Company by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of Section 3.04 as may be required so that the rights, privileges, duties and obligations thereunder shall continue with respect to the New Pubco Shares and Participating Company Units issuable thereunder, each as so changed.

Section 3.07      Withholding. Notwithstanding any other provision of this Agreement, (a) Purchaser shall be permitted to deduct or withhold from any payment pursuant to this Agreement any amounts that it is required by applicable Law deduct or withhold from such payment and (b) any amounts deducted or withheld from any such payment and properly remitted to the applicable taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made; provided that prior to deducting or withholding any amounts from any payment made pursuant to this Agreement, the Person making such deduction or withholding shall give reasonable advance notice to such Person in respect of whom such deduction or withholding is to be made (other than where such deduction or withholding is in respect of amounts treated as compensation under the Code or is due to a failure to furnish the forms required by Section 8.11(i)) and shall reasonably cooperate with such Person to reduce or eliminate any amounts that would otherwise be deductible or withheld to the extent permitted by applicable Law.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Purchaser as follows:

Section 4.01      Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and each Subsidiary of the Company is duly organized, validly existing and, except as would not have a Company Material Adverse Effect, in good standing under the laws of the jurisdiction of its formation or incorporation. The Company and each of its Subsidiaries (a) has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated and (b) is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except in each case where the failure to have such power or authority or be so qualified or licensed would not have a Company Material Adverse Effect. The Company has delivered or made available to Purchaser a true, complete and correct copy of the Organizational Documents, as currently in effect, for the Company and each of its material Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of its Organizational Documents in any material respect.

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Section 4.02      Capitalization.

(a)            All of the outstanding Company Membership Interests have been duly authorized and validly issued, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right provided for in the DLLCA, the Organizational Documents of the Company, each as amended to the date of this Agreement, or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holder of Company Membership Interests or other equity interests of the Company or any of its Subsidiaries may vote (“Voting Company Debt”). Except as set forth above or in Section 4.02(a) or Section 4.02(b) of the Company Disclosure Schedule, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, preemptive rights, puts, calls, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Company Membership Interests or other equity interests in, or any security convertible into or exercisable for or exchangeable into, or giving any Person a right to subscribe for or acquire, any Company Membership Interests or other equity interest in, the Company or any Subsidiary of the Company or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking or (iii) pay an amount in cash or in kind with respect to, or based on the value of, any Company Membership Interests or other equity interest in the Company or any of its Subsidiaries or any Voting Company Debt.

(b)            Except as set forth on Section 4.02(b) of the Company Disclosure Schedule, there are not any outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Company Membership Interests or other equity interest in the Company or any of its Subsidiaries, (ii) relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries, or (iii) relating to the admission of any Person as a member of the Company.

(c)            Section 4.02(c) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company, including the name and jurisdiction of organization of each such Subsidiary, the issued and outstanding equity interests of each such Subsidiary, the record owner of such equity interests and the Persons admitted as members or partners, as applicable, of each such Subsidiary. All the outstanding equity interests of each such Subsidiary have been duly authorized and validly issued and not subject to or issued in violation of applicable securities Law, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right provided for by applicable Law, the Organizational Documents of such Subsidiary, each as amended to the date of this Agreement, or any Contract to which the Company or any of such Subsidiaries is a party or otherwise bound, and, except as set forth on Section 4.02(c) of the Company Disclosure Schedule, (i) are held, directly or indirectly, by the Company or another Subsidiary of the Company, free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) the Company or another Subsidiary of the Company are the sole stockholders, members or partners, as applicable, of each such Subsidiary.

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Section 4.03      Authority; Execution and Delivery; Enforceability. The Company possesses all requisite legal right, power and authority to execute, deliver and perform this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by the Company of the Transactions have been duly and validly authorized by all requisite limited liability company action on the part of the Company and no other proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions. This Agreement has been, and the other Transaction Agreements to which it is or will be a party will upon delivery be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).

Section 4.04      No Conflicts; Consents.

(a)            Except as set forth in Section 4.04(a) of the Company Disclosure Schedule and assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.04(b), Section 5.04(b), Section 6.03(b) and Section 7.04(b) have been obtained or made, or have expired, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not (i) violate any applicable Law or Governmental Order to which the Company or its Subsidiaries are subject, (ii) with or without notice, lapse of time or both, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration, termination or cancellation of or create in any party the right to accelerate, terminate or cancel any Company Material Contract or result in the loss of any material benefit under any Company Material Contract, (iii) result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any properties, rights or assets of the Company or any of the Company’s Subsidiaries or (iv) violate the Organizational Documents, each as amended to the date of this Agreement, of the Company or any of its Subsidiaries, other than, in the case of clauses (i), (ii) and (iii) above, any such violations, conflicts, breaches, defaults, accelerations, terminations, cancellations, rights or Encumbrances that would not have a Company Material Adverse Effect.

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(b)            No filings or registrations with, notifications to, or authorizations, consents or approvals of, a Governmental Entity (collectively, “Governmental Filings”) are required to be obtained or made by the Company or its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except (i) compliance with and filings under the HSR Act, (ii) applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws and state takeover laws, (iii) Governmental Filings set forth on Section 4.04(b) of the Company Disclosure Schedule and (iv) such other Governmental Filings, the failure of which to be obtained or made would not have a Company Material Adverse Effect.

Section 4.05      Financial Statements. Purchaser has been provided copies of (i) the audited consolidated financial statements of Holdings as of and for the fiscal years ended December 31, 2018 and December 31, 2019 (the “Audited Financial Statements”) and (ii) the unaudited consolidated financial statements of Holdings as of and for the six (6) month period ended June 30, 2020 (the “Interim Financial Statements, and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Section 4.05 of the Company Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of Holdings as of the date indicated and the results of operations for the period then ended, except with respect to the Interim Financial Statements, which are subject in each case to (x) normal year-end adjustments and (y) the absence of disclosures normally made in footnotes. The balance sheet as of June 30, 2020, which is included in the Interim Financial Statements, is referred to herein as the “Latest Company Balance Sheet” and June 30, 2020 is referred to as the “Latest Company Balance Sheet Date”.

Section 4.06      No Undisclosed Liabilities; Internal Controls.

(a)            Except as set forth in Section 4.06 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described on the face of the Financial Statements in accordance with GAAP other than (i) those reflected on the Financial Statements, (ii) liabilities incurred in the ordinary course of business after the Latest Company Balance Sheet Date, (iii) liabilities incurred in connection with the Transactions or (iv) liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)            The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company has designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(c)            Since January 1, 2020 and through the date hereof, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, manager, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in unlawful accounting or auditing practices. Since January 1, 2020 and through the date hereof, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

Section 4.07      Absence of Certain Changes or Events. (i) From the Latest Company Balance Sheet Date to the date of this Agreement, except as contemplated by this Agreement or in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, (x) the Company and its Subsidiaries have conducted the Business in the ordinary course consistent with past practice in all material respects and (y) none of the Company or any of its Subsidiaries has taken any action which, if taken after the date hereof, would have required the prior consent of Purchaser pursuant to Section 8.01(d), or has entered into any agreement with respect to any of the foregoing and (ii) from December 31, 2019, there has not been a Company Material Adverse Effect.

Section 4.08      Real Property; Title to Assets.

(a)            Except as set forth on Section 4.08(a) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own any real property (other than any interest in real property pursuant to Mortgage Loans). Section 4.08(a) of the Company Disclosure Schedule identifies, as of the date hereof, all of the material real property devised by leases or subleases (collectively, the “Leases”) to the Company or any of its Subsidiaries that provide for monthly rent payments in excess of $20,000 (collectively, the “Leased Real Property”).

(b)            The Company and its Subsidiaries, as applicable, hold a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all of the Leases are in full force and effect and enforceable by the Company or such Subsidiaries which is a party thereto in accordance with their terms, subject to the Enforceability Exceptions. Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in material breach of or in material default under any Lease that would, individually or in the aggregate, materially impair or be reasonably likely to materially impair the continued use and operations of the Leased Real Property to which they relate in the conduct of the Business as presently conducted.

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(c)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own the material tangible personal property reflected on the Latest Company Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of since the Latest Company Balance Sheet Date), free and clear of all Encumbrances, except for (i) Encumbrances identified or described in Section 4.08(c) of the Company Disclosure Schedule and (ii) Permitted Encumbrances.

Section 4.09      Intellectual Property.

(a)            Section 4.09(a) of the Company Disclosure Schedule sets forth a true, correct and complete listing of all of the following that are owned, used or held for use by the Company or any of its Subsidiaries: (i) registrations of Intellectual Property and all pending applications therefor owned or purported to be owned by the Company or any of its Subsidiaries (“Owned Intellectual Property”), and (ii) all Contracts pursuant to which any material Intellectual Property licensed to or from a third party by the Company or its Subsidiaries, other than (A) non-exclusive licenses to a third party entered in the ordinary course of business or (B) non-exclusive, commercially available software or data licenses for a one-time or annual fee in excess of $500,000.

(b)            Except as set forth in Section 4.09(b) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries own and possess all right, title and interest in and to or otherwise have the right to use all their material proprietary Intellectual Property owned or purported to be owned, licensed or used by the Company or its Subsidiaries (the “Company Intellectual Property”) and (ii) all registrations included in such material proprietary Owned Intellectual Property are subsisting and unexpired and free of any Encumbrances (other than Permitted Encumbrances), and to the Knowledge of the Company, valid. The Company Intellectual Property constitutes all of the material Intellectual Property used to conduct the Business and is sufficient, in all material respects, for the conduct of such Business as presently conducted.

(c)            Except as set forth in Section 4.09(c) of the Company Disclosure Schedule, since January 1, 2020 and through the date hereof, (1) none of the Company nor any of its Subsidiaries has received any written notice (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any Company Intellectual Property, or (ii) alleging the infringement, misappropriation, or other conflict, by the Company or any of its Subsidiaries of any Intellectual Property of any third party, except for any such claims that have been satisfactorily resolved or that would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, and (2) neither the Company nor any of its Subsidiaries has commenced or threatened any Action, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Company Intellectual Property or breach of any Contract involving the Company Intellectual Property.

(d)            To the Knowledge of the Company, since January 1, 2020 and through the date hereof, (i) the conduct of the Business has not and does not in any material respect infringe upon or misappropriate any Intellectual Property of any third party and (ii) no third party has or is infringing, misappropriating or otherwise violating any Company Intellectual Property in any material respect.

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(e)            Each Person who has contributed to, developed, or created any material Owned Intellectual Property has done so pursuant to a valid and enforceable written agreement in favor of Company and/or a Subsidiary of the Company and which grants exclusive ownership of the Person’s contribution, development or creation to Company and/or one of its Subsidiaries (except to the extent such material Owned Intellectual Property would vest initially in the Company or a Subsidiary by operation of law). No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Software owned or purported to be owned by the Company or its Subsidiaries, in each case, in a manner that requires any material proprietary source code to be licensed or made available to third parties under any Copyleft License. Neither Company nor any of its Subsidiaries is a party to any source code escrow Contract or any other Contract requiring the deposit of any source code or related source materials for any Software owned or purported to be owned by the Company or its Subsidiaries (except with respect to source code provided to any third party providing services on behalf of the Company or a Subsidiary).

(f)            The Company and its Subsidiaries have each implemented and taken commercially reasonable actions to maintain and protect (i) the trade secrets and confidential information included in the Company Intellectual Property and (ii) the integrity, continuous operation and security of their material Software and IT Systems. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company, each of its Subsidiaries and, to the Knowledge of the Company, any Person acting for or on the behalf of the Company or any of its Subsidiaries have complied (since January 1, 2020) and do comply with (A) all applicable Privacy Laws, (B) all privacy policies of the Company or any of its Subsidiaries regarding Personal Information and (C) all contractual obligations of the Company and any of its Subsidiaries concerning Personal Information. The Company and its Subsidiaries have required all material third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or any of its Subsidiaries to agree in writing to comply with applicable Privacy Laws.

(g)            The Company and each of its Subsidiaries maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been tested at least annually. Since January 1, 2020 and through the date hereof, there have not been any widespread outages or material failures, or breakdowns affecting any IT Systems.

(h)            Since January 1, 2020 and through the date hereof, neither the Company nor any of its Subsidiaries has (i) experienced any material breaches, data security incidents, misuse of or unauthorized access to or unauthorized disclosure of any Personal Information in their possession or control, (ii) provided or been required to provide any notices to any Person in connection with a disclosure of Personal Information or (iii) received notice of any audits, proceedings, charges, claims, inquiries or investigations by any Governmental Entity or any other Person regarding the collection, dissemination, storage or use of Personal Information or the violation of any applicable Privacy Laws, other than, with respect to each of (i), (ii), and (iii) those that were resolved without material cost or liability.

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Section 4.10      Insurance. Section 4.10 of the Company Disclosure Schedule sets forth a listing of all material insurance policies or binders currently owned, held by or applicable to the Company or any of its Subsidiaries (or the Business), including as an insured, a named insured or otherwise the principal beneficiary of coverage. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all such policies are in full force and effect and are legal, valid, binding and enforceable in accordance with their respective terms and all premiums that are due and payable with respect thereto have been timely paid (other than retroactive or retrospective premium adjustments and adjustments in respect of self-funded health programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date). None of the Company or any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policy or arrangement been threatened in writing. Neither the Company nor any of its Subsidiaries is in material breach or material default of any such material insurance policies (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under such policies.

Section 4.11      Taxes. Except as set forth on Section 4.11 of the Company Disclosure Schedule:

(a)            All material Tax Returns required to be filed by the Company or any of its Subsidiaries with any Governmental Entity have been filed, and all such Tax Returns are accurate and complete in all material respects. All material Taxes shown as due on such Tax Returns have been paid in full and any other material Taxes that the Company or any of its Subsidiaries is otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns) have been paid in full. Each of the Company and its Subsidiaries has made full and adequate provision in its books and records and Financial Statements for all material Taxes which are not yet due and payable and made estimated Tax payments sufficient to avoid any material underpayment penalties.

(b)            There is no audit, examination or other Action involving any material Tax of the Company or any of its Subsidiaries that is currently in progress, or, to the Knowledge of the Company, threatened in writing, by a Governmental Entity.

(c)            Neither the Company nor any of its Subsidiaries has received from any Governmental Entity in a jurisdiction where the Company or its Subsidiary has not filed any Tax Returns any written claim that the Company or such Subsidiary is subject to material taxation by that jurisdiction, which claim has not been fully resolved.

(d)            There are no Encumbrances for Taxes upon any of the assets of the Company or any of its Subsidiaries, other than Permitted Encumbrances.

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(e)            Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax allocation or Tax sharing agreement, other than (i) any such agreement solely among the Company and its Subsidiaries or (ii) any commercial agreement the primary subject matter of which is not Taxes.

(f)            None of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)           The Company is, and has been since its formation, treated as a partnership or disregarded entity for U.S. federal and state income Tax purposes. As of the date hereof, the entity classification of each of the Subsidiaries of the Company for U.S. federal income Tax purposes is as listed in Section 4.11(g) of the Company Disclosure Schedule.

(h)           Neither the Company nor any of its Subsidiaries has waived any statutes of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, in each case that has not expired.

(i)            Each of the Company and its Subsidiaries has withheld and paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(j)            Neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group the common parent of which is the Company or any Subsidiary).

(k)           Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise as a matter of Law.

(l)            Neither the Company nor any of its Subsidiaries has, within the two years ending on the date of this Agreement, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m)          Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any closing agreement described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) entered into prior to Closing; (ii) any installment sale or open transaction disposition made prior to the Closing (iii) prepaid amount or deferred revenue received prior to the Closing; (iv) any election to defer income pursuant to the Code (or any similar provision of state, local or foreign Tax Law) made with respect to any taxable period beginning before the Closing Date other than in the ordinary course of business; (vi) any change in method of accounting or use of an improper method of accounting, in each case, for a taxable period ending on or prior to the Closing Date or (vii) any income arising or accruing prior to the Closing and includable after the Closing under Sections 951, 951A or 956 of the Code. Neither the Company nor any of its Subsidiaries was or shall be required to include any amount in income or pay any Taxes pursuant to Section 965 of the Code. The Company and its Subsidiaries have not deferred until after the Closing the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing Date.

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(n)            To the Knowledge of the Company, neither the Company nor any of its Subsidiaries will incur any material Taxes as a result of the Pre-Closing Reorganization, other than Taxes that will be allocated to the direct or indirect owners of the Company prior to the Closing.

(o)            References in this Section 4.11 to the Company and its Subsidiaries include references to any entity that merged or liquidated with or into the Company or its Subsidiary, and any predecessors of the foregoing.

(p)            Other than the representations and warranties set forth in Section 4.13, this Section 4.11 contains the exclusive representations and warranties of the Company with respect to Tax matters.

Section 4.12      Proceedings.

(a)            As of the date of this Agreement, (i) there are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries is subject to any continuing Governmental Order (other than those of general applicability), except in the case of clauses (i) and (ii), as would not be material to the Company and its Subsidiaries, taken as a whole. Except as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, there is no audit, examination or investigation pending or, to the Knowledge of the Company, threatened in writing by any Governmental Entity (other than ordinary course audits or examinations by a Governmental Entity) against the Company or any of its Subsidiaries. Except as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, there is no (A) Action pending or threatened in writing by the Company or any of its Subsidiaries against any third party or (B) settlement agreement or similar agreement that imposes any material ongoing obligation or restriction on the Company or any of its Subsidiaries.

(b)            Without in any way limiting the foregoing, except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020 and through the date hereof, there have been no Actions against, or Governmental Orders (other than those of general applicability) entered, issued or outstanding with respect to, the Company or any of its Subsidiaries relating to (i) any failure to comply with applicable Laws in connection with the underwriting, origination, funding, servicing or sale of any Mortgage Loan, (ii) the rescission of any insurance or guaranty Contract of the Company, or (iii) the payment by the Company of a penalty or fine to any Governmental Entity, investor or insurer relating to or arising out of the underwriting, origination, funding or sale of any Mortgage Loan. Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020 and through the date hereof, none of the Company nor any of its Subsidiaries has been a party to or subject to any suspension, debarment, or extraordinary supervisory letter from any investor, insurer or any Governmental Entity charged with the supervision or regulation of mortgage lenders or the supervision or regulation of the Company, its Subsidiaries or employees of any of them. Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020 and through the date hereof, to the Knowledge of the Company, no current or former officer or other current employee of the Company or its Subsidiaries has been indicted, arraigned, or convicted (or currently is under investigation) for any criminal offenses or any fraudulent activity related to the origination, servicing, or sale of Mortgage Loans or the conduct of the Business.

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(c)            Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020 and through the date hereof, neither the Company nor any of its Subsidiaries has conducted any internal investigation for which outside counsel was engaged concerning any alleged material violation of any Permits or applicable Law by the Company, any of its Subsidiaries or any of their respective Affiliates, employees, officers, directors or agents (regardless of the outcome of such investigation).

Section 4.13      Benefit Plans.

(a)            Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan as of the date of this Agreement. With respect to each material Company Benefit Plan, the Company has made available to Purchaser a current, complete and accurate copy (or to the extent no copy exists, an accurate summary) of (i) each such Company Benefit Plan, including any material amendments thereto, (ii) any trust, insurance, annuity or other funding instrument related thereto, (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or a Subsidiary thereof to Company Employees concerning the extent of the benefits provided under a Company Benefit Plan and (iv) for the most recent year and to the extent applicable, (A) audited financial statements, (B) actuarial or other valuation reports prepared with respect thereto (where such statements or reports are required to be prepared under applicable Law or otherwise reasonably available), (C) Form 5500 and attached schedules, and (D) nondiscrimination testing results, and (v) any non-routine material correspondence from any Governmental Entity with respect to any Company Benefit Plan.

(b)            Except as set forth on Section 4.13(b) of the Company Disclosure Schedule:

(i)            except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, individually or in the aggregate, the Company has never been the sponsor of, been obligated to make contributions under nor has any actual or contingent liabilities or obligations under (A) a “multiemployer plan” (as defined in Title I or Title IV of ERISA), (B) a plan subject to Title IV of ERISA, (C) a multiple employer plan as described in Section 413 of the Code or (D) a multiple employer welfare arrangement as described in Section 3(40) of ERISA;

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(ii)            except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, individually or in the aggregate, each Company Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and no such determination letter or opinion letter has been revoked nor has revocation been threatened, nor has any amendment or, to the Knowledge of the Company, other action or omission occurred with respect to any such plan since the date of its most recent determination letter or opinion letter which would adversely affect its qualification;

(iii)            except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, individually or in the aggregate, each Company Benefit Plan has been operated in compliance in all respects with its respective terms and all applicable Laws, all premiums, contributions, or other payments required under the terms of each Company Benefit Plan or applicable Laws have been timely made, and all reports, returns and similar documents required to be filed on behalf of each Company Benefit Plan with any Governmental Entity or distributed to any plan participant have been duly and timely filed or distributed;

(iv)            except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, individually or in the aggregate, no Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action;

(v)            except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, individually or in the aggregate, neither the Company nor any of its Subsidiaries are obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA to provide medical or death benefits with respect to any employee or former employee of the Company, its Subsidiaries or their predecessors after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law;

(vi)            neither the execution and delivery of this Agreement nor the consummation of the Transactions, will (w) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (x) materially increase any benefits otherwise payable under any Company Benefit Plan, (y) result in any material acceleration of the timing of payment or vesting of any such benefits or (z) will be the direct or indirect cause of any amount paid or payable by the Company or any of its Subsidiaries being classified as an excess parachute payment under Section 280G of the Code.

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Section 4.14      Compliance with Applicable Law; Permits.

(a)            Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries is in compliance with all applicable Laws, (ii) the Company and each of its Subsidiaries possesses all licenses, permits, registrations, permanent certificates of occupancy, authorizations, and certificates from any Governmental Entity required under applicable Law with respect to the operation of its Business as currently conducted (collectively, “Permits”), (iii) all Permits are valid and in good standing (to the extent such concept is applicable) and are in full force and effect and (iv) the Company and the Company’s Subsidiaries are in compliance with the terms of such Permits. Except as would not be material to the Company and its Subsidiaries, taken as a whole, or as set forth in Section 4.14(a) of the Company Disclosure Schedule, in the three years prior to the date hereof, none of the Company or any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Law or Governmental Order applicable to the Company or any of its Subsidiaries or by which any properties or assets owned or used by the Company or any of its Subsidiaries are bound or affected.

(b)            As of the date hereof, (i) Finance of America Mortgage LLC is approved as an issuer for the Government National Mortgage Association, a Direct Endorsement Lender for the Department of Housing and Urban Development, and a seller/servicer of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and Finance of America Reverse LLC is approved as an issuer for the Government National Mortgage Association and a Direct Endorsement Lender for the Department of Housing and Urban Development, and (ii) neither Finance of America Mortgage LLC nor Finance of America Reverse LLC has received any written notice of any cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, from any of the Governmental Entities referred to in this subsection (b).

Section 4.15      Environmental Matters. Except as would not be material to the Company and its Subsidiaries, taken as a whole:

(a)            Neither the Company nor any of its Subsidiaries (i) has violated or is in violation of any Environmental Law or (ii) is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened Encumbrances (other than Permitted Encumbrances));

(b)            Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, to the Knowledge of the Company, in the three year period ending on the date hereof, there has been no Release of any Hazardous Material at, on, under, or from any of the real property leased by the Company or any of its Subsidiaries, except in compliance with applicable Environmental Laws; and

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(c)            Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, in the thirty-six (36) month period ending on the date hereof, none of the Company or any of its Subsidiaries has received any written notice, order or other written communication from any Governmental Entity or any Person claiming that the Company or any of its Subsidiaries is, or may be, liable under any Environmental Law for any Release of any Hazardous Material.

Section 4.16      Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of the Company, to receive any commission, brokerage, finder’s fee or other similar fee or compensation in connection with the consummation of the Transactions.

Section 4.17      Labor and Employment Matters.

(a)            Except as set forth in Section 4.17(a) of the Company Disclosure Schedule, since January 1, 2020 and through the date hereof, each of the Company and its Subsidiaries has been in material compliance with all applicable Laws governing the employment of labor, including all contractual commitments and all such Laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).

(b)            Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, as of the date hereof (a) there is no material Action pending or, to the Knowledge of the Company, threatened in writing by any employee, independent contractor, former employee, or former independent contractor of the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity or arbitration board or panel relating to any Employment Matters.

(c)            Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, since January 1, 2020 and through the date hereof, there have been no material investigations or audits by any Governmental Entity relating to any Employment Matters of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to any Employment Matters.

(d)            Each of the Company and its Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable law; (iii) has taken reasonable steps to maintain legally adequate records regarding the service of all of their employees, including, where required by applicable law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by law or by agreement to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

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(e)            Except as set forth in Section 4.17(e) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization. No employees of the Company or any of its Subsidiaries are represented by any labor union, trade union or labor organization with respect to their employment with the Company or any of its Subsidiaries. No labor union, trade union, labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no union organizing activities with respect to any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there has been no actual, or to the Knowledge of the Company, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is engaged in, or during the past four years has engaged in, any material unfair labor practice, as defined in the National Labor Relations Act or other applicable laws.

(f)            Since January 1, 2020 and through the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries. Except as set forth in Section 4.17(e) of the Company Disclosure Schedule, no employee of the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the six (6) months prior to the date hereof.

(g)            The Company and its Subsidiaries are in material compliance with any Laws, recommendations or guidance issued by any applicable Governmental Entity relating to the work of employees and/or procedures for returning to work for employees with respect to COVID-19.

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Section 4.18      Company Material Contracts.

(a)            Section 4.18(a) of the Company Disclosure Schedule sets forth a listing as of the date hereof of all of the Contracts (other than any Company Benefit Plan) of the following types to which the Company or any of its Subsidiaries is a party or by which any material assets of the Company or any of its Subsidiaries are bound or are subject:

(i)            Contracts with the top ten service providers of the Company and its Subsidiaries, as determined by annual spend;

(ii)            joint venture agreements, partnership agreements and limited liability company agreements, in each case, that are material to the Company and its Subsidiaries, taken as a whole;

(iii)            Contracts relating to any completed sales, assignments, transfers or other dispositions of assets of the Company or any of its Subsidiaries within the five years prior to the date hereof with the aggregate consideration under any such Contract of $5,000,000 or more and to which the Company or any of its Subsidiaries has any material continuing liability or obligation, other than in the ordinary course of business consistent with past practice;

(iv)            Contracts providing for the acquisition or disposition by the Company or any of its Subsidiaries of any business, division or product line (whether by merger, sale of stock, sale of assets or otherwise), or capital stock of any other Person, in each case, pursuant to which any “earn-out”, contingent purchase price or deferred purchase price or other material obligations of the Company or its Subsidiaries remain outstanding, except, in each case of this Section 4.18(a)(iv), for Contracts (x) relating to Indebtedness, (y) providing for the acquisition or disposition of inventory, products or assets in the ordinary course of the Business, including in connection with MSR Related Transactions, whole loans, issuance of GNMA securities, securitizations or other similar transactions involving Mortgage Servicing Rights or Mortgage Loans or (z) for inventory, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of the Business;

(v)            any Contract evidencing or guaranteeing or providing for the incurrence of indebtedness for borrowed money in excess of $10,000,000;

(vi)            any Contract under which an Encumbrance (other than a Permitted Encumbrance) has been imposed on any of the assets or properties of the Company and its Subsidiaries, excluding any such Contract that also evidences or guarantees indebtedness for borrowed money in an amount less than $5,000,000 and other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business;

(vii)            (A) all material Contracts under which the Company or any of its Subsidiaries grants to a third party any rights under any Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business and (B) all material Contracts granting to the Company or any of its Subsidiaries any right under any Intellectual Property owned by a third party (excluding non-exclusive, commercially available software or data licenses but including material source code escrow agreements) for a one-time or annual fee in excess of $1,000,000;

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(viii)            any Contract with a Material Customer or Material Supplier that obligates the Company or any of its Subsidiaries to conduct business on a “most favored nation” basis with any third party, including with respect to pricing or terms of delivery or service level credits, or that contains exclusivity, right of first refusal or right of first offer obligations or restrictions; and

(ix)            any Contracts with any Governmental Entity (other than Permits and Contracts pursuant to which any Governmental Entity is a customer or client of the Company or any of its Subsidiaries).

(b)            Correct and complete copies of each Contract required to be identified in Section 4.18(a) of the Company Disclosure Schedule, including amendments thereto (collectively, the “Company Material Contracts”) have been made available to Purchaser. Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) all of the Company Material Contracts (other than Contracts no longer in effect after the date of this Agreement that have expired in accordance with their terms or have been terminated in accordance with this Agreement) are in full force and effect, are valid and binding on the Company and any of its Subsidiaries to the extent that the Company or such Subsidiary is a party thereto, and to the Knowledge of the Company, the other parties thereto, and are enforceable in accordance with their respective terms, subject in each case to the Enforceability Exceptions, (ii) the Company and each of its Subsidiaries (as the case may be) has performed all obligations required to be performed by it pursuant to such Company Material Contracts, and (iii) to the Knowledge of the Company, there are no existing written threats of default, breaches or violations of any of such Company Material Contracts by any other party thereto.

Section 4.19      Mortgage Loans and Servicing Matters.

(a)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Mortgage Loan and Servicing Agreement was underwritten or re-underwritten in compliance with the Credit Policies and Servicing Policies and originated in compliance with the Applicable Requirements. Except as set forth on Section 4.19(a) of the Company Disclosure Schedules, no Mortgage Loan is (i) a “high cost” mortgage loan under HOEPA, as implemented in Regulation Z, 12 C.F.R. 1026.32, (ii) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any legal requirements, (iii) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such Mortgage Loans, or (iv) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

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(b)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations. The Company and its Subsidiaries have established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, have conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintain sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(c)            The Company is a member in good standing of the Mortgage Electronic Registration Systems, Incorporated system (“MERS”), and has complied in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans registered with MERS.

(d)            The Company’s compensation policies and procedures with respect to compensation paid or other incentives made available by the Company to any third party (including, as applicable, a broker or correspondent lender) in connection with any Mortgage Loans are designed to comply with applicable Law and Applicable Requirements. Any deviations from such policies and procedures, individually or in the aggregate, have not and are not expected to have a Company Material Adverse Effect.

(e)            All sales, assignments, conveyances, assignments, purchases, assumptions and related transfers of any Mortgage Loan or Servicing Rights by or to the Company, including any related transfers of Servicing or Mortgage Servicing Rights, were effected in compliance with all Applicable Requirements at such time, except as would not result in a Company Material Adverse Effect. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries timely obtained all necessary Agency consents or other required approvals of applicable Governmental Entities in connection with the sale of any Mortgage Servicing Rights.

(f)            Since January 1, 2020 and through the date hereof, all of the Company’s and its Subsidiaries’ mortgage backed securities and forward contracts (“Hedging Instruments”) were entered into in accordance in all material respects with all Applicable Requirements.

(g)           The Company and its Subsidiaries have designed policies and procedures with respect to the real estate owned properties owned by the Company and its Subsidiaries and are managed and operated in accordance in all material respects with all applicable Law and Applicable Requirements. Any deviations from such policies and procedures, individually or in the aggregate, have not and would not reasonably be expected to have a Company Material Adverse Effect.

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Section 4.20      Foreign Corrupt Practices Act; Related Matters. (i) None of the Company nor any of its Subsidiaries, their directors, officers or employees or, to the Knowledge of the Company, any agent or other Person acting on their behalf has violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the “FCPA”) or any other provision of applicable Law relating to bribery, corruption or money laundering, (ii) the Company and its Subsidiaries make and keep books, records, and accounts that accurately and fairly reflect transactions and the distribution of the assets of the Company and its Subsidiaries, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that actions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with the FCPA, and (iii) the Company and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA will be prevented, detected and deterred. None of the Company, any of its Subsidiaries, or any of their respective directors, managers, officers, or employees, or to the Knowledge of the Company, any agents or any other Person acting for or on behalf of the Company or any Subsidiary (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (ii) has violated any Law relating to economic sanctions within the five (5) years prior to the date hereof.

Section 4.21      Related Party Transactions. Except as set forth in Section 4.21 of the Company Disclosure Schedule, as entered into in the ordinary course of business on arms’ length terms or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as whole, to the Knowledge of the Company, there are no Contracts providing for the provision of material goods or services between any of the Company or its Subsidiaries, on the one hand, and any officer, director or stockholder of the Company or any of its Subsidiaries, or any member of any such Person’s immediate family, on the other hand (other than, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company).

Section 4.22      Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.22, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

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Section 4.23      Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY AND ITS SUBSIDIARIES, OR THEIR RESPECTIVE ASSETS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PURCHASER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER OR ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES BY ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY, ANY SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES). THE COMPANY DOES NOT MAKE NOR HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER OR ANY OTHER PERSON REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR ITS SUBSIDIARIES.

Article V

REPRESENTATIONS AND WARRANTIES OF BLOCKER

Except as set forth in the Company Disclosure Schedule, Blocker hereby represents and warrants to Purchaser as follows:

Section 5.01      Organization and Good Standing. As of the date hereof, Blocker is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Blocker (a) has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated and (b) was formed for the sole purpose of holding a direct or indirect equity interest in the Company. The copies of the Organizational Documents of Blocker previously made available by Blocker to Purchaser are true, correct and complete as of the date hereof.

Section 5.02      Capitalization. As of the date hereof, Blocker GP is the sole general partner of Blocker and holds the sole general partner interest of Blocker. All outstanding partnership interests of Blocker have been duly authorized and validly issued and are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. As of immediately following the Blocker Conversion, all limited liability company interests of Blocker will have been duly authorized and validly issued and will not be subject to, nor will they have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, and the former limited partners of Blocker will have been admitted as the sole members of Blocker. Blocker is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are not any outstanding contractual obligations of Blocker (i) to repurchase, redeem or otherwise acquire any of its equity securities of Blocker or (ii) relating to the voting or registration of any equity securities of Blocker.

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Section 5.03      Authority; Execution and Delivery; Enforceability.

(a)            Blocker possesses all requisite legal right, power and authority to execute, deliver and perform this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by Blocker of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by Blocker of the Transactions have been duly and validly authorized by all requisite limited partnership or limited liability company, as applicable, action on the part of Blocker and no other proceeding on the part of Blocker is necessary to authorize this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions. This Agreement has been, and the other Transaction Agreements to which it is or will be a party will upon delivery be, duly executed and delivered by Blocker and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Blocker, enforceable in accordance with its terms, except as such enforcement may be limited by Enforceability Exceptions.

(b)            Blocker GP has adopted this Agreement and approved the Blocker Conversion and the limited liability company agreement of Blocker immediately following the Blocker Merger that will authorize the Blocker Merger, and no other vote or consent of the equityholders of Blocker is required to adopt this Agreement, approve the Blocker Conversion or the Blocker Merger or effect the Transactions. No equityholder of Blocker will be entitled to appraisal, dissenters or similar rights in connection with the Blocker Merger.

Section 5.04      No Conflicts; Consents.

(a)            Except as set forth in Section 5.04(a) of the Company Disclosure Schedule and assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.04(b), Section 5.04(b), Section 6.03(b) and Section 7.04(b) have been obtained or made, or have expired, the execution, delivery and performance of this Agreement by Blocker and the consummation by Blocker of the Transactions will not (i) violate any applicable Law or Governmental Order to which Blocker is subject or (ii) violate the certificate of limited partnership or formation, as applicable, or limited partnership or limited liability company agreement, as applicable, each as amended to the date of this Agreement, of Blocker, other than, in the case of clause (i) above, any such violations that would not reasonably be expected to materially impair or delay Blocker’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions.

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(b)            No Governmental Filings are required to be obtained or made by Blocker in connection with the execution and delivery of this Agreement by Blocker or the consummation by Blocker of the Transactions, except (i) the filing of the certificate of formation and certificate of conversion to limited liability company with the Secretary of State of the State of Delaware to effect the Blocker Conversion, (ii) the filing of the Blocker Certificate of Merger with the Secretary of State of the State of Delaware, (iii) compliance with and filings under the HSR Act, (iv) Governmental Filings set forth on Section 5.04(b) of the Company Disclosure Schedule and (v) such other Governmental Filings, the failure of which to be obtained or made would not reasonably be expected to materially impair or delay Blocker’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions.

Section 5.05      No Operations. Blocker (i) does not hold any assets, interests or investments, other than with respect to its direct or indirect ownership interest in the Company, (ii) does not have and has not had any employees, (iii) has not conducted and does not conduct any business, other than business incidental to its direct or indirect ownership interest in the Company, (iv) has no liabilities or obligations whatsoever other than those related to its direct or indirect ownership of equity interests in the Company, (v) except as set forth on Section 5.05 of the Company Disclosure Schedule, is not a party to any Contract other than Blocker’s Organizational Documents and this Agreement and other documents related to the Transactions, and (vi) was formed for the sole purpose of directly and indirectly owning the equity interests in the Company and for no other purpose.

Section 5.06      No Proceedings. There are no Actions of any kind whatsoever, at Law or in equity, pending, or to the Knowledge the Company, threatened in writing against Blocker.

Section 5.07      Taxes.

(a)            All material Tax Returns required to be filed by Blocker with any Governmental Entity have been filed, and all such Tax Returns are accurate and complete in all material respects. All material Taxes shown as due on such Tax Returns have been paid in full and any other material Taxes that Blocker is otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns) have been paid in full.

(b)            There is no audit, examination or other administrative or court proceeding involving any material Tax of Blocker that is currently in progress or threatened in writing by a Governmental Entity, which written threat has been received by Blocker.

(c)            Blocker has not received from any Governmental Entity in a jurisdiction where Blocker has not filed any Tax Returns any material written claim that Blocker is subject to material taxation by that jurisdiction, which claim has not been fully resolved.

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(d)            There are no Encumbrances for Taxes upon any of the assets of Blocker, other than Permitted Encumbrances.

(e)            Blocker is not a party to, is bound by or has any obligation under any Tax allocation or Tax sharing agreement other than any commercial agreement the primary subject matter of which is not Taxes.

(f)             Blocker has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)            Blocker is, and has been since its formation, treated as a corporation for U.S. federal income Tax purposes. Except for its interest in the Company, Blocker does not own any interests in any other entities (other than entities through which it directly or indirectly owns its interest in the Company).

(h)            Blocker has not waived any statutes of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, in each case that has not expired.

(i)             Blocker has withheld and paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(j)             Blocker has not been a member of an Affiliated Group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return.

(k)            Blocker does not have any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or otherwise as a matter of Law.

(l)             Blocker has not, within the two years ending on the date of this Agreement, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m)           Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any closing agreement described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) entered into prior to Closing; (ii) any installment sale or open transaction disposition made prior to Closing; (iii) prepaid amount or deferred revenue received prior to Closing; (iv) any election to defer income pursuant to the Code (or any similar provision of state, local or foreign Tax Law) made with respect to any taxable period beginning before the Closing Date other than in the ordinary course of business; (v) any change in method of accounting or use of an improper method of accounting, in each case, for a taxable period ending on or prior to the Closing Date; or (vi) any income arising or accruing prior to the Closing and includable after the Closing under Sections 951, 951A or 956 of the Code. Blocker was not and shall not be required to include any amount in income or pay any Taxes pursuant to Section 965 of the Code. Blocker has not deferred until after the Closing the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing Date.

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(n)            To the Knowledge of the Company, Blocker will not incur any material Taxes as a result of the Pre-Closing Reorganization.

(o)            This Section 5.07 contains the exclusive representations and warranties of Blocker with respect to Tax matters.

Section 5.08      Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of Blocker, to receive any commission, brokerage, finder’s fee or other similar fee or compensation in connection with the consummation of the Transactions.

Section 5.09      Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), BLOCKER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF BLOCKER, THE COMPANY AND ITS SUBSIDIARIES, OR THEIR RESPECTIVE ASSETS, AND BLOCKER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO BLOCKER’S, THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PURCHASER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), BLOCKER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER OR ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES BY ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY, ANY SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES). BLOCKER DOES NOT MAKE NOR HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER OR ANY OTHER PERSON REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF BLOCKER OR THE COMPANY OR ITS SUBSIDIARIES.

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Article VI

REPRESENTATIONS AND WARRANTIES OF the SELLERs AND BLOCKER GP

Except as set forth in the Company Disclosure Schedule, each of the Sellers and Blocker GP hereby represents and warrants, as to itself only and not as to the other, to Purchaser as follows:

Section 6.01     Title.

(a)            As of immediately following the Company Equity Reclassification, the Sellers will together have good and valid title to all of the Company Membership Interests. With respect to the Company Membership Interests owned by such Seller as of immediately following the Company Equity Reclassification, such Seller will own such Company Membership Interests free and clear of all Encumbrances (other than Permitted Encumbrances). As of the date hereof, the Company Membership Interests comprise all of the issued and outstanding equity interests of the Company. Except as set forth in the Company’s organizational documents and in this Agreement, the Company Membership Interests are not subject to any shareholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Company Membership Interests.

(b)            As of the date hereof, Blocker GP has good and valid title to the general partner interest in Blocker, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)            Upon the transfer and delivery by such Seller of its Seller Sold Units at the Closing, Purchaser will receive good and valid title to such Seller Sold Units, free and clear of all Encumbrances, except for any Encumbrances created, directly or indirectly, by or on behalf of Purchaser, and such Seller Sold Units shall not be subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities Laws and restrictions created, directly or indirectly, by or on behalf of Purchaser).

(d)            Upon the transfer and delivery by Blocker GP of the Blocker GP Sold Units and the Blocker GP Contributed Units at the Closing, Purchaser (in the case of the Blocker GP Sold Units) and New Pubco (in the case of the Blocker GP Contributed Units) will receive good and valid title to such applicable units, free and clear of all Encumbrances, except for any Encumbrances created, directly or indirectly, by or on behalf of Purchaser or New Pubco (as applicable), and such applicable units shall not be subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities Laws and restrictions created, directly or indirectly, by or on behalf of Purchaser or New Pubco (as applicable)).

Section 6.02     Authority; Execution and Delivery; Enforceability. Such Seller or Blocker GP (as applicable) possesses all requisite legal right, power and authority to execute, deliver and perform this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by such Seller or Blocker GP (as applicable) of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by it of the Transactions have been duly and validly authorized by all requisite corporate action on its part and no other proceeding on its part is necessary to authorize this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions. This Agreement has been, and the other Transaction Agreements to which it is or will be a party will upon delivery be, duly executed and delivered by such Seller or Blocker GP (as applicable) and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of such Seller or Blocker GP (as applicable), enforceable in accordance with its terms, except as such enforcement may be limited by Enforceability Exceptions.

Section 6.03     No Conflicts; Consents.

(a)            Except as set forth in Section 6.3(a) of the Company Disclosure Schedule and assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.4(b), Section 5.4(b), Section 6.3(b) and Section 7.4(b) have been obtained or made, or have expired, the execution, delivery and performance of this Agreement by such Seller or Blocker GP (as applicable) and the consummation by it of the Transactions will not (i) violate any applicable Law or Governmental Order to which it is subject or (ii) violate its organizational documents, each as amended to the date of this Agreement, other than any such violations that would not reasonably be expected to materially impair or delay its ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions.

(b)            No Governmental Filings are required to be obtained or made by such Seller or Blocker GP (as applicable) in connection with the execution and delivery of this Agreement by it or the consummation by it of the Transactions, except (i) compliance with and filings under the HSR Act, (ii) Governmental Filings set forth on Section 6.3(b) of the Company Disclosure Schedule and (iii) such other Governmental Filings, the failure of which to be obtained or made would not reasonably be expected to materially impair or delay its ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions.

Section 6.04     Brokers and Finders. Neither such Seller nor Blocker GP has incurred any obligation or liability, contingent or otherwise, for any commission, brokerage, finder’s fee or other similar fee or compensation in connection with the Transactions for which the Company or any of its Subsidiaries or Blocker is liable.

Section 6.05     Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), EACH OF THE SELLERS AND BLOCKER GP EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF BLOCKER, THE COMPANY AND ITS SUBSIDIARIES, OR THEIR RESPECTIVE ASSETS, AND EACH OF THE SELLERS AND BLOCKER GP SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO BLOCKER’S, THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PURCHASER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), EACH OF THE SELLERS AND BLOCKER GP HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER OR ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES BY ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY, ANY SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES). EACH OF THE SELLERS AND BLOCKER GP DOES NOT MAKE NOR HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER OR ANY OTHER PERSON REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF BLOCKER OR THE COMPANY OR ITS SUBSIDIARIES.

Article VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER, NEW PUBCO, PURCHASER MERGER SUB AND BLOCKER MERGER SUB

Except as disclosed in the SEC Reports filed with, or furnished to, the SEC prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) or as set forth in the Purchaser Disclosure Schedule (it being understood and agreed that information disclosed in any section of the Purchaser Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Purchaser Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure), Purchaser hereby represents and warrants to the Company, the Sellers, Blocker and Blocker GP, and with respect to Section 7.01, Section 7.02, Section 7.03, Section 7.10 and Section 7.17, each of New Pubco, Purchaser Merger Sub and Blocker Merger Sub with respect to itself hereby represents and warrants to the Company, the Sellers, Blocker and Blocker GP, as follows:

Section 7.01     Organization and Good Standing. Each of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub (a) has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated and (b) is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except in each case where the failure to have such power or authority or be so qualified or licensed would not reasonably be expected to materially impair or delay its ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions. None of Purchaser, New Pubco, Purchaser Merger Sub or Blocker Merger Sub is in violation of any of the provisions of their respective Organizational Documents.

Section 7.02     Capitalization.

(a)            As of the date hereof, (i) 2,000,000 preferred shares, par value $0.0001 per share, of Purchaser are authorized and no such shares are issued and outstanding; (ii) 200,000,000 Purchaser Shares are authorized and 35,937,500 of such shares are issued and outstanding, and upon the closing of the transactions contemplated by the PIPE Agreements, Purchaser and New Pubco have committed to issue 25,000,000 Purchaser Shares or New Pubco Shares (as applicable) to the PIPE Investors; (iii) 7,750,000 warrants to purchase 7,750,000 Purchaser Shares (the “Private Placement Warrants”) are outstanding; and (iv) 28,750,000 warrants to purchase 14,375,000 Purchaser Shares (the “Public Warrants”, collectively with the Private Placement Warrants, the “Purchaser Warrants”) are outstanding. All outstanding Purchaser Shares have been duly authorized and validly issued and are fully paid and non-assessable, and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. All outstanding Purchaser Warrants have been validly issued, and constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(b)            As of the date hereof, 1,000 shares of New Pubco common stock, par value $0.0001 per share (the “New Pubco Common Stock”) are authorized and one (1) share is issued and outstanding. All outstanding shares of New Pubco Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. As of the date hereof, all of the shares of New Pubco Common Stock are owned by Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances). As of the date hereof, New Pubco is the sole member of Purchaser Merger Sub and Blocker Merger Sub and one hundred percent (100%) of the limited liability company interests of Purchaser Merger Sub (the “Purchaser Merger Sub Interests”) and one hundred percent (100%) of the limited liability company interests of Blocker Merger Sub (the “Blocker Merger Sub Interests”, and together with the Purchaser Merger Sub Interests, the “Merger Sub Interests”) are issued and outstanding. All outstanding Merger Sub Interests have been duly authorized and validly issued and are fully paid and non-assessable, and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. As of the date hereof, all of the Merger Sub Interests are indirectly owned by Purchaser (through New Pubco), free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)            Except for the Purchaser Warrants and the PIPE Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Purchaser, New Pubco, Purchaser Merger Sub or Blocker Merger Sub is a party or by which any of them is bound obligating Purchaser, New Pubco Purchaser Merger Sub or Blocker Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Purchaser Shares, New Pubco Class A Common Stock, Merger Sub Interests, or any other shares of capital stock or limited liability company interests or other interest or participation in, or any security convertible or exercisable for or exchangeable into, Purchaser Shares, New Pubco Class A Common Stock, Merger Sub Interests or any other shares of capital stock or limited liability company interests or other interest or participation with respect thereto.

(d)            Each Purchaser Share, share of New Pubco Common Stock, Merger Sub Interest and Purchaser Warrant: (i) has been issued in compliance in all material respects with (A) applicable Law and (B) the Organizational Documents of Purchaser, New Pubco, Purchaser Merger Sub or Blocker Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Organizational Documents of Purchaser, New Pubco, Purchaser Merger Sub or Blocker Merger Sub, as applicable or any Contract to which any of Purchaser, New Pubco, Purchaser Merger Sub or Blocker Merger Sub is a party or otherwise bound by.

(e)            Each share of New Pubco Class A Common Stock and New Pubco Class B Common Stock, when issued in the Transactions (including any Earnout Shares and any New Pubco Shares issued upon exchange of Participating Company Units), will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances (other than those arising under securities Laws).

(f)            No Person or group (as defined in the Exchange Act) of Persons that, directly or indirectly, beneficially owns equity securities of Purchaser as of immediately prior to the Purchaser Merger (including after giving effect to the PIPE) will, after giving effect to the Purchaser Merger, directly or indirectly beneficially own equity securities of New Pubco (i) representing more than 10% of the combined voting power of New Pubco’s then-outstanding voting equity securities or (ii) entitling such Person or group to 10% or more of the economic ownership of New Pubco’s then-outstanding equity securities.

Section 7.03     Authority; Execution and Delivery; Enforceability.

(a)            Each of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub possesses all requisite legal right, power and authority to execute, deliver and perform this Agreement and the other Transaction Agreements to which it is or will be a party, and to consummate the Transactions. The execution, delivery and performance by each of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by it of the Transactions have been duly and validly authorized by all requisite corporate or limited liability company, as applicable, action on its part and no other corporate or limited liability company, as applicable, proceeding on its part is necessary to authorize this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions.

(b)            The manager of Purchaser Merger Sub has authorized this Agreement and approved the Purchaser Merger, and no other vote or consent of the members or the holders of any class of securities of Purchaser Merger Sub is required to adopt this Agreement, approve the Purchaser Merger or effect the Transactions. No equityholder of Purchaser nor any member or equityholder of Purchaser Merger Sub will be entitled to appraisal, dissenters or similar rights in connection with the Purchaser Merger. The manager of Blocker Merger Sub has authorized this Agreement and approved the Blocker Merger, and no other vote or consent of the members or the holders of any class of securities of Blocker Merger Sub is required to adopt this Agreement, approve the Blocker Merger or effect the Transactions. No member or equityholder of Blocker Merger Sub will be entitled to appraisal, dissenters or similar rights in connection with the Blocker Merger.

(c)            This Agreement has been, and the other Transaction Agreements to which it is or will be a party will upon delivery be, duly executed and delivered by Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

(d)            Prior to the date hereof, (i) each of Purchaser, as the sole stockholder of New Pubco, and the board of directors of New Pubco adopted and approved the A&R Certificate of Incorporation of New Pubco and (ii) the board of directors of New Pubco adopted and approved the A&R Bylaws of New Pubco, in each case, in accordance with applicable Law and the respective Organizational Documents (as then in effect) of each of Purchaser and New Pubco.

(e)            Prior to the date hereof, the Purchaser Board, at a meeting duly called and held, by a unanimous vote of all of its directors, (i) determined that this Agreement and the Transactions, including the Domestication, the actions contemplated by Section 2.03 and the Mergers, are advisable and in the best interests of Purchaser, (ii) approved and adopted this Agreement and the Transactions, including the Domestication, the actions contemplated by Section 2.03 and the Mergers, (iii) directed that the Proposals be submitted to a vote of the shareholders of Purchaser at the Special Meeting and (iv) made the Purchaser Board Recommendation. At the Special Meeting the shareholder vote required to pass each of the Proposals is a Special Resolution in respect of the Cayman Proposals (and such Special Resolution is the only vote of the holders of any class of securities of Purchaser that is required to approve the Cayman Proposals) and the Extension Proposal (and such Special Resolution is the only vote of the holders of any class of securities of Purchaser that is required to approve the Extension Proposal), an Ordinary Resolution in respect of the Amendment Proposal (and such Ordinary Resolution is the only vote of the holders of any class of securities of Purchaser that is required to approve the Amendment Proposal), the Issuance Proposal (and such Ordinary Resolution is the only vote of the holders of any class of securities of Purchaser that is required to approve the Issuance Proposal) and the Omnibus Incentive Plan Proposal (and such Ordinary Resolution is the only vote of the holders of any class of securities of Purchaser that is required to approve the Omnibus Incentive Plan Proposal) and, if required, class consents as contemplated by Article 27 of the Memorandum and Articles of Association. Each holder of Purchaser Shares entitled to vote at the Special Meeting is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to Purchaser is applicable to any of the Transactions.

Section 7.04     No Conflicts; Consents.

(a)            Assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.04(b), Section 5.04(b), Section 6.03(b) and Section 7.04(b) have been obtained or made, or have expired, the execution, delivery and performance of this Agreement by each of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub and the consummation by it of the Transactions will not (i) violate any applicable Law or Governmental Order to which it is subject, (ii) with or without notice, lapse of time or both, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration, termination or cancellation of or create in any party the right to accelerate, terminate or cancel any material Contract to which it or any of its Subsidiaries is a party or by which any of its properties, rights or assets is bound, (iii) result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any of its properties, rights or assets or (iv) violate its certificate of incorporation or bylaws or comparable governing documents, each as amended to the date of this Agreement, other than, in the case of clauses (i), (ii) and (iii) above, any such violations, conflicts, breaches, defaults, accelerations, terminations, cancellations, rights or Encumbrances that would not reasonably be expected to materially impair or delay its ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions.

(b)            No Governmental Filings are required to be obtained or made by Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub in connection with the execution, delivery and performance of this Agreement by it or the consummation by it of the Transactions except (i) the filing of the Purchaser Merger Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Blocker Certificate of Merger with the Secretary of State of the State of Delaware, (iii) compliance with and filings under the HSR Act, (iv) Governmental Filings set forth on Section 7.04(b) of the Purchaser Disclosure Schedule and (v) such other Governmental Filings, the failure of which to be obtained or made would not reasonably be expected to materially impair or delay its ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions.

Section 7.05     SEC Filings and Purchaser Financial Statements.

(a)            Purchaser, since its formation, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s website through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above and this clause (iii), whether or not available through EDGAR, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to Purchaser or the SEC Reports. As of the date hereof, (i) none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comments and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SEC Report. The Public Certifications are each true as of their respective dates of filing. As used in this Section 7.05, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)            The financial statements and notes contained or incorporated by reference in the SEC Reports, fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and, for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)            Purchaser has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Purchaser’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Purchaser in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Purchaser’s management has completed an assessment of the effectiveness of Purchaser’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Purchaser’s management’s most recently completed evaluation of Purchaser’s internal control over financial reporting, (i) Purchaser had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (ii) Purchaser does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting.

(d)            There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 7.06     No Undisclosed Liabilities; No Business or Operations. Neither Purchaser nor any of its Subsidiaries has any liabilities of any kind, other than those reflected on the Financial Statements or as contemplated by the Transaction Agreements. Other than filing reports with the SEC or the evaluation, negotiation and consummation of the Transactions, neither Purchaser nor any of its Subsidiaries has engaged in any business or operations.

Section 7.07     Absence of Certain Changes or Events. Since the date of Purchaser’s formation, (i) there has not been any change, development, condition, occurrence, event or effect relating to Purchaser or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Purchaser to enter into, perform its obligations under this Agreement and consummate the Transactions and (ii) from December 31, 2019 through the date of this Agreement, Purchaser and its Subsidiaries have not taken any action that (A) would require the consent of the Company pursuant to Section 8.02 if such action had been taken after the date hereof or (B) is material to Purchaser and its Subsidiaries, taken as a whole.

Section 7.08     Employee Benefit Plans. Except as may be contemplated by the Omnibus Incentive Plan Proposal, neither Purchaser nor any of its Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” (as defined in Section 3(3) of ERISA), including each, if any exists, (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health, medical, life insurance or other benefit plan, program, policy, agreement or arrangement, (ii) bonus, incentive or deferred compensation, stock purchase, stock option, or other equity-based compensation plan, program, policy, agreement or arrangement, (iii) employment, individual consulting, severance, separation, change in control or retention plan, program, policy, agreement or arrangement or (iv) other fringe benefit compensation, benefit or employee loan plan, program, policy, agreement or arrangement (collectively, the “Purchaser Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of Purchaser or any of its Subsidiaries, or (ii) will result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Purchaser or any of its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

Section 7.09     Proceedings. There are no Actions of any kind whatsoever, at Law or in equity, pending, or to the Knowledge of Purchaser, threatened in writing against Purchaser or any of its Subsidiaries.

Section 7.10     Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person is or will become entitled to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Transactions based upon arrangements made by or on behalf of Purchaser.

Section 7.11     Financial Ability; Trust Account.

(a)            As of the date hereof, there is at least $287,500,000 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated April 3, 2019, by and between Purchaser and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Purchaser, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no Contracts with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than any Purchaser Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Memorandum and Articles of Association and Purchaser’s final prospectus dated April 5, 2019. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Purchaser, threatened with respect to the Trust Account. Since April 3, 2019, Purchaser has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement or the payment of Purchaser’s income taxes as permitted in the Purchaser Organizational Documents). As of the Closing, the obligations of Purchaser to dissolve or liquidate pursuant to the Trust Agreement, the Purchaser Organizational Documents or any other Contract shall terminate, and, as of the Closing, Purchaser shall have no obligation whatsoever to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions. Following the Closing, no Purchaser Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Stockholder is a Redeeming Stockholder.

(b)            As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Closing Date.

(c)            As of the date hereof, Purchaser does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 7.12     Investment Purposes.

(a)            Purchaser is purchasing the Participating Company Units and, indirectly, the equity interests of the Company’s Subsidiaries, for its own account for investment purposes and not with a view toward distribution or re-sale in violation of the Securities Act, and all other applicable securities Laws, rules or regulations. Purchaser is an "accredited investor" as defined in Regulation D promulgated by the SEC under the Securities Act. Purchaser acknowledges that it is informed as to the risks of the Transactions and of ownership of the Participating Company Units.

(b)            Purchaser acknowledges that none of the Participating Company Units or the equity interests of the Company’s Subsidiaries has been or will be registered under federal Law or qualified under state Law, but rather are being offered for sale in accordance with certain exemptions under applicable Law and that the Participating Company Units and the Subsidiary equity may not be resold by it unless they are subsequently registered or qualified under applicable Law, or an exemption from registration and qualification is then available.

Section 7.13     Registration Statement. None of the information supplied by Purchaser, or by any other Person acting on behalf of Purchaser, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 7.13, no representation or warranty is made by Purchaser with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of Purchaser for use therein.

Section 7.14     Related Party Transactions. Except as set forth in Section 7.14 of the Purchaser Disclosure Schedule, to the Knowledge of Purchaser, there are no Contracts providing for the provision of goods or services between any of Purchaser or its Subsidiaries, on the one hand, and any officer, director or stockholder of Purchaser or any of its Subsidiaries, or any member of any such Person’s immediate family, on the other hand.

Section 7.15     Investment Company Act. Neither Purchaser nor any of its Subsidiaries is, or is required to be, registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.16     Taxes. Except as set forth in Section 7.16 of the Purchaser Disclosure Schedule:

(a)            All material Tax Returns required to be filed by Purchaser or any of its Subsidiaries with any Governmental Entity have been filed, and all such Tax Returns are accurate and complete in all material respects. All material Taxes shown as due on such Tax Returns have been paid in full and any other material Taxes that Purchaser is otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns) have been paid in full.

(b)            There is no audit, examination or other administrative or court proceeding involving any material Tax of Purchaser or any of its Subsidiaries that is currently in progress or threatened in writing by a Governmental Entity, which written threat has been received by Purchaser or any of its Subsidiaries.

(c)            Neither Purchaser nor any of its Subsidiaries has received from any Governmental Entity in a jurisdiction where Purchaser or its Subsidiary has not filed any Tax Returns any material written claim that Purchaser or such Subsidiary is subject to material taxation by that jurisdiction, which claim has not been fully resolved.

(d)            There are no Encumbrances for Taxes upon any of the assets of Purchaser or any of its Subsidiaries, other than Permitted Encumbrances.

(e)            Neither Purchaser nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax allocation or Tax sharing agreement, other than (i) any such agreement solely among Purchaser and its Subsidiaries or (ii) any commercial agreement the primary subject matter of which is not Taxes.

(f)            None of Purchaser or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)            Neither Purchaser nor any of its Subsidiaries has waived any statutes of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, in each case that has not expired.

(h)            Purchaser and its Subsidiaries have withheld and paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(i)            Neither Purchaser nor any of its Subsidiaries have been a member of an Affiliated Group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return, other than an Affiliated Group consisting only of Purchaser and its Subsidiaries.

(j)            Neither Purchaser nor any of its Subsidiaries has any material liability for the Taxes of any person, other than Purchaser and its Subsidiaries, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or otherwise as a matter of Law.

(k)            Neither Purchaser nor any of its Subsidiaries has, within the two years ending on the date of this Agreement, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l)            Other than the representations and warranties set forth in Section 7.08, this Section 7.16 contains the exclusive representations and warranties of Purchaser with respect to Tax matters.

Section 7.17     Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VII (AS MODIFIED BY THE PURCHASER DISCLOSURE SCHEDULE), EACH OF PURCHASER, NEW PUBCO, PURCHASER MERGER SUB AND BLOCKER MERGER SUB EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF PURCHASER AND ITS SUBSIDIARIES, OR THEIR RESPECTIVE ASSETS, AND EACH OF PURCHASER, NEW PUBCO, PURCHASER MERGER SUB AND BLOCKER MERGER SUB SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO PURCHASER’S OR ITS SUBSIDIARIES’ ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND THE SELLERS AND THE COMPANY AND THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VII (AS MODIFIED BY THE PURCHASER DISCLOSURE SCHEDULE), PURCHASER, NEW PUBCO, PURCHASER MERGER SUB AND BLOCKER MERGER SUB HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE COMPANY OR ANY SELLER OR THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE COMPANY OR THE SELLERS OR THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BY ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF PURCHASER OR ANY OF ITS AFFILIATES). PURCHASER, NEW PUBCO, PURCHASER MERGER SUB AND BLOCKER MERGER SUB DO NOT MAKE NOR HAS ANY OF THEM MADE ANY REPRESENTATIONS OR WARRANTIES TO THE COMPANY, THE SELLERS OR ANY OTHER PERSON REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF PURCHASER OR ITS SUBSIDIARIES.

Article VIII

COVENANTS

Section 8.01     Conduct of the Company’s Business. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with Article X (the “Interim Period”), except (i) for matters set forth in Section 8.01 of the Company Disclosure Schedule, (ii) for matters otherwise permitted or required by the terms of this Agreement, (iii) in response to or related to any Contagion Event or any change in Law or policy (including guidelines and directives of industry groups) relating to any Contagion Event, (iv) as required by applicable Law or (v) as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (1) the Company shall use commercially reasonable efforts to conduct the Business in the ordinary course of business consistent with past practice in all material respects (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, in good faith that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business, and notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any of its Subsidiaries from taking or failing to take any action in good faith, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures), to keep intact the Business in all material respects and to preserve their relationships with material customers and suppliers with whom they currently deal in all material respects, and (2) the Company shall not, and shall not permit any of its operating Subsidiaries to, do any of the following:

(a)            amend its Organizational Documents;

(b)            incur any Indebtedness for borrowed money or issue any debt securities, other than (i) Indebtedness between the Company and any of its Subsidiaries or between one Subsidiary of the Company and another Subsidiary of the Company, (ii) Indebtedness incurred in the ordinary course of business, (iii) Indebtedness incurred under instruments of Indebtedness existing as of the date hereof, (iv) Indebtedness that will be repaid on or before the Closing Date, (v) Indebtedness incurred in connection with the Company’s lending business (including any such Indebtedness that gives rise to an Encumbrance contemplated by clause (iv) of the definition of “Permitted Encumbrances”) or (vi) other Indebtedness in an aggregate amount not to exceed $150,000,000;

(c)            create any Encumbrances on any of the assets material to the Company and its Subsidiaries (other than Permitted Encumbrances), other than as required by instruments of Indebtedness existing as of the date hereof or any Indebtedness incurred after the date hereof permitted in accordance with Section 8.01(b);

(d)            make any material change in accounting methods, other than as required by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization;

(e)            other than in the ordinary course of business, (i) make or change any material Tax election, (ii) adopt or change any accounting method with respect to Taxes other than as required by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (iii) surrender any right to claim a refund of material Taxes or (iv) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(f)            sell, assign, transfer, exclusively license, allow to expire or lapse or otherwise dispose of any of the properties, rights or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken together as a whole, other than (A) properties, rights or assets having a value not in excess of $50,000,000 in the aggregate, and (B) properties, rights or assets (including loans, Mortgage Servicing Rights or interests therein) in the ordinary course of business;

(g)           with respect to the Company only, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock;

(h)           except with respect to wholly owned Subsidiaries of the Company, adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(i)            grant any equity or equity based compensation awards outside of the ordinary course of business;

(j)            authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

Notwithstanding anything to the contrary in this Section 8.01, during the Interim Period, the Company may, and may permit its Subsidiaries to, declare and pay any dividends or other distributions to the direct or indirect equityholders of the Company or its Subsidiaries, or redeem or repurchase any equity securities in the Company or its Subsidiaries, in each case, so long as, after giving effect to such dividends, distributions, redemptions and repurchases but before giving effect to the payment of any Outstanding Company Expenses or Outstanding Purchaser Expenses (or amounts that would have been Outstanding Company Expenses or Outstanding Purchaser Expenses except they were paid prior to the Closing), the cash held by the Company and its Subsidiaries as of the last day of the month in which the Closing is expected to occur would reasonably be expected to be equal to at least $250,000,000.

Section 8.02     Conduct of Purchaser’s Business. During the Interim Period, except as required by applicable Law, (i) Purchaser shall, and shall cause its Subsidiaries to, operate in the ordinary course of business as a blank check company and not engage in any operations or practices other than in connection with Purchaser’s status as a blank check company and the Transactions and (ii) Purchaser shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)            amend its Organizational Documents;

(b)            incur any Indebtedness;

(c)            offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests, equity equivalents, “phantom” stock rights, stock appreciation rights or similar rights in, itself or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, or amend, modify or waive any of the terms or rights set forth in, any Purchaser Warrant, including any amendment, modification or reduction of the warrant price set forth therein, other than (i) issuances of Purchaser Ordinary Shares upon the exercise of any Purchaser Warrants outstanding on the date hereof or (ii) issuances of Purchaser Shares or New Pubco Shares to PIPE Investors pursuant to, and in accordance with, such PIPE Investors’ respective PIPE Agreements entered into on or prior to the date hereof;

(d)            (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, itself; (B) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure; or (C) other than in connection with the redemption of validly requested by Redeeming Stockholders or as otherwise required by Purchaser’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, itself;

(e)            create any mortgage, lien, pledge or security interest on any of the assets of Purchaser and its Subsidiaries;

(f)            make any change in accounting methods, other than as required by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization;

(g)          (i) make or change any Tax election, (ii) adopt or change any accounting method with respect to Taxes other than as required by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (iii) surrender any right to claim a refund of Taxes or (iv) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(h)           acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

(i)            sell, assign, transfer, exclusively license, allow to expire or lapse or otherwise dispose of any of its properties, rights or assets;

(j)            make or commit to make any capital expenditure, capital addition or capital improvement (or series of related capital expenditures, capital additions or capital improvements);

(k)           enter into, cancel, modify or terminate the Trust Agreement or any other Contract to which it is party or to which its assets are bound;

(l)            adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(m)          except as contemplated by the Omnibus Incentive Plan Proposal, adopt or amend any Purchaser Benefit Plan (or any plan, policy or arrangement that would be a Purchaser Benefit Plan if so adopted), or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants; or

(n)            authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

Section 8.03     Incentive Plan Matters.

(a)            Omnibus Incentive Plan. Prior to the consummation of the Transactions, Purchaser shall, subject to obtaining stockholder approval of the Omnibus Incentive Plan Proposal (as defined below), adopt the Finance of America Companies Inc. 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) in the form attached hereto as Exhibit I. The Omnibus Incentive Plan Proposal shall provide that an aggregate number of Purchaser Shares equal to 10% of the outstanding New Pubco Shares as of the Purchaser Merger Effective Time, on a fully-diluted, as-converted basis (the “Fully Diluted Shares”), shall be reserved for issuance pursuant to the Omnibus Incentive Plan, subject to annual increases equal to 2.5% of the Fully Diluted Shares or lower as provided therein. Effective as of the Purchaser Merger Effective Time, New Pubco shall assume the Omnibus Incentive Plan (with any adjustments to reflect the Purchaser Merger, including the automatic conversion of the Purchaser Shares reserved for issuance into New Pubco Shares reserved for issuance).

(b)            UFG Holdings LLC LTIP Amendment. Effective as of the Closing, New Pubco shall assume its obligations pursuant to the terms and conditions of the Amended and Restated UFG Holdings LLC Management Long-Term Incentive Plan, as it is contemplated to be amended as set forth on Section 8.03(b) of the Company Disclosure Schedule (the “LTIP”). The restricted stock units granted pursuant to the terms and conditions of the LTIP (the “Replacement RSUs”) shall be deemed “Substitute Awards” for purposes of the Omnibus Incentive Plan and shall be subject to the terms and conditions of the LTIP, the Omnibus Incentive Plan and any award agreement governing such Replacement RSUs.

Section 8.04     Publicity. Purchaser, on the one hand, and the Company and the Sellers, on the other hand, shall communicate and cooperate with each other prior to any press release or public disclosure of the Transactions. Purchaser, on the one hand, and the Company and the Sellers, on the other hand, agree that no public release or announcement concerning the terms of the Transactions shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except such release or announcement as may be required by Law or the rules and regulations of any stock exchange upon which the securities of one of the Company’s or any Seller’s Affiliates or Purchaser or one of its Affiliates are listed, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that (i) Purchaser, the Sellers and the Company are permitted to (A) report and disclose the status and terms (including price terms) of this Agreement and the Transactions to their (or in the case of any Seller or the Company, its sponsors’) direct or indirect limited partners if required by those governing documents with those limited partners and otherwise in the ordinary course of their business and (B) disclose the consummation of the Transactions (but not, without the consent of the other parties, price terms or the name of such other parties) on their websites and otherwise in the ordinary course of their business and (ii) the Company and the Sellers are permitted to report and disclose the status of this Agreement and the Transactions pursuant to an internal communication or otherwise to its employees.

Section 8.05     Confidentiality.

(a)            Purchaser acknowledges that the information provided to it, its Affiliates and its and their respective Representatives in connection with this Agreement and the Transactions are subject to the terms of the Confidentiality Agreement between UFG Holdings LLC and Purchaser, dated as of August 17, 2020 (as amended or modified from time to time, the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated by reference.

(b)            From and after the Closing, Purchaser, the Company and their respective Subsidiaries shall treat and hold as confidential any information regarding any Seller, Blocker or Blocker GP or any of its respective Affiliates in their businesses distinct from the Business (such information, the “Confidential Information”) and refrain from using any of the Confidential Information except in connection with this Agreement or the Ancillary Agreements, or as may otherwise be required by Law, in connection with any dispute with third parties or any defense or prosecution of legal proceedings, financial reporting, Tax or accounting matters.

Section 8.06     Access to Information.

(a)            Prior to the Closing Date and subject to applicable Laws and Section 8.05, Purchaser shall be entitled, through its officers, employees and Representatives (including its legal advisors and accountants), to have such access to the properties, businesses and operations of the Company and such examination of the books and records of the Company, as it reasonably requests upon reasonable advance written notice in connection with Purchaser’s efforts to consummate the Transactions. Any such access and examination shall be conducted during regular business hours and under circumstances that do not unreasonably interfere with the normal operations of the business and shall be subject to restrictions under applicable Law. The Company shall cause its and its Subsidiaries’ respective officers, employees, consultants, agents, accountants, attorneys and other Representatives to cooperate with Purchaser and Purchaser’s Representatives in connection with such access and examination, and the Company and its Representatives, as the case may be, shall cooperate with Purchaser and its Representatives, as the case may be, and shall use their reasonable best efforts to minimize any disruption to the Business. Any disclosure during such investigation by the Company or its Representatives shall not constitute any enlargement or additional representation or warranty of any Seller-Side Party beyond those specifically set forth in Article IV, Article V or Article VI, as applicable. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it (i) relates to interactions with other prospective buyers of the Company or the negotiation of this Agreement and the Transactions, (ii) would unreasonably disrupt the operations of any Seller, the Company or any of their respective Subsidiaries, or (iii) would require any Seller, the Company or any of their respective Subsidiaries to disclose information that, in the reasonable judgment and good faith of counsel to such Seller or the Company, is subject to attorney-client privilege or may conflict with any applicable Law or confidentiality obligations to which such Seller or the Company or any of their respective Subsidiaries is bound.

(b)            Notwithstanding anything to the contrary contained herein, prior to the Closing, (i) without the written consent of the Company, Purchaser shall not contact any customers of the Company or any of its Subsidiaries, other than in the ordinary course of business of Purchaser or any of its Affiliates with respect to matters not involving the Company or its Subsidiaries, and provided that the applicable Seller or the Company shall have the right to have a Representative present during any such contact in the event that it consents to such contact, and (ii) Purchaser shall not have any right to perform invasive or subsurface investigations of the properties or facilities of the Company or its Subsidiaries without the prior written consent of the Company.

Section 8.07     Regulatory Approvals.

(a)            Each of the parties hereto shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws, to consummate and make effective as promptly as practicable the Transactions, including providing any notices to any Person required in connection with the consummation of the Transactions, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the Transactions; provided, that in no event shall any party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions (other than fees or expenses payable to the SEC in connection with the Transactions, including the Registration Statement, filing fees payable pursuant to the HSR Act or other Competition Laws, and any other ordinary course filing fees in connection with Governmental Filings required to consummate the Transactions). Subject to appropriate confidentiality protections and applicable Competition Laws, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b)            Each of the parties hereto shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information (i) required under any applicable Competition Laws or other applicable Laws or (ii) requested by a Governmental Entity pursuant to applicable Competition Laws) to effect promptly all necessary filings with any Governmental Entity and to obtain all necessary, proper or advisable actions or nonactions, approvals consents, waivers, exemptions and approvals of any Governmental Entity necessary to consummate the Transactions. Each party hereto shall provide to the other parties copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the Transactions or any of the matters described in this Section 8.07. Each of the parties hereto shall promptly inform the other of any substantive oral communication with, and provide copies of any written communications with, any Governmental Entity regarding any such filings or any such transaction, unless prohibited by reasonable request of any Governmental Entity. No party hereto shall independently participate in any meeting or substantive conference call with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting or substantive conference call and, to the extent permitted by such Governmental Entity, the opportunity to attend or participate. In the event a party is prohibited from participating in or attending any meeting or substantive conference call, the participating party shall keep the other party promptly and reasonably apprised with respect thereto, to the extent permitted by applicable Law. To the extent permissible under applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under Competition Laws or other applicable Laws. Any documents or other materials provided pursuant to this Section 8.07(b) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material or personally-identifiable information or other sensitive personal or financial information, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 8.07 as “outside counsel only material.” Such “outside counsel only materials” and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding the foregoing, neither party shall be obligated to share with the other party documents responsive to items 4(c) and 4(d) on the Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act.

(c)            Without limiting the generality of the undertakings pursuant to this Section 8.07, each party hereto shall use reasonable best efforts to provide or cause to be provided (including, with respect to filings pursuant to the HSR Act, by its “Ultimate Parent Entities”, as that term is defined in the HSR Act) as promptly as reasonably practicable to any Governmental Entity information and documents relating to such party as requested by such Governmental Entity or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act and any other filing or notice that may be required with any other Governmental Entity as promptly as reasonably practicable after the date hereof (and, in the case of filings under the HSR Act, no later than 10 Business Days after the date hereof), and thereafter to respond as promptly as reasonably practicable to any request for additional information or documentary material relating to such party that may be made (including under the HSR Act and any similar Competition Law regarding preacquisition notifications for the purpose of competition reviews). Each of the Company and Purchaser shall supply as promptly as practicable any additional information and documentary material relating to such party that may be requested by any Governmental Entity and furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Entity (including, with respect to Purchaser and its Affiliates, providing financial information and certificates as well as personal information of senior management or control persons, and making individuals with appropriate seniority and expertise available to participate in discussions or hearings). Purchaser shall cause the filings made by it (or by its Ultimate Parent Entity, if applicable) under the HSR Act to be considered for grant of “early termination,” and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

(d)            Purchaser shall provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Entity relating to (i) Purchaser and its Affiliates (including any of its, or its Affiliates’, directors, officers, employees, partners, members or shareholders), (ii) all Persons who are deemed or may be deemed to “control” Purchaser and its Subsidiaries within the meaning of applicable Mortgage Laws and (iii) Purchaser’s and its Affiliates’ structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders.

(e)            If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Entity or any private party challenging any of the Transactions as violative of any applicable Law, each of the parties hereto shall, at the sole cost and expense of Purchaser, cooperate with one another in good faith and use their reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the Transactions), and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Entity to prevent or enjoin consummation of this Agreement (and the Transactions), including by defending any Action brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Entity or private party may have to any of the Transactions under such applicable Law so as to permit the consummation of the Transactions in their entity.

(f)            Notwithstanding the foregoing, Purchaser shall, and shall cause its controlled Affiliates to, take any and all actions necessary to obtain any authorization, consent or approval of a Governmental Entity (including in connection with any Governmental Filings) necessary or advisable so as to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event, no later than the Outside Date) and to resolve, avoid or eliminate any impediments or objections, if any, that may be asserted with respect to the Transactions under any Law, or to otherwise oppose, avoid the entry of, or to effect the dissolution of, any order, decree, judgment, preliminary or permanent injunction that would otherwise have the effect of preventing, prohibiting, restricting, or delaying the consummation of the Transactions, including: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of, or holding separate of, businesses, product lines, rights or assets of Purchaser or its controlled Affiliates (including the Company and its Subsidiaries) or any interest therein (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such businesses, product lines, rights or assets) and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Purchaser’s or its controlled Affiliates’ (including the Company’s and its Subsidiaries’), freedom of action with respect to, or its ability to retain or control, one or more of the businesses, product lines, rights or assets of Purchaser and its controlled Affiliates (including the Company and its Subsidiaries) or interest therein, in each case as may be required in order to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event no later than the Outside Date).

(g)            From the date of this Agreement until Closing, neither Purchaser nor any of its controlled Affiliates shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition could in any material respect (individually or in the aggregate): (i) impose any delay in obtaining, or increase the risk of not obtaining, consents of a Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of a Governmental Entity seeking or entering a Governmental Order prohibiting the consummation of the Transactions, (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Transactions.

(h)            Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any Seller-Side Party to (i) take, or cause to be taken, any action with respect to Blackstone or any of its Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of Blackstone or any of its Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, other than with respect to the Company and its Subsidiaries, or (ii) provide, or cause to be provided, (A) nonpublic or other confidential financial or sensitive personally identifiable information of Blackstone, its Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ (each of the foregoing Persons, a “Blackstone Related Person”) nonpublic or other confidential financial or sensitive personally identifiable information (other than such information with respect to the officers and directors of the Company which may be provided to a Governmental Entity on a confidential basis) or (B) any other nonpublic, proprietary or other confidential information of a Blackstone Related Person that exceeds the scope of information that such Blackstone Related Person has historically supplied in connection with a similar governmental filing or notification.

Section 8.08     Director and Officer Liability; Indemnification.

(a)            Without limiting any additional rights that any Person may have under any Company Benefit Plan, from the Closing through the sixth anniversary of the Closing Date, the Company shall indemnify and hold harmless each present (as of immediately prior to the Closing) and former officer, director, manager, general partner, agent, employee or fiduciary of the Company and its Subsidiaries (the “Indemnified Individuals”) from and against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, (i) by reason of the fact that the Indemnified Individual is or was an officer, director, manager, general partner, agent, employee or fiduciary of the Company or its Subsidiaries and (ii) arising out of or pertaining to matters existing or occurring at or prior to the Closing (including this Agreement and the other transactions and actions contemplated hereby and the enforcement of any such Indemnified Individual’s rights under this Section 8.08 or otherwise), whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable Law. In the event of any such Action, (x) each Indemnified Individual will be entitled to advancement of expenses incurred in the defense of any Action from the Company within ten Business Days of receipt by the Company from such Indemnified Individual of a request therefor, (y) the Company shall not settle, compromise or consent to the entry of any judgment in any Action or threatened Action (and in which indemnification could be sought by such Indemnified Individual hereunder) without the consent of such Indemnified Individual unless such settlement, compromise or consent includes an unconditional release of such Indemnified Individual from all liability arising out of such Action and (z) the Company shall cooperate in the defense of any such matter.

(b)            The Organizational Documents of each of the Company and its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present (as of immediately prior to the Closing) directors, managers, officers and general partners of the Company and its Subsidiaries than are set forth in the Organizational Documents of the Company and its Subsidiaries as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would adversely affect the rights thereunder of any such individuals.

(c)            From and after the Closing, Purchaser shall, and New Pubco shall cause Purchaser to, maintain (or cause its Affiliates to maintain) the existing insurance policies with the level and scope of directors’ and officers’ liability insurance as applicable to the Company and its Subsidiaries as of immediately prior to the Closing for a period of six (6) years following the Closing (such period, the “Tail Insurance Period”) and covering those persons who served as a director or officer of the Company or any of its Subsidiaries, as the case may be, who were covered by a Seller’s, the Company’s or their respective Affiliates’ directors’ and officers’ liability insurance prior to the Closing. If, for any reason, any such insurance policy is anticipated to lapse or cease to be effective prior to the end of the Tail Insurance Period, Purchaser shall, and New Pubco shall cause Purchaser to, with respect to any insurance policy covering those persons who served as a director or officer of the Company or any its Subsidiaries prior to the Closing, purchase or cause to be purchased a tail policy with the level and scope of directors’ and officers’ liability insurance as applicable to the Company or its Subsidiaries, as the case may be, as of immediately prior to the Closing covering those persons serving as a director or officer of the Company or its Subsidiaries, as the case may be.

(d)            Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing) is made against any Indemnified Individual on or prior to the sixth anniversary of the Closing, the provisions of this Section 8.08 shall continue in effect until the final disposition of such Action.

(e)            The covenants in this Section 8.08 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Individuals and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Individual is entitled, whether pursuant to law, contract or otherwise.

(f)            In the event that the Company, New Pubco or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person or effects any division transaction or similar transaction, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or Purchaser, as the case may be, shall succeed to the obligations set forth in this Section 8.08. In addition, the Company shall not distribute, sell, transfer or otherwise dispose of any of its assets (whether by merger, consolidation, division or otherwise) in a manner that would reasonably be expected to render the Company unable to satisfy its obligations under this Section 8.08.

Section 8.09     Reasonable Best Efforts. Without limiting the parties’ obligations under Section 8.07, upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transactions, including: (a) the satisfaction of the conditions precedent to the obligations of any of the parties; (b) (i) the preparation and filing, in consultation with the other parties, as promptly as reasonably practicable with any Governmental Entity or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) the obtaining and maintaining of all approvals, consents, waivers, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party, in each case of the foregoing clauses (i) and (ii), that are necessary, proper or advisable to consummate and make effective the Transactions; (c) the defending of any Actions challenging this Agreement or the performance of the obligations hereby; and (d) the execution and delivery of such instruments, and the taking of such other actions, as the other party may reasonably require in order to carry out the intent of this Agreement. Notwithstanding the foregoing, none of the Company, any Seller or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval.

Section 8.10     Preservation of Records. Purchaser shall, and shall cause the Company to, preserve and keep the records held by them relating to the Business for a period of seven years following the Closing Date (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to the Seller Representative as may be reasonably required by the Seller Representative in connection with any insurance claims by, legal proceedings or Tax audits against, governmental investigations of, or compliance with applicable Laws by, any Seller or any of its Affiliates.

Section 8.11     Tax Matters.

(a)            Intended Tax Treatment; Purchase Price Allocation. The parties intend that (i) effective with the date of the Domestication, Purchaser will elect on Form 8832 to be treated as a corporation for U.S. federal income tax purposes, the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and that this Agreement shall be adopted as a plan of reorganization, (ii) the Mergers, the Blocker GP Contribution, the PIPE and the New Pubco Class B Common Stock Subscription, taken together, shall qualify as a contribution to New Pubco by Blocker GP, the owners of the Blocker immediately prior to Closing and the Sellers of Blocker Shares and/or Cash (as applicable) and by the owners of Purchaser of the equity of Purchaser pursuant to Section 351 of the Code, and (iii) any issuances of New Pubco Shares or Participating Company Units pursuant to Section 3.04 of this Agreement shall be treated as a non-taxable adjustment to the Equity Value Amount (clauses (i), (ii) and (iii), collectively, the “Intended Tax Treatment”). The Seller Representative shall prepare and deliver to New Pubco, within ninety (90) days of the Closing Date, an allocation of the Sellers’ aggregate Cash Consideration and the Blocker GP Sale Consideration and any other amounts treated as consideration for U.S. federal income tax purposes among the Company’s assets in accordance with and Section 1060 (and Section 751 and 755, if applicable) of the Code and the Treasury regulations promulgated thereunder (the “Allocation”). New Pubco shall have thirty (30) days from the receipt of the Allocation to review and comment on the Allocation and New Pubco and the Seller Representative shall negotiate in good faith to resolve any disagreements; provided, that if New Pubco does not provide any comments in writing to the Seller Representative within such period, such Allocation as delivered by the Seller Representative shall become final. Any disputes under this Section 8.11(a) that cannot be resolved through good faith negotiation shall be referred to an independent accounting firm (the “Accountant”), whose determination shall be final and binding upon the parties. The cost of the Accountant’s review and determination shall be borne by New Pubco and the Seller Representative based on the percentage which the portion of the contested amount not awarded in favor of each such Person bears to the amount actually contested by such Person. The parties agree that the Domestication shall be treated as a transaction described in Treasury Regulation Section 1.367(b)-3, and shall reasonable cooperate in furnishing U.S. shareholders of Purchaser with the information necessary to comply with their reporting obligations under such provision, and to make qualified electing fund elections under Section 1295 of the Code. The Seller Representative and New Pubco shall report consistently with the Intended Tax Treatment and the Allocation on all Tax Returns, and no party shall take any position in any Tax Return or with any Governmental Entity that is inconsistent with the Intended Tax Treatment or Allocation, as finally determined in accordance with this Section 8.11(a) in each case, unless required to do so by a final determination as defined in Section 1313 of the Code.

(b)            Tax Returns.

(i)            New Pubco shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns for Blocker and the Company and its Subsidiaries required to be filed after the Closing and shall make all payments required with respect to any such Tax Returns; provided that, notwithstanding anything in this Agreement to the contrary, Blocker GP may, at its election, prepare and file (or cause Blocker to file) any information Tax Returns with respect to any distributions or payments to the owners of Blocker prior to Closing. With respect to any Tax Returns of the Company and its Subsidiaries that are due after the Closing with respect to a Pre-Closing Tax Period or a Straddle Period that are of the type used to report the income, loss, gain, deduction and other Tax attributes from the operation of a partnership or other pass-through entity and that are of the type that could reflect items of income, loss, gain, deduction or other Tax attributes required to be included on a Tax Return of a Seller (whether or not such items are actually reflected thereon) (a “Pass-Through Tax Return”), (w) such Pass-Through Tax Returns shall be prepared consistent with past practice, except as otherwise required by applicable Law, (x) New Pubco shall submit such Tax Return to the Seller Representative no later than thirty (30) days prior to filing any such Pass-Through Tax Return for its review, (y) New Pubco shall make any changes to such Pass-Through Tax Return reasonably requested by the Seller Representative and (z) no such Pass-Through Tax Return shall be filed without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the Company (and any Subsidiary of the Company that is a partnership for U.S. federal (or other applicable) tax purposes) shall have in effect an election under Section 754 of the Code (and any similar election under state or local law) for the taxable period which includes the Closing Date.

(ii)            The parties agree that in connection with the preparation and filing of Tax Returns of or with respect to Company and its Subsidiaries, to the extent permitted by applicable Law, deductions and/or losses of or with respect to Indebtedness and Outstanding Company Expenses (or amounts that would have been Outstanding Company Expenses except they were paid prior to the Closing) shall be claimed in taxable periods, or portions thereof, ending on or before the Closing Date.

(c)            Allocation of Taxes. The portion of any Taxes for a Straddle Period allocable to the portion of such Straddle Period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts, payroll or other similar levels of activities or (y) imposed in connection with any sale or other transfer or assignment of property, other than Transfer Taxes, the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period; provided that, for the avoidance of doubt, any Taxes incurred in connection with the Pre-Closing Reorganization, including Taxes incurred as a result of Sections 707, 704(c)(1)(B), 737 and Section 481(a) of the Code with respect to any transaction occurring prior to the Closing, shall be allocated to the portion of the Straddle Period ending on the Closing Date. For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 8.11(c), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion. The parties agree that all items of income, gain, loss, deduction and credit allocable among the members of the Company for the taxable year that includes the Closing Date shall be allocated by taking into account the member’s varying interests during such taxable year in accordance with Section 706(d) of the Code using the “interim closing of the books” method.

(d)            Cooperation of Tax Matters. The Sellers, Purchaser and New Pubco shall cooperate reasonably in connection with the filing of any Tax Returns and any Tax Proceeding or other audit or claim with respect to Taxes. Such cooperation shall include the provision of records and information with respect to Blocker, the Company or any Subsidiary which are reasonably relevant to any Tax Proceeding or other audit or claim. Without limiting the foregoing, the Sellers, Purchaser and New Pubco will cooperate reasonably and use reasonable best efforts to have the now-current officers, directors and employees of the Company or any Subsidiary cooperate in furnishing information, evidence, testimony and other assistance in connection with the filing of any Tax Return or any Tax Proceeding or other audit or claim.

(e)            Tax Proceedings.

(i)            If a written notice of deficiency, audit, examination, or other administrative or judicial proceeding, in each case with respect to Taxes of Blocker, the Company or any Subsidiary for a Pre-Closing Tax Period or Straddle Period (a “Tax Proceeding”) is received from a Governmental Entity by New Pubco or any of its Affiliates, New Pubco shall give the Seller Representative written notice of such Tax Proceeding within ten (10) Business Days of receipt of such notice.

(ii)            The Seller Representative shall have the right, at its own expense, to control any Tax Proceeding with respect to any Pass-Through Tax Return for any Pre-Closing Tax Period; provided, however, the Seller Representative shall inform New Pubco of the status of any such Tax Proceeding, shall provide New Pubco (at New Pubco’s cost and expense) with copies of any pleadings, correspondence and other documents as New Pubco may reasonably request and shall reasonably consult with New Pubco prior to the settlement of any such proceedings and shall obtain the prior written consent of New Pubco prior to the settlement of any such proceedings that could reasonably be expected to adversely affect New Pubco or the Company or any Subsidiary in any taxable period ending after the Closing Date, which consent shall not be unreasonably conditioned, withheld or delayed; provided, further, that New Pubco, at its own expense, shall have the right to participate in, but not direct, the prosecution or defense of any such Tax Proceedings controlled by the Seller Representative; and provided further, with respect to any such Pass-Through Tax Return, the Seller Representative shall, or shall cause the applicable Company or Subsidiary of the Company to, make any available election under Code Section 6226 and corresponding provisions of state, local or foreign law, and to make such allocations and issue such notices, as are necessary to give effect to such election.

(iii)            New Pubco shall have the right, at its own expense, to control any other Tax Proceeding with respect to Blocker, the Company or any Subsidiary for any Pre-Closing Tax Period or any Straddle Period; provided, that in the case of any such Tax Proceeding with respect to a Pre-Closing Tax Period or Straddle Period and which is not otherwise controlled by the Seller Representative in accordance with this Section 8.11(e), New Pubco shall keep the Seller Representative reasonably informed of the status of any such Tax Proceeding, shall provide the Seller Representative (at the Seller Representative’s cost and expense) with copies of any pleadings, correspondence and other documents as the Seller Representative may reasonably request, and shall consult with the Seller Representative prior to the settlement of any such proceedings and shall obtain the prior written consent of the Seller Representative prior to the settlement of any such proceedings that could reasonably be expected to adversely affect the Seller Representative or any of its Affiliates, which consent shall not be unreasonably conditioned, withheld or delayed; provided, further, that the Seller Representative, at its own expense, shall have the right to participate in, but not direct, the prosecution or defense of any such Tax Proceeding controlled by New Pubco that relates a Pre-Closing Tax Period or Straddle Period.

(f)            Refunds. The Seller Representative shall be entitled to, on behalf of the Sellers and Blocker GP, the amount of any refund or credit of Taxes of the Company or any of its Subsidiaries and, on behalf of Blocker GP and the owners of Blocker as of immediately prior to the Blocker Merger, any refund or credit of Taxes of Blocker, in each case with respect to any Pre-Closing Tax Period or Straddle Period (allocated in accordance with Section 8.11(c)). New Pubco shall pay, or cause to be paid, to the Seller Representative any amount to which it is entitled pursuant to this Section 8.11(f) within five (5) calendar days of the receipt or recognition (by means of an actual reduction in Taxes otherwise currently payable) of the applicable refund or credit by New Pubco or any of its Affiliates. To the extent requested by the Seller Representative, New Pubco will reasonably cooperate in obtaining such refund or credit, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims.

(g)            Post-Closing Actions. Neither New Pubco or any of its Affiliates (including Purchaser and, after the Closing, Blocker, the Company, or any of its Subsidiaries) shall, without the prior written consent of the Seller Representative, (i) make, change or revoke any Tax election affecting a Pre-Closing Tax Period or Straddle Period, (ii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return relating to a Pre-Closing Tax Period or Straddle Period, (iii) file or request any ruling with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries, or enter into any voluntary disclosure with any Governmental Entity regarding any Tax or Tax Returns of the Company or any of its Subsidiaries, in each case relating to a Pre-Closing Tax Period or Straddle Period or (iv) take any action that results in any increased Tax liability or reduction of any Tax asset of the Sellers, Blocker GP and the owners of Blocker as of immediately prior to the Blocker Merger in respect of any Pre-Closing Tax Period or Straddle Period.

(h)            Transfer Taxes. Notwithstanding any other provision in this Agreement, the Company shall be responsible for all Transfer Taxes incurred in connection with the Transactions. The party required to do so as a matter of applicable Law shall, at its own expense, timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

(i)            FIRPTA Certificate; Tax Forms. At or prior to the Closing, Purchaser shall have received (i) a duly executed certificate and notice in compliance with Treasury Regulation Section 1.1445-2(c) and 1.897- 2(h), certifying that Blocker is not, and has not been at any time during the five year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder, and (ii) from each Seller and Blocker GP, an Internal Revenue Service Form W-9.

Section 8.12          Registration Statement; Special Meeting.

(a)            Subject to receipt of the PCAOB Audited Financials, as promptly as practicable following the execution and delivery of this Agreement (and, in any event, no later than 30 days following the date hereof), New Pubco shall use its reasonable best efforts to prepare, with the assistance of Purchaser and the Company, and cause to be filed with the SEC, the Registration Statement. Each of New Pubco, Purchaser and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act and the Proxy Statement cleared of SEC comments as promptly as practicable after the filing of the Registration Statement, and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. New Pubco also shall use its reasonable best efforts to obtain all necessary state securities law or “blue sky” approvals required to consummate the Transactions. Each of New Pubco, Purchaser and the Company shall furnish all information concerning itself, its Subsidiaries, officers, directors, managers and equityholders as may be reasonably necessary or advisable in connection with such actions and the preparation of the Registration Statement and the Proxy Statement, and the Company shall cause its directors, officers, and employees to be reasonably available to New Pubco, Purchaser, and their counsel in connection with the preparation and drafting of the Registration Statement and responding in a timely manner to comments on the Proxy Statement from the SEC. Promptly after the Registration Statement is declared effective under the Securities Act, Purchaser will cause the Proxy Statement to be mailed to stockholders of Purchaser.

(b)            No filing of, or amendment or supplement to, the Registration Statement will be made by New Pubco without providing Purchaser and the Company with a reasonable opportunity to review and comment thereon. Each of New Pubco, Purchaser and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If New Pubco, Purchaser or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) each of New Pubco, Purchaser and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Registration Statement. New Pubco, Purchaser and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Purchaser Shares, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Organizational Documents of Purchaser. Each of New Pubco and Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any oral comments, that it receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments, and shall give the Company a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of New Pubco, Purchaser and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to stockholders of Purchaser and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)            Purchaser agrees to include provisions in the Proxy Statement, and to take all reasonable action related thereto, with respect to (i) approval of the Domestication and the LLC Agreement of Purchaser (including the approval of the Business Combination) (collectively, the “Cayman Proposals”), (ii) each approval (including any approval that is solely on an advisory basis) of each provision of the A&R Certificate of Incorporation of New Pubco that reasonably requires a separate vote under SEC or NYSE rules (all such approvals, collectively, the “Amendment Proposal”), (iii) each approval of each issuance of Purchaser Shares, shares of New Pubco Class A Common Stock or New Pubco Class B Common Stock that reasonably requires a separate vote under SEC or NYSE rules (including approval of the issuance of Purchaser Shares pursuant to the Purchaser PIPE Agreements, each issuance of New Pubco Shares under each New Pubco PIPE Agreement and approval of each other issuance that is subject to related party transaction rules) (all such approvals, collectively, the “Issuance Proposal”), (iv) approval of an extension of the date by which Purchaser must consummate a Business Combination to October 8, 2021 (or, if elected by the Company prior to the date the Registration Statement is declared effective under the Securities Act, such other date designated by the Company) to be effected by way of amendment and restatement of the Memorandum and Articles of Association (the “Extension Proposal”), (v) approval of the adoption of the Omnibus Incentive Plan (the “Omnibus Incentive Plan Proposal”) and (vi) approval of any other proposals that are required to be made and approved in order to consummate the Transactions and any other proposals that are reasonably agreed between Purchaser and the Company to be appropriate in connection with the Transactions (together with the Cayman Proposals, the Amendment Proposal, the Issuance Proposal, the Extension Proposal and the Omnibus Incentive Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Purchaser shall propose to be acted on by Purchaser Stockholders at the Special Meeting. Purchaser shall file any special resolutions with the Registrar with respect to the Cayman Proposals, such special resolutions to be forwarded to the Registrar within 15 days after such approval of such special resolutions in accordance with s.62 of the Companies Law.

(d)            Purchaser shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (and, in any event, no later than 10 days following such declaration of effectiveness), (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with applicable Law, (ii) cause the Proxy Statement to be disseminated to Purchaser Stockholders in compliance with applicable Law and (iii) solicit proxies from shareholders of Purchaser to vote in favor of each of the Proposals. Purchaser shall, through the Purchaser Board, recommend to its stockholders that they approve each of the Proposals (the “Purchaser Board Recommendation”) and shall include the Purchaser Board Recommendation in the Proxy Statement. The Purchaser Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Purchaser Board Recommendation. Once notice of the Special Meeting has been given, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (x) Purchaser shall not cancel, recess, adjourn, postpone or delay the Special Meeting and (y) neither the Purchaser Board nor any committee or subcommittee thereof shall change the record date for determining stockholders of Purchaser entitled to notice of or to vote at the Special Meeting or any adjournment; provided, however, that Purchaser shall have the right to adjourn the Special Meeting on a single occasion to a date that is not five Business Days later than the originally scheduled date of the Special Meeting; provided, further, that in connection with such adjournment, (A) neither the Purchaser Board nor any committee or subcommittee shall change the record date for determining stockholders of Purchaser entitled to notice of or to vote at the Special Meeting or any adjournment and (B) the Purchaser Board shall direct that the date, time and place (or means of remote communication) of the adjournment be announced at the Special Meeting. Following the adjournment of the Special Meeting in accordance with the immediately preceding two provisos, Purchaser (I) shall cause a supplement to the Proxy Statement to be disseminated to Purchaser Stockholders in compliance with applicable Law, which supplement shall include a reaffirmation of the Purchaser Board Recommendation and the date, time and place of the Special Meeting as so adjourned, (II) shall continue to solicit proxies from the holders of Purchaser Shares to vote in favor of each of the Proposals, and (III) notwithstanding anything to the contrary herein or otherwise, Purchaser shall not otherwise cancel, recess, adjourn, postpone or delay the Special Meeting as so adjourned or take any other action to prevent or impede the Special Meeting as so adjourned from being convened or otherwise prevent or impede any of the Proposals from being submitted to the stockholders entitled to vote thereon. Notwithstanding anything to the contrary in this subsection (d), Purchaser shall, at the written request of the Company, adjourn the Special Meeting to a date to be agreed upon by Purchaser and the Company for the absence of a quorum or if Purchaser has not received proxies representing a sufficient number of Purchaser Shares to obtain approval of the Proposals at the Special Meeting (which date, if not mutually agreed upon by Purchaser and the Company, shall be the date that is ten Business Days after the adjourned Special Meeting).

(e)            Purchaser shall cause the Proxy Statement to include terms providing Purchaser Stockholders with the opportunity to redeem their Purchaser Shares by delivering such shares for redemption to Purchaser’s transfer agent not later than 5:00 pm eastern time on the date that is two Business Days prior to the date of the Special Meeting.

Section 8.13          Purchaser NYSE Listing.

(a)            From the date hereof through the Closing, Purchaser shall use reasonable best efforts to ensure Purchaser remains listed as a public company on, and for Purchaser Shares to be listed on, NYSE.

(b)            Purchaser and New Pubco shall use reasonable best efforts to cause the New Pubco Shares to be issued in connection with the Transactions (including the Earnout Shares) and issuable pursuant to the Exchange Agreement to be approved for listing on NYSE as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

Section 8.14          Purchaser Public Filings. From the date hereof through the Closing, Purchaser will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

Section 8.15          Insurance Matters. Prior to the Closing, New Pubco shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of New Pubco, the Company, and their respective Subsidiaries at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as New Pubco, the Company and their Subsidiaries.

Section 8.16          Section 16 Matters. Prior to the Closing, the Purchaser Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of New Pubco Shares pursuant to this Agreement (including pursuant to Section 3.04) and the other agreements contemplated hereby, by any person who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Purchaser following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 8.17          Exclusivity.

(a)            During the Interim Period, Purchaser shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue, engage in or facilitate discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide any information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their controlled Affiliates or Representatives), concerning, relating to or which is intended or could reasonably be likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Purchaser Business Combination Proposal”) other than with the Company, its equityholders or their respective controlled Affiliates. Purchaser shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Purchaser Business Combination Proposal. Purchaser shall promptly (but in no event later than twenty-four (24) hours after becoming aware of any Purchaser Business Combination proposal) notify the Company of any Purchaser Business Combination Proposal following Purchaser’s awareness thereof and shall provide a copy of such Purchaser Business Combination Proposal if in writing or otherwise provide a detailed summary of the material terms of such Purchaser Business Combination Proposal to the Company.

(b)            During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue, engage in or facilitate discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide any information to or commence due diligence with respect to, any Person (other than Purchaser, its shareholders and/or any of their controlled Affiliates or Representatives), concerning, relating to or which is intended or could reasonably be likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any (i) reorganization, liquidation, dissolution, share exchange or recapitalization (excluding a recapitalization funded with the proceeds of debt financing), (ii) merger or consolidation involving the Company or any of its Subsidiaries, (iii) sale of all or substantially all of the Company’s or its Subsidiaries’ assets (other than securitization transactions and other sales of assets in the ordinary course of business) or equity interests (or any rights to acquire, or securities convertible into or exchangeable for, any such equity interests) or (iv) similar transaction or business combination involving the Company or any of its Subsidiaries or its or their business or assets (a “Company Business Combination Proposal”), in each case other than (A) with Purchaser, its equityholders or their respective controlled Affiliates or (B) as otherwise contemplated or permitted by this Agreement (including in connection with the Pre-Closing Reorganization or as permitted under Section 8.01). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Company Business Combination Proposal. The Company shall promptly (but in no event later than twenty-four (24) hours after becoming aware of any Company Business Combination proposal) notify Purchaser of any Company Business Combination Proposal following the Company’s awareness thereof and shall provide a copy of such Company Business Combination Proposal if in writing or otherwise provide a detailed summary of the material terms of such Company Business Combination Proposal to Purchaser.

Section 8.18         Trust Account. Prior to or at the Closing, Purchaser shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares validly requested by Redeeming Stockholders and (b) the payment of the amounts set forth in this Agreement (including each Seller’s Seller Cash Consideration, the Blocker GP Sale Consideration and the aggregate Blocker Merger Consideration).

Section 8.19          No Claim Against the Trust Account. The Company acknowledges that Purchaser is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Purchaser’s final prospectus, dated April 5, 2019 and other SEC Reports, the Memorandum and Articles of Association, and the Trust Agreement and understands that Purchaser has established the Trust Account described therein for the benefit of Purchaser’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Purchaser’s sole assets consist of the cash proceeds of Purchaser’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the Transactions are not consummated by April 8, 2021 or such later date as approved by the shareholders of Purchaser to complete a Business Combination, Purchaser will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future Action of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Purchaser to collect from the Trust Account any monies that may be owed to them by Purchaser or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. In the event that the Company commences any Action against or involving the Trust Fund in violation of the foregoing, the Purchaser shall be entitled to recover from such party the associated reasonable legal fees and costs in connection with any such Action, in the event Purchaser prevails in such Action. This Section 8.19 shall survive the termination of this Agreement.

Section 8.20          Warrant Offer. At the sole election of the Company, during the period prior to the Closing, Purchaser shall commence a tender offer (such tender offer, the “Warrant Offer”) for the outstanding Public Warrants, with the price per Public Warrant, the aggregate amount of warrants subject to the Warrant Offer, and the other terms and conditions of the Warrant Offer to be determined by the Company in its sole discretion. In the event the Company elects to have Purchaser commence such Warrant Offer, Purchaser shall use its reasonable best efforts to launch such Warrant Offer as soon as practicable, and such Warrant Offer shall be consummated concurrently with the Closing with any such payment for the Public Warrants in connection with the Warrant Offer to be made from the combined cash of the Company and Purchaser after the release of funds from the Trust Account. The Company shall have the right to review and approve all agreements and other documentation relating to the Warrant Offer, and Purchaser shall not change or waive any of the terms of the Warrant Offer without the Company’s prior written consent. Purchaser shall comply with all applicable securities laws in its making of the Warrant Offer.

Section 8.21          Pre-Closing Governance Covenants. Each of Purchaser and (to the extent applicable) New Pubco shall take, or cause to be taken, the actions set forth in this Section 8.21 prior to the New Pubco Class B Common Stock Subscription (including, with respect to actions involving New Pubco, in Purchaser’s capacity as the sole stockholder of New Pubco).

(a)            Purchaser and New Pubco shall (i) cause each Person serving as a member of the board of directors of New Pubco or the board of managers of Purchaser, as applicable, immediately prior to the Purchaser Merger Effective Time to resign from such position, effective upon the Purchaser Merger Effective Time, and (ii) elect or otherwise cause Persons designated by the Company to comprise the entire board of directors of New Pubco, effective upon the Purchaser Merger Effective Time; provided, that the board of directors as so constituted shall comply with applicable rules concerning director independence required by the SEC and the rules and listing standards of NYSE.

(b)            Purchaser and New Pubco shall (i) cause each Person serving as an officer of New Pubco or Purchaser, as applicable, immediately prior to the Purchaser Merger Effective Time to resign from such position, effective upon the Purchaser Merger Effective Time, and (ii) appoint or otherwise cause to be appointed each Person serving as an officer of the Company immediately prior to the Purchaser Merger Effective Time as a corresponding officer of New Pubco, effective upon the Purchaser Merger Effective Time.

(c)            New Pubco shall, and Purchaser shall cause New Pubco to, take all actions to cause the Amended and Restated Certificate of Incorporation of New Pubco, in the form attached hereto as Exhibit E (the “A&R Certificate of Incorporation of New Pubco”), to be filed with the Secretary of State of the State of Delaware and become effective prior to the consummation of the transactions contemplated by the New Pubco PIPE Agreements.

(d)            Purchaser and New Pubco shall take all actions to cause the Amended and Restated Bylaws of New Pubco, in the form attached hereto as Exhibit F (the “A&R Bylaws of New Pubco”), to be adopted effective upon the Purchaser Merger Effective Time.

Section 8.22          Financial Statements and Related Information. As promptly as practicable following the date of this Agreement (but in any event no later than January 31, 2021), the Company shall provide to Purchaser (a) the audited consolidated statement of financial condition of the Company as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and comprehensive income, cash flows and members’ equity of the Company for the periods ended December 31, 2017, December 31, 2018 and December 31, 2019 prepared in accordance with (i) GAAP applied on a consistent basis throughout the covered periods and (ii) Regulation S-X, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”), and (b) the unaudited consolidated balance sheet of the Company and the related unaudited consolidated statements of income and comprehensive loss, cash flows and stockholders’ equity, prepared in accordance with (i) GAAP applied on a consistent basis throughout the covered periods and (ii) Regulation S-X that have been reviewed by the Company’s independent auditor in accordance with the PCAOB Auditing Standard 4105, for the six months ended June 30, 2019 and June 30, 2020 and the nine months ended September 30, 2019 and September 30, 2020.

Section 8.23         Notification of Certain Matters. Each party hereof shall provide the other parties with prompt written notice upon becoming aware of any event, fact or circumstance that would reasonably be expected to cause any of such party’s conditions set forth in Article IX not to be satisfied by the Outside Date. No such notice shall constitute an acknowledgment or admission by the party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. No notice pursuant to this Section 8.23 shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of any party.

Article IX

CONDITIONS OF CLOSING

Section 9.01     Conditions to Obligations of Each Party. The respective obligations of each of the parties hereto to consummate the Transactions are subject to the fulfillment on the Closing Date of each of the following conditions:

(a)            there shall not be any Law in effect making illegal the consummation of the Transactions, and there shall not be any Governmental Order in effect prohibiting the consummation of the Transactions;

(b)            any required waiting periods (including any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have terminated or expired;

(c)            all consents, notices and approvals, as applicable, to or from the Governmental Entities set forth on Section 9.01(c) of the Company Disclosure Schedule shall have been obtained;

(d)            Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing;

(e)            Each of the Proposals shall have been approved by the requisite vote at the Special Meeting duly convened therefor or at any adjournment or postponement thereof; and

(f)            The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been issued and not withdrawn and no proceedings for that purpose shall have been initiated or threatened and not withdrawn by the SEC or any other Governmental Entity.

Section 9.02          Additional Conditions to Obligations of Purchaser-Side Parties. The respective obligations of the Purchaser-Side Parties to consummate the Transactions are subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part in its sole discretion):

(a)            (i) the representations and warranties of the Company set forth in Section 4.01, Section 4.02(a), Section 4.02(b), Section 4.03 and Section 4.16, of Blocker set forth in Section 5.01, Section 5.02, Section 5.03 and Section 5.08, and of the Sellers and Blocker GP set forth in Section 6.01, Section 6.02 and Section 6.04, shall be true and correct in all material respects (without giving effect to any materiality qualifications set forth therein) as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (ii) all other representations and warranties of the Seller-Side Parties contained in Article IV, Article V or Article VI, as applicable, shall be true and correct in all respects (without (other than in the case of the representations contained in Sections 4.05 and 4.07(ii)) giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of this clause (ii), where the failure of such representations or warranties to be true and correct has not had, and would not be reasonably expected to have, a Company Material Adverse Effect;

(b)            each Seller-Side Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)            Purchaser shall have received a certificate of an executive officer of each Seller-Side Party to the effect that, to the best of his or her knowledge, the conditions set forth in subsections (a) and (b) of this Section 9.02 have been satisfied with respect to the matters pertaining to such Seller-Side Party; and

(d)            the Pre-Closing Reorganization (which, for the avoidance of doubt, may include any modifications contemplated by the proviso in Section 2.02) shall have been duly completed.

Section 9.03         Additional Conditions to Obligations of Seller-Side Parties. The respective obligations of the Seller-Side Parties to consummate the Transactions are subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller Representative in whole or in part in its sole discretion):

(a)            the representations and warranties of the Purchaser-Side Parties in Article VII shall be true and correct in all material respects (without giving effect to any materiality qualifications set forth therein) as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date);

(b)            each Purchaser-Side Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)            The Seller Representative shall have received a certificate of an executive officer of each Purchaser-Side Party to the effect that, to the best of his or her knowledge, the conditions set forth in subsections (a) and (b) of this Section 9.03 have been satisfied with respect to the matters pertaining to such Purchaser-Side Party;

(d)            The Pre-Closing Purchaser Cash shall be equal or greater than $400,000,000 (excluding payment of any deferred underwriting fees, Outstanding Purchaser Expenses and Outstanding Company Expenses);

(e)            Purchaser shall have delivered to the Seller Representative an executed copy of the Stockholders Agreement, the Registration Rights Agreement, the Post-Closing Company LLC Agreement, the Exchange Agreement and the Tax Receivable Agreements;

(f)            The board of directors of New Pubco shall be constituted with the Persons designated by the Company; provided, a majority of such Persons shall be independent as required by the SEC and the rules and listing standards of NYSE;

(g)            All aspects of the Domestication shall have been duly completed;

(h)            Purchaser shall have complied in all respects with each of its obligations under Section 8.21, such that each of the actions contemplated by Section 8.21 will become effective upon the Purchaser Merger Effective Time, in the manner described in Section 8.21;

(i)            The transactions contemplated to occur prior to the Closing by the Sponsor Agreement have been consummated concurrently with or prior to the Closing, including the exchange of all of the warrants owned by the Sponsor for Purchaser Shares as contemplated by the Sponsor Agreement; and

(j)            To the extent the Company has elected for Purchaser to commence a Warrant Offer in accordance with Section 8.20, such Warrant Offer shall have been consummated concurrently with the Closing.

Article X

TERMINATION

Section 10.01        Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)            at the election of the Seller Representative or Purchaser on or after April 8, 2021 (or, if the Extension Proposal is approved, such later date set forth in the Extension Proposal) (the “Outside Date”), if the Closing shall not have occurred by 5:00 p.m. New York time on such date; provided, however, that neither the Seller Representative nor Purchaser may terminate this Agreement pursuant to this Section 10.01(a) if a Seller-Side Party (in the case of a purported termination by the Seller Representative) or a Purchaser-Side Party (in the case of a purported termination by Purchaser), at the time of such purported termination, has breached any of its obligations hereunder in any material respect and such breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the non-terminating party set forth in Article IX prior to the Outside Date, or (ii) the failure of the Closing to have occurred prior to the Outside Date; provided, further, that neither the Seller Representative nor Purchaser shall have the right to terminate this Agreement pursuant to this Section 10.01(a) in the event the other party has initiated proceedings to specifically enforce this Agreement while such proceedings are still pending;

(b)            by mutual written consent of the Seller Representative and Purchaser;

(c)            by the Seller Representative or Purchaser if there shall be in effect a final, nonappealable Governmental Order of a Governmental Entity having competent jurisdiction over the Business (other than any portion thereof that is not material) prohibiting the consummation of the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to the party seeking to terminate if a Seller-Side Party (in the case of a purported termination by the Seller Representative) or a Purchaser-Side Party (in the case of a purported termination by Purchaser) has breached any of its representations, warranties, covenants or other agreements hereunder and such breach or breaches would result in a failure of a condition to the obligations of the non-terminating party set forth in Article IX;

(d)            by Purchaser if (i) none of the Purchaser-Side Parties has breached any of their respective representations, warranties, covenants or other agreements hereunder in any material respect and (ii) a Seller-Side Party has breached any of its representations, warranties, covenants or other agreements hereunder in any material respect and such breach or breaches would render any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty Business Days after the giving of written notice by Purchaser to the Seller Representative and (y) two Business Days prior to the Outside Date;

(e)            by the Seller Representative if (i) none of the Seller-Side Parties has breached any of their respective representations, warranties, covenants or other agreements hereunder in any material respect and (ii) a Purchaser-Side Party has breached any of its representations, warranties, covenants or other agreements hereunder in any material respect and such breach or breaches would render any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty Business Days after the giving of written notice by the Seller Representative to Purchaser and (y) two Business Days prior to the Outside Date; or

(f)            by Purchaser if the Company shall not have provided the PCAOB Audited Financials by January 31, 2021.

Section 10.02        Procedure Upon Termination. In the event of termination and abandonment by the Seller Representative or Purchaser, or both, pursuant to Section 10.01, written notice thereof specifying the relevant provision under which termination is made shall be given to the other party or parties, and the Transactions shall be abandoned, without further action by any of the Seller Representative, the Company or Purchaser.

Section 10.03        Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 10.01, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any party; provided, however, that subject to the terms of this Section 10.03, (i) no such termination shall (A) restrict the availability of specific performance, if any, set forth in Section 12.13 with respect to surviving obligations that are to be performed following such termination or (B) relieve any party hereto from liability for damages resulting from any Willful Breach that occurred prior to such termination and (ii) the provisions of Section 8.04, Section 8.05, this Article X, Section 11.01 and Article XII shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms. The term “Willful Breach” means a party’s material breach of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

Article XI

ADDITIONAL AGREEMENTS

Section 11.01        No Reliance.

(a)            Except for the representations and warranties expressly set forth in Article IV, Article V and Article VI, the Purchaser-Side Parties are acquiring the Business “As-Is, Where-Is”, and none of the Seller-Side Parties or any of their respective Subsidiaries or any of their respective Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents or other Representatives or any other Person or Non-Recourse Party has made or makes or is authorized to make any other representation or warranty, express or implied, whether written or oral, on behalf of the Seller-Side Parties, their respective Subsidiaries or their respective Affiliates, directors, officers, employees, Subsidiaries, controlling persons, agents or other Representatives or any other Person or otherwise. Except for the representations and warranties expressly set forth in Article IV, Article V and Article VI, each Purchaser-Side Party, on behalf of itself and its Affiliates and each of their respective Representatives, hereby waives, and acknowledges that none of such Purchaser-Side Party, any of its Affiliates or any of their Representatives or any other Person or Non-Recourse Party has relied upon in connection with the Purchaser-Side Parties’ entry into this Agreement and agreement to consummate the Transactions, any other representation or warranty, express or implied, whether written or oral, on behalf of the Seller-Side Parties, their respective Subsidiaries or their respective Affiliates, directors, officers, employees, Subsidiaries, controlling persons, agents or other Representatives or any other Person or otherwise.

(b)            To the fullest extent permitted by applicable Law, except for the representations and warranties expressly set forth in Article IV, Article V and Article VI, none of the Seller-Side Parties, their respective Subsidiaries or any other Person will have or be subject to any liability or indemnification obligation on any basis (including in contract or tort, under applicable federal or state securities Laws or otherwise) to any Purchaser-Side Party, Affiliate thereof, any Representative of any of the foregoing or any other Person resulting from the sharing with any Purchaser-Side Party or any Affiliate or Representative thereof, or any such Person’s use of any information, documents, projections, forecasts or other materials made available to it in the Electronic Data Room or management presentations (or omissions therefrom) in expectation of the Transactions or otherwise. Except for the representations and warranties expressly set forth in Article IV, Article V and Article VI, the Purchaser-Side Parties (i) understand that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to any Purchaser-Side Party are not and shall not be deemed to be or to include representations and warranties of the Seller-Side Parties or any of their respective Subsidiaries or Affiliates and (ii) acknowledge and agree that none of the Purchaser-Side Parties, any of their respective Affiliates, any Representatives of any of the foregoing or any other Person or Non-Recourse Party has relied on any such estimates, projections, predictions, data financial information, memoranda, offering materials or presentations. Except for the representations and warranties expressly set forth in Article IV, Article V and Article VI, the Purchaser-Side Parties acknowledge and agree, to the fullest extent permitted by applicable Law, to the express disavowal and disclaimer of any other representations and warranties, whether made by any Seller-Side Party or any other Person on behalf of any Seller-Side Party, and of all liability and responsibility for any representation, warranty, projections, forecasts or other materials made available to any Purchaser-Side Party (which the Purchaser-Side Parties acknowledge and agree has not been relied on by any Purchaser-Side Party, Affiliate thereof, Representative of any of the foregoing or any other Person or Non-Recourse Party in connection with the Purchaser-Side Parties’ entry into this Agreement and agreement to consummate the Transactions contemplated hereby or otherwise), including any opinion, information, projection, forecast or other information that may have been or may be provided to any Purchaser-Side Party by any director, officer, employee, agent, consultant or other Representative of any of the Seller-Side Parties or any of their respective Affiliates. In furtherance of the foregoing, and not in limitation thereof, each Purchaser-Side Party specifically acknowledges and agrees that none of the Seller-Side Parties or any of their respective Subsidiaries or Affiliates makes or has made, and that no Purchaser-Side Party, Affiliate thereof, Representative of any of the foregoing or any other Person or Non-Recourse Party has relied on in connection with the Purchaser-Side Parties’ entry into this Agreement and agreement to consummate the Transactions contemplated hereby or otherwise, any representation or warranty, express or implied, with respect to any financial projection or forecast delivered to any Purchaser-Side Party with respect to the performance of the Company or any of the Company’s Subsidiaries either before or after the Closing Date. Each Purchaser-Side Party acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that (i) such projections or forecasts are being provided solely for the convenience of such Purchaser-Side Party to facilitate its own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such projections or forecasts, (iii) such Purchaser-Side Party is familiar with such uncertainties and (iv) such Purchaser-Side Party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections or forecasts (including the reasonableness of the underlying assumptions). Each Purchaser-Side Party acknowledges that it has conducted to its satisfaction its own independent investigation of the condition, operations and businesses of the Company and the Company’s Subsidiaries and, in making its determination to proceed with the Transactions, it has been provided and has evaluated such documents and information as it has deemed necessary and has relied solely on the results of its own independent investigation and verification and the representations and warranties expressly set forth in Article IV, Article V and Article VI.

(c)            Each Purchaser-Side Party and its Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents and other Representatives hereby acknowledges that, except for the representations and warranties expressly set forth in Article IV, Article V and Article VI, no other statutory, express or implied representation or warranty, whether written or oral, concerning the Company, the Transactions or the Business, the execution, delivery or performance of this Agreement or the other Transaction Agreements or any other matter, including any implied warranties of merchantability and implied warranties of fitness for a particular purpose, is or has been made or is or has been relied on by any such Purchaser-Side Party, Affiliate thereof, Representative of any of the foregoing or any other Person or Non-Recourse Party in connection with the Purchaser-Side Parties’ entry into this Agreement and agreement to consummate the Transactions contemplated hereby or otherwise.

Section 11.02        No Survival. To the fullest extent permitted by applicable Law, the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any certificate, instrument, opinion, agreement or other document of any party hereto or any other Person delivered hereunder shall terminate effective as of the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party, its Affiliates or any of their respective officers, directors, agents or other Representatives, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part at or after the Closing, which shall survive in accordance with their terms. Furthermore, without limiting the generality of this Section 11.02, no Action will be brought, encouraged, supported or maintained by, or on behalf of, any Purchaser-Side Party, any of their Affiliates, any Seller, the Company or any of its Subsidiaries against any Seller Person, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of any Seller-Side Party or any other Person set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of any Seller-Side Party or any other Person delivered hereunder, the subject matter of this Agreement or any other document contemplated hereby, the Transactions, the Business, the ownership, operation, management, use or control of the Business, any of their assets, or any actions or omissions at, or prior to, the Closing Date.

Section 11.03        Release.

(a)            Effective upon the Closing, to the fullest extent permitted by applicable Law, each of the Purchaser-Side Parties, the Company and their Subsidiaries, in each case on behalf of itself and its respective Affiliates (collectively, the “Seller Person Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each Seller Person from any and all liabilities and obligations to such Seller Person Releasers of any kind or nature whatsoever arising as of or prior to the Closing and relating to his, her or its direct or indirect ownership interest in, or service as a controlling person, director, officer, employee or agent of, the Company or any of its Affiliates, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law or Contract (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent expressly set forth herein or therein) or otherwise at law or in equity, and each of the Seller Person Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from any Seller Person (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent expressly set forth herein or therein).

(b)            Effective upon the Closing, to the fullest extent permitted by applicable Law, each of the Seller-Side Parties, New Pubco and their Subsidiaries, in each case on behalf of itself and its respective Affiliates (collectively, the “Purchaser Person Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each Purchaser Person from any and all liabilities and obligations to such Purchaser Person Releasers of any kind or nature whatsoever arising as of or prior to the Closing and relating to his, her or its direct or indirect ownership interest in, or service as a controlling person, director, officer, employee or agent of, New Pubco or any of its Affiliates, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law or Contract (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent expressly set forth herein or therein) or otherwise at law or in equity, and each of the Purchaser Person Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from any Purchaser Person (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent expressly set forth herein or therein).

Article XII

MISCELLANEOUS

Section 12.01        Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by both Purchaser and the Seller Representative and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

Section 12.02        Governing Law; Jurisdiction.

(a)            This Agreement and all Actions (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(b)            Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan), and any appellate court from any thereof, in any Action directly or indirectly arising out of, under or in connection with this Agreement or the negotiation, execution, performance or enforcement of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) or any counterclaim with respect thereto, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan), (ii) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any Action arising out of, under or in connection with this Agreement or the negotiation, execution, performance or enforcement of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) or any counterclaim with respect thereto, or for recognition or enforcement of any judgment in the Court of Chancery of the State of Delaware, the United States District Court for the Southern District of New York located in New York, New York or any court of the State of New York sitting in the borough of Manhattan, (iii) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and agrees not to plead or claim in any such court that such Action brought in any such court has been brought in an inconvenient forum and (iv) agrees that a final judgment in any such Action shall be conclusive and binding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 12.04 set forth below or in any other manner permitted by applicable Law shall be effective service of process for any Action brought in any such court.

Section 12.03        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NEGOTIATION, EXECUTION, PERFORMANCE, OR ENFORCEMENT OF THIS AGREEMENT (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO, or for recognition or enforcement of any judgment. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.03.

Section 12.04        Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by e-mail, unless transmitted after 5:00 P.M. local time or on a day other than on a Business Day, in which case on the next Business Day, and (c) on the next Business Day when sent by overnight courier service, in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, Blocker, Blocker GP, a Seller or the Seller Representative, to:

Finance of America Equity Capital LLC
c/o UFG Holdings

909 Lake Carolyn Parkway, Suite 1550

Irving, TX 75039

Attn:     Anthony W. Villani

Email:    tony.villani@financeofamerica.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue

New York, NY 10017
Attn:      Elizabeth A. Cooper

E-mail:   ecooper@stblaw.com

If to Purchaser, to:

Replay Acquisition Corp.
c/o EMS Capital LP

767 Fifth Ave., 46th Floor

New York, NY 10153
Attn:    Legal and Compliance
E-mail: info@replayacquisition.com

with copies (which shall not constitute notice) to:

Greenberg Traurig, P.A.

333 SE 2nd Ave., Suite 4400

Miami, FL 33131

Attn: Alan I. Annex, Esq.

E-mail: annexa@gtlaw.com

or to such other address, email or Person as a party shall have last designated by such notice to the other parties.

Section 12.05     Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 12.06     Fees and Expenses. Except as otherwise specified in this Agreement, including pursuant to Section 3.05, each party shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the Transactions; provided, however, that Purchaser and the Company shall each pay one-half of all fees and expenses in connection with any filing pursuant to the HSR Act and the Competition Laws.

Section 12.07     Entire Agreement. This Agreement (including the Exhibits and Schedules), together with the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 12.08     Interpretation.

(a)            When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement (or, with respect to any references to Sections of the Company Disclosure Schedule in this Agreement, the Company Disclosure Schedule, and, with respect to any references to Sections of the Purchaser Disclosure Schedule in this Agreement, the Purchaser Disclosure Schedule) unless otherwise indicated.

(b)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)            When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.

(d)            Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.

(e)            Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(f)            The words “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”.

(g)            The word “or” is not exclusive. The word “will” shall be deemed to have the same meaning as the word “shall”.

(h)            References in this Agreement to “dollars” or “$” are to U.S. dollars.

(i)            This Agreement was prepared jointly by the parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 12.09     Company Disclosure Schedule.

(a)            The Company Disclosure Schedule and the information and disclosures contained therein relate to and qualify certain of the representations, warranties, covenants and obligations made by the Sellers and the Company in this Agreement and shall not be construed or otherwise deemed to constitute, any representation, warranty, covenant or obligation of the Sellers, the Company or any other Person except to the extent explicitly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties, covenants or obligations. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication, in and of itself, that such item represents a material exception or material fact, event or circumstance, that such item has had or would reasonably be expected to have a Company Material Adverse Effect, or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes only. No reference in the Company Disclosure Schedule to any agreement or document, in and of itself, shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of, or non-compliance with, any agreement, law or regulation, in and of itself, shall be construed as an admission or indication that any such breach, violation or non-compliance exists or has actually occurred, and nothing in the Company Disclosure Schedule shall constitute an admission of any liability or obligation of any Person to any other Person or shall confer or give any third party any remedy, claim, liability, reimbursement, cause of action or any other right whatsoever. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. The Company Disclosure Schedule is arranged in sections corresponding to the Sections in this Agreement and any items or matters set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent the relevance of such items or matters to such other Section or subsection of this Agreement is reasonably apparent. The inclusion of any cross-references to any section or subsection of the Company Disclosure Schedule, or the failure to include such cross-references, shall not be deemed to mean that the relevance of any disclosure is not reasonably apparent for the purposes of the immediately preceding sentence. The headings contained in the Company Disclosure Schedule are included for convenience and reference only, and are not intended to limit the effect of the disclosures contained in the Company Disclosure Schedule or to expand, modify or influence the scope of the information required to be disclosed in the Company Disclosure Schedule or the interpretation of this Agreement.

(b)            The information contained in the Company Disclosure Schedule is confidential, proprietary information of the Sellers and the Company, and Purchaser shall be obligated to maintain and protect such confidential information pursuant to this Agreement and the Confidentiality Agreement. In disclosing the information in the Company Disclosure Schedule, the Sellers and the Company expressly do not waive any attorney-client privilege or other similar privilege associated with such information or any protection afforded by the work-product doctrine or other similar doctrine with respect to any of the matters disclosed or discussed herein.

Section 12.10     Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a mutual written agreement executed and delivered by the Seller Representative and Purchaser. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.11     Counterparts. This Agreement may be executed in any number of counterparts, including by means of email in Portable Document Format, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 12.12     Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns except as set forth in Section 8.08, Section 12.15 and Section 12.16 each of which rights are hereby expressly acknowledged and agreed to by the Purchaser-Side Parties, nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 12.13      Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and hereby agree that, subject to the terms of this Section 12.13, in the event of any breach or threatened breach by any Seller-Side Party, on the one hand, or any Purchaser-Side Party, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Purchaser (in the case of a breach or threatened breach by a Seller-Side Party) and the Seller Representative (in the case of a breach or threatened breach by a Purchaser-Side Party) shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the applicable party, and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the applicable party under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The parties hereby further acknowledge and agree that prior to the Closing, the parties shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of, this Agreement, including Section 8.7, by the Seller-Side Parties or Purchaser-Side Parties, as may be applicable, and to cause the Seller-Side Parties or Purchaser-Side Parties, as may be applicable, to consummate the Transactions, including to effect the Closing in accordance with Section 2.7, on the terms and subject to the conditions in this Agreement. The remedies available to the parties pursuant to this Section 12.13 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Seller Representative from seeking to obtain such other remedies. For the avoidance of doubt, the parties hereto further agree that (i) by seeking the equitable remedies provided for in this Section 12.13, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party in accordance with the terms of this Agreement in the event that this Agreement has been terminated or in the event that the equitable remedies provided for in this Section 12.13 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 12.13 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 12.13 prior or as a condition to exercising any termination right under Article X (and pursuing monetary damages) after such termination to the extent permitted in accordance with this Agreement), nor shall the commencement of any legal proceeding pursuant to this Section 12.13 or anything set forth in this Section 12.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement.

Section 12.14     Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 12.15     No Recourse to Non-Parties. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, each party covenants, agrees and acknowledges that no Persons other than the Seller-Side Parties and the Purchaser-Side Parties shall have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that a Seller-Side Party or a Purchaser-Side Party or its respective managing members or general partners may be partnerships or limited liability companies, no party has any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any party or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including the parties, each a “Non-Recourse Party”), through the Purchaser-Side Parties or Seller-Side Parties, as may be applicable, or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. Without limiting the foregoing, no claim will be brought or maintained by any party or any of its Affiliates or any of their respective successors or permitted assigns against any Non-Recourse Party that is not otherwise expressly identified as a party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement, any exhibit or schedule hereto, any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of any party or any other Person delivered hereunder.

Section 12.16     Seller-Side Parties Representation. Purchaser agrees, on its own behalf and on behalf of each of its directors, officers, managers, employees and Affiliates, that, following the Closing, Simpson Thacher & Bartlett LLP may serve as counsel to the Company and its Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Simpson Thacher & Bartlett LLP prior to the Closing Date of the Company. Purchaser and the Company hereby (a) waive any claim they have or may have that Simpson Thacher & Bartlett LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises either before or after the Closing between Purchaser and the Company or any of their respective Affiliates, Simpson Thacher & Bartlett LLP may represent the Company or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or the Company and even though Simpson Thacher & Bartlett LLP may have represented the Company in a matter substantially related to such dispute. Notwithstanding anything herein to the contrary, the parties hereto further agree that, as to all communications prior to Closing between or among Simpson Thacher & Bartlett LLP and the Company, any of the Company’s Affiliates or any of the Representatives of any of the foregoing, and any other documents, materials, reports, memoranda or other materials, items or things that are protected under the attorney-client privilege, the work product doctrine or any similar protection as of immediately prior to the Closing as a result of Simpson Thacher & Bartlett LLP’s representation of any of the foregoing, that relate in any way to this Agreement or the Transactions (collectively, the “Seller Privileged Communications and Materials”), the attorney-client privilege, protection under the work product doctrine or any similar privilege or protection and the expectation of client confidence shall survive the Closing and remain in effect; provided, that from and after the Closing, any such privilege, similar protection and expectation of client confidence shall be assigned to and controlled by the applicable Seller and shall not pass to or be claimed by Purchaser, the Company or any other Person other than such Seller from and after the Closing, except to the extent expressly contemplated by the last sentence of this Section 12.16. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege or similar protection attaching as a result of Simpson Thacher & Bartlett LLP’s representation of the Company, any of its Affiliates or any of their respective Representatives in connection with this Agreement and the Transactions shall survive the Closing, remain in effect and be assigned to and controlled by such Seller. As to any Seller Privileged Communications and Materials, each Purchaser-Side Party, each of their respective Affiliates and, from and after the Closing, the Company and its Affiliates, together with any of their respective successors or assigns, agree that no such party may use or rely on any of the Seller Privileged Communications and Materials in any Action involving any of the parties hereto or otherwise following the Closing except to the extent expressly contemplated by the last sentence of this Section 12.16. Notwithstanding the foregoing, in the event that a dispute arises between the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege or similar protection to prevent disclosure of any Seller Privileged Communications and Materials to such third party; provided, however, that the Company may not waive such privilege or similar protection without the prior written consent of such Seller.

Section 12.17     Purchaser-Side Parties Representation. Purchaser agrees, on its own behalf and on behalf of each of its directors, officers, managers, employees and Affiliates, that, following the Closing, Greenberg Traurig, LLP may serve as counsel to Sponsor and its Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Greenberg Traurig, LLP prior to the Closing Date of Purchaser. Purchaser and the Company hereby (a) waive any claim they have or may have that Greenberg Traurig, LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises either before or after the Closing between Sponsor, on the one hand, and Purchaser or the Company, on the other hand, or any of their respective Affiliates, Greenberg Traurig, LLP may represent Sponsor or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or the Company and even though Greenberg Traurig, LLP may have represented Purchaser in a matter substantially related to such dispute. Notwithstanding anything herein to the contrary, the parties hereto further agree that, as to all communications prior to Closing between or among Greenberg Traurig, LLP and Purchaser, any of Purchaser’s Affiliates or any of the Representatives of any of the foregoing, and any other documents, materials, reports, memoranda or other materials, items or things that are protected under the attorney-client privilege, the work product doctrine or any similar protection as of immediately prior to the Closing as a result of Greenberg Traurig, LLP’s representation of any of the foregoing, that relate in any way to this Agreement or the Transactions (collectively, the “Purchaser Privileged Communications and Materials”), the attorney-client privilege, protection under the work product doctrine or any similar privilege or protection and the expectation of client confidence shall survive the Closing and remain in effect; provided, that from and after the Closing, any such privilege, similar protection and expectation of client confidence shall be assigned to and controlled by Sponsor and shall not pass to or be claimed by Purchaser, the Company or any other Person other than Sponsor from and after the Closing, except to the extent expressly contemplated by the last sentence of this Section 12.17. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege or similar protection attaching as a result of Greenberg Traurig, LLP’s representation of Purchaser, any of its Affiliates or any of their respective Representatives in connection with this Agreement and the Transactions shall survive the Closing, remain in effect and be assigned to and controlled by Sponsor. As to any Purchaser Privileged Communications and Materials, each Seller-Side Party, each of their respective Affiliates and, from and after the Closing, Purchaser and its Affiliates, together with any of their respective successors or assigns, agree that no such party may use or rely on any of the Purchaser Privileged Communications and Materials in any Action involving any of the parties hereto or otherwise following the Closing except to the extent expressly contemplated by the last sentence of this Section 12.17. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser and a third party other than a party to this Agreement after the Closing, Purchaser may assert the attorney-client privilege or similar protection to prevent disclosure of any Purchaser Privileged Communications and Materials to such third party; provided, however, that Purchaser may not waive such privilege or similar protection without the prior written consent of Sponsor.

Section 12.18     Seller Representative.

(a)            Each Seller hereby irrevocably appoints BTO Urban and Family Holdings, acting jointly, to serve (and each Purchaser-Side Party hereby acknowledges that the Seller Representative will serve) as the exclusive agent, proxy and attorney-in-fact for such Seller for all purposes under this Agreement (including full power and authority to act on behalf of such Seller). Without limiting the generality of the foregoing appointment, the Seller Representative is authorized and empowered to execute any and all instruments, certificates or other documents on behalf of each Seller, and to do any and all other acts or things on behalf of each Seller, which the Seller Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the Transactions and the performance of all obligations hereunder or under any other Transaction Agreements from and after the date hereof, including the exercise of the power to: (i) execute any documents on behalf of each Seller, including any amendment to, or waiver under, this Agreement, (ii) give and receive notices and communications to or from any other Person relating to this Agreement or any of the Transactions and other matters contemplated hereby or by any other Transaction Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by a Seller individually), (iii) engage and employ, on behalf of the Sellers, Representatives (including legal counsel and other professionals) and incur such expenses as the Seller Representative may in its sole discretion determine necessary or appropriate in connection with the administration of the foregoing, at the expense of the Sellers (which shall reimburse the Seller Representative for the same), (iv) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators or courts with respect to, any dispute between any other Person and any or all of the Sellers, in each case, relating to this Agreement or the Transactions, (v) pay or cause to be paid all expenses incurred or to be incurred by or on behalf of the Sellers in connection with this Agreement and (vi) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing. Any action taken by the Seller Representative will require the prior written consent of each of BTO Urban and Family Holdings, except to the extent otherwise agreed by BTO Urban and Family Holdings in writing. The Seller Representative shall have the sole and exclusive authority and power to act on behalf of each Seller with respect to the disposition, settlement or other handling of all claims under this Agreement and all rights or obligations arising under this Agreement. Each Seller shall be bound by all actions taken and documents executed by the Seller Representative in compliance with this Section 12.18 in connection with this Agreement, and each Purchaser-Side Party shall be entitled to rely on any action or decision of the Seller Representative, provided such action or decision reflects the consent of both BTO Urban and Family Holdings. The Seller Representative shall receive no compensation (other than the expense reimbursement contemplated above) for its services. Notices or communications to or from the Seller Representative shall constitute notice to or from each Seller.

(b)            The Seller Representative will have no duties or responsibilities except for those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller will exist with respect to the Seller Representative in its capacity as such. The agencies and proxies created hereunder by the Sellers are coupled with an interest and are therefore irrevocable without the consent of the Seller Representative, and will survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and acts by the Seller Representative will be binding upon each Seller, and no Seller will have the right to object, dissent, protest or otherwise contest the same. The Seller Representative is authorized to act on behalf of each Seller in accordance with the terms of this Section 12.18, notwithstanding any dispute or disagreement with or among the Sellers.

(c)            In performing the functions specified in this Agreement, as Seller Representative, neither BTO Urban nor Family Holdings shall be liable to any Seller for any errors in judgment, negligence, lack of oversight, breach of duty or otherwise. Each Seller severally (based on the consideration such Seller actually receives (or would have received, in the event the Agreement is terminated prior to the Closing) under this Agreement), and not jointly, shall indemnify and hold harmless BTO Urban and Family Holdings in their joint capacity as Seller Representative from and against any and all losses, damages, claims and liabilities (including attorneys’ fees and other costs of defending against claims) incurred by them and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder. The Seller Representative is serving in that capacity solely for purposes of administrative convenience, and is not liable in such capacity or any other capacity for any of the obligations of any Seller-Side Party hereunder, and each Purchaser-Side Party agrees that it will not in any event look to the assets of BTO Urban or Family Holdings, acting in such capacity, for the satisfaction of any obligations to be performed by any Seller-Side Party hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

REPLAY ACQUISITION CORP.

By:	/s/ Edmond M. Safra

Name:	Edmond M. Safra
Title:	Co-Chief Executive Officer

By:	/s/Gregorio Werthein

Name:	Gregorio Werthein
Title:	Co-Chief Executive Officer

FINANCE OF AMERICA COMPANIES INC.

By:	/s/ Edmond M. Safra

Name:	Edmond M. Safra
Title:	President

RPLY MERGER SUB LLC

By:	/s/ Edmond M. Safra

Name:	Edmond M. Safra
Title:	Manager

RPLY BLKR MERGER SUB LLC

By:	/s/ Edmond M. Safra

Name:	Edmond M. Safra
Title:	Manager

[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

FINANCE OF AMERICA EQUITY CAPITAL LLC

By:	/s/ Graham Fleming

Name:	Graham Fleming
Title:	President

UFG MANAGEMENT HOLDINGS LLC

By:	UFG Holdings LLC, its Managing Member

By:	/s/ Graham Fleming

Name:	Graham Fleming
Title:	Chief Administrative Officer

[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BLACKSTONE TACTICAL OPPORTUNITIES FUND (URBAN FEEDER) – NQ L.P.

By:	Blackstone Tactical Opportunities Associates – NQ L.L.C., its general partner

By:	BTOA – NQ L.L.C., its sole member

By:	/s/ Christopher J. James

Name:	Christopher J. James

Title:	Authorized Person

BLACKSTONE TACTICAL OPPORTUNITIES ASSOCIATES – NQ L.L.C.

By:	BTOA – NQ L.L.C., its sole member

By:	/s/ Christopher J. James

Name:	Christopher J. James

Title:	Authorized Person

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP – NQ – ESC L.P.

By:	BTO - NQ Side-by-Side GP L.L.C., its general partner

By:	/s/ Christopher J. James

Name:	Christopher J. James

Title:	Authorized Person

BTO URBAN HOLDINGS L.L.C.
(as a Seller)

By:	/s/Menes Chee

Name:	Menes Chee

Title:	Authorized Person

[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

LIBMAN FAMILY HOLDINGS LLC
(as a Seller)

By:	/s/ Brian Libman

Name:	Brian Libman

Title:	Manager

THE MORTGAGE OPPORTUNITY GROUP LLC
(as a Seller)

By:	/s/ Brian Libman

Name:	Brian Libman

Title:	Manager

L AND TF, LLC
(as a Seller)

By:	/s/ John Keratsis

Name:	John Keratsis

Title:	Manager

JOE CAYRE
(as a Seller)

/s/ Joe Cayre

[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BTO URBAN HOLDINGS L.L.C.
(as the Seller Representative)

By:	/s/Menes Chee

Name:	Menes Chee

Title:	Authorized Person

LIBMAN FAMILY HOLDINGS LLC
(as the Seller Representative)

By:	/s/ Brian Libman

Name:	Brian Libman

Title:	Manager

[Signature Page to Transaction Agreement]

Exhibit A

Sponsor Agreement

[Attached.]

EXECUTION VERSION

October 12, 2020

Replay Acquisition Corp.

767 Fifth Avenue, 46th Floor

New York, New York 10153

Finance of America Companies Inc.

767 Fifth Avenue, 46th Floor

New York, New York 10153

Finance of America Equity Capital LLC

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

Re:          Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Transaction Agreement, dated as of the date hereof, by and among Replay Acquisition Corp., a Cayman Islands exempted company (“Purchaser”), Finance of America Companies Inc., a Delaware corporation and wholly owned Subsidiary of Purchaser (“New Pubco”), Finance of America Equity Capital LLC, a Delaware limited liability company (the “Company”), and the other parties thereto (the “Transaction Agreement”), and hereby amends and restates in its entirety that certain letter, dated April 3, 2019, from Replay Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and each of the other undersigned persons (each, an “Insider” and, together with the Sponsor, the “Sponsor Persons”) to Purchaser (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in Paragraph 11. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Transaction Agreement.

The Sponsor Persons are currently, and as of the Closing will be, the record owners of all of the outstanding Founder Shares and outstanding Private Placement Warrants, with each such Sponsor Person’s ownership (and anticipated changes in ownership as a result of the Warrant Exchange) detailed on Schedule A hereto. As described further in Paragraph 25, Schedule A will be updated from time to time to reflect Sponsor Person ownership changes following the date hereof.

In order to induce Purchaser, New Pubco and the Company to enter into the Transaction Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor Person hereby agrees, severally and not jointly, with Purchaser, New Pubco and the Company as follows:

1.            Voting Obligations. During the Interim Period, each Sponsor Person, in its capacity as a holder of Covered Shares, agrees irrevocably and unconditionally that, at the Special Meeting, at any other meeting of the shareholders of Purchaser or, following the Purchaser Merger, New Pubco (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent of shareholders of Purchaser or, following the Purchaser Merger, New Pubco and in connection with any similar vote or consent of the holders of Private Placement Warrants in their capacities as such, such Sponsor Person shall, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares to:

(a)            when such meeting is held, appear at such meeting or otherwise cause the Sponsor Person’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)            vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide consent) in favor of each Proposal and any other matters reasonably necessary for consummation of the Transactions (including the Warrant Exchange, to the extent it is put to a vote or a request for written consent); and

(c)            vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares against any Business Combination Proposal (as defined below) and any other action that would reasonably be expected to impede, interfere with or materially delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions or result in a material breach of any representation, warranty, covenant or other obligation or agreement of any Purchaser-Side Party under the Transaction Agreement or result in a material breach of any representation, warranty, covenant or other obligation or agreement of such Sponsor Person under this Sponsor Agreement.

The obligations of the Sponsor Persons in this Paragraph 1 shall apply whether or not the board of directors of Purchaser (or, following the Purchaser Merger, New Pubco) or other governing body or any committee, subcommittee or subgroup thereof recommends any of the Proposals and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the Purchaser Board Recommendation.

2.            Exclusivity. During the Interim Period, each Sponsor Person shall not take, nor shall it permit any of its Affiliates or any of its or their respective Representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Company, its equityholders or any of their controlled Affiliates or Representatives), concerning, relating to or which is intended or could reasonably be likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, relating to any Business Combination (a “Business Combination Proposal”), or (ii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, in the case of each of clauses (i) and (ii), other than a Business Combination Proposal with the Company, its equityholders or their respective controlled Affiliates. Each Sponsor Person shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which are reasonably likely to give rise to or result in, a Business Combination Proposal other than with the Company, its equityholders or their respective controlled Affiliates.

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3.            Waiver of Certain Rights. Each Sponsor Person, on behalf of itself and its Affiliates, hereby irrevocably and unconditionally agrees:

(a)            not to (i) demand that Purchaser redeem its Covered Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its Covered Shares for redemption;

(b)            not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, New Pubco, the Company, any Affiliate or designee of a Sponsor Person acting in its capacity as director, officer or manager or in any similar capacity or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Sponsor Agreement, the Transaction Agreement or the consummation of the Transactions; and

(c)            (i) to waive any rights for working capital loans made by or on its behalf to Purchaser or any of its Affiliates to be converted into warrants exercisable for Purchaser Shares, New Pubco Shares or other securities of Purchaser, New Pubco or any of their Affiliates or their successors and assigns and (ii) that no such loans shall be converted into such warrants or any such other securities.

4.            Reasonable Best Efforts; Regulatory Undertakings.

(a)            During the Interim Period, each Sponsor Person (i) shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions on the terms and subject to the conditions set forth in the Transaction Agreement and (ii) shall not, and shall cause its Affiliates not to, take any action that would reasonably be expected to prevent or materially delay the satisfaction of any of the conditions to the Transactions set forth in Article IX of the Transaction Agreement.

(b)            Without limiting the generality of subsection (a) above, each Sponsor Person shall provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Entity relating to (i) such Sponsor Person and its Affiliates (including any of its, or its Affiliates’, directors, officers, employees, partners, members or shareholders), (ii) all Persons who are deemed or may be deemed to “control” such Sponsor Person and its Subsidiaries within the meaning of applicable Mortgage Laws and (iii) such Sponsor Person’s and its Affiliates’ structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders.

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5.            Warrant Exchange.

(a)            Immediately prior to the Redomestication, each Sponsor Person that holds Private Placement Warrants as of the date hereof shall exchange the Private Placement Warrants held by it for Purchaser Shares in the manner described in this Paragraph 5 (as to all Private Placement Warrants that are so exchanged, the “Warrant Exchange”).

(b)            Purchaser hereby represents and warrants that all of the Private Placement Warrants are held in book-entry form and that the transfer books for the Private Placement Warrants are maintained by Continental Stock Transfer & Trust Company (the “Warrant Agent”). During the Interim Period, Purchaser and New Pubco shall not, and shall cause the Warrant Agent not to, allow the Transfer of any Private Placement Warrants or allow any of the Private Placement Warrants to be represented by a certificate or other instrument. Further, no Sponsor Person shall request the Transfer of any Private Placement Warrant or request for any of the Private Placement Warrants to be represented by a certificate or other instrument.

(c)            Immediately prior to the Redomestication, Purchaser shall exchange all of the Private Placement Warrants for an aggregate of 775,000 validly issued, fully paid and non-assessable Purchaser Shares, in each case, as allocated on Schedule A. Purchaser shall effect the Warrant Exchange by issuing the applicable number of Purchaser Shares to each applicable Sponsor Person in accordance with Schedule A. Following the Warrant Exchange, the Private Placement Warrants shall be void and of no further effect, and no Private Placement Warrants shall be outstanding.

(d)            Purchaser and each applicable Sponsor Person agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of the Warrant Exchange, subject to the terms and conditions hereof and compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.

6.            Transfer Restrictions.

(a)            Interim Period. During the Interim Period, except as expressly contemplated by the Warrant Exchange, each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares not to, Transfer any of such Sponsor Person’s Covered Shares.

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(b)            Post-Closing: Covered Shares. During the one-year period immediately following the Closing Date (the “Lock-Up Period”), each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares (other than Excluded Shares) not to, Transfer any of such Sponsor Person’s Covered Shares (other than Excluded Shares). Notwithstanding the immediately preceding sentence, post-Closing Transfers of Covered Shares (other than Excluded Shares) that are held by any Sponsor Person or any of its Permitted Transferees (as defined below) that have entered into a written agreement contemplated by the proviso in this subsection (b) are permitted (i) to New Pubco’s officers or directors, any Affiliates or family members of any of New Pubco’s officers or directors, any members of the Sponsor or any Affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the Laws of the State of Delaware or the Sponsor’s limited liability company agreement, as amended from time to time, upon dissolution of the Sponsor; or (vi) in the event of New Pubco’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in the holders of all of the shares of New Pubco Class A Common Stock and New Pubco Class B Common Stock having the right to exchange their shares for cash, securities or other property subsequent to the completion of Purchaser’s initial Business Combination (including the entry into an agreement in connection with such liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction); provided, however, that each transferee contemplated by clauses (i) through (v) (each, a “Permitted Transferee”) must enter into a written agreement with New Pubco agreeing to be bound by the restrictions in this Sponsor Agreement.

(c)            Post-Closing: Excluded Shares. During the 180-day period immediately following the Closing Date, each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Excluded Shares (other than Excluded Shares purchased (i) pursuant to a PIPE Agreement or (ii) on the open market after the date hereof) not to, Transfer any of such Sponsor Person’s Excluded Shares (other than Excluded Shares purchased (i) pursuant to a PIPE Agreement or (ii) on the open market after the date hereof). Notwithstanding the immediately preceding sentence, post-Closing Transfers of Excluded Shares (other than Excluded Shares purchased (i) pursuant to a PIPE Agreement or (ii) on the open market after the date hereof) that are held by any Sponsor Person or any of its Permitted Transferees that have entered into a written agreement contemplated by the proviso in this subsection (c) are permitted to its Permitted Transferees; provided, however, that each Permitted Transferee must enter into a written agreement with New Pubco agreeing to be bound by the restrictions in this Sponsor Agreement. For the avoidance of doubt, the Excluded Shares purchased (1) pursuant to a PIPE Agreement or (2) on the open market after the date hereof shall not be subject to the provisions of this Section 6(c).

(d)            Any Transfer in violation of the provisions of this Paragraph 6 shall be null and void ab initio and of no force or effect.

7.            Vesting Provisions Applicable to Founder Shares.

(a)            General. Each Sponsor Person agrees that, as of immediately prior to the Purchaser Merger, all of the Founder Shares held by such Sponsor Person shall be unvested and, from and after the Purchaser Merger, shall be subject to the vesting and forfeiture provisions set forth in this Paragraph 7. For the avoidance of doubt, the Purchaser Shares received in the Warrant Exchange shall be vested immediately upon the Warrant Exchange and shall not be subject to the provisions of this Section 7.

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(b)            Special Transfer Restrictions for Unvested Founder Shares. Each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s unvested Founder Shares not to, Transfer any of such Sponsor Person’s unvested Founder Shares prior to the time such unvested Founder Shares become vested pursuant to subsection (d) below, except to the extent permitted by the second sentence of Paragraph 6(b). Each Sponsor Person understands that the Transfer restrictions in the immediately preceding sentence are in addition to, and not in lieu of, those imposed under the first sentence of Paragraph 6(b).

(c)            Vesting of Founder Shares Upon Purchaser Merger. 40% of the unvested Founder Shares Beneficially Owned by each Sponsor Person (or Affiliate thereof) as of immediately prior to the Purchaser Merger shall vest upon the Purchaser Merger.

(d)            Performance Vesting of Founder Shares.

(i)            If, at any time during the six (6) years following the Closing, the VWAP of New Pubco Class A Common Stock is greater than or equal to $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), 35% of the unvested Founder Shares Beneficially Owned by each Sponsor Person (or Affiliate thereof) as of immediately prior to the Purchaser Merger shall vest. If the First Earnout Achievement Date or a New Pubco Sale has not occurred after the Closing and prior to the date that is six (6) years following the Closing Date, the Founder Shares that were eligible to vest pursuant to this clause (i) shall not vest and shall be forfeited as provided in subsection (e) below.

(ii)            If, at any time during the six (6) years following the Closing, the VWAP of New Pubco Class A Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), 25% of the unvested Founder Shares Beneficially Owned by each Sponsor Person (or Affiliate thereof) as of immediately prior to the Purchaser Merger shall vest. If the Second Earnout Achievement Date or a New Pubco Sale has not occurred after the Closing and prior to the date that is six (6) years following the Closing Date, the Founder Shares that were eligible to vest pursuant to this clause (ii) shall not vest and shall be forfeited as provided in subsection (e) below.

(iii)            In the event that there is an agreement with respect to a New Pubco Sale entered into after the Closing and prior to the date that is six (6) years following the Closing Date:

(A)	to the extent it has not already occurred, the First Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such New Pubco Sale if the price paid per New Pubco Share in such New Pubco Sale is greater than or equal to $12.50, and the Founder Shares eligible for vesting pursuant to clause (i) above shall vest;

(B)	to the extent it has not already occurred, the Second Earnout Achievement Date shall also be deemed to occur on the day prior to the closing of such New Pubco Sale if the price paid per New Pubco Share in such New Pubco Sale is greater than or equal to $15.00, and the Founder Shares eligible for vesting pursuant to clause (ii) above shall vest;

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(C)	in the event (x) the price paid per New Pubco Share in such New Pubco Sale is greater than or equal to $10.00 (to the extent the Second Earnout Achievement Date has not occurred) but does not exceed $12.50 and (y) the consideration paid per New Pubco Share in such New Pubco Sale includes stock or other equity consideration, as a condition to the consummation of such New Pubco Sale, the acquiror in such New Pubco Sale shall agree that the unvested Founder Shares eligible for vesting pursuant to clause (i) above shall remain eligible for vesting following the closing of such New Pubco Sale, and the stock price thresholds set forth in clause (i) above shall be equitably adjusted for the conversion ratio and other terms and conditions of the transaction, as determined by the board of directors of New Pubco in good faith (but the Founder Shares eligible for vesting pursuant to clause (ii) above will no longer be eligible for vesting following such closing and will be forfeited pursuant to subsection (e) below); and

(D)	in the event the price paid per New Pubco Share in such New Pubco Sale is (x) less than $10.00 or (y) less than $12.50 and payable solely in cash consideration, the unvested Founder Shares eligible for vesting pursuant to clauses (i) and (ii) above will no longer be eligible for vesting following the closing of such New Pubco Sale and will be forfeited pursuant to subsection (e) below);

provided, that (I) in each of the foregoing clauses (A) through (D), to the extent the price paid per New Pubco Share includes contingent consideration or property other than cash, the board of directors of New Pubco shall determine the price paid per New Pubco Share in such New Pubco Sale in good faith (valuing any such consideration payable in publicly-traded securities of the acquiror, on a per-security basis, at the VWAP of such security over the twenty (20) consecutive Trading Day period ending on (and including) the second Business Day prior to the date of the entry into the binding definitive agreement providing for the consummation of such New Pubco Sale) and (II) any determination by the board of directors of New Pubco with respect to any matters contemplated by, or related to, this Paragraph 7, including the price paid per New Pubco Share in any New Pubco Sale, the determination of whether any Founder Shares are eligible for vesting under this Paragraph 7 or the form or requirement of any agreement by an acquirer under clause (C) above, shall be made in good faith and shall be final and binding on the Sponsor Persons and each of their respective Affiliates.

(e)            Forfeiture of Unvested Founder Shares. Unvested Founder Shares that are forfeited under this Paragraph 7 shall be transferred by the forfeiting Sponsor Person (or Affiliate thereof) that Beneficially Owns such Founder Shares to New Pubco (x) on the day immediately following the sixth anniversary of the Closing or (y) on the day immediately prior to the closing of any New Pubco Sale, as applicable, in each case, without any consideration for such Transfer, and New Pubco shall be entitled to cancel such unvested Founder Shares without any further action or consent of such forfeiting Sponsor Person (or Affiliate thereof).

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(f)            Proportional Voting of Unvested Founder Shares.

(i)            Each Sponsor Person hereby agrees that, with respect to all of the unvested Founder Shares Beneficially Owned by such Sponsor Person (or Affiliate thereof), such Founder Shares shall be present at all meetings for purposes of a quorum and voted at all meetings of the stockholders of New Pubco, or voted, consented or approved in any other circumstances, upon which such vote, consent or other approval (including providing any written consent as of any specified date) is sought or obtained by or from the stockholders of New Pubco, in the same manner (including by voting “for” or “against,” abstaining or withholding votes) as, and in the same proportion to, the votes cast “for” or “against,” and abstentions or vote withholdings made, in respect of all shares of New Pubco Class A Common Stock and New Pubco Class B Common Stock, taken together, held by the holders thereof (other than the unvested Founder Shares held by the Sponsor Persons (of Affiliates thereof)).

(ii)            In order to give effect to the proportional voting mechanics described in clause (i) above, solely to the extent of its unvested Founder Shares, each Sponsor Person hereby irrevocably makes, constitutes and appoints each officer of New Pubco, with full power of substitution and re-substitution, its true and lawful proxy and attorney-in-fact, for it and in its name, place and stead and for its use and benefit, to act as its proxy and attorney-in-fact to attend any meeting of stockholders of New Pubco with respect to any such unvested Founder Shares, vote any such unvested Founder Shares at any such meeting of stockholders of New Pubco, execute and deliver any action by written consent in lieu of a meeting of stockholders of New Pubco with respect to such unvested Founder Shares and take any other action with respect to such unvested Founder Shares in respect of any other approval of the stockholders of New Pubco. The proxy and power of attorney granted pursuant to this clause (ii) is a special proxy coupled with an interest and is irrevocable and shall remain in effect until the termination of this Sponsor Agreement in accordance with Paragraph 19.

(g)            No Economic Rights of Unvested Founder Shares. Unvested Founder Shares shall not be entitled to, and each holder of any unvested Founder Shares (in its capacity as such) hereby irrevocably waives any right to, receive any dividends or other distributions (whether payable in the form of cash, stock or other assets), or to have any other economic rights (including, without limitation, the right to receive any consideration payable upon conversion or exchange), for so long as such Unvested Founder Shares remain unvested. No adjustments shall be made for dividends or distributions or other rights in respect of unvested Founder Shares for which any record date occurs prior to the date upon which such Founder Shares become vested (i.e., unvested Founder Shares will not be entitled to receive back dividends or other distributions or any other form of economic “catch-up” once they become vested).

(h)            No Application to Certain Sponsor Persons. Notwithstanding anything to the contrary contained in this Sponsor Agreement, this Paragraph 7 shall not apply to any of the Founder Shares held by Daniel Marx, Mariano Bosch or Russell Colaco as of the Closing, which such Founder Shares shall be 100% vested from and after the Closing; provided, that any such Founder Shares that are Transferred to any other Sponsor Person (or any Permitted Transferee thereof) following the Closing shall be subject to this Paragraph 7 (i.e., 40% of the Founder Shares so Transferred shall remain vested following such Transfer, but the remaining 60% of such Founder Shares shall revert to “unvested” status upon such Transfer and shall be subject to forfeiture as described in this Paragraph 7).

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8.            Certain Securities Law Representations and Warranties. Each Sponsor Person hereby represents and warrants as follows:

(a)            it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(b)            in the case of Insiders only, its biographical information furnished to Purchaser, if any (including any such information included in the Prospectus), is true and accurate in all respects and does not omit any material information with respect to such Insider’s background;

(c)            its questionnaire furnished to Purchaser, if any, is true and accurate in all respects;

(d)            it is not subject to or a respondent in any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and

(e)            it has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another Person or (iii) pertaining to any dealings in any securities, and it is not currently a defendant in any such criminal proceeding.

9.            Certain Payments. Except as disclosed in the Prospectus, no Sponsor Person, nor any Affiliate thereof, nor any director, officer or manager of (or person acting in a similar capacity with respect to) Purchaser, shall receive from Purchaser any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of, Purchaser’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: (i) payment of customary fees for financial advisory services; (ii) payment of annual director fees of $25,000 each to two of Purchaser’s independent directors; (iii) reimbursement for any out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination; and (iv) repayment of loans, if any, and on such terms as to be determined by Purchaser from time to time, made by the Sponsor, an Affiliate of the Sponsor or any of Purchaser’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if Purchaser does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by Purchaser to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. During the Interim Period, each Sponsor Person agrees not to enter into, modify or amend any Contract between or among any Sponsor Person or any Affiliate thereof, on the one hand, and New Pubco or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair any Person’s ability to perform or satisfy any obligation under this Sponsor Agreement or the Transaction Agreement.

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10.            Service as Officer or Director. Each Sponsor Person has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer, director or manager of (or in a similar capacity with respect to) Purchaser.

11.            Definitions. As used herein, the following terms shall have the respective meanings set forth below:

(a)            “Beneficially Own” has the meaning given to such term under Rule 13d-3 of the Exchange Act.

(b)            “Covered Shares” means all Founder Shares, all Private Placement Warrants and all other Purchaser Shares (including Purchaser Shares received in the Warrant Exchange), New Pubco Shares and other shares of capital stock or equity securities of Purchaser (prior to the Purchaser Merger) or New Pubco (following the Purchaser Merger), or securities convertible into, exercisable or exchangeable for the same, of which any Sponsor Person owns as of the date hereof or acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities.

(c)            “Excluded Shares” means any Purchaser Shares, New Pubco Shares or other shares of capital stock or equity securities of Purchaser (prior to the Purchaser Merger) or New Pubco (following the Purchaser Merger), or securities convertible into, exercisable or exchangeable for the same, of which any Sponsor Person acquired or acquires record or beneficial ownership in connection with the Purchaser’s Public Offering, through a purchase on the open market, pursuant to a PIPE Agreement or through the Warrant Exchange and including any additional shares acquired in respect of such shares whether as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of such shares.

(d)            “Founder Shares” means: (i) the 7,187,500 Purchaser Shares that were purchased in a private placement prior to the Public Offering; and (ii) following the Purchaser Merger, the 7,187,500 New Pubco Shares into which the aggregate amount of Purchaser Shares referred to in clause (i) are converted pursuant to the Purchaser Merger.

(e)            “Private Placement Warrants” means the warrants to purchase up to 7,750,000 Purchaser Shares that were purchased in a private placement concurrent with the Public Offering.

(f)            “Prospectus” has the meaning given to it in the Prior Letter Agreement.

(g)            “Public Offering” has the meaning given to it in the Prior Letter Agreement.

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(h)            “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of in any manner (including by merger, consolidation, division, operation of law or otherwise) or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security (including, for the avoidance of doubt, through a Transfer of equity securities in a Person who owns such security), (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

12.            Entire Agreement; Amendment; No Reliance. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor Persons, the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by each Sponsor Person charged with such change, amendment, modification or waiver and New Pubco, Purchaser and the Company. Each of Purchaser, New Pubco and the Sponsor Persons hereby acknowledges and agrees, on behalf of itself, its Affiliates and its Representatives, that, in connection with its entry into this Sponsor Agreement and (if applicable) the Transaction Agreement and agreement to consummate the Transactions, none of the foregoing has relied on any representations or warranties of any Seller-Side Party or otherwise except for those expressly set forth in the Transaction Agreement.

13.            Assignment. No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Paragraph 13 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor Persons, Purchaser, New Pubco and the Company and their respective successors, heirs, personal representatives, assigns and (in the case of the Sponsor Persons) Permitted Transferees.

14.            No Third-Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of Purchaser, New Pubco, the Sponsor Persons and the Company, and their respective successors, heirs, personal representatives and assigns and (in the case of the Sponsor Persons) Permitted Transferees.

15.            Counterparts. This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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16.            Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17.            Governing Law; Venue; Waiver of Jury Trial. Sections 12.2 and 12.3 of the Transaction Agreement are incorporated herein by reference, mutatis mutandis.

18.            Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.4 of the Transaction Agreement to the applicable party at its principal place of business.

19.            Termination. This Sponsor Agreement shall terminate on the earliest of (i) the valid termination of the Transaction Agreement (in which case this Sponsor Agreement shall be of no force or effect and shall revert to the Prior Letter Agreement), (ii) the consummation of a New Pubco Sale and (iii) the later of (A) the earlier of (I) the occurrence (or deemed occurrence) of the Second Earnout Achievement Date on or before the sixth anniversary of the Closing Date and (II) the sixth anniversary of the Closing Date and (B) the expiration of the Lock-Up Period; provided, that no such termination (including one that results in a reversion to the Prior Letter Agreement under clause (i)) shall relieve any party hereto from any liability resulting from its pre-termination breach of this Sponsor Agreement.

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20.            Other Representations and Warranties. Each Sponsor Person hereby represents and warrants (severally and not jointly as to itself only) to Purchaser, New Pubco and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform its obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person do not, and the performance by such Person of its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Covered Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its obligations under this Sponsor Agreement; (v) there is no Action pending or, to the knowledge of such Person, threatened against such Person before (or, in the case of a threatened Action, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its obligations under this Sponsor Agreement; (vi) except as disclosed pursuant to Section 7.10 of the Transaction Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Purchaser or New Pubco (or any of their respective Subsidiaries), or any Affiliates of any of the foregoing Persons in connection with the Transaction Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Purchaser, New Pubco, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Transaction Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good and valid title to all Covered Shares held by it, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act) affecting any such securities, other than pursuant to (A) this Sponsor Agreement, (B) the Memorandum and Articles of Association, (C) the Transaction Agreement or (D) any applicable securities Laws; and (x) the Founder Shares and Private Placement Warrants listed on Schedule A are the only equity securities in New Pubco or any of its Subsidiaries (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of New Pubco or any of its Subsidiaries) owned of record or Beneficially Owned by such Person as of the date hereof and as of the Closing Date and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares and Private Placement Warrants and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.

21.            Equitable Adjustments. If, and as often as, there are any changes in Purchaser, New Pubco, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Purchaser, New Pubco, the Founder Shares or the Private Placement Warrants, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the performance criteria set forth in Paragraph 7.

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22.            Stop Transfer Order; Legend. Each Sponsor Person hereby authorizes Purchaser and New Pubco to maintain a copy of this Sponsor Agreement at either the executive office or the registered office of Purchaser. In furtherance of this Sponsor Agreement, each Sponsor Person hereby authorizes and will instruct Purchaser and New Pubco, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such Sponsor Person’s Covered Shares with respect to any Transfer not permitted hereunder and to include the following legend on any certificates or other instruments representing (or any notice given pursuant to Section 151(f) of the General Corporation Law of the State of Delaware in respect of) such Sponsor’s Covered Shares: “THE SHARES OF STOCK OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN SPONSOR AGREEMENT, DATED AS OF OCTOBER 12, 2020, BY AND AMONG REPLAY ACQUISITION CORP., A CAYMAN ISLANDS EXEMPTED COMPANY, FINANCE OF AMERICA COMPANIES INC., A DELAWARE CORPORATION, FINANCE OF AMERICA EQUITY CAPITAL LLC, A DELAWARE LIMITED LIABILITY COMPANY, REPLAY SPONSOR, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND CERTAIN OTHER PERSONS PARTY THERETO. ANY TRANSFER OF SUCH SHARES OF STOCK OR OTHER SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH SPONSOR AGREEMENT SHALL BE NULL AND VOID AB INITIO AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

23.            Specific Performance. Each Sponsor Person acknowledges and agrees that Purchaser, New Pubco and the Company shall be irreparably harmed and that there shall be no adequate remedy at Law for any breach, or threatened breach, by any Sponsor Person of any of the covenants or agreements contained in this Sponsor Agreement, and that any breach or threatened breach of this Sponsor Agreement by a Sponsor Person would not be adequately compensated by monetary damages alone. It is accordingly agreed, notwithstanding anything to the contrary set forth in this Sponsor Agreement, that each of Purchaser, New Pubco and the Company shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the Sponsor Persons’ covenants and agreements contained in this Sponsor Agreement. Each Sponsor Person hereby agrees (i) to waive the defense in any such suit that Purchaser, New Pubco or the Company has an adequate remedy at law, (ii) not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Sponsor Agreement or to enforce compliance with the covenants and obligations of the Sponsor Persons under this Sponsor Agreement and (iii) to waive any requirement to post any bond, in each case, in connection with obtaining such relief. All rights and remedies of the parties under this Sponsor Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Sponsor Agreement or applicable Law.

24.            Interpretation. Sections 12.5 and 12.8 of the Transaction Agreement are incorporated herein by reference, mutatis mutandis. Wherever this Sponsor Agreement uses “it”, “its” or derivations thereof to refer to natural person Sponsor Persons, such references shall be deemed references to “her”, “him” or “his”, as applicable.

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25.            Updates to Schedule A; Admission of New Sponsor Persons. During the Interim Period, each Sponsor Person shall promptly notify Purchaser of any increase, decrease or other change in the number of Founder Shares, Private Placement Warrants or other Covered Shares held by or on behalf of such Sponsor Person (for the avoidance of doubt, each Sponsor Person acknowledges and agrees that Paragraph 6(a) prohibits all Transfers of its Covered Shares during the Interim Period, except as expressly contemplated by the Warrant Exchange). From and after the Closing, each Sponsor Person shall promptly notify New Pubco of any increase, decrease or other change in the number of Founder Shares or other Covered Shares held by or on behalf of such Sponsor Person, including as a result of a Transfer in compliance with this Sponsor Agreement. Promptly following each such notification, Purchaser or New Pubco (as applicable) shall update Schedule A to reflect the applicable changes as they relate to Founder Shares or Private Placement Warrants (in the case of an Interim Period change) or Founder Shares (in the case of a post-Closing change) and provide a copy of such updated Schedule A to each of the parties hereto, and such updated Schedule A shall control for all purposes of this Sponsor Agreement (unless and until it is later updated in accordance with this Paragraph 25). Any update to Schedule A in accordance with this Sponsor Agreement shall not be deemed an amendment to this Sponsor Agreement for purposes of Paragraph 12.

26.            Termination of Existing Registration Rights Agreement. Effective as of (but subject to the consummation of) the Closing, (a) that certain Registration Rights Agreement, dated as of April 3, 2019, by and among Purchaser, Sponsor and the other parties thereto is hereby terminated and of no force or effect, and (b) none of the parties thereto shall have any rights or obligations thereunder.

27.            Additional Agreements.

(a)            The Sponsor hereby represents and warrants to New Pubco, Purchaser and the Company that (i) on or prior to the date hereof, it has delivered to New Pubco, Purchaser and the Company a capitalization table showing all of the direct equity owners of the Sponsor (the “Sponsor Cap Table”), (ii) the Sponsor Cap Table is true, correct and complete in all respects as of the date hereof and (iii) as of the date hereof, no person who is contemplated to be a director, board observer or officer of New Pubco following the Closing holds a direct or indirect economic interest in the Sponsor.

(b)            Notwithstanding anything to the contrary herein, following the date hereof, the Sponsor shall provide written notice to New Pubco, Purchaser and the Company promptly following (i) any change in the Sponsor Cap Table or (ii) any director, board observer or officer of New Pubco (or, if in the pre-Closing period, any person who is contemplated to be a director, board observer or officer of New Pubco following the Closing) becoming a direct or indirect holder of an economic interest in the Sponsor.

(c)            Notwithstanding anything to the contrary herein (including Paragraphs 6(b) and 6(c)), if any director, board observer or officer of New Pubco holds an economic interest directly or indirectly in any Sponsor Person and/or any Permitted Transferee of any such Sponsor Person (such Sponsor Person and such Sponsor Person’s Permitted Transferee being the “Invested Party”), the Invested Party (and for the avoidance of doubt, no other Sponsor Person hereof other than the Invested Party) shall be subject to the New Pubco insider trading policies (including any “cooling off” period specified therein) applicable to its directors and officers.

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28.            Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature pages follow]

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Sincerely,

REPLAY SPONSOR, LLC

By:
Name:	Edmond M. Safra
Title:	Manager

By:
Name:	Gregorio Werthein
Title:	Manager

EMS OPPORTUNITY LTD.

By:
Name:	Edmond M. Safra
Title:	Authorized Signatory

Russell Colaco

Daniel Marx

Mariano Bosch

Edmond M. Safra

Gregorio Werthein

Brendan Driscoll

Gerardo Werthein

Leonardo Madcur

Ezra Cohen

[Signature page to Sponsor Agreement]

Acknowledged and agreed:

REPLAY ACQUISITION CORP.

By:
	Name:	Edmond M. Safra
	Title:	Co-Chief Executive Officer

By:
	Name:	Gregorio Werthein
	Title:	Co-Chief Executive Officer

FINANCE OF AMERICA COMPANIES INC.

By:
	Name:	Edmond M. Safra
	Title:	President

FINANCE OF AMERICA EQUITY CAPITAL LLC

By:
	Name:	Graham Fleming
	Title:	President

[Signature page to Sponsor Agreement]

Exhibit B

Stockholders Agreement

[Attached.]

FINAL FORM

STOCKHOLDERS AGREEMENT

DATED AS OF [•], 202[•]

AMONG

FINANCE OF AMERICA COMPANIES INC.

AND

THE OTHER PARTIES HERETO

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5.12	Table of Contents, Headings and Captions	16
5.13	Grant of Consent	16
5.14	Counterparts	17
5.15	Effectiveness	17
5.16	No Recourse	17

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of [•], 202[•] by and among Finance of America Companies Inc., a Delaware corporation (the “Company”) and each of the Principal Stockholders (as defined below) from time to time party hereto.

RECITALS:

WHEREAS, in connection with the Equity Transactions (as defined below) and effective upon the consummation thereof, the parties hereto wish to set forth certain understandings between such parties, including with respect to certain governance and other matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.
INTRODUCTORY MATTERS

1.1            Defined Terms.  In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“BL Investors Designee” has the meaning assigned to such term in Section 2.1(b).

“BL Investors Designator” means the BL Investors, or any group of BL Investors collectively, then holding a majority of the Class A Common Stock on a Fully Exchanged Basis held all BL Investors.

“BL Investors” means the entities listed on the signature pages hereto under the heading “BL Investors,” any Transferee that becomes party to this Agreement as a “BL Investor” in accordance with Section 5.5 hereof, and their respective Affiliates.

“Blackstone Investors Designee” has the meaning assigned to such term in Section 2.1(a).

“Blackstone Investors Designator” means the Blackstone Investors, or any group of Blackstone Investors collectively, then holding a majority of the Class A Common Stock on a Fully Exchanged Basis held all Blackstone Investors.

“Blackstone Investors” means the entities listed on the signature pages hereto under the heading “Blackstone Investors,” any Transferee that becomes party to this Agreement as a “Blackstone Investor” in accordance with Section 5.5 hereof, and their respective Affiliates.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Class A Common Stock” means shares of class A common stock, par value $0.0001 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Class B Common Stock” means shares of class B common stock, par value $0.0001 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Closing Date” means the date of the closing of the Equity Transactions.

“Common Stock” means collectively, the shares of Class A Common Stock and Class B Common Stock.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any information concerning the Company or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its designated representatives to a Principal Stockholder or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i)             that is or has become publicly available other than as a result of a disclosure by a Principal Stockholder or its designated representatives in violation of this Agreement;

(ii)            that was already known to a Principal Stockholder or its designated representatives or was in the possession of a Principal Stockholder or its designated representatives prior to its being furnished by or on behalf of the Company or its designated representatives;

(iii)           that is received by a Principal Stockholder or its designated representatives from a source other than the Company or its designated representatives, provided, that the source of such information was not actually known by such Principal Stockholder or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company;

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(iv)           that was independently developed or acquired by a Principal Stockholder or its designated representatives or on its or their behalf without the violation of the terms of this Agreement; or

(v)            that a Principal Stockholder or its designated representatives is required, in the good faith determination of such Principal Stockholder or designated representative, to disclose by applicable law, regulation or legal process, provided, that such Principal Stockholder or designated representative takes reasonable steps to minimize the extent of any such required disclosure, provided, further, that no such steps to minimize disclosure shall be required where disclosure is made (i) in response to a request by a regulatory or self-regulatory authority or (ii) in connection with an audit or examination by a bank examiner or auditor and such audit or examination does not specifically reference the Company or this Agreement.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Covered Shares” means with respect to any Principal Stockholder, all Equity Securities of which such Principal Stockholder acquires record or beneficial ownership, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities.

“Director” means any director of the Company from time to time.

“Equity Securities” means any and all shares of Common Stock of the Company, and any and all securities of the Company or FOA OpCo convertible into, or exchangeable or exercisable for (whether or not subject to contingencies or the passage of time, or both), such shares, and options, warrants or other rights to acquire shares of Common Stock of the Company, including without limitation any and all LLC Units.

“Equity Transactions” means the transactions contemplated by the Transaction Agreement, dated October 12, 2020, among Replay Acquisition Corp., Finance of America Companies Inc., Finance of America Equity Capital LLC and the other parties thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Excluded Shares” means any Equity Securities of which any Principal Stockholder acquires record or beneficial ownership through a purchase on the open market or pursuant to a PIPE Agreement and including any additional shares acquired in respect of such shares whether as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of such shares.

“FOA OpCo” means Finance of America Equity Capital LLC, a Delaware limited liability company.

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“Fully Exchanged Basis” means on a basis that assumes all outstanding LLC Units other than those held by the Company or its wholly owned subsidiaries were exchanged for newly issued shares of Class A Common Stock.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Information” has the meaning set forth in Section 3.1 hereof.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“LLC Units” means the units of limited liability company interest in FOA OpCo.

“Lock-Up Period” has the meaning set forth in Section 4.3 hereof.

“NewCo” has the meaning set forth in Section 4.2 hereof.

“Non-Recourse Party” has the meaning set forth in Section 5.16 hereof.

“Permitted Transferee” has the meaning set forth in Section 4.3 hereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“PIPE Agreement” means respect to each Principal Stockholder, that subscription agreement dated on or about October 12, 2020 among such Principal Stockholder, as Subscriber, the Company and the other parties thereto.

“Plan Asset Regulation” has the meaning set forth in Section 3.3(a) hereof.

“Principal Stockholders” means (i) the Blackstone Investors and (ii) the BL Investors.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated [●], 202[●], among the Company and the other parties thereto.

“Stockholder Designator” has the meaning assigned to such term in Section 2.1(c).

“Stockholder Designee” means any Blackstone Investors Designee or BL Investors Designee.

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“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board from time to time.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“VCOC Investor” has the meaning set forth in Section 3.3(a) hereof.

“Voting Power” means, at any time, the voting power of all shares of outstanding capital stock entitled to vote generally in the election of directors of the Company as of the record date for such meeting.

1.2            Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

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ARTICLE II.
CORPORATE GOVERNANCE MATTERS

2.1            Election of Directors.

(a)            Following the Closing Date, the Blackstone Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly authorized committee of the Board, as a Director and taking into account any Director continuing to serve without the need for re-election, the number of Blackstone Designees (as defined below) serving as Directors of the Company will be equal to: (i) if the Blackstone Investors collectively hold at least 40% of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number that is greater than 40% of the Total Number of Directors; (ii) if the Blackstone Investors collectively hold at least 30% (but less than 40%) of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number that is greater than 30% of the Total Number of Directors; (iii) if the Blackstone Investors collectively hold at least 20% (but less than 30%) of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number that is greater than 20% of the Total Number of Directors; and (iv) if the Blackstone Investors collectively hold at least 5% (but less than 20%) of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number (such number always being equal to or greater than one) that is greater than 10% of the Total Number of Directors (in each case, each such person a “Blackstone Designee”).

(b)            Following the Closing Date, the BL Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly authorized committee of the Board, as a Director and taking into account any Director continuing to serve without the need for re-election, the number of BL Designees (as defined below) serving as Directors of the Company will be equal to: (i) if the BL Investors collectively hold at least 40% of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number that is greater than 40% of the Total Number of Directors; (ii) if the BL Investors collectively hold at least 30% (but less than 40%) of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number that is greater than 30% of the Total Number of Directors; (iii) if the BL Investors collectively hold at least 20% (but less than 30%) of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number that is greater than 20% of the Total Number of Directors; and (iv) if the BL Investors collectively hold at least 5% (but less than 20%) of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number (such number always being equal to or greater than one) that is greater than 10% of the Total Number of Directors (in each case, each such person a “BL Designee”).

(c)            If at any time the Blackstone Designator or the BL Designator (each, a “Stockholder Designator”) has designated fewer than the total number of individuals that it is then entitled to designate pursuant to Section 2.1(a) or Section 2.1(b) hereof, the Blackstone Designator or the BL Designator, as applicable, shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (i) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

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(d)            Directors are subject to removal pursuant to the applicable provisions of the Amended and Restated Certificate of Incorporation of the Company; provided, however, for as long as this Agreement remains in effect, the Blackstone Designees may only be removed with the consent of the Blackstone Designator and the BL Designees may only be removed with the consent of the BL Designator, in each case delivered in accordance with Section 5.13 hereof.

(e)            In the event that a vacancy is created at any time by death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise with respect to the Blackstone Designees or the BL Designees, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the Blackstone Designator or the BL Designator, as applicable.

(f)             The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof. In the event that any Stockholder Designee shall fail to be elected to the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the Company shall use its best efforts to cause such Stockholder Designee (or a new designee of the applicable Stockholder Designator) to be elected to the Board, as soon as possible, and the Company shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same, including, without limitation, actions to effect an increase in the Total Number of Directors.

(g)            Each Principal Stockholder hereby agrees to vote in favor of and to consent to the Stockholder Designees in connection with each vote taken or written consent executed in connection with the election of Directors to the Board, and each Principal Stockholder agrees not to seek to remove or replace the Stockholder Designees.

(h)            In addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law or the certificate of incorporation or bylaws of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase or decrease the Total Number of Directors (other than any increase in the Total Number of Directors in connection with the election of one or more Directors elected exclusively by the holders of one or more classes or series of the Company’s shares other than Common Stock) shall require the prior written consent of the Blackstone Designator and the BL Designator, delivered in accordance with Section 5.13 hereof.

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2.2            Compensation. Except to the extent the Blackstone Designator or the BL Designator may otherwise notify the Company with respect to the Blackstone Designees or the BL Designees, respectively, any Stockholder Designees shall be entitled to compensation consistent with the Director compensation received by other Directors, including any fees and equity awards, provided, that (x) to the extent any Director compensation is payable in the form of equity awards, at the election of a Stockholder Designee, in lieu of any equity award, such compensation shall be paid in an amount of cash equal to the value of the equity award as of the date of the award, with any such cash subject to the same vesting terms, if any, as the equity awarded to other Directors and (y) at the election of a Stockholder Designee, any Director compensation (whether cash, equity awards and/or cash in lieu of equity as may be designated by the electing Stockholder Designee) shall be paid to a Principal Stockholder or an Affiliate thereof specified by such Stockholder Designee rather than to such Stockholder Designee. If the Company adopts a policy that Directors own a minimum amount of equity in the Company, Stockholder Designees shall not be subject to such policy.

2.3            Other Rights of Stockholder Designees. Except as provided in Section 2.2, each Stockholder Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Stockholder Designees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Stockholder Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the certificate of incorporation or bylaws of the Company, applicable law or otherwise.

2.4            Director Independence. Notwithstanding anything to the contrary herein, the parties hereto shall ensure that the composition of the Board will continue to meet all requirements for a company listed on the New York Stock Exchange (or such other stock exchange on which the Class A Common Stock may be listed), including with respect to director independence.

ARTICLE III.
INFORMATION; VCOC

3.1            Books and Records; Access.  The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, (a) permit the Principal Stockholders and their respective designated representatives (or other designees), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (b) provide the Principal Stockholders all information of a type, at such times and in such manner as is consistent with the Company’s past practice or that is otherwise reasonably requested by such Principal Stockholders from time to time (all such information so furnished pursuant to this Section 3.1, the “Information”). Subject to Section 3.4, any Principal Stockholder (and any party receiving Information from a Principal Stockholder) who shall receive Information shall maintain the confidentiality of such Information. Notwithstanding the foregoing, that the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Principal Stockholders without the loss of any such privilege.

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3.2            Certain Reports.  The Company shall deliver or cause to be delivered to the Principal Stockholders, at their request:

(a)            to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b)            to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Principal Stockholders; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Principal Stockholders without the loss of any such privilege.

3.3            VCOC.

(a)            With respect to each Principal Stockholder or Affiliate thereof that is intended to qualify its direct or indirect investment in the Company as a “venture capital investment” as defined in the Department of Labor regulations codified at 29 CFR Section 2510.3-101 (the “Plan Asset Regulation”) (each, a “VCOC Investor”), for so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged), without limitation or prejudice of any of the rights provided to the Principal Stockholders hereunder, the Company shall, with respect to each such VCOC Investor:

(i)            provide each VCOC Investor or its designated representative with:

(A)            upon reasonable notice and at mutually convenient times, the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries;

(B)            as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

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(C)            as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(D)            to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company as soon as available; and

(E)            upon written request by the VCOC Investor, copies of all materials provided to the Board, subject to appropriate protections with respect to confidentiality and preservation of attorney-client privilege; provided, that, in each case, if the Company makes the information described in clauses (B), (C) and (D) of this Section 3.3(a)(i) available through public filings on the EDGAR System or any successor or replacement system of the U.S. Securities and Exchange Commission, the requirement to deliver such information shall be deemed satisfied;

(ii)           make appropriate officers and/or Directors of the Company available, and cause the officers and directors of its Subsidiaries to be made available, periodically and at such times as reasonably requested by each VCOC Investor, upon reasonable notice and at mutually convenient times, for consultation with such VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries;

(iii)          to the extent that the VCOC Investor requests to receive such information and rights, and to the extent consistent with applicable Law or listing standards (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform each VCOC Investor or its designated representative in advance with respect to any significant corporate actions, and to provide (or cause to be provided) each VCOC Investor or its designated representative with the right to consult with the Company and its Subsidiaries with respect to such actions should the VCOC Investor elect to do so; provided, however, that this right to consult must be exercised within five days after the Company informs the VCOC Investor of the proposed corporate action; provided, further, that the Company shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to such corporate action; and

(iv)          provide each VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine in writing to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Asset Regulation; provided that the parties agree that any such rights of consultation shall be of a nature consistent with those granted above and nothing in this Agreement shall be deemed to require the Company to grant to the VCOC Investor any additional rights with respect to the governance or management of the Company.

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(b)            The Company agrees to consider, in good faith, the recommendations of each VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above in this Section 3.3, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(c)            In the event a VCOC Investor or any of its Affiliates Transfers all or any portion of their investment in the Company to an Affiliated entity that is intended to qualify its investment in the Company as a “venture capital investment” (as defined in the Plan Asset Regulation), such Transferee shall be afforded the same rights with respect to the Company afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

(d)            In the event that the Company ceases to qualify as an “operating company” (as defined in the first sentence of 2510.3-101(c)(1) of the Plan Asset Regulation), or the investment in the Company by a VCOC Investor does not qualify as a “venture capital investment” as defined in the Plan Asset Regulation, then the Company and each Principal Stockholder will cooperate in good faith and take all reasonable actions necessary, subject to applicable Law, to preserve the VCOC status of each VCOC Investor or the qualification of the investment as a “venture capital investment,” it being understood that such reasonable actions shall not require a VCOC Investor to purchase or sell any investments.

(e)            For so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged) and upon the written request of such VCOC Investor, without limitation or prejudice of any of the rights provided to the Principal Stockholders hereunder, the Company shall, with respect to each such VCOC Investor, furnish and deliver a letter covering the matters set forth in Sections 3.3(a), 3.3(b), 3.3(c) and 3.3(d) hereof in a form and substance satisfactory to such VCOC Investor.

(f)             In the event a VCOC Investor is an Affiliate of a Principal Stockholder, as described in Section 3.3(a) above, such affiliated entity shall be afforded the same rights with respect to the Company and afforded to the Principal Stockholder under this Section 3.3 and shall be treated, for such purposes, as a third party beneficiary hereunder.

3.4            Confidentiality. Each Principal Stockholder agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that such Principal Stockholder and its designated representatives may disclose Confidential Information to the other Principal Stockholders, to the Stockholder Designees and to (a) its Affiliates and its Affiliates’ attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with such Principal Stockholder’s investment in the Company, (b) any Person, including a prospective purchaser of Common Stock or LLC Units, as long as such Person has agreed, in writing, to maintain the confidentiality of such Confidential Information, (c) any of such Principal Stockholder’s or its respective Affiliates’ partners, members, stockholders, directors, officers, employees or agents in the ordinary course of business (the Persons referenced in clauses (a), (b) and (c), a Principal Stockholder’s “designated representatives”) or (d) as the Company may otherwise consent in writing; provided, further, however, that each Principal Stockholder agrees to be responsible for any breaches of this Section 3.4 by such Principal Stockholder’s designated representatives.

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3.5            Information Sharing. Each party hereto acknowledges and agrees that Stockholder Designees may share any information concerning the Company and its Subsidiaries received by them from or on behalf of the Company or its designated representatives with each Principal Stockholder and its designated representatives (subject to such Principal Stockholder’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 3.4).

ARTICLE IV.
ADDITIONAL COVENANTS

4.1            Pledges or Transfers. Upon the request of any Principal Stockholder that wishes to (x) pledge, hypothecate or grant security interests in any or all of the shares of Common Stock or LLC Units held by it including to banks or financial institutions as collateral or security for loans, advances or extensions of credit or (y) transfer any or all of the shares of Common Stock or LLC Units held by it, including to a third party investor, the Company agrees to cooperate with such Principal Stockholder in taking any action reasonably necessary to consummate any such pledge, hypothecation, grant or transfer, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders), instructing the transfer agent to transfer any such shares of Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends and cooperating in diligence or other matters as may reasonably requested by any Principal Stockholder in connection with a proposed transfer. In connection with any such transfer to a third party investor (other than a Public Offering as defined in the Registration Rights Agreement), the initiating Principal Stockholder shall use its reasonable best efforts to ensure that each other Principal Stockholder has a reasonable opportunity to participate in such transfer on a pro rata basis on the same terms and conditions as agreed to by the initiating Principal Stockholder.

4.2            Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Principal Stockholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a Stockholders agreement with the Principal Stockholders that provides the Principal Stockholders with rights vis-á-vis such NewCo that are substantially identical to those set forth in this Agreement.

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4.3            Principal Stockholder Lock-Up. During the 180 day period immediately following the Closing Date (the “Lock-Up Period”), each Principal Stockholder shall not, and shall cause any other holder of record of any of such Principal Stockholder’s Covered Shares (other than Excluded Shares) not to, Transfer any of such Principal Stockholder’s Covered Shares (other than Excluded Shares). Notwithstanding the immediately preceding sentence, post-Closing Transfers of Covered Shares (other than Excluded Shares) that are held by any Principal Stockholder or any of its Permitted Transferees (as defined below) that have entered into a written agreement contemplated by the proviso in this Section 4.3 are permitted (i) to any investment fund or other entity controlled or managed by such Principal Stockholder, to such Principal Stockholder’s officers or directors, any Affiliates or family members of any of such Principal Stockholder’s officers or directors, any limited partners, members or stockholders of such Principal Stockholder or any Affiliates of the Principal Stockholders; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the jurisdiction of incorporation or formation of such Principal Stockholder or the organizational documents of such Principal Stockholder, as amended from time to time, upon dissolution of such Principal Stockholder; or (vi) in the event of the Company’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in the holders of all of the shares of Class A Common Stock and/or LLC Units having the right to exchange their shares for cash, securities or other property subsequent to the completion of the Equity Transactions (including the entry into an agreement in connection with such liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction); provided, however, that each transferee contemplated by clauses (i) through (v) (each, a “Permitted Transferee”) must enter into a written agreement with the Company agreeing to be bound by the restrictions in this Section 4.3. For the avoidance of doubt, the Excluded Shares purchased (1) pursuant to a PIPE Agreement or (2) on the open market shall not be subject to the provisions of this Section 4.3. Any Transfer in violation of the provisions of this Section 4.3 shall be null and void ab initio and of no force or effect.

ARTICLE V.
GENERAL PROVISIONS

5.1            Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Principal Stockholders, as provided under Section 5.3, and except for Section 3.3 hereof, this Agreement, excluding Article V hereof, shall terminate with respect to each Principal Stockholder at such time as such Principal Stockholder and its Affiliates collectively hold less than 5% of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis or such earlier time as such Principal Stockholder shall deliver a written notice to the Company requesting that this Agreement terminate with respect to such Principal Stockholder in accordance with Section 5.3(d). The VCOC Investors shall advise the Company when they collectively first cease to hold any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged), whereupon Section 3.3 hereof shall terminate.

5.2            Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by facsimile (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

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The Company’s address is:

Finance of America Companies Inc.

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

Attention: Anthony W. Villani, Chief Legal Officer

Email: tony.villani@financeofamerica.com

Each Principal Stockholder’s address is:

The Blackstone Group Inc.

345 Park Avenue

New York, New York 10154

Attention: Menes Chee

Email: Menes.Chee@blackstone.com

BL Investor

c/o Libman Family Holdings, LLC

1065 Weed Street

New Canaan, Ct 06840

Attention: Brian Libman

Email: blibman@tmogroupmail.com

5.3            Amendment; Waiver.

(a)            The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and Principal Stockholders holding a majority of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis then held by the Principal Stockholders in the aggregate; provided, however, that any modification or amendment (i) to Section 2.1 or this Section 5.3 shall also require the approval of the Blackstone Designator and the BL Designator and (ii) that would adversely affect the rights of a Principal Stockholder shall also require the approval of such Principal Stockholder.

(b)            Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c)            No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in in the specific instance in which it is given.

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(d)            Each Principal Stockholder, in such Principal Stockholder’s sole discretion, may withdraw from this Agreement at any time by written notice to the Company. Thereafter, such Principal Stockholder shall cease to be a party to this Agreement, shall have no further rights or obligations hereunder and none of the terms or provisions hereof shall have any continuing force and effect with respect to such Principal Stockholder; provided, that until the expiration of the Lock-Up Period the transfer restrictions set forth in Section 4.3 shall survive any such withdrawal and shall continue to apply to the Covered Shares of such withdrawing Principal Stockholder as if it were a party hereto.

(e)            Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

5.4            Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Principal Stockholder being deprived of the rights contemplated by this Agreement.

5.5            Assignment. Each Principal Stockholder may, without the consent of the Company or any other Person, assign its rights and obligations under this Agreement, in whole or in part, to any Transferee of Common Stock and/or LLC Units so long as such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as a “Blackstone Investor” or “BL Investor,” as applicable, hereunder, whereupon such Transferee shall be deemed a “Blackstone Investor” or “BL Investor,” as applicable, hereunder. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

5.6            Third Parties. Except as provided for in Article III with respect to any VCOC Investor that is an Affiliate of a Principal Stockholder, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.7            Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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5.8            Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 5.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any claim or action directly or indirectly arising out of, under or in connection with this Agreement or the services contemplated hereby.

5.9            Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

5.10          Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.11          Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.12          Table of Contents, Headings and Captions.  The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.13          Grant of Consent.  Any vote, consent or approval of, or designation by, or other action of, a Stockholder Designator hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 5.2 hereof by such Stockholder Designator as of the latest date any such notice is so provided to the Company.

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5.14          Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.15          Effectiveness.  This Agreement shall become effective upon the Closing Date.

5.16          No Recourse.  This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

FINANCE OF AMERICA COMPANIES INC.

By:
Name:
Title:

[Signature Page to Finance of America Companies Inc. Stockholders Agreement]

Blackstone Investors:

[●]

By:
Name:
Title:

[Signature Page to Finance of America Companies Inc. Stockholders Agreement]

BL INVESTORs:

[●]

By:
Name:
Title:

[Signature Page to Finance of America Companies Inc. Stockholders Agreement]

Exhibit C

Registration Rights Agreement

[Attached.]

FINAL FORM

REGISTRATION RIGHTS AGREEMENT

by and among

Finance of America COMPANIES Inc.

and

THE OTHER PARTIES HERETO

Dated as of [•], 202[•]

TABLE OF CONTENTS

i

ii

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (as amended from time to time, the “Agreement”) is dated as of [•], 202[•] and is by and among Finance of America Companies Inc., a Delaware corporation (the “Registrant”), the Blackstone Investors (as defined below), the BL Investors (as defined below) and each other Holder (as defined below) from time to time party hereto.

BACKGROUND

WHEREAS, the Registrant desires to grant registration rights to the Blackstone Investors and the BL Investors on the terms and conditions set out in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Certain Definitions.

“Affiliate” has the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the preamble.

“BL Entities” means the entities comprising the BL Investors, their respective Affiliates and the successors and permitted assigns of the entities and their respective Affiliates.

“BL Investors” means the entities listed on the signature pages hereto under the heading “BL Investors.”

“Blackstone Investors” means the entities listed on the signature pages hereto under the heading “Blackstone Investors.”

“Blackstone Entities” means the entities comprising the Blackstone Investors, their respective Affiliates and the successors and permitted assigns of the entities and their respective Affiliates.

“Block Sale” means any non-marketed underwritten takedown offering taking the form of a bought deal or block sale to a financial institution.

“Board” means the board of directors of the Registrant.

“Business Day” means any day other than a Saturday, a Sunday or a day that is a statutory holiday under the laws of the United States or the State of New York.

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“Common Stock” means the Registrant’s Class A common stock, par value $0.0001 per share.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Demand Party” shall have the meaning set forth in Section 2.4.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FOA OpCo” means Finance of America Equity Capital LLC, a Delaware limited liability company.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holder” means (a) each Principal Stockholder, (b) each Other Holder and (c) Transferees of Shares with the rights set forth in Section 4.2(b).

“Indemnified Party” and Indemnified Parties” have the meanings set forth in Section 3.1.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Joinder Agreement” means an executed joinder to this Agreement from such Person substantially in the form of Exhibit A attached hereto.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“LLC Agreement” means FOA OpCo’s Amended and Restated Limited Liability Company Agreement, dated as of [•], 202[•], as amended from time to time.

“LLC Unit” means (i) each Class A Unit (as such term is defined in the LLC Agreement) issued as of the date hereof and (ii) each Class A Unit or other interest in FOA OpCo that may be issued by FOA OpCo in the future that is designated by the Registrant as a “LLC Unit.”

“Marketed Underwritten Shelf Offering” has the meaning set forth in Section 2.4.

“NewCo” has the meaning set forth in Section 4.2(c).

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“Other Holder” means (a) each Holder, if any, other than a Principal Stockholder, and (b) any Transferee to whom the rights and obligations of an “Other Holder” under this Agreement are assigned pursuant to Section 4.2 and who executes a Joinder Agreement as an “Other Holder” and in each case, is a holder of Registrable Securities or securities exercisable, exchangeable or convertible into Registrable Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“PIPE Subscription Agreements” means those certain subscription agreements, each dated October 12, 2020, entered into by and among the Registrant, Replay Acquisition Corp., BTO Urban Holdings LLC, Libman Family Holdings LLC, Finance of America Equity Capital LLC and the Persons identified therein as “Subscribers.”

“Principal Stockholder” means (a) any Blackstone Entity, (b) any BL Entity and (c) any Transferee to whom the rights and obligations of a “Principal Stockholder” under this Agreement are assigned pursuant to Section 4.2 and who executes a Joinder Agreement as a “Principal Stockholder” and in each case, is a holder of Registrable Securities or securities exercisable, exchangeable or convertible into Registrable Securities.

“Public Offering” shall mean a public offering and sale of Common Stock of the Registrant for cash, other than by the Registrant, pursuant to an effective registration statement under the Securities Act.

“Registrable Securities” means all Shares, provided that such Shares will cease to be Registrable Securities when:

(a)           a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such registration statement;

(b)           such Registrable Securities shall have been sold pursuant to Rule 144 or 145 (or any similar provision then in effect) under the Securities Act; or

(c)           such Registrable Securities cease to be outstanding.

“Registration Expenses” means any and all expenses incurred in connection with the performance of or compliance with this Agreement, including:

(a)           all SEC, stock exchange, or FINRA registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA, and of its counsel);

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(b)           all fees and expenses of complying with securities or blue sky Laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities);

(c)           all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses);

(d)           all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or FINRA and all rating agency fees;

(e)           the fees and disbursements of counsel for the Registrant and of its independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance;

(f)            any fees and disbursements of underwriters customarily paid by the issuers or sellers of Securities, including liability insurance if the Registrant so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any;

(g)           any fees and disbursements of counsel (including the fees and disbursements of one separate outside counsel (and local and special counsel, to the extent necessary) for each Principal Stockholder) incurred in connection with any registration statement or registered offering covering Registrable Securities held by the Holders;

(h)           all fees and expenses of one accountant selected by the Holders of a majority of the Registrable Securities being registered;

(i)            the costs and expenses of the Registrant relating to analyst and investor presentations or any “road show” undertaken in connection with the registration and/or marketing of the Registrable Securities (including the reasonable out-of-pocket expenses of the Holders); and

(j)            any other fees and disbursements customarily paid by the issuers of securities.

“Registrant” has the meaning set forth in the preamble.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Shares” means (i) all shares of Common Stock of the Registrant held by Holders from time to time, including any Shares held by Persons who are or become parties to this agreement by the execution and delivery of a Joinder Agreement, (ii) any Shares or other securities issued or issuable as a distribution with respect to, or in exchange for or in replacement of any of the foregoing Shares or other securities held by such Holder, including LLC Units and (iii) any other securities issued or transferred in exchange for or upon conversion of any of the foregoing Shares as a result of a merger, consolidation, reorganization or otherwise and any other securities issued to any other holders of Shares in connection with any such transaction.

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“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Valid Business Reason” has the meaning set forth in Section 2.7(b).

“WKSI” means a well-known seasoned issuer, as defined in the SEC’s Rule 405.

Section 1.2           Other Definitional Provisions; Interpretation.

(a)           The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and references in this Agreement to a designated “Article” or “Section” refer to an Article or Section of this Agreement unless otherwise specified.

(b)          The headings in this Agreement are included for convenience of reference only and do not limit or otherwise affect the meaning or interpretation of this Agreement.

(c)          The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1           Right to Demand a Non-Shelf Registered Offering. Upon the demand of any Principal Stockholder, the Registrant will, in each case, subject to Section 2.12, facilitate in the manner described in this Agreement a non-shelf registered offering of the Registrable Securities requested by such Principal Stockholder to be included in such offering. Any demanded non-shelf registered offering may, at the Registrant’s option, include Common Stock of the Registrant to be sold by the Registrant for its own account and will also include Registrable Securities to be sold by Holders that exercise their related piggyback rights in accordance with this Agreement. Promptly upon receiving any demand (but in no event, more than 90 days after receipt of a demand for such registration), the Registrant shall use its reasonable best efforts to file a registration statement relating to such demand. The Registrant shall use its reasonable best efforts to cause such registration to promptly be declared effective under (x) the Securities Act and (y) the blue sky laws of such jurisdictions as any participating Holder or any underwriter, if any, reasonably requests.

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Section 2.2           Right to Piggyback on a Non-Shelf Registered Offering. In connection with any registered offering of Registrable Securities covered by a non-shelf registration statement (whether pursuant to the exercise of demand rights by a Principal Stockholder or at the initiative of the Registrant or holders not party to this Agreement), any non-demanding Holder may exercise piggyback rights to have included in such offering Registrable Securities held by it. The Registrant will facilitate in the manner described in this Agreement any such non-shelf registered offering.

Section 2.3           Right to Demand and be Included in a Shelf Registration. Upon the demand of a Principal Stockholder, subject to Section 2.12, when the Registrant is eligible to sell its Common Stock in a secondary offering on a delayed or continuous basis in accordance with Rule 415 of the Securities Act whether on Form S-1, Form S-3 or a successor form, the Registrant will facilitate in the manner described in this Agreement a shelf registration of the Registrable Securities requested by such Principal Stockholder to be included in such shelf registration. Promptly upon receiving any demand (but in no event more than 45 days in the case of a shelf registration on Form S-1 or 30 days in the case of a shelf registration on Form S-3 after receipt of a demand for such registration), the Registrant shall use its reasonable best efforts to file a registration statement relating to such demand. The Registrant, shall use its reasonable best efforts to cause such registration to promptly be declared effective under (x) the Securities Act and (y) the blue sky laws of such jurisdictions as any participating Holder or any underwriter, if any, reasonably requests. Any shelf registration filed by the Registrant covering Common Stock (whether pursuant to a Principal Stockholder’s demand or the initiative of the Registrant) will cover Registrable Securities held by each of the Holders as may be specified by the Principal Stockholders, and solely to the extent permitted by this Agreement. If at the time of such request the Registrant is a WKSI, such shelf registration would, at the request of a Principal Stockholder, cover an unspecified number of Registrable Securities to be sold by the Registrant and the Holders.

Section 2.4           Demand and Piggyback Rights for Shelf Takedowns. Upon the demand of a Principal Stockholder (the “Demand Party”), the Registrant will, in each case, facilitate in the manner described in this Agreement a “takedown” off of an effective shelf registration statement of the Registrable Securities requested by the Demand Party to be included in such takedown. In connection with the exercise by the Demand Party of a demand right pursuant to this Section 2.4, the Demand Party shall also deliver the applicable demand request to (i) each Principal Stockholder other than the Demand Party, and, subject to the limitations in Section 2.12, the Demand Party shall permit each other Principal Stockholder to include all or a portion of its Registrable Securities in the “takedown” if such Principal Stockholder notifies the Demand Party and the Company within one day after delivery of the demand request to such Principal Stockholder of its election to participate (which election shall specify the number of Registrable Securities intended to be disposed of by such Principal Stockholder) and (ii) where the contemplated plan of distribution includes a customary “road show” or other substantial marketing effort by the Registrant and the underwriters (a “Marketed Underwritten Shelf Offering”), any Other Holders of Registrable Securities included on the applicable shelf registration statement and, subject to the limitations in Section 2.12, the Demand Party shall permit each such Other Holder to include all or a portion of its Registrable Securities in the Marketed Underwritten Shelf Offering if such Other Holder notifies the Demand Party and the Company within one day after delivery of the demand request to such Other Holder of its election to participate (which election shall specify the number of Registrable Securities intended to be disposed of by such Other Holder). For the avoidance of doubt, any proposed offer and sale of Registrable Securities to one or more purchasers or underwriters by means of a block trade, bought deal or direct sale shall not be deemed to be a Marketed Underwritten Shelf Offering. Notwithstanding the foregoing, a Principal Stockholder may not demand a shelf takedown for an offering that will result in the imposition of a lockup on the Registrant and the Holders unless the Registrable Securities requested to be sold in such takedown have an aggregate market value (based on the most recent closing price of the Shares at the time of the demand) of at least $50 million.

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Section 2.5            Right to Reload a Shelf. Upon the written request of a Principal Stockholder, the Registrant will, in each case, file and seek the effectiveness of a post-effective amendment to an existing shelf in order to register up to the number of Registrable Securities previously taken down off of such shelf and not yet “reloaded” onto such shelf (or such higher number as may be agreed by such Principal Stockholder). The Holders and the Registrant will consult and coordinate with each other in order to accomplish such replenishments from time to time in a sensible manner.

Section 2.6           Effective Registration. The Registrant shall, with respect to each demand registration, use its reasonable best efforts to cause the registration statement to remain effective for not less than 180 consecutive days (or such shorter period as shall terminate when all Registrable Securities covered by such registration statement have been sold or withdrawn), or if (i) such registration is a shelf registration on Form S-1 until such shelf registration is amended or replaced by a shelf registration on Form S-3 (or such shorter period as shall terminate when all Registrable Securities covered by such registration statement have been sold or withdrawn) or (ii) such registration statement relates to an underwritten offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

Section 2.7            Limitations on Demand and Piggyback Rights.

(a)          Any demand for the filing of a registration statement or for a registered offering or takedown will be subject to the constraints of any applicable lockup arrangements, and such demand must be deferred until such lockup arrangements no longer apply. No Principal Stockholder shall be subject to such lockup arrangements to the extent such Principal Stockholder holds less than 5% of the then outstanding Common Stock of the Registrant (on a fully exchanged basis assuming all outstanding LLC Units other than those held by the Registrant or its wholly owned subsidiaries were exchanged for Shares). If a demand has been made for a non-shelf registered offering or for an underwritten takedown, no further demands may be made so long as the related offering is still being pursued; provided, that any such offering will not be deemed to be “pursued” if such offering has not been consummated within 45 days of the date on which the registration statement with respect to such offering was declared effective. Notwithstanding anything in this Agreement to the contrary, the Holders will not have piggyback or other registration rights with respect to (i) registered primary offerings by the Registrant (A) covered by a Form S-8 registration statement or a successor form applicable solely to employee benefit-related offers and sales, (B) where the securities are not being sold for cash or (C) where the offering is a bona fide offering of securities other than Common Stock, even if such securities are convertible into or exchangeable or exercisable for Common Stock that are registered as part of such offering; or (ii) any registration statement filed pursuant to the terms of the PIPE Subscription Agreements.

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(b)          The Registrant may postpone the filing (but not the preparation) of a demanded registration statement or suspend the effectiveness of any shelf registration statement for a reasonable “blackout period” not in excess of 60 days if the Board of the Registrant reasonably determines in good faith that such registration or offering could materially interfere with a bona fide business or financing transaction of the Registrant (a “Valid Business Reason”) or is reasonably likely to require premature disclosure of information, the premature disclosure of which could materially and adversely affect the Registrant. The blackout period will end upon the earlier to occur of, (i) in the case of a Valid Business Reason, a date that is five Business Days after such Valid Business Reason no longer exists, but in no event, not later than 60 days from the date such deferral commenced, and (ii) in the case of disclosure of non-public information, the earlier to occur of (x) the filing by the Registrant of its next succeeding Form 10-K or Form 10-Q, or (y) the date upon which such information is otherwise disclosed. Notwithstanding the foregoing, the Registrant shall not be permitted to suspend or withdraw a registration statement more than once during any twelve (12)-month period or for a period exceeding 60 days on any one occasion. In the case of an event that causes the Registrant to delay the filing of a demanded registration statement or to suspend the use of the effectiveness of a shelf registration statement, the Registrant shall give a notice to the demanding Holder or the holders of Registrable Securities registered pursuant to such shelf registration statement, as applicable, stating generally the basis for the notice and that such delay or suspension. Notwithstanding any provision herein to the contrary, if the Registrant provides a notice with respect to the delay in filing a demanded registration statement or the suspension of the effectiveness of a shelf registration statement, the Registrant agrees that it shall extend the period of time during which any such registration statement shall be maintained effective pursuant to this Agreement by the number of days during which such delay or suspension was continuing.

Section 2.8           Notifications Regarding Registration Statements. In order for a Principal Stockholder to exercise its right to demand that a registration statement be filed, it must so notify the Registrant in writing indicating the number of Registrable Securities sought to be registered and the proposed plan of distribution. The Registrant will keep the Holders contemporaneously apprised of any registration or shelf takedown of Registrable Securities, with respect to which a piggyback right provided under this Agreement is available in order that they may have a reasonable opportunity to exercise their related piggyback rights. Without limiting the Registrant’s obligation as described in the preceding sentence, having a reasonable opportunity requires that the Holders be notified by the Registrant of an anticipated filing of a registration statement (whether pursuant to a demand made by a Principal Stockholder or at the Registrant’s own initiative or at the initiative of other holders not party to this Agreement) no later than 5:00 pm, New York City time, on the date that is two Business Days prior to the date on which the registration statement is intended to be filed. Each Principal Stockholder and the Registrant agrees to use its good faith efforts to provide advance notice as soon as reasonably practicable to the Principal Stockholders of such first Principal Stockholder’s or the Registrant’s intention to file or cause the filing of a registration statement; provided, however, that none of the Principal Stockholders or the Registrant shall be obligated hereby to provide any such advance notice and, if provided, such advance notice shall not be binding in any respect.

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(a)           Subject to any required public disclosure and applicable legal requirements, the parties will maintain the confidentiality of these discussions.

Section 2.9           Notifications Regarding Registration Piggyback Rights. Any Holder wishing to exercise its piggyback rights with respect to a non-shelf registration statement must notify the Registrant and the other Holders of the number of Registrable Securities it seeks to have included in such registration statement. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on the second trading day prior to (i) if applicable, the date on which the preliminary prospectus intended to be used in connection with pre-effective marketing efforts for the relevant offering is expected to be finalized, and (ii) in any case, the date on which the pricing of the relevant offering is expected to occur. No such notice is required in connection with a shelf registration statement, as Registrable Securities held by all Holders will be included subject to the limitations described in Section 2.3.

Section 2.10         Notifications Regarding Demanded Underwritten Takedowns.

(a)           In order for a Principal Stockholder to exercise its right to demand an underwritten takedown of Registrable Securities off a shelf registration statement, it must so notify the Registrant in writing indicating the number of Registrable Securities sought to be registered and the proposed plan of distribution. The Registrant will keep the Holders contemporaneously apprised of all pertinent aspects of any underwritten shelf takedown with respect to which a piggyback right is provided under this Agreement (and in the case of Other Holders excluding, for clarity, any such shelf takedown that is not a Marketed Underwritten Shelf Offering) in order that they may have a reasonable opportunity to exercise their related piggyback rights. In the case of a Marketed Underwritten Shelf Offering, without limiting the Registrant’s obligation as described in the preceding sentence, having a reasonable opportunity requires that the Holders be notified by the Registrant the date that is two Business Days prior to the date on which the preliminary prospectus or prospectus supplement is intended to be used in connection with such offering. Each Principal Stockholder and the Registrant agrees to use its good faith efforts to provide advance notice as soon as reasonably practicable to the Principal Stockholders of such first Principal Stockholder’s or the Registrant’s intention to deliver a takedown notice; provided, however, that none of the Principal Stockholders or the Registrant shall be obligated hereby to provide any such advance notice and, if provided, such advance notice shall not be binding in any respect.

(b)          Any Holder wishing to exercise its piggyback rights with respect to an Marketed Underwritten Shelf Offering must notify the Registrant and the other Holders of the number of Registrable Securities it seeks to have included in such takedown. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on (i) if applicable, the trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with marketing efforts for the relevant offering is expected to be finalized, and (ii) in all cases, the trading day prior to the date on which the pricing of the relevant takedown occurs.

(c)           Subject to any required public disclosure and applicable legal requirements, the parties will maintain appropriate confidentiality of their discussions regarding a prospective underwritten takedown.

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Section 2.11          Plan of Distribution, Underwriters and Counsel. If a majority of the Shares proposed to be sold in an underwritten offering through a non-shelf registration statement or through a shelf takedown is being sold by the Registrant for its own account (for clarity, excluding Shares to be sold by the Registrant for its own account to the extent the proceeds from such sale will be used to purchase LLC Units from Holders), the Registrant will be entitled to determine the plan of distribution and select the managing underwriters for such offering. Otherwise, Holders holding a majority of the Registrable Securities requested to be included in such offering will be entitled to determine the plan of distribution and select the managing underwriters, and such majority will also be entitled to select counsel for the selling Holders (which may be the same as counsel for the Registrant). In the case of a shelf registration statement, the plan of distribution will provide as much flexibility as is reasonably possible, including with respect or resales by transferee Holders.

Section 2.12         Cutbacks. If the managing underwriters advise the Registrant and the selling Holders that, in their reasonable opinion, the number of Shares requested to be included in an underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the distribution of the Shares being offered, such offering will include only the number of Shares that the underwriters advise can be sold in such offering without such adverse effect. If the Registrant is selling Shares for its own account in such offering (for clarity, excluding Shares to be sold by the Registrant for its own account to the extent the proceeds from such sale will be used to purchase LLC Units from Holders), and the offering is not being made on account of a demand by a Principal Stockholder, the Registrant will have first priority and to the extent of any remaining capacity, unless otherwise determined by each Principal Stockholder who requested to sell Registrable Securities in such offering, the selling Holders will be subject to cutback pro rata based on the number of Registrable Securities initially requested by them to be included in such offering, without distinguishing between Holders based on who made the demand for such offering or who is exercising piggyback rights. In all other cases, the Holders will have first priority, and unless otherwise determined by each Principal Stockholder who requested to sell Registrable Securities in such offering, the selling Holders will be subject to cutback pro rata based on the number of Registrable Securities initially requested by them to be included in such offering, without distinguishing between Holders based on who made the demand for such offering or who is exercising piggyback rights.

Section 2.13          Lockups. In connection with any underwritten offering of Registrable Securities, the Registrant and each Holder will agree (in the case of Holders, with respect to Registrable Securities respectively held by them) to be bound by the underwriting agreement’s lockup restrictions (which must apply in like manner to all of them) that are agreed to by Holders holding a majority of Registrable Securities being sold by all Holders. If required by the Principal Stockholders, each Holder in the case of an underwritten public offering shall enter into lockup agreements with the managing underwriter(s) of such underwritten public offering in such form as agreed to by the Principal Stockholders. The Registrant shall cause its executive officers, directors and managers (as applicable) and shall use reasonable best efforts to cause other holders of Shares who beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement) 5% or more of the then outstanding Common Stock of the Registrant (on a fully exchanged basis assuming all outstanding LLC Units other than those held by the Registrant or its wholly owned subsidiaries were exchanged for Shares) and holders of any of the Shares participating in such offering, to enter into lockup agreements that contain restrictions that are no less restrictive than the restrictions contained in the lockup agreements executed by Holders. Notwithstanding the foregoing, (i) Holders shall not be subject to such lockup arrangements unless such Holders had the right to participate in the offering and (ii) the Blackstone Entities and the BL Entities shall not be subject to such lockup arrangements so long as they respectively hold less than 5% of the then outstanding Common Stock of the Registrant (on a fully exchanged basis assuming all outstanding LLC Units other than those held by the Registrant or its wholly owned subsidiaries were exchanged for Shares).

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Section 2.14         Withdrawals. Even if shares held by a Holder have been part of a registered underwritten offering, such Holder may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the shares being offered for its account.

Section 2.15          Expenses. All Registration Expenses incurred in connection with any registration statement or registered offering covering Registrable Securities held by Holders will be borne by the Registrant. However, underwriters’, brokers’ and dealers’ discounts and commissions applicable to Shares sold for the account of a Holder will be borne by such Holder.

Section 2.16          Facilitating Registrations and Offerings.

(a)           If the Registrant becomes obligated under this Agreement to facilitate a registration and offering of Registrable Securities on behalf of Holders, the Registrant will do so with the same degree of care and dispatch as would reasonably be expected in the case of a registration and offering by the Registrant of Shares for its own account. Without limiting this general obligation, the Registrant will fulfill its specific obligations as described in this Section 2.15.

(b)           In connection with each registration statement that is demanded by a Principal Stockholder or as to which piggyback rights otherwise apply, the Registrant will:

(i)           prepare and file all required filings with the SEC and FINRA, including preparing and filing with the SEC a registration statement (including all required exhibits and financial statements) covering the applicable Shares, file amendments thereto as warranted, seek the effectiveness thereof, and file with the SEC prospectuses and prospectus supplements as may be required, all in consultation with the Holders and as necessary, (a) to comply with the provisions of the applicable securities laws, (b) permit the offer and sale of the such Shares in accordance with the applicable plan of distribution and (c) to keep such registration effective for the period of time required by this Agreement;

(ii)          within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus, provide copies of such documents to the selling Holders and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; make such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the Holders or the underwriter or the underwriters may request; and make such of the representatives of the Registrant as shall be reasonably requested by the selling Holders or any underwriter available for discussion of such documents;

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(iii)         within a reasonable time prior to the filing of any document which is to be incorporated by reference into a registration statement or a prospectus, provide copies of such document to counsel for the Holders and underwriters; make such reasonable changes in such document prior to or after the filing thereof as counsel for such Holders or such underwriter shall request; and make such of the representatives of the Registrant as shall be reasonably requested by such counsel available for discussion of such document;

(iv)         cause each registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement and during the distribution of the registered Shares (x) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(v)          notify each Holder and its respective counsel promptly, and, if requested by such Holder, confirm such advice in writing, (A) when any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus has been filed, (B) when a registration statement has become effective and when any post-effective amendments and supplements thereto become effective if such registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462 of the Securities Act, (C) of any comment letter or request by the SEC or any other federal or state governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information, (D) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (E) if, between the effective date of a registration statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Registrant is a party, the representations and warranties of the Registrant contained in such agreement cease to be true and correct in all material respects or if the Registrant receives any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (F) of the happening of any event during the period a registration statement is effective as a result of which such registration statement or the related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

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(vi)         promptly notify the participating Holders and the managing underwriter or underwriters, if any, when the Registrant becomes aware of the happening of any event as a result of which the applicable registration statement or the prospectus included in such registration statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such prospectus and any preliminary prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the registration statement, or, if for any reason it shall be necessary during such time period to amend or supplement such registration statement or prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such registration statement or prospectus which shall correct such misstatement or omission or effect such compliance;

(vii)        to the extent the Registrant is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Registrant files any shelf registration statement, the Registrant shall include in such shelf registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such shelf registration statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment;

(viii)       promptly incorporate in a prospectus supplement, Issuer Free Writing prospectus or post-effective amendment such information as the managing underwriter or underwriters and the participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(ix)          to use reasonable best efforts to ensure that any Issuer Free Writing Prospectus utilized in connection with any registration of the Shares complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading

(x)           furnish counsel for each underwriter, if any, and for the Holders copies of any correspondence with the SEC or any state securities authority relating to the registration statement or prospectus;

(xi)         otherwise use all reasonable best efforts to comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force);

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(xii)        use all reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time;

(xiii)       not later than the effective date of the applicable registration statement, provide a CUSIP number for all Registrable Securities and if applicable, provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

(xiv)        take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(xv)        provide and cause to be maintained a transfer agent and registrar for all Shares covered by a registration statement from and after a date not later than the effective date of such registration statement; and

(xvi)        take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

(c)          In connection with any non-shelf registered offering or shelf takedown that is demanded by a Principal Stockholder or as to which piggyback rights otherwise apply, the Registrant will:

(i)           cooperate with the selling Holders and the sole underwriter or managing underwriter of an underwritten offering, if any, to facilitate the timely preparation and delivery of certificates representing the Shares to be sold and not bearing any restrictive legends; and enable such Shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Holders or the sole underwriter or managing underwriter of an underwritten offering of Shares, if any, may reasonably request at least two Business Days prior to any sale of such Shares;

(ii)           furnish to each Holder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Shares; the Registrant hereby consents to the use of the prospectus, including each preliminary prospectus, by each such Holder and underwriter in connection with the offering and sale of the Shares covered by the prospectus or the preliminary prospectus;

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(iii)         use all reasonable best efforts to register or qualify the Shares being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any Holder holding Registrable Securities covered by a registration statement, shall reasonably request; use all reasonable best efforts to keep each such registration or qualification effective during the period such registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and each such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided that the Registrant shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Shares in connection therewith) in any such jurisdiction;

(iv)         use all reasonable best efforts to cause the Shares being offered and sold, no later than the date on which the pricing of the relevant offering is expected to occur, to be registered with or approved by such other governmental agencies or authorities within the United States, except as may be required solely as a consequence of the nature of the business of any Holder, in which case the Registrant will cooperate in all reasonable respects with the filing of the applicable registration statement and the granting of such approvals, as may be necessary to enable any Holder or the underwriter, if any, to consummate the disposition of such Shares;

(v)          cause all Shares being sold to be qualified for inclusion in or listed on the New York Stock Exchange, the Nasdaq Stock Market or any other securities exchange on which Shares issued by the Registrant are then so qualified or listed and on each inter-dealer quotation system on which any of the Registrant’s securities are then quoted if so requested by the Holders, or if so requested by the underwriter or underwriters of an underwritten offering of Shares, if any;

(vi)         cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter in an underwritten offering;

(vii)        use all reasonable best efforts to facilitate the distribution and sale of any Shares to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with and making calls to potential investors and taking such other actions as shall be requested by the Holders or the lead managing underwriter of an underwritten offering; and

(viii)       enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Shares and in connection therewith:

(A)           make such representations and warranties to the selling Holders and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

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(B)            obtain opinions of counsel to the Registrant and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter, if any) addressed to each selling Holder and the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Holders and underwriters;

(C)            obtain (a) “comfort” letters and updates thereof from the Registrant’s independent certified public accountants addressed to the selling Holders, if permissible, and the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “comfort” letters to underwriters in connection with primary underwritten offerings and (b) the required consents from the Registrant’s independent certified public accountants, and if applicable, independent auditors to include the accountant’s or auditors’ report, as applicable, relating to the specified financial statements in the registration statement and to be named as an expert in the registration statement; and

(D)            to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the Holders providing for, among other things, the appointment of such representative as agent for the selling Holders for the purpose of soliciting purchases of Shares, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants.

The above shall be done at such times as customarily occur in similar registered offerings or shelf takedowns.

(d)           In connection with each registration and offering of Shares to be sold by Holders, the Registrant will, in accordance with customary practice, make available for inspection by representatives of the Holders and underwriters and any counsel or accountant retained by such Holder or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Registrant and cause appropriate officers, managers, employees, outside counsel and accountants of the Registrant to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise and to otherwise facilitate and cooperate with the preparation of registration statement and prospectuses and any amendments or supplements thereto (including participating in meetings, drafting sessions, due diligence sessions and rating agency presentations).

(e)           Each Holder that holds Shares covered by any registration statement will furnish to the Registrant such information regarding itself as is required to be included in the registration statement or prospectus by the requirements of the Securities Act, the ownership of Shares by such Holder and the proposed distribution by such Holder of such Shares as the Registrant may from time to time reasonably request in writing.

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Section 2.17           In-Kind Distributions. If any Holder seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders, the Registrant will, subject to applicable lockups, work with such Holder and the Registrant’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder, as well as any resales by such transferees under a shelf registration statement covering such distributed Shares.

Section 2.18          Additional Undertaking. The Registrant shall include, in any Registration Statement (as such term is defined in the PIPE Subscription Agreements), any (a) shares of Common Stock and (b) any shares of Common Stock underlying warrants, in either case which are distributed (or distributable) to Lance West or any of his Affiliates by Replay Sponsor, LLC on account of the ownership interest in Replay Sponsor, LLC by any such Person (and any other securities issued or issuable as a distribution with respect to, or in exchange for or in replacement of any such shares, and any other securities issued or transferred in exchange for or upon conversion of any of the foregoing shares as a result of a merger, consolidation, reorganization or otherwise and any other securities issued to any other holders of shares of Common Stock in connection with any such transaction), and the Registrant agrees that each such Person shall otherwise be entitled to all of the rights and benefits applicable to a “Subscriber” under Section 4 of the PIPE Subscription Agreements as if such Person were a Subscriber thereunder and the shares of Common Stock (and any other securities described in this sentence) were “Shares” thereunder; provided that the Registrant’s obligation to include such securities in such Registration Statement shall be subject to the same conditions applicable to a Subscriber under Section 4.1 of the PIPE Subscription Agreement.

ARTICLE III

INDEMNIFICATION

Section 3.1             Indemnification by the Registrant. In the event of any registration of any Registrable Securities of the Registrant under the Securities Act pursuant to Article II, the Registrant hereby indemnifies and agrees to hold harmless, to the fullest extent permitted by Law, each Holder who sells Registrable Securities covered by such registration statement, each Affiliate of such Holder and their respective members, directors, officers, shareholders, employees, advisors, agents and general and limited partners (and the directors, officers, employees, Affiliates and controlling Persons of any of the foregoing), each other Person who participates as an underwriter in the offering or sale of such Registrable Securities and each other Person, if any, who controls such Holder or any such underwriter within the meaning of the Securities Act (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), against any and all losses, penalties, judgments, suits, costs, claims, damages or liabilities, joint or several, and reasonable and documented expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon: (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or related document or report; (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of a prospectus, in the light of the circumstances when they were made; or (c) any violation or alleged violation by the Registrant or any of its Subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Registrant or any of its Subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or related document or report, and the Registrant will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, penalties, judgments, suits, costs, claim, liability, action or proceeding; provided that the Registrant will not be liable to any Indemnified Party in any such case to the extent that any such loss, penalties, judgments, suits, costs, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to the Registrant by such Indemnified Party expressly for use in the preparation thereof. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any Indemnified Party and will survive the Transfer of such Registrable Securities by such Holder or any termination of this Agreement.

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Section 3.2             Indemnification by the Holders. The Registrant may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Article II, that the Registrant shall have received an undertaking reasonably satisfactory to it from the Holder of such Registrable Securities or any prospective underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3.1) the Registrant, all other Holders or any prospective underwriter, as the case may be, and any of their respective Affiliates, directors, officers and controlling Persons, with respect to any untrue statement in or omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such untrue statement or omission was made in reliance upon and in conformity with written information with respect to such Holder or underwriter furnished to the Registrant by such Holder or underwriter expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Registrant or any of the Holders, or any of their respective Affiliates, directors, officers or controlling Persons and will survive the Transfer of such Registrable Securities by such Holder. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds actually received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

18

Section 3.3             Notices of Claims, Etc. Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Article III, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of the Indemnified Party to give notice as provided herein will not relieve the indemnifying party of its obligations under Section 3.1 or Section 3.2, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, unless in such Indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel selected by the Holders of at least a majority of the Registrable Securities included in the relevant registration, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. If, in such Indemnified Party’s reasonable judgment, having common counsel would result in a conflict of interest between the interests of such indemnified and indemnifying parties, then such Indemnified Party may employ separate counsel reasonably acceptable to the indemnifying party to represent or defend such Indemnified Party in such action, it being understood, however, that the indemnifying party will not be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties (and not more than one separate firm of local counsel at any time for all such Indemnified Parties) in such action. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

Section 3.4             Contribution. If the indemnification provided for hereunder from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any losses, penalties, judgments, suits, costs, claims, damages, liabilities or expenses referred to herein for reasons other than those described in the proviso in the first sentence of Section 3.1, then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 3.4 as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds actually received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

19

Section 3.5             Non-Exclusivity. The obligations of the parties under this Article IV will be in addition to any liability which any party may otherwise have to any other party.

ARTICLE IV

OTHER

Section 4.1             Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing and shall be deemed given (a) when delivered personally, (b) five (5) Business Days after being sent by certified or registered mail, postage prepaid, return receipt requested, (c) one (1) Business Day after being sent by Federal Express or other nationally recognized overnight courier, or (d) if transmitted by email, in each case, to parties at the following addresses (or at such other address for a party as shall be specified by prior written notice from such party):

if to the Registrant:

Finance of America Companies Inc.
909 Lake Carolyn Parkway, Suite 1550
Irving, Texas 75039
Attention:	Anthony W. Villani, Chief Legal Officer
Email:	tony.villani@financeofamerica.com

if to the Blackstone Investors:

The Blackstone Group Inc.
345 Park Avenue
New York, New York 10154
Attention:	Menes Chee
Email:	Menes.Chee@blackstone.com

if to the BL Investors:

c/o Libman Family Holdings, LLC
1065 Weed Street
New Canaan, Ct 06840
Attention:	Brian Libman
Email:	blibman@tmogroupmail.com

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Section 4.2           Transfer Rights.

(a)           Each Principal Stockholder may transfer, in its sole discretion, all or any portion of its rights under this Agreement to any Transferee of its Registrable Securities, whereupon such Transferees shall become a party to this Agreement. Any such Transfer of registration rights will be effective upon receipt by the Registrant of (i) written notice from such Principal Stockholder stating the name and address of any Transferee and identifying the number of Registrable Securities with respect to which rights under this Agreement are being transferred and the nature of the rights so transferred, and (ii) a Joinder Agreement from such Person to be bound by the terms of this Agreement as a “Principal Stockholder” or “Other Holder,” as applicable. The Registrant and the transferring Principal Stockholder will notify the other Principal Stockholders as to who the Transferees are and the nature of the rights so transferred.

(b)           In the event the Registrant engages in a merger or consolidation in which the Registrable Securities are converted into securities of another Registrant, appropriate arrangements will be made so that the registration rights provided under this Agreement continue to be provided to Holders by the issuer of such securities. To the extent such new issuer, or any other company acquired by the Registrant in a merger or consolidation, was bound by registration rights obligations that would conflict with the provisions of this Agreement, the Registrant will, unless Holders then holding a majority of the Registrable Securities otherwise agree, use its reasonable best efforts to modify any such “inherited” registration rights obligations so as not to interfere in any material respects with the rights provided under this Agreement.

(c)           In the case of an in-kind distribution of Shares pursuant to Section 2.17 of this Agreement with an ability to resale Shares off of a shelf registration statement, such in-kind transferees will, as transferee Holders, be entitled to the rights under this Agreement applicable to the Shares so transferred. In that regard, however, in-kind transferees will not be given demand or piggyback rights; rather their means of registered resale will be limited to sales off a shelf with respect to which no special actions are required by the Registrant or the other Holders, and as to which no lockup will arise.

(d)           In the event that the Registrant effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Holder will receive equity interests in any such NewCo as part of such separation, the Registrant shall cause any such NewCo to enter into a registration rights agreement with each such Holder that provides each such Holder with registration rights vis-à-vis such NewCo that are substantially identical to those set forth in this Agreement..

Section 4.3           Current Public Information. At all times after the Registrant has filed a registration statement with the SEC pursuant to the requirements of either the Securities Act or the Exchange Act, the Registrant shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as any Holder or Holders of Registrable Securities may reasonably request, all to the extent required to enable such Holders to sell Registrable Securities pursuant to Rule 144. Upon request, the Registrant shall deliver to any holder of restricted securities under Rule 144 a written statement as to whether it has complied with such requirements.

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Section 4.4            Limited Liability. Notwithstanding any other provision of this Agreement, neither the members, stockholders, general partners, limited partners, advisory directors or managing directors, or any directors or officers of any members, stockholders, general or limited partners, advisory directors or managing directors, nor any future members, stockholders, general partners, limited partners, advisory directors, or managing directors, if any, of any Holder shall have any personal liability for performance of any obligation of such Holder under this Agreement in excess of the respective capital contributions of such members, stockholders, general partners, limited partners, advisory directors or managing directors to such Holder.

Section 4.5            No Inconsistent Agreements. The Registrant will not, on or after the date of this Agreement, enter into any agreement with respect to its securities that is inconsistent with the rights granted under or otherwise conflicts with the provisions of this Agreement.

Section 4.6           Amendments; Waiver. This Agreement may be amended, supplemented or otherwise modified, or any provision waived, only by a written instrument executed by the Registrant and the Holders holding a majority of the Registrable Securities subject to this Agreement; provided that: (i) any amendment or waiver that would have an adverse effect on any Principal Stockholder shall require the written consent of such Principal Stockholder; and (ii) any amendment or waiver which adversely affects the economic interests of any Holder hereunder, or increase the obligations of any Holder, disproportionately to other Holders shall require the written consent of such Holder. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

Section 4.7           Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto; provided, however, that the parties hereto acknowledge and agree that Lance West is an intended third-party beneficiary of the provisions of Section 2.18 of this Agreement.

Section 4.8            Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles.

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Section 4.9            CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF VIA OVERNIGHT COURIER, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FOURTEEN CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST THE OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

Section 4.10          MUTUAL WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

Section 4.11         Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

Section 4.12          Entire Agreement. This Agreement, the LLC Agreement and any agreement executed on or around the date hereof set forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein, the LLC Agreement and any agreement executed on or around the date hereof. This Agreement, the LLC Agreement and any agreement executed on or around the date hereof supersede all other prior agreements and understandings between the parties with respect to such subject matter.

Section 4.13         Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

Section 4.14         Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

23

Section 4.15          Effectiveness. This Agreement shall become effective, as to any Holder, as of the date signed by the Registrant and countersigned by such Holder.

Section 4.16          Registrant. The Registrant shall take all actions required to cause the Registrant and its successors or assigns to (a) become bound by and subject to the terms of this Agreement and (b) comply with all its obligations hereunder.

[Remainder of Page Intentionally Left Blank]

24

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

REGISTRANT:

FINANCE OF AMERICA COMPANIES INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

BLACKSTONE INVESTORS:

[●]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

BL INVESTORS:

[●]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit D

Post-Closing Company LLC Agreement

[Attached.]

FINAL FORM

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

Finance of America Equity Capital LLC

Dated as of [•], 202[•]

THE UNITS CONSTITUTING LIMITED LIABILITY COMPANY INTERESTS OF FINANCE OF AMERICA EQUITY CAPITAL LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR ANY OTHER APPLICABLE SECURITIES LAWS AND MAY ONLY BE SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE BOARD OF MANAGERS AND THE APPLICABLE MEMBER. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE BOARD OF MANAGERS AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

i

Section 9.01.	No Dissolution	30

Section 9.02.	Events Causing Dissolution	30

Section 9.03.	Distribution upon Dissolution	30

Section 9.04.	Time for Liquidation	31

Section 9.05.	Termination	31

Section 9.06.	Claims of the Members	31

Section 9.07.	Survival of Certain Provisions	31

ii

iii

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
FINANCE OF AMERICA EQUITY CAPITAL LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (together with the exhibits and schedules hereto, as amended, this “Agreement”) of Finance of America Equity Capital LLC, a Delaware limited liability company (the “Company”), is made as of [•], 20[•] (the “Effective Date”), by and among Finance of America Companies Inc., a Delaware corporation, and the Members (as defined below). Capitalized terms used herein shall have the meaning set forth in Section 1.01 to this Agreement unless otherwise indicated.

R-E-C-I-T-A-L-S

WHEREAS, the Company was formed as a limited liability company pursuant to the Act upon the filing of the Certificate of Formation of Finance of America Equity Capital LLC (the “Certificate”) with the office of the Secretary of State of the State of Delaware on July 1, 2020 and the execution and delivery by UFG Holdings LLC, a Delaware limited liability company (“UFG Holdings”), of the Limited Liability Company Agreement of the Company effective as of July 1, 2020 (as amended or supplemented prior to the effectiveness of this Agreement, the “Existing Agreement”);

WHEREAS, the parties to the Existing Agreement desire to amend and restate the Existing Agreement in its entirety as set forth herein;

WHEREAS, at or prior to the effectiveness of this Agreement, Finance of America Companies Inc., has been admitted to the Company as a Member, and in such capacity shall have the rights and obligations as provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and agreements of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to amend and restate the Existing Agreement to read in its entirety as follows:

Article I

DEFINITIONS

Section 1.01.      Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” means, the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as it may be amended or supplemented from time to time and any successor thereto.

“Additional Credit Amount” has the meaning set forth in Section 4.01(b).

1

“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted: (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Amended Tax Amount” has the meaning set forth in Section 4.01(b).

“Assignee” has the meaning set forth in Section 8.07.

“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including, without limitation, the “Medicare” contribution tax imposed on certain investment income under Section 1411 of the Code) for a Tax Year prescribed for an individual (or, if greater, a corporation) resident in California or New York, New York (whichever tax rate is higher) at the time of such distribution, taking into account (a) the deductibility of state and local income taxes for U.S. federal income tax purposes (if applicable, and taking into account any limitations thereon) and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income. For the avoidance of doubt, the Assumed Tax Rate shall be the same for all Members.

“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the Board, in its sole discretion, deems available for distribution to the Members, taking into account all debts, liabilities and obligations of the Company then due and amounts which the Board, in its sole discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Company’s operations, including to maintain compliance with regulatory requirements or contractual obligations under the financing or debt agreements of the Company and its subsidiaries.

“Award Agreement” means any award agreement entered into by the Company with a Service Provider to whom the Company issues Units in connection with the issuance to such Service Provider of such Units.

“BL Investors” has the meaning assigned thereto in the Stockholders Agreement.

2

“Blackstone Investors” has the meaning assigned thereto in the Stockholders Agreement.

“Board” or "Board of Managers" has the meaning assigned thereto in Section 3.01(a).

“Capital Account” means the separate capital account maintained for each Member in accordance with Section 5.03.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money contributed to the Company and the Carrying Value of any property (other than money), net of any liabilities assumed by the Company upon contribution or to which such property is subject, contributed to the Company pursuant to Article V.

“Carrying Value” means, with respect to any Company asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Company shall be their respective gross fair market values on the date of contribution as determined by the Board in its sole discretion, and the Carrying Values of all Company assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Company assets to a Member; (c) the date a limited liability company interest in the Company is relinquished to the Company; or (d) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b) (c) and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the Board in its sole discretion to reflect the relative economic interests of the Members. The Carrying Value of any Company asset distributed to any Member shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.

“Cause” with respect to any particular Service Provider has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between the Company and such Service Provider, or if none, then “Cause” means any of the following: (A) such Service Provider’s performing an act of dishonesty, fraud, theft, embezzlement or misappropriation involving such Service Provider’s employment with or service to the Company or any of its Subsidiaries or Affiliates, or a breach of the duty of loyalty to the Company or any of its Subsidiaries or Affiliates; (B) performing an act of race, sex, national origin, religion, disability, or age based discrimination or any other form of discrimination against a protected class under applicable state and federal law which after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company, its Subsidiaries or Affiliates and/or such Service Provider; (C) such Service Provider’s material violation of Company or any of its Subsidiaries’ policies and procedures including, but not limited to, the Code of Business Conduct; (D) such Service Provider’s material noncompliance with any of the terms of this Agreement, any Award Agreement or any non-competition, non-solicitation, non-disparagement and/or non-disclosure obligations that such Service Provider is subject to, or an employment agreement; or (E) performing any criminal act resulting in a criminal felony charge brought against such Service Provider or a criminal conviction of such Service Provider (other than conviction of a minor traffic violation).

3

“Certificate” means the Certificate of Formation of the Company as filed in the office of the Secretary of State of the State of Delaware on July 1, 2020, as amended and/or restated from time to time.

“Class” means the classes of Units into which the limited liability company interests in the Company may be classified or divided from time to time by the Board in its sole discretion pursuant to the provisions of this Agreement. As of the Effective Date, the only Class of Units is the Class A Units. Subclasses within a Class shall not be separate Classes for purposes of this Agreement. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the Board in accordance with this Agreement, shall be deemed to be a class of Units. For the avoidance of doubt, to the extent that the Corporation holds limited liability company interests of any Class, the Corporation shall not be deemed to hold a separate Class of such interests from any other Member because it has the sole authority to appoint, remove and replace the Managers on the Board.

“Class A Units” means the Units designated as the “Class A Units” in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Contingencies” has the meaning set forth in Section 9.03(a).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Corporation” means Finance of America Companies Inc., a Delaware corporation, and its successors and permitted assigns.

“Credit Amount” has the meaning set forth in Section 4.01(b).

4

“Designated Individual” has the meaning set forth in Section 5.08.

“Dissolution Event” has the meaning set forth in Section 9.02.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement, dated as of or about the Effective Date, among the Company, and the holders, other than the Corporation and/or its wholly owned subsidiaries of Units from time to time party thereto, as amended and/or restated from time to time.

“Exchange Transaction” means an exchange of Units for shares of Class A common stock of the Corporation, pursuant to and in accordance with, the Exchange Agreement or, if the Corporation and the exchanging Member shall mutually agree, a Transfer of Units to the Corporation, the Company or any of their subsidiaries for shares of Class A common stock of the Corporation or other consideration otherwise than pursuant to, and in accordance with, the Exchange Agreement.

“Existing Agreement” has the meaning set forth in the recitals of this Agreement.

“Final Tax Amount” has the meaning set forth in Section 4.01(b).

“Fiscal Year” means, unless otherwise determined by the Board in its sole discretion in accordance with Section 11.12, (i) the period commencing upon the formation of the Company and ending on December 31, 2020 or (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“Indemnitee” (a) the Corporation, (b) each Manager (including any former Manager), (c) any Person who is or was a Tax Matters Partner, Partnership Representative or Designated Individual, officer or director of the Corporation, or Officer, (d) any Person that is required to be indemnified by the Corporation as an “indemnitee” in accordance with the Bylaws of the Corporation as in effect from time to time, (e) any officer or director of the Corporation or officer of the Company who is or was serving at the request of the Corporation or the Company as an officer, director, employee, member, Member, Tax Matters Partner, Partnership Representative or Designated Individual, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Officer or other Person the Corporation or the Board, in its sole discretion, designates in writing as an “Indemnitee” for purposes of this Agreement and (g) any heir, executor or administrator with respect to Persons named in clauses (a) through (f).

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“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or any Member, as the case may be.

“Liquidation Agent” has the meaning set forth in Section 9.03.

“LTIP Plan” means the UFG Holdings LLC Management Long-Term Incentive Plan, effective as of January 1, 2015, as it may be amended, restated, supplemented and/or otherwise modified from time to time.

“Manager” means a person appointed to the Board from time to time by the Corporation, in his, her or their capacity as a manager of the Company.

“Member” means each Person from time to time admitted as a member of the Company in accordance with this Agreement, so long as such Person is listed as a Member in the Schedule of Members, and, for purposes of Sections 8.01, 8.02, 8.03, 8.04, 8.05 and 8.06, any Personal Planning Vehicle of such Member, in each case, in such Person’s capacity as a member of the Company.

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Net Taxable Income” has the meaning set forth in Section 4.01(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Company for a Tax Year equals the net increase, if any, in the amount of Company Minimum Gain of the Company during that Tax Year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Officer” means each Person designated as an officer of the Company by the Board pursuant to and in accordance with the provisions of Section 3.09, subject to any resolutions of the Board appointing such Person as an officer of the Company or relating to such appointment.

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“Partnership Audit Provisions” means Title XI, Section 1101, of the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law).

“Partnership Representative” has the meaning set forth in Section 5.08.

“Person” means any individual, estate, corporation, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Personal Planning Vehicle” means, in respect of any Person that is a natural person, any other Person that is not a natural person designated as a “Personal Planning Vehicle” of such natural person in the Schedule of Members.

“Primary Indemnification” has the meaning set forth in Section 10.03(a).

“Principal Stockholders” has the meaning assigned to such term in the Stockholders Agreement.

“Proceeding” has the meaning set forth in Section 10.03(a).

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss; (b) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Board may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

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“Schedule of Members” has the meaning set forth in Section 7.02(a).

“Section 6226 Election” has the meaning set forth in Section 5.08.

“Service Provider” means any Member (in his, her or its individual capacity) or other Person, who at the time in question, is employed by or providing services to the Corporation, the Company or any of its subsidiaries other than in his, her or its capacity as a director of the Corporation or a Manager; provided, however, that in no event shall Brian Libman, any of the BL Investors or any other Principal Stockholder be deemed a “Service Provider” for purposes of this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Similar Law” means any law or regulation that could cause the underlying assets of the Company to be treated as assets of the Member by virtue of its limited liability company interest in the Company and thereby subject the Company, the Board or the Corporation (or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Stockholders Agreement” means the stockholders agreement dated as of or about the date hereof among the Corporation and the stockholders from time to time party thereto, and the other parties thereto, as amended from time to time.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities, other than voting rights or voting partnership interest of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interest of which) is owned directly or indirectly by such first person (collectively, “Subsidiaries”).

“Tax Advances” has the meaning set forth in Section 5.07.

“Tax Amount” has the meaning set forth in Section 4.01(b).

“Tax Distributions” has the meaning set forth in Section 4.01(b).

“Tax Receivable Agreements” means, collectively, the Tax Receivable Agreements, dated as of or about the date hereof, among the Corporation and the other parties from time to time party thereto, as amended and/or restated from time to time.

“Total Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the number of Units (vested and unvested) then owned by such Member by the number of Units (vested and unvested) then owned by all Members; provided, that the calculation of Total Percentage Interest shall exclude from both the numerator and the denominator any Units to the extent they are not then eligible to receive distributions or other payments as set forth in the Schedule of Members.

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“Transaction Agreement” means the Transaction Agreement, dated as of October 12, 2020, by and among Replay Acquisition Corp., the Corporation, the Company and the other parties thereto, as the same may be amended and/or restated from time to time.

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including, without limitation, the exchange of any Unit for any other security.

“Transferee” means any Person that is a permitted transferee of a Member’s limited liability company interest in the Company or part thereof.

“Treasury Regulations” means the income tax regulations, including temporary and proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“UFG Holdings” has the meaning set forth in the recitals of this Agreement.

“Unit Certificate” has the meaning set forth in Section 7.02(c).

“Units” means the Class A Units and any other Class or series of Units that is established in accordance with this Agreement, which shall constitute limited liability company interests in the Company and entitle the Members holding such Class or series of Units to the relative rights, title and interests in the profits, losses, deductions and credits of the Company at any particular time as set forth in this Agreement, and any and all other benefits to which a Member may be entitled as a Member as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of this Agreement.

“Unvested Units” means those Units from time to time listed as unvested Units in Schedule of Members, which, for the avoidance of doubt, shall not include those Units issued by the Company pursuant to Section 3.04 of the Transaction Agreement.

“Vested Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the number of Vested Units then owned by such Member by the number of Vested Units then owned by all Members.

“Vested Units” means those Units that are not Unvested Units.

Article II

FORMATION, TERM, PURPOSE AND POWERS

Section 2.01.      Formation. The Company was formed as a limited liability company under the provisions of the Act by the filing of the Certificate on July 1, 2020. If requested by the Board, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Board to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the laws of the State of Delaware, (b) if the Board in its sole discretion deems it advisable, the operation of the Company as a limited liability company, or entity in which the Members have limited liability, in all jurisdictions where the Company proposes to operate and (c) all other filings required to be made by the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the fullest extent permitted by the Act, control. The execution, delivery and filing of the Certificate and each amendment thereto is hereby ratified, approved and confirmed by the Members.

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Section 2.02.      Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of “Finance of America Equity Capital LLC,” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Board in its sole discretion may select from time to time. Subject to the Act, the Board in its sole discretion may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Members.

Section 2.03.      Term. The term of the Company commenced on the date of the filing of the initial Certificate, and the term shall continue until the dissolution of the Company in accordance with Article IX. The existence of the Company shall continue until cancellation of the Certificate in the manner required by the Act.

Section 2.04.      Offices. The Company may have offices at such places either within or outside the State of Delaware as the Board from time to time may select in its sole discretion. As of the date hereof, the principal place of business and the office of the Company is located at 909 Lake Carolyn Parkway, Suite 1550, Irving, Texas 75039.

Section 2.05.      Agent for Service of Process; Existence and Good Standing; Foreign Qualification.

(a)            The registered office of the Company in the State of Delaware shall be located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the registered agent of the Company for service of process on the Company in the State of Delaware at such address shall be Corporation Service Company. The Board may from time to time change the Company’s registered agent and/or address of such agent, in the State of Delaware, which change in registered and address shall be effective upon the filing of a certificate of amendment to certificate of formation or an amended and restated certificate of formation with the Secretary of State of the State of Delaware and shall not require amendment to this Agreement.

(b)            The Board in its sole discretion may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Board in its sole discretion may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of formation and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members. The Board in its sole discretion may cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company to do business in any jurisdiction other than the State of Delaware.

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Section 2.06.      Business Purpose. The Company was formed for the object and purpose of, and the nature and character of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

Section 2.07.      Powers of the Company. Subject to the limitations set forth in this Agreement, the Company shall possess and may exercise all of the powers and privileges granted to it by the Act including, without limitation, the ownership and operation of the assets and other property contributed to the Company by the Members, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.06.

Section 2.08.      Members; Reclassification; Admission of New Members. Each of the Persons listed in the Schedule of Members (as of the Effective Date), by virtue of such Person’s execution of the Existing Agreement or this Agreement (including by use of a power of attorney), are admitted as members of the Company. Prior to the effectiveness of this Agreement, all of the issued and outstanding limited liability company interests in the Company have been reclassified into a total number of Class A Units as set forth in the Schedule of Members (as of the Effective Date), and the respective number of Class A Units held by each Member at the effective time of this Agreement is as set forth in the Schedule of Members (as of the Effective Date). The rights, duties and liabilities of the Members shall be as provided in the Act, except as is otherwise expressly provided in this Agreement, and the Members consent to the variation of such rights, duties and liabilities as provided in this Agreement. Subject to Section 8.09 with respect to substitute members of the Company, a Person may be admitted from time to time as a new member of the Company with the written consent of the Board in its sole discretion. Each new member of the Company shall execute and deliver to the Board an instrument pursuant to which the new member of the Company agrees to be bound by the terms and conditions of this Agreement.

Section 2.09.      Resignation. No Member shall have the right to resign as a member of the Company other than following the Transfer of all Units owned by such Member in accordance with Article VIII.

Section 2.10.      Investment Representations of Members and Assignees. Each Member and Assignee hereby represents, warrants and acknowledges to the Company that: (a) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Member.

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Article III

MANAGEMENT

Section 3.01.      Board of Managers

(a)            The business, property and affairs of the Company shall be managed by or under the sole, absolute and exclusive direction of a board of three or more Managers appointed by the Corporation in its sole discretion (the “Board”), which may from time to time delegate authority to Officers or to Persons to act on behalf of the Company. The Corporation may determine at any time in its sole discretion the number of Managers to constitute the Board. The authorized number of Managers may be increased or decreased by the Corporation at any time in its sole discretion. The initial number of Managers shall be three. Each Manager appointed by the Corporation shall hold office until a successor is elected and qualified or until such Manager's earlier death, resignation, or removal. The initial Managers designated by the Corporation are listed on Schedule A hereto.

(b)            Without limiting the foregoing provisions of this Section 3.01, the Board shall have the general power to manage or cause the management of the Company (which may be delegated to Officers to act on behalf of the Company), including, without limitation, the following powers:

(i)            to develop and prepare a business plan each year which will set forth the operating goals and plans for the Company;

(ii)           to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Company;

(iii)          to make any expenditures, to lend or borrow money, to assume or guarantee, or otherwise contract for, indebtedness and other liabilities, to issue evidences of indebtedness and to incur any other obligations on behalf of the Company;

(iv)          to establish and enforce limits of authority and internal controls with respect to all personnel and functions of the Company;

(v)           to engage attorneys, consultants and accountants for the Company;

(vi)          to develop or cause to be developed accounting procedures for the maintenance of the Company’s books of account; and

(vii)         to do all such other lawful acts as shall be authorized in this Agreement, the Act or by the Members in writing from time to time.

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Section 3.02.      Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by any Manager on not less than one day's notice to each other Manager by telephone, facsimile, mail, telegram, electronic mail or any other means of communication.

Section 3.03.      Quorum: Acts of the Board. At all meetings of the Board, a majority of the Managers then in office shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers then in office shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

Section 3.04.      Remote Communication. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or other electronic communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or other electronic communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

Section 3.05.      Compensation of Managers; Expenses. The Managers shall be entitled compensation for their services as Managers as determined by the Corporation in its sole discretion. Managers shall be paid their expenses, if any, of attendance at meetings of the Board or any committee thereof. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.

Section 3.06.      Removal of Managers. Any Manager or the entire Board may be removed, with or without cause, at any time by the Corporation in its sole discretion, and, any vacancy caused by any such removal may be filled by the Corporation in its sole discretion.

Section 3.07.      Managers as Agents. To the extent of their powers set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company's business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board, a Manager may not bind the Company.

Section 3.08.      Company Expenses; Reimbursement of Corporation's Expenses.

(a)            The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Company.

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(b)            The Company shall also, in the sole discretion of the Corporation, bear and/or reimburse the Corporation for (i) any costs, fees, expenses or other obligations incurred by the Corporation in connection with the operation of the Company’s business (including expenses allocated to the Corporation by its Affiliates), (ii) any costs, fees, expenses or other obligations allocable to the Company or incurred by the Corporation related to the business and affairs of the Corporation that are conducted through the Company and/or any one or more of its subsidiaries, including, without limitation, (A) costs, fees, expenses and other obligations that relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of the Corporation, (B) operating, administrative and other similar costs, fees, expenses and obligations incurred by the Corporation, (C) compensation and meeting costs, fees, expenses and other obligations of any board of directors, committee of the board of directors or similar body of the Corporation, and the Board and any committee of the Board, (D) any salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the Corporation, to perform services for the Company, (E) costs, fees, expenses and other obligations, including damages, arising from litigation, (F) costs, fees or expenses of legal, tax, accounting and other professional advisors, (G) costs, fees, expenses and other obligations (including any underwriters discounts and commissions) related to any securities offering (whether or not successful) authorized by the Corporation, (H) costs, fees, expenses and other obligations incurred in connection with the maintenance of the Corporation, including those related to being a public company listed on a national securities exchange, and (I) franchise taxes (except to the extent such franchise taxes are based on or measured with respect to net income or profits); provided, however, that the Company shall not pay or bear any income tax obligations of the Corporation or any obligations of the Corporation under the Tax Receivable Agreements. Reimbursements pursuant to this Section 3.08(b) shall be in addition to (but without duplication of) any indemnification or advancement of expenses made to the Board pursuant to Section 10.03.

Section 3.09.      Officers. Subject to the direction and oversight of the Board, the day-to-day administration of the business of the Company may be carried out by individuals who may be designated as officers by the Board, with titles including but not limited to “assistant secretary,” “assistant treasurer,” “chairman,” “chief executive officer,” “chief financial officer,” “chief operating officer,” “director,” “general counsel,” “general manager,” “managing director,” “president,” “principal accounting officer,” “secretary,” “senior chairman,” “senior managing director,” “treasurer,” “vice chairman,” “executive vice president” or “vice president,” and as to the extent authorized by the Board in its sole discretion. The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Board and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same individual. In its sole discretion, the Board may choose not to fill any office for any period as it may deem advisable. All Officers and other Persons providing services to or for the benefit of the Company shall be subject to the supervision and direction of the Board and may be removed, with or without cause, from such office by the Board and the authority, duties or responsibilities of any Officer or any employee, agent of the Company may be suspended by the Board from time to time, in each case in the sole discretion of the Board. The Board shall not cease to be managers of the Company as a result of the delegation of any duties hereunder. No Officer, in his or her capacity as such, shall be considered a manager of the Company by agreement, as a result of the performance of his or her duties hereunder or otherwise.

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Section 3.10.      Authority of Members. No Member (other than the Corporation), in its capacity as such, shall participate in or have any control over the management or business of the Company. Except as expressly provided in this Agreement, the Units do not confer any rights upon the Members to participate in the affairs of the Company described in this Agreement. Except as expressly provided in this Agreement, no Member (other than the Corporation) shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination, conversion or division of the Company, or any other matter that a Member might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise. Except with respect to the rights of the Corporation hereunder, the conduct, control and management of the Company shall be vested exclusively in the Board. Except with respect to the rights of the Corporation hereunder, in all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Board shall be the decision of the Company. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.10 or by separate agreement with the Company, no Member (other than the Corporation as set forth herein) shall take any part in the management or control of the operation or business of the Company, in its capacity as a Member, nor shall any Member (other than the Corporation as set forth herein) have any right, authority or power to act for or on behalf of or bind the Company in his or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member. Notwithstanding the foregoing, the Company may from time to time appoint one or more Persons who are Members as Officers or employ one or more Persons who are Members as employees, and such Persons, in their capacity as Officers or employees of the Company (and not, for clarity, in their capacity as members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Board.

Section 3.11.      Action by Written Consent or Ratification. Any action required or permitted to be taken by the Members pursuant to this Agreement shall be deemed to be taken if the Members whose consent or ratification is required consent thereto or provide a consent or ratification in writing.

Article IV

DISTRIBUTIONS

Section 4.01.      Distributions

(a)            The Board, in its sole discretion, may authorize distributions by the Company to the Members who are listed as Members on the Schedule of Members as of the date the distribution is made, which distributions shall be made pro rata in accordance with such Members’ respective Total Percentage Interests on the date the distribution is made.

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(b)            (i) In addition to Section 4.01(a), if the Board reasonably determines that the taxable income of the Company for a Tax Year will give rise to taxable income for the Members (“Net Taxable Income”), the Board shall cause the Company to distribute Available Cash in respect of income tax liabilities (the “Tax Distributions”) to the extent that other distributions made by the Company for such year were otherwise insufficient to cover such tax liabilities. The aggregate Tax Distributions payable with respect to any Fiscal Year shall be computed based upon the Board’s estimate of the allocable Net Taxable Income in accordance with Article V, multiplied by the Assumed Tax Rate (the “Tax Amount”) and shall be made to Members pro rata in accordance with the Members’ respective Total Percentage Interest on the date the Tax Distribution is made. Any Tax Distributions made pursuant to this Section 4.01(b) shall be made to the Members who are listed as Members on the Schedule of Members as of the date the distribution is made. For purposes of computing the Tax Amount, the Net Taxable Income shall be determined without regard to any special adjustments of tax items required as a result of any election under Section 754 of the Code, including adjustments required by Sections 734 and 743 of the Code.

(ii) Tax Distributions shall be calculated and paid no later than one day prior to each quarterly due date for the payment by corporations on a calendar year of estimated taxes under the Code in the following manner: (A) for the first quarterly period, 25% of the Tax Amount, (B) for the second quarterly period, 50% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year, (C) for the third quarterly period, 75% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year and (D) for the fourth quarterly period, 100% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year; provided that the Board may recalculate the Tax Amount prior to any quarterly payment as determined in its reasonable discretion. Following each Fiscal Year, and no later than one day prior to the due date for the payment by corporations of income taxes for such Tax Year, the Board shall make an amended calculation of the Tax Amount for such Tax Year (the “Amended Tax Amount”), and shall cause the Company to distribute a Tax Distribution, out of Available Cash, to the extent that the Amended Tax Amount so calculated exceeds the cumulative Tax Distributions previously made by the Company in respect of such Tax Year. If the Amended Tax Amount is less than the cumulative Tax Distributions previously made by the Company in respect of the relevant Tax Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Tax Years. Within 30 days following the date on which the Company files a tax return on Form 1065, the Board shall make a final calculation of the Tax Amount of such Tax Year (the “Final Tax Amount”) and shall cause the Company to distribute a Tax Distribution, out of Available Cash, to the extent that the Final Tax Amount so calculated exceeds the Amended Tax Amount. If the Final Tax Amount is less than the Amended Tax Amount in respect of the relevant Tax Year, then the difference (“Additional Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Tax Years. Any Credit Amount and Additional Credit Amount applied against future Tax Distributions shall be treated as an amount actually distributed pursuant to this Section 4.01(b) for purposes of the computations herein. Notwithstanding the foregoing, to the extent there is Available Cash, the total distributions paid to the Corporation (in its capacity as a member of the Company) pursuant to Section 4.01(a) or Section 4.01(b) with respect to a Tax Year shall not be less than the sum of any U.S. federal, state, local and foreign tax obligations owed by the Corporation for such Tax Year (other than any obligations to remit any amounts withheld from payments to third parties).

(c)            If all or a portion of a Member’s Units are Transferred, and the Transferee is admitted as a substitute Member of the Company pursuant to Section 8.09, then the transferor shall have no further right to receive any further distributions pursuant to this Section 4.01 in respect of such Units and any subsequent Tax Distributions to the Transferee shall be determined with regard to amounts previously distributed to the transferor in respect of the same Fiscal Year.

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Section 4.02.      Liquidation Distribution. Distributions made upon dissolution of the Company shall be made as provided in Section 9.03.

Section 4.03.      Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Board on behalf of the Company, shall not make a distribution to any Member if such distribution would violate Section 18-607 of the Act or other applicable Law.

Article V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS

Section 5.01.      Initial Capital Contributions. The Members have made, on or prior to the date hereof, Capital Contributions and, in exchange, the Company has issued to the Members the number of Class A Units as specified in the Schedule of Members (as of the Effective Date).

Section 5.02.      No Additional Capital Contributions. Except as otherwise provided in this Article V, no Member shall be required to make additional Capital Contributions to the Company without the consent of such Member or permitted to make additional capital contributions to the Company without the consent of the Board, which may be granted or withheld in the Board’s sole discretion.

Section 5.03.      Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Member shall be credited with such Member’s Capital Contributions, if any, all Profits allocated to such Member pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Member pursuant to Section 5.04, any items of loss or deduction of the Company specially allocated to such Member pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any Units in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Units.

Section 5.04.      Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Article IX if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value in a hypothetical liquidation, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Company were distributed to the Members pursuant to this Agreement, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets; provided, that for purposes of this Article V, each Unvested Unit shall be treated as a Vested Unit, it being understood that where vesting is dependent upon the economic performance of the Company, any applicable Unvested Units shall be treated as Vested Units only to the extent such Unvested Units would become Vested Units in connection with such hypothetical liquidation. Notwithstanding the foregoing, such allocations may be adjusted as reasonably deemed necessary by the Board, acting in good faith, to give economic effect to the provisions of this Agreement.

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Section 5.05.      Special Allocations. Notwithstanding any other provision in this Article V:

(a)            Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company Tax Year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b)            Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c)            Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Tax Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.

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(d)            Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Total Percentage Interests.

(e)            Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(f)            LTIP Deductions. Any deductions attributable to the LTIP Plan shall be allocated to the Members as of immediately prior to the Closing who directly or indirectly bore the cost of the applicable payment pursuant to the LTIP Plan. For the avoidance of doubt, no deduction attributable to the LTIP Plan shall be allocated to the Corporation or any of its Subsidiaries, except to the extent attributable to a payment pursuant to the LTIP Plan that is borne by the Blocker GP or the Blocker Shareholders.

(g)            Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.05(b) or 5.05(c) shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the fullest extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Sections 5.05(b) or 5.05(c) had not occurred.

Section 5.06.      Tax Allocations. For U.S. federal income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner permitted by the Code and Treasury Regulations, as determined by the Board, with the prior consent of (i) the BL Investors holding a majority of the then outstanding Class A Units held by all BL Investors and (ii) the Blackstone Investors holding a majority of the then outstanding Class A Units held by all Blackstone Investors) so as to take account of the difference between Carrying Value and adjusted basis of such asset using such methods as are determined by the Board and which are permitted by Treasury Regulations Section 1.704-3. Notwithstanding the foregoing, such allocations may be adjusted as reasonably deemed necessary by the Board, acting in good faith, to give economic effect to the provisions of this Agreement.

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Section 5.07.      Tax Advances. To the extent the Board reasonably believes that the Company is required by Law to withhold or to make tax payments on behalf of or with respect to any Member or the Company is subjected to tax itself by reason of the status of any Member (including any taxes paid pursuant to Section 6225 of the Code) (“Tax Advances”), the Board may cause the Company to withhold such amounts and cause the Company to make such tax payments as so required. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member (including Tax Distributions) or, if such distributions are not sufficient for that purpose, by so reducing distributions upon dissolution of the Company otherwise payable to such Member. For all purposes of this Agreement, such Member shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Member hereby agrees, to the fullest extent permitted by applicable Law, to indemnify and hold harmless the Company and the other Members from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Company’s failure to withhold or make a tax payment on behalf of such Member which withholding or payment is required pursuant to applicable Law, but only to the extent amounts sufficient to pay such taxes were not timely distributed to the Member pursuant to Section 4.01(b)) with respect to income attributable to or distributions or other payments to such Member. To the fullest extent permitted by applicable Law and notwithstanding anything in this Agreement to the contrary, each Member hereby agrees, to the fullest extent permitted by applicable Law, to indemnify and hold harmless the Company and the other Members from and against any liability (including any liability for taxes, penalties, additions to Tax or interest) with respect to any such Tax Advance with respect to a Member. The obligation of a Member set forth in this Section 5.07 shall, to the fullest extent permitted applicable Law, survive the withdrawal of a Member from the Company or any Transfer of a Member’s Units.

Section 5.08.      Tax Matters. For Tax Years beginning on or before December 31, 2017, the Corporation shall act or appoint a “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (prior to amendment by the Partnership Audit Provisions) (the “Tax Matters Partner”). For Tax Years beginning on or after January 1, 2018, the Corporation shall act as or designate a Person to act as the “partnership representative” pursuant to the Partnership Audit Provisions (the “Partnership Representative”) and a “designated individual” within the meaning of Treasury Regulation Section 301.6223-1(b) (the “Designated Individual”); and each such Person shall have the power to exercise any and all rights that it is or may be entitled to exercise in such capacity. The Partnership Representative shall keep the other Members reasonably informed as to any material tax actions, examinations or proceedings relating to the Company and shall submit to the other Members, for their review and comment, any material settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Company. The Members shall cooperate as reasonably requested by the Partnership Representative in connection with any election or decision made by the Partnership Representative acting in that capacity (including by filing amended tax returns and providing information requested). In the event the Company incurs or is required to pay any liability for taxes, interest or penalties pursuant to the Partnership Audit Provisions, then, to the extent such election is in the best interests of the Company and the Members, the Partnership Representative shall cause the Company to make an election under Section 6226 of the Code (a “Section 6226 Election”), if available; provided, however, that the Partnership Representative shall cause the Company to make a Section 6226 Election with respect to all periods subject to the Partnership Audit Provisions prior to the admission of the Corporation as a member of the Company and for the period in which the Corporation is first admitted as a member of the Company. If a Section 6226 Election is made, the Partnership Representative shall provide to the Members the Members’ respective shares of any adjustment to income, gain, loss, deduction or credit (as determined in the notice of final partnership adjustment). If a Section 6226 Election is not available or such election is not in the best interests of the Company and the Members, then: (i) the Partnership Representative shall use reasonable efforts to reduce under Section 6225(c) of the Code any Company-level assessment under the Partnership Audit Provisions to reflect the particular tax status of any Member (or its constituent owners); and (ii) the Members (including any former Member) to whom such liability relates shall, to the fullest extent permitted by applicable Law, indemnify the Company and other Members from and against such liability pursuant to Section 5.07.

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Section 5.09.      Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 11.12 or otherwise in accordance with this Agreement, Sections 5.03, 5.04 and 5.05 (other than Section 5.05(f)) may also, so long as any such amendment does not materially change the relative economic interests of the Members, be amended at any time by the Board if necessary, in the opinion of tax counsel to the Company, to comply with such regulations or any applicable Law; provided that no such amendment that would adversely impact (i) the BL Investors may be made without the prior written consent of the BL Investors holding a majority of the then outstanding Class A Units held by all BL Investors and (ii) the Blackstone Investors may be made without the prior written consent of the Blackstone Investors holding a majority of the then outstanding Class A Units held by all Blackstone Investors.

Article VI

BOOKS AND RECORDS; REPORTS

Section 6.01.      Books and Records

(a)            At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company in accordance with GAAP.

(b)            Except as limited by Section 6.01(c), each Member shall have the right to receive, for a purpose reasonably related to such Member’s interest as a Member, to the extent necessary and essential to such a purpose, upon reasonable written demand stating the purpose of such demand and at such Member’s own expense:

(i)            a copy of the Certificate and this Agreement, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement have been executed; and

(ii)            promptly after their becoming available, copies of the Company’s U.S. federal income tax returns for the three most recent years (provided, however, that a Member shall not be entitled to receive any Schedule K-1 attributable to any other Member, other than the Corporation, that is a part of the Company’s U.S. federal income tax returns).

(c)            The Board shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making any tax elections. At the Company’s expense, the Board, within 90 days of the close of the Tax Year, shall furnish to each Member that was a Member during such Tax Year a Schedule K-1 and such other tax information reasonably required for federal, state and local income tax reporting purposes. The Company shall provide to each Person that was a Member during the Tax Year (i) by February 15, May 15 and August 15 of such Tax Year, with an estimate of the taxable income, gains, deductions, losses and other items for, respectively, the first, second and third fiscal quarters that such Person will be required to include in its taxable income and (ii) by November 1 of such Tax Year, with an estimate of the taxable income, gains, deductions, losses and other items of such Person to be reflected on the Schedule K-1 of such Person for such Tax Year, with an updated estimate to be delivered by January 31 of the following Tax Year. The Company also shall provide the Members with such other information as may be reasonably requested for purposes of allowing the Members to prepare and file their own tax returns, provided that any costs or expenses with respect to the foregoing shall be borne by the requesting Member.

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(d)            The Board may keep confidential from the Members (other than the Corporation), for such period of time as the Board determines in its sole discretion, (i) any information that the Board reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Board believes is not in the best interests of the Company, could damage the Company or its business or that the Company is required by Law or by agreement with any third party to keep confidential, including without limitation, and to the fullest extent permitted by applicable Law, information as to the Units held by any other Member. With respect to any schedules, annexes or exhibits to this Agreement, to the fullest extent permitted by applicable Law, each Member (other than the Corporation) shall only be entitled to receive and review any such schedules, annexes and exhibits relating to such Member and shall not be entitled to receive or review any schedules, annexes or exhibits relating to any other Member (other than the Corporation).

(e)            To the fullest extent permitted by applicable Law, the rights to information granted to the Members pursuant to this Agreement shall replace in their entirety any rights to information provided for in Section 18-305(a) of the Act, and each of the Members hereby agrees, to the fullest extent permitted by applicable Law, that they do not have any rights as members of the Company or otherwise to receive any information pursuant to Section 18-305(a) of the Act.

Article VII

COMPANY UNITS

Section 7.01.      Units. Limited liability company interests in the Company shall be represented by Units. At the execution of this Agreement, the Units are comprised of one Class: “Class A Units.” The Board in its sole discretion may establish and issue, from time to time in accordance with such procedures as the Board shall determine from time to time, additional Units, in one or more Classes or series of Units, or other Company securities, vested or unvested, at such price, and entitling the Members holding such Class or series of Units to such designations, preferences and relative, participating, optional, special or other rights, powers and duties (which may be senior to those of existing Units, Classes and series of Units or other Company securities), as shall be determined by the Board in its sole discretion, including: (i) the rights of the Members holding such Units to share in Profits and Losses or items thereof; (ii) the rights of the Members holding such Units to share in Company distributions; (iii) the rights of the Members holding such Units upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units (including sinking fund provisions); (v) whether the Members holding such Units have the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and Transferred; (vii) the method for determining the Total Percentage Interest as to such Units; (viii) the terms and conditions of the issuance of such Units (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Board being expressly authorized, in its sole discretion, to cause the Company to issue such Units for less than fair market value); and (ix) the right, if any, of the Members holding such Units to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of the Members holding such Units. The Board in its sole discretion, is authorized (i) to issue Units or other Company securities of any newly established Class or series or any existing Class (vested or unvested) to Members or other Persons, (ii) to amend this Agreement to reflect the creation of any such new Class or series of Units, (iii) to amend or amend and restate the Schedule of Members to reflect the issuance of Units or other Company securities of such Class or series and the admission of any Person who has received Units or other Company securities as a Member and (iv) to effect the combination, subdivision and/or reclassification of outstanding Units or a Class or series of outstanding Units as may be necessary or appropriate to give, economic effect to equity investments in the Company by the Board that are not accompanied by the issuance by the Company to the Board of additional Units and to amend or amend and restate the Schedule of Members accordingly, in each case, without further act, vote, approval or consent of the Members or any other Person notwithstanding anything otherwise to the contrary in this Agreement or, to the fullest extent permitted by applicable Law, the Act or any other applicable Law. Upon any one or more of (i) the issuance of Units or any other Company securities to any Person, (ii) the admission of any Person as a Member or (iii) the combination, subdivision and/or reclassification of outstanding Units or a Class or series of outstanding Units , in each case, by the Board pursuant to the foregoing provisions of this Section 7.01, the Board shall amend or amend and restate the Schedule of Members to reflect such change without further act, vote, approval or consent of the Members or any other Person notwithstanding anything otherwise to the contrary in this Agreement or, to the fullest extent permitted by applicable Law, the Act or any other applicable Law. All Members holding Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement.

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Section 7.02.      Register; Certificates; Legends.

(a)            The Company shall maintain a schedule of Units, other Company securities and all Members setting forth: (i) the name and address of each Member; (ii) the aggregate number of Units and the aggregate number of each Class or series of Units or other Company securities; (iii) the aggregate number of Units and the aggregate number of each Class or series of Units or other Company securities held by each Member or Assignee; (iv) whether such Units are Unvested Units; and (v) the Capital Contributions made or deemed made by each Member (such schedule, as amended and/or restated in accordance with this Agreement, the “Schedule of Members”). To the fullest extent permitted by applicable Law, the Schedule of Members shall be the definitive record of the ownership of each Unit, including the Class and series thereof, other Company securities and all relevant information with respect to each Member and Assignee.

(b)            Unless the Board in its sole discretion shall determine otherwise by resolution, Units shall be uncertificated and recorded in the Schedule of Members.

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(c)            If the Board determines by resolution that one or more Classes or series of Units shall be certificated, then the provisions of this Section 7(c) shall apply to such Class or series of Units. Each Unit of such Class or series shall constitute a “security” within the meaning of, and be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 versions of Article 8 thereof as adopted by the American law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 and the Company hereby “opts-in” to such provisions for the purposes of the Uniform Commercial Code. The Company shall maintain books and records for the purposes of registering the Transfer of such Class or series of Units (which records may be the Schedule of Members) and, notwithstanding anything otherwise to the contrary in this Agreement, the Transfer of any Unit of such Class or series shall require the delivery of an endorsed certificate and any Transfer of a Unit of such Class or series shall not be deemed effective until the Transfer is registered on the books and records of the Company (which books and records may be the Schedule of Members). Each Unit of such Class or series shall be represented by a certificate substantially in the form attached hereto and incorporated herein under by reference as Exhibit A (a “Unit Certificate”), and shall bear a legend in substantially the following form:

THE SECURITIES PRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FINANCE OF AMERICA EQUITY CAPITAL LLC DATED AS OF [●], 20[●], AS AMENDED AND/OR AMENDED AND RESTATED FROM TIME, TO TIME A COPY OF WHICH WILL BE FURNISHED BY FINANCE OF AMERICA EQUITY CAPITAL LLC UPON REQUEST.

Notwithstanding anything otherwise to the contrary in this Agreement, to the extent that any provision of this Section 7.02(c) is inconsistent with the non-waivable provisions of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware, the provisions of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware shall control.

Section 7.03.      Registered Members

. The Company shall be entitled to recognize the exclusive right of a Person listed on the Schedule of Members as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

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Article VIII

VESTING; FORFEITURE OF INTERESTS; TRANSFER RESTRICTIONS

Section 8.01.      Vesting of Unvested Units.

(a)            Unvested Units shall vest and shall thereafter be Vested Units for all purposes of this Agreement as agreed to in writing between the Board and the applicable Member and reflected in the Schedule of Members.

(b)           The Board in its sole discretion may authorize the earlier vesting of all or a portion of Unvested Units owned by any one or more Members at any time and from time to time, and in such event, such Unvested Units shall vest and thereafter be Vested Units for all purposes of this Agreement. Any such determination in the Board’s discretion in respect of Unvested Units shall, to the fullest extent permitted by applicable Law, be final and binding. Such determinations need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated, and shall, to the fullest extent permitted by applicable Law, not constitute the breach by any Manager of this Agreement or of any duty (including any fiduciary duty) hereunder or otherwise existing at law, in equity or otherwise.

(c)            Upon the vesting of any Unvested Units in accordance with this Section 8.01, the Board shall amend or amend and restate the Schedule of Members to reflect such vesting without further act, vote, approval or consent of the Members or any other Person notwithstanding anything otherwise to the contrary in this Agreement or the fullest extent permitted by applicable Law, the Act or any other applicable Law.

Section 8.02.      Forfeiture of Units.

(a)            Except as otherwise agreed to in writing between the Board and the applicable Person and reflected in the Schedule of Members, if a Person that is a Service Provider ceases to be a Service Provider for any reason, all Unvested Units held by such Person (or any Personal Planning Vehicle of such Person), and/or in which such Person (or any Personal Planning Vehicle of such Person) has an indirect interest, as set forth in the Schedule of Members, shall be immediately forfeited without any consideration, and any such Person (or any such Personal Planning Vehicle) shall cease to own or have any rights, directly or indirectly, with respect to such forfeited Unvested Units.

(b)            Except as otherwise agreed to in writing between the Board and the applicable Person and reflected in the Schedule of Members, if the Board determines in good faith that Cause exists with respect to any Person that is or was at any time a Service Provider, the Units (whether or not vested) held by such Person (or any Personal Planning Vehicle of such Person), and/or in which such Person (or any Personal Planning Vehicle of such Person) has an indirect interest, as set forth in the Schedule of Members, shall be immediately forfeited without any consideration, and any such Person (or any such Personal Planning Vehicle) shall cease to own or have any rights, directly or indirectly, with respect to such forfeited Units. Such determinations need not be uniform and may be made selectively among such Persons, whether or not such Persons are similarly situated, and shall to the fullest extent permitted by applicable Law, not constitute the breach by any Manager of this Agreement or of any duty (including any fiduciary duty) hereunder or otherwise existing at law, in equity or otherwise.

(c)            Upon the forfeiture of any Units in accordance with this Section 8.02, such Units shall be cancelled and the Board shall amend or amend and restate the Schedule of Members to reflect such forfeiture and cancellation, without further act, vote, approval or consent of the Members or any other Person notwithstanding anything otherwise to the contrary in this Agreement or, to the fullest extent permitted by applicable Law, the Act or any other applicable Law.

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Section 8.03.      Member Transfers

(a)            Except as otherwise agreed to in writing between the Board and the applicable Member and reflected in the Schedule of Members or as otherwise expressly provided in this Article VIII, no Member or Assignee may Transfer (including pursuant to an Exchange Transaction) all or any portion of its Units or other Company securities (or beneficial interest therein) without the prior consent of the Board, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the Board may require) as are determined by the Board, in each case, in the Board’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the Board, in its sole discretion. Any such determination in the Board’s discretion in respect of the Transfer of Units or other Company securities shall, to the fullest extent permitted by applicable Law, be final and binding. Such determinations need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated, and shall, to the fullest extent permitted by applicable Law, not constitute the breach by any Manager of this Agreement or of any duty (including any fiduciary duty) hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by applicable Law, null and void.

(b)            Notwithstanding the foregoing, the Board shall not unreasonably withhold its prior consent to any Transfer of Units: (i) by will or intestacy; (ii) as a bona fide gift or gifts; (iii) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the Member or Assignee or the immediate family of such Member or Assignee; (iv) to any immediate family member or other dependent of the Member or Assignee; (v) as a distribution to limited partners, members or stockholders of the Member or Assignee; (vi) to the Member’s or Assignee’s Affiliates or to any investment fund or other entity controlled or managed by the Member or Assignee; (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under the foregoing clauses (i) through (vi); or (viii) pursuant to an order of a court or regulatory agency to which the Member or Assignee or the Member’s or Assignee’s Unit are subject.

(c)            Notwithstanding anything otherwise to the contrary in this Section 8.03, without the consent of the Board or any other Person, each Member that is a Principal Stockholder may Transfer or otherwise create an Encumbrance with respect to all or any portion of its Units in a Transfer not in violation of Section 8.06(b).

(d)            Notwithstanding anything otherwise to the contrary in this Section 8.03, each Member may Transfer Vested Units that are vested as of the date of such Exchange Transaction in an Exchange Transaction pursuant to, and in accordance with, the Exchange Agreement, including, for clarity, that in the case of any Member other than a Principal Stockholder, such Exchange Transaction shall be effected in compliance with reasonable policies that the Board may adopt or promulgate from time to time (including policies requiring the use of designated administrators or brokers) in its sole discretion.

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(e)            Notwithstanding anything otherwise to the contrary in this Section 8.03, the Board may implement policies and procedures to permit the Transfer of Units by the Members for personal planning purposes and any such Transfer effected in compliance with such policies and procedures shall not require the prior consent of the Board.

Section 8.04.      Mandatory Exchanges. The Board may in its sole discretion at any time and from time to time, without the consent of any Member or other Person, cause to be Transferred in an Exchange Transaction any and all Units, other than Units held by a Principal Stockholder at the time in question and/or a Person that is wholly-owned, directly or indirectly, as reflected in the Schedule of Members by Principal Stockholders at the time in question. Any such determinations by the Board need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated, and shall, to the fullest extent permitted by applicable Law, not constitute the breach by any Manager of this Agreement or of any duty (including any fiduciary duty) hereunder or otherwise existing at law, in equity or otherwise. In addition, the Board may, with the consent of (i) the BL Investors holding a majority of the then outstanding Class A Units held by all BL Investors, (ii) the Blackstone Investors holding a majority of the then outstanding Class A Units held by all Blackstone Investors and (iii) Members whose Vested Percentage Interests exceed 66 2/3% of the Vested Percentage Interests of all Members in the aggregate, require all Members to Transfer in an Exchange Transaction all Units held by them. For the avoidance of doubt, any exchange pursuant to this Section 8.04 shall be treated as an Exchange pursuant to the Tax Receivable Agreements.

Section 8.05.      Encumbrances. Except as otherwise provided in this Agreement, no Member or Assignee may create an Encumbrance with respect to all or any portion of its Units or other Company securities (or any beneficial interest therein) other than Encumbrances that run in favor of the Member unless the Board consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the Board, in the Board’s sole discretion. Consent of the Board pursuant to the foregoing sentence shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by applicable Law, null and void.

Section 8.06.      Further Restrictions.

(a)            Notwithstanding any contrary provision in this Agreement, the Board may impose such additional vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any Units that are outstanding as of the Effective Date or any Units or other Company securities that are created thereafter, with the written consent of the holder of such Units or other Company securities. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the Board in its sole discretion with respect to all or a portion of the Units or other Company securities owned by such holder at any time and from time to time, and shall, to the fullest extent permitted by applicable Law, not constitute the breach by any Manager of this Agreement or of any duty (including any fiduciary duty) hereunder or otherwise existing at law, in equity or otherwise.

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(b)            Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit or other Company securities be made by any Member or Assignee if the Board determines that:

(i)            such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit or other Company securities;

(ii)           such Transfer would require the registration of such transferred Unit or of any Class or series of Units or other Company securities pursuant to any applicable U.S. federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iii)          such Transfer would cause (i) all or any portion of the assets of the Company to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Member, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the Corporation, the Board or any Manager to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA, any applicable Similar Law, or otherwise;

(iv)          to the extent requested by the Board, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and any instruments reflecting such Assignee’s agreement to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Board, as determined in the Board’s sole discretion; provided that no such legal and/or tax opinions shall be required for a Transfer by a Principal Stockholder; or

(v)           the Board shall determine in its sole discretion that such Transfer would pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

(c)            In addition, notwithstanding any contrary provision in this Agreement, to the extent the Board shall determine in good faith that additional restrictions on Transfers are necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code, the Board may impose such additional restrictions on Transfers as the Board has determined in good faith to be so necessary or advisable; provided that prior notice of such additional restrictions on transfer is provided to all Members and Assignees.

(d)            To the fullest extent permitted by applicable Law, any Transfer in violation of this Article VIII shall be deemed null and void ab initio and of no effect.

Section 8.07.      Rights of Assignees. Subject to Section 8.06(b), the Transferee of any permitted Transfer pursuant to this Article VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Member which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such interest remaining with the transferring Member. The transferring Member will remain a Member even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Company as a Member pursuant to Section 8.09. Income, loss and other Company items shall be allocated between the transferor and the Assignee according to Code Section 706 as determined by the Board.

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Section 8.08.      Admission of Assignees as Substitute Members. An Assignee will become a substitute Member only if and when each of the following conditions is satisfied:

(a)            the Board consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the Board, in each case, in the Board’s sole discretion;

(b)            if required by the Board, the Board receives written instruments (including, without limitation, copies of any instruments of Transfer and an instrument evidencing such Assignee’s agreement to be bound by this Agreement as a substitute member of the Company) that are in a form satisfactory to the Board (as determined in its sole discretion);

(c)            if required by the Board, the Board receives an opinion of counsel satisfactory to the Board to the effect that such Transfer is in compliance with this Agreement and all applicable Laws; provided that no such opinion of counsel shall be required for a Transfer by a Principal Stockholder; and

(d)            if required by the Board, the parties to the Transfer, or any one of them, pays all of the Company’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Company); provided that no Principal Stockholder shall be required to pay the Company’s reasonable expenses connected with a Transfer by such Principal Stockholder.

Section 8.09.      Resignation Members. If a Member (other than the Corporation) ceases to hold any Units, including as a result of a forfeiture of Units pursuant to Section 8.02, then such Member shall cease to be a Member and to have the power to exercise any rights or powers of a member of the Company, and shall be deemed to have resigned from the Company. Notwithstanding anything to the contrary contained in the Act, unless otherwise specifically agreed to by the Corporation, if the Corporation does not hold or ceases to hold any Units, it shall remain a Member. Except as otherwise provided in Article IX or the Act, to the fullest extent permitted by applicable Law, no admission, substitution, or resignation of a Member will cause the dissolution of the Company. To the fullest extent permitted by Law, any purported admission or resignation of a Member that is not in accordance with this Agreement shall be null and void.

Section 8.10.      Applicability of Certain Provisions to the Principal Stockholders. Notwithstanding anything otherwise to the contrary, Sections 8.01, 8.02 and 8.06(a) are not applicable to any Units held by a Principal Stockholder or in which a Principal Stockholder has an indirect interest as set forth in the Schedule of Members.

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Article IX

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.01.      No Dissolution. Except as required by the Act, the Company shall not be dissolved by the admission of additional Members or resignation of Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this Article IX, and the Members hereby irrevocably waive to the fullest extent permitted by applicable Law, any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

Section 9.02.      Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following events (each, a “Dissolution Event”):

(a)            the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

(b)            the written consent of all Members;

(c)            at any time there are no Members, unless the Company is continued in accordance with the Act; or

(d)            the determination of the Board in its sole discretion; provided that in the event of the Company’s dissolution pursuant to this clause (d), the relative economic rights of the Members holding each Class or series of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 9.03 in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect Members holding one or more Classes or series of Units and subject to compliance with applicable Laws, unless, and to the extent that, with respect to the Members holding any Class or series of Units, the Members holding of not less than 90% of the Units of such Class or series consent in writing to a treatment other than as described above.

Section 9.03.      Distribution upon Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed. Upon the winding up of the Company, the Board, or any other Person designated by the Board, shall act as the liquidating trustee (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Company and shall, unless the Liquidation Agent determines otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. During the winding up of the Company, the assets of the Company shall, except as may be otherwise required by the Act, be applied and distributed in the following order:

(a)            First, to the satisfaction of debts and liabilities of the Company (including satisfaction of all indebtedness to Members and/or their Affiliates to the extent otherwise permitted by applicable Law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Company (“Contingencies”), which such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03; and

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(b)            The balance, if any, to the Members, shall be distributed in accordance with Section 4.01(a).

Section 9.04.      Time for Liquidation. A reasonable amount of time shall be allowed for the orderly winding up of the Company and the payment or reasonable provision for the payment of all claims and obligations of the Company.

Section 9.05.      Termination. The Company shall terminate when all of the assets of the Company, after payment or reasonable provision for the payment of all claims and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.

Section 9.06.      Claims of the Members. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment or reasonable provision for the payment of all claims and obligations of the Company are insufficient to return such Capital Contributions, the Members shall, to the fullest extent permitted by applicable Law, have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance during the existence of the Company, upon dissolution or winding up of the Company or otherwise, except to the extent required by the Act.

Section 9.07.      Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5.07, 11.09 and 11.10 shall, to the fullest extent permitted by applicable Law, survive the termination of the Company.

Article X

LIABILITY AND INDEMNIFICATION

Section 10.01.      Liability of Members and Managers

(a)            No Member and no Affiliate, manager, member, director, employee or agent of a Member shall be liable for any debt, obligation or liability of the Company or of any other Member or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Member, except to the extent required by the Act. No Manager shall be liable for any debt, obligation or liability of the Company solely by reason of being a manager of the Company.

(b)            This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Members or on their respective Affiliates. Further, notwithstanding anything otherwise to the contrary in this Agreement or any duty otherwise existing at law or in equity, no Member shall, to the fullest extent permitted by applicable Law, have duties (including fiduciary duties) to the Company, any other Member or any other Person that is a party to or is otherwise bound by this Agreement; provided, however, that each Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

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(c)            Notwithstanding anything otherwise to the contrary in this Agreement to the extent that, at law or in equity, any Member has liabilities relating thereto to the Company, any other Member or any other Person who is a party to or is otherwise bound by this Agreement, any Member acting under this Agreement shall not be liable to the Company, any other Member or any other Person who is a party to or is otherwise bound by this Agreement, for such Member’s good faith reliance on the provisions of this Agreement.

(d)            The provisions of this Section 10.01, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities relating thereto of any Member otherwise existing at law or in equity, are agreed by the Company, the Members and any other Person who is a party to or is otherwise bound by this Agreement to replace such other duties and liabilities of the Members relating thereto to the fullest extent permitted by applicable Law.

Section 10.02.      Duties, Liability and Outside Activities of the Corporation, the Managers and Officers.

(a)            Notwithstanding anything otherwise to the contrary in this Agreement or any duty otherwise existing at law or in equity, none of the Corporation, any Manager or any Officer shall, to the fullest extent permitted by applicable Law, have duties (including fiduciary duties) to the Company, any Member, any other Manager, any Officer, or any other Person that is a party to or is otherwise bound by this Agreement; provided, however, that the Corporation and each Manager and Officer shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing. In furtherance, but not in limitation, of the foregoing sentence, whenever in this Agreement the Corporation, a Manager, or the Board collectively, is permitted or required to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Corporation or such Manager or the Board, as applicable, shall be entitled to consider only such interests and factors as it desires, including its own interests or the interests of its stockholders or, in the case of the Board or the Managers, the interests of the Corporation and the Corporation’s stockholders, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Member, any other Manager, any Officer, or any other Person that is a party to or is otherwise bound by this Agreement.

(b)            Notwithstanding anything otherwise to the contrary in this Agreement to the extent that, at law or in equity, the Corporation, any Manager or any Officer has liabilities relating thereto to the Company, any Member or to any other Person who is a party to or is otherwise bound by this Agreement, the Corporation, any such Manager and any such Officer acting under this Agreement shall not be liable to the Company, any Member or any other Person who is a party to or is otherwise bound by this Agreement, for its good faith reliance on the provisions of this Agreement.

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(c)            Notwithstanding anything otherwise to the contrary contained in this Agreement, the Corporation, each Manager and each Officer shall be fully protected relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented by any Member or Manager, the Liquidation Agent, any Officer or any employee of the Company, or by any other Persons as to matters the Corporation, such Manager or such Officer reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets available for distribution to the Members or creditors.

(d)            The foregoing provisions of this Section 10.02, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities relating thereto of the Corporation, the Managers or any Officer otherwise existing at law or in equity, are agreed by the Company, the Members and any other Person that is a party to or is otherwise bound by this Agreement, to replace such other duties and liabilities of the Corporation, the Managers and any Officer relating thereto, to the fullest extent permitted by applicable Law.

Section 10.03.      Indemnification.

(a)            Indemnification. To the fullest extent permitted by applicable Law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such Law permitted the Company to provide prior to such amendment), the Company shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (hereinafter a “Proceeding”), including appeals, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided, that such Indemnitee shall not be entitled to be indemnified hereunder to the extent that such Indemnitee’s conduct constituted fraud, willful misconduct or a bad faith violation of the implied contractual covenant of good faith and fair dealing. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.03(c), the Company shall be required to indemnify an Indemnitee in connection with any Proceeding (or part thereof) (i) commenced by such Indemnitee, only if the commencement of such Proceeding (or part thereof) by such Indemnitee was authorized by the Board, and (ii) by or in the right of the Company, only if the Board has provided its prior written consent. The indemnification of an Indemnitee of the type identified in clause (d) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Indemnitee is entitled from the relevant other Person (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Person or Indemnitee) (the “Primary Indemnification”), and shall only be required be paid to the extent the Primary Indemnification is not paid and/or does not provide coverage (e.g., a self-insured retention amount under an insurance policy). No such other Person shall be entitled to contribution or indemnification from or subrogation against the Company. The indemnification of any other Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Company or any Indemnitee. For the avoidance of doubt, this Agreement shall not adversely affect the indemnification and advancement rights provided pursuant to the Existing Agreement in favor of any Person relating to Proceedings arising out of actions or omissions occurring in whole or in part prior to the Effective Date.

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(b)            Advancement of Expenses. To the fullest extent permitted by applicable Law, the Company shall promptly pay reasonable expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any Proceeding in advance of the final disposition of such Proceeding, including appeals, upon presentation of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 10.03 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.03(c), the Company shall be required to pay expenses of an Indemnitee in connection with any Proceeding (or part thereof) (i) commenced by such Indemnitee, only if the commencement of such Proceeding (or part thereof) by such Indemnitee was authorized by the Board and (ii) by or in the right of the Company, only if the Board has provided its prior written consent.

(c)            Unpaid Claims. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses, as applicable, under this Section 10.03 is not paid in full within thirty (30) days after a written claim therefor by any Indemnitee (and, if applicable, on undertaking to repay) has been received by the Company, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(d)            Insurance. (1)            To the fullest extent permitted by applicable Law, the Company may purchase and maintain insurance on behalf of any person described in Section 10.03(a) against any liability asserted against such person, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 10.03 or otherwise.

(i)            In the event of any payment by the Company under this Section 10.03, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Company, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Company shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(ii)           The Company shall not be liable under this Section 10.03 to make any payment of amounts otherwise indemnifiable under this Section 10.03 (including, but not limited to, judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 10.03 or any insurance policy, contract, agreement or otherwise.

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(e)            Non-Exclusivity of Rights. The provisions of this Section 10.03 shall be applicable to all Proceedings made or commenced after the Effective Date, whether arising from acts or omissions to act occurring before or after the Effective Date. The provisions of this Section 10.03 shall be deemed to be a contract between the Company and each Indemnitee (or legal representative thereof) who serves in such capacity at any time while this Section 10.03 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or Proceeding then or theretofore existing, or any Proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.03 shall be found to be invalid or limited in application by reason of any law or regulation, it shall, to the fullest extent permitted by applicable Law, not affect the validity of the remaining provisions hereof. The rights of indemnification and advancement of expenses provided in this Section 10.03 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any Indemnitee may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of Law, both as to actions in such Indemnitee’s official capacity and actions in any other capacity, it being the policy of the Company that indemnification of and advancement of expenses of any Indemnitee shall be made to the fullest extent permitted by applicable Law.

For purposes of this Section 10.03, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, Manager, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, Manager, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Section 10.03 shall not limit the right of the Company, to the extent and in the manner permitted by applicable Law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.03(a).

Article XI

MISCELLANEOUS

Section 11.01.      Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision of the Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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Section 11.02.      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service (delivery receipt requested), by fax, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

(a)	If to the Company, to:

Finance of America Equity Capital LLC

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

Attention:      Anthony W. Villani, Chief Legal Officer

Email:            tony.villani@financeofamerica.com

(b)	If to any Member other than the Corporation, to such Member at the address of such Member as set forth on Exhibit A.

(c)	If to the Corporation, to:

Finance of America Companies Inc.

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

Attention:      Anthony W. Villani, Chief Legal Officer

Email:            tony.villani@financeofamerica.com

Section 11.03.      Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by applicable Law.

Section 11.04.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 11.05.      Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

Each party hereto acknowledges and agrees that the parties hereto have participated collectively in the negotiation and drafting of this Agreement and that he or she or it has had the opportunity to draft, review and edit the language of this Agreement; accordingly, it is the intention of the parties that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive, to the fullest extent permitted by applicable Law, the benefit of any rule of law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

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Section 11.06.      Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission of a “.pdf” format data file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy by e-mail delivery of a “.pdf” format data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.06.

Section 11.07.      Further Assurances. The Corporation, each Member and each other Person that is a party to or otherwise bound by this Agreement shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Section 11.08.      Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto (including, without limitation, the Existing Agreement).

Section 11.09.      Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to its principles of conflicts of laws.

Section 11.10.      Submission to Jurisdiction; Waiver of Jury Trial.

(a)            Any and all disputes which cannot be settled amicably with respect to this Agreement, including any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding or investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, brought by any Person that is a party to or is otherwise bound by this Agreement or such Person’s successors or permitted assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or, if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court. To the fullest extent permitted by applicable Law, each Person that is a party to or is otherwise bound by this Agreement hereby (i) irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgement in respect of this Agreement and the rights and obligations arising hereunder, in any court other than the aforesaid courts, (ii) irrevocably consents to service of process in any such dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 12.02 and (iii) irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any such dispute (A) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 11.10, (B) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) or (C) any objection which such party may now or hereafter have (x) to the laying of venue of any such dispute brought in the courts referred to above, (y) that such action brought in any such court has been brought in an inconvenient forum and (z) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

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(b)            To the extent that any Person that is a party to or is otherwise bound by this Agreement has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such Person’s property, to the fullest extent permitted by applicable Law, each such Person hereby irrevocably waives such immunity in respect of such Person’s obligations with respect to this Agreement.

(c)            each person that is a party to or otherwise bound by this Agreement acknowledges that it is knowingly and voluntarily agreeing to the choice of delaware law to govern this agreement and to the jurisdiction of delaware courts in connection with proceedings brought hereunder. each person that is a party to or is otherwise bound by this agreement intends this to be an effective choice of Delaware law and an effective consent to jurisdiction and service of process under 6 del. C. § 2708.

(d)            each person that is a party to or otherwise bound by this agreement for itself and its affiliates, hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, all right to trial by jury in any action or counterclaim (whether based on contract, tort or otherwise) arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this agreement and the rights and obligations arising hereunder.

Section 11.11.      Expenses. Except as otherwise specified in this Agreement, the Company shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the Members and the Company in connection with the preparation, negotiation, and operation of this Agreement.

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Section 11.12.      Amendments and Waivers

(a)            This Agreement (including the exhibits and schedules hereto) may be amended, supplemented, waived or modified with the affirmative consent or approval of the Board in its sole discretion without the approval of any Member or other Person; provided that for so long as the Principal Stockholders collectively own, in the aggregate, at least 5% of the outstanding Class A Units, the prior written consent of the Principal Stockholders holding a majority of the then outstanding Class A Units held by all of the Principal Stockholders will be required for any amendment, supplement, waiver or modification of this Agreement, including any amendment, supplement, waiver or modification that may occur as a result of merger, consolidation, combination or conversion of the Company; provided that no amendment may materially and adversely affect the rights of a holder of Units, as such, other than on a pro rata basis with other holders of Units of the same Class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holdings of such Class of Units); provided further, that notwithstanding the foregoing, the Board may, without the written consent of any Member or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (1) any amendment, supplement, waiver or modification that the Board determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of Units or any Class or series of Units or other Company securities or Unit combinations or subdivisions, in each case, pursuant to Section 7.01; (2) amend or amend and restate the Schedule of Members to reflect the admission, substitution or resignation of Members in accordance with this Agreement, including pursuant to Section 2.08, Section 7.01 and Section 8.09; (3) amend, supplement or modify this Agreement to reflect a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company, in each case, made by the Board in accordance with this Agreement; (4) amend, supplement, waive or modify this Agreement or the Schedule of Members if the Board determines in its sole discretion such amendment, supplement, waiver or modification to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; (5) amend, supplement, waive or modify Sections 5.03, 5.04 and 5.05 solely to the extent permitted pursuant to Section 5.09; (6) amend, supplement or modify this Agreement to reflect a change in the Fiscal Year or Tax Year of the Company and any other changes that the Board determines to be necessary or appropriate as a result of a change in the Fiscal Year or Tax Year of the Company including a change in the dates on which distributions are to be made by the Company; and/or (7) any amendment, supplement, waiver or modification that the Board determines in its sole discretion to be necessary or appropriate in order to provide that the business, property and affairs of the Company be managed by or under the sole, absolute and exclusive direction of the Corporation, as the sole “manager” of the Company rather than by the Board; provided further, that notwithstanding the foregoing, no amendment, including any amendment effected by way of merger, consolidation or transfer of all or substantially all the assets of the Company, may adversely affect the rights of (i) the BL Investors without the consent of the BL Investors holding a majority of the then outstanding Class A Units held by all BL Investors or (ii) the Blackstone Investors without the consent of the Blackstone Investors holding a majority of the then outstanding Class A Units held by all Blackstone Investors. Any amendment, supplement, waiver or modification of this Agreement or the Schedule of Members that has been approved in accordance with this Agreement, shall be adopted and effective with respect to all Persons that are parties to or otherwise bound by this Agreement. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any Member or other Person, any amendment, supplement, waiver or modification to this Agreement may be implemented and reflected in a writing executed solely by the Board, and the other Persons that are parties to or otherwise bound by this Agreement shall be deemed a party to and bound by such amendment, supplement, waiver or modification.

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(b)            No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(c)            Notwithstanding the foregoing, the Board may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a Company interest (or interest in an entity treated as a partnership for U.S. federal income tax purposes) that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Company and each of its Members to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all Company interests (or interest in an entity treated as a partnership for U.S. federal income tax purposes) transferred in connection with the performance of services while the election remains effective, and (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), 1.704-1(b)(2)(iv)(b)(1) and any other related amendments.

(d)            Except as may be otherwise required by applicable Law in connection with the winding up, liquidation, or dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Company’s property.

Section 11.13.      No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Persons that are parties to or are otherwise bound by this Agreement and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than any Indemnitee pursuant to Section 10.03) provided, however, that (i) each Manager and Officer and each employee, officer, director, agent or indemnitee of any Person who is bound by this Agreement or its Affiliates is an intended third party beneficiary of Section 11.10 and shall be entitled to enforce its rights thereunder and (ii) the Corporation, whether or not then a Member, is an intended third party beneficiary of and shall be entitled to enforce its rights under this Agreement.

Section 11.14.      Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

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Section 11.15.      Power of Attorney. Each Member, by its execution hereof, hereby makes, constitutes and appoints each Manager as its true and lawful agent and attorney in fact, with full power of substitution and re-substitution and full power and authority in its name, place and stead, to the same extent and with the same effect as such Member would or could do under applicable Law, to make, execute, sign, acknowledge, swear to, record and file: (a) this Agreement and any amendment to this Agreement that has been consented to and adopted as herein provided; (b) all amendments to the Certificate required or permitted by applicable Law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Members have agreed to provide upon a matter receiving the agreed support of Members) deemed advisable by the Board to carry out the provisions of this Agreement and applicable Law or to permit the Company to become or to continue as a limited liability company or entity wherein the Members have limited liability in each jurisdiction where the Company may be doing business; (d) all instruments that the Board deems appropriate to reflect a change or modification of this Agreement or the Company in accordance with this Agreement, including, without limitation, the admission of additional Members or substituted Members pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the Board to effect the liquidation and termination of the Company; and (f) all fictitious or assumed name certificates required or permitted (in light of the Company’s activities) to be filed on behalf of the Company.

Section 11.16.      Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 11.12, at any time after the Closing Date (as defined in the Transaction Agreement), with the prior consent of (i) the BL Investors holding a majority of the then outstanding Class A Units held by all BL Investors and (ii) the Blackstone Investors holding a majority of the then outstanding Class A Units held by all Blackstone Investors, the Board in its sole discretion may, or may cause the Company to, without the approval of any other Member or other Person, enter into separate subscription, letter or other agreements with individual Members with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such Member(s) party thereto notwithstanding the provisions of this Agreement. The Board in its sole discretion may from time to time execute and deliver to the Members schedules which set forth information contained in the books and records of the Company and any other matters deemed appropriate by the Board. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever. Notwithstanding anything to the contrary, solely for U.S. federal income tax purposes, this Agreement, the Exchange Agreement, the Tax Receivable Agreements and any other separate agreement described in this Section 11.16 shall constitute a “partnership agreement” within the meaning of Section 706(c) of the Code.

Section 11.17.      Partnership Status. The Members intend to treat the Company as a partnership for U.S. federal income tax purposes and notwithstanding anything to the contrary herein, no election to the contrary shall be made. For U.S. federal income tax purposes, the Company shall be treated as a continuation of UFG Global LLC.

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Section 11.18.      Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, e-mail with scan or facsimile attachment, or electronic signature and electronic transmission shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Person that is a party to or is otherwise bound by this Agreement or to any such agreement or instrument shall raise the use of a facsimile machine or email or electronic signature or electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, email or otherwise electronically as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

THE CORPORATION:

Finance of America COMPANIES Inc.

By:
Name:
Title:

OTHER MEMBERS:

[●]

By:
Name:
Title:

[Signature page – Limited Liability Company Agreement of Finance of America Equity Capital LLC]

EXHIBIT A

Form of Unit Certificate

Certificate Number ____	______ Class [A] Units

FINANCE OF AMERICA EQUITY CAPITAL LLC, a Delaware limited liability company (the “Company”), hereby certifies that ________________ (the “Holder”) is the registered owner of the number of Class [A] Units constituting limited liability company interests in the Company (the “Units”) set forth on this certificate. THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE UNITS ARE SET FORTH IN, AND THIS CERTIFICATE AND THE UNITS REPRESENTED HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF ____________ ___, 20_, AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME (THE “AGREEMENT”). THE TRANSFER OF THIS CERTIFICATE AND THE UNITS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Units evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all of the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books and records for the purpose of registering the transfer of Units.

Each Unit shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by _______________________ its ______________________ as of the date set forth below.

Dated: _____________ __, 20_
Name:
Title:

REVERSE SIDE OF CERTIFICATE

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto __________________________ [print or typewrite the name of the transferee], _____________________ [insert Social Security Number or other taxpayer identification number of transferee], the following number of Units: __________________________ [identify number of Units being transferred], and irrevocably constitutes and appoints _____________________ as attorney-in-fact to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated: ___________ ___, 20_	Signature:
(Transferor)

Address:

Schedule A

Initial Managers:

[●]

[●]

[●]

Exhibit E

A&R Certificate of Incorporation of New Pubco

[Attached.]

FINAL FORM

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Finance of America COMPANIES Inc.

The present name of the corporation is Finance of America Companies Inc. (the “Corporation”). The Corporation was incorporated under the name “Finance of America Companies Inc.” by the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on October 9, 2020. This Amended and Restated Certificate of Incorporation of the Corporation, which amends, restates and integrates the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1.     Name. The name of the Corporation is Finance of America Companies Inc. (the “Corporation”).

ARTICLE II

Section 2.1.     Address. The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, State of Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1.     Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 4.1.     Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 6,601,000,000 shares, divided into three classes as follows: (i) 6,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”); (ii) 1,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (iii) 600,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation of the Corporation (including any certificate of designation relating to any series of Preferred Stock)(as the same may be amended and/or restated from time to time, the “Restated Certificate of Incorporation”).

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Section 4.2.     Preferred Stock.

(A)            The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions thereof, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The designations, powers (including voting powers), preferences and relative, participating, optional, special or other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding.

(B)            Except as otherwise required by applicable law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by the Restated Certificate of Incorporation.

Section 4.3.     Common Stock.

(A)            Voting Rights.

(1)            Except as may otherwise be provided in the Restated Certificate of Incorporation or by applicable law, each holder of record of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class A Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, that, to the fullest extent permitted by applicable law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to the Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Restated Certificate of Incorporation or pursuant to the DGCL.

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(2)            Each holder of record of Class B Common Stock, as such, shall be entitled, without regard to the number of shares of Class B Common Stock (or fraction thereof) held by such holder, to a number of votes that is equal to the product of (x) the total number of Units (as defined in the Exchange Agreement, dated on or about the date hereof, by and among the Corporation, Finance of America Equity Capital LLC, a Delaware limited liability company (“FAEC LLC”), and the holders of Units (as defined therein) party thereto (as amended, supplemented, restated or otherwise modified from time to time, the “Exchange Agreement”)) held by such holder as set forth in the books and records of FAEC LLC multiplied by (y) the Exchange Rate (as defined in the Exchange Agreement), on all matters on which stockholders generally or holders of Class B Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s stock). Notwithstanding the foregoing, to the fullest extent permitted by applicable law, holders of Class B Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to the Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Restated Certificate of Incorporation or pursuant to the DGCL.

(3)            Except as otherwise provided in the Restated Certificate of Incorporation or required by applicable law, the holders of record of Common Stock shall vote together as a single class (or, if the holders of record of one or more outstanding series of Preferred Stock are entitled to vote together with the holders of record of Common Stock, as a single class, together with the holders of record of such one or more series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

(B)            Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other outstanding class or series of stock of the Corporation, having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of the Corporation, the holders of Class A Common Stock, as such, shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation when, as and if declared thereon by the Board from time to time out of the assets or funds of the Corporation that are by applicable law available therefor. The holders of Class B Common Stock, as such, shall not be entitled to receive any dividends or other distributions in cash, property or shares of stock of the Corporation.

(C)            Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any other outstanding class or series of stock of the Corporation having a preference over or the right to participate with the Class A Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the holders of Class A Common Stock, as such, shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Class A Common Stock held by each such stockholder. The holders of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

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(D)            Transfer of Class B Common Stock. In the event that any outstanding share of Class B Common Stock shall cease to be held directly or indirectly by a holder of a Unit as set forth in the books and records of FAEC LLC, such share, if not transferred to another holder of Units, shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and thereupon shall be cancelled.

ARTICLE V

Section 5.1.     Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal, in whole or in part, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”). In addition to any affirmative vote required by the Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

Section 6.1.     Board of Directors.

(A)            Except as otherwise provided in the Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(B)            Subject to the rights, if any, granted to the holders of any one or more outstanding series of Preferred Stock to elect one or more directors (collectively, the “Preferred Directors” and each a “Preferred Director”) and the rights granted pursuant to the Stockholders Agreement (as defined below), any newly-created directorship on the Board that results from an increase in the total number of directors and any vacancy occurring in the Board (whether by death, resignation, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (other than any Preferred Director), although less than a quorum, or by the stockholders; provided that, at any time when the Principal Stockholders (as defined in the Stockholders Agreement, dated on or about the date of the filing of this Restated Certificate of Incorporation with the Secretary of the State of the State of Delaware, by and among the Corporation and the stockholders of the Corporation party hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”) beneficially own, in the aggregate, less than 30% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (a “Voting Rights Threshold Period”), any newly-created directorship on the Board that results from an increase in the total number of directors and any vacancy occurring in the Board (whether by death, resignation, disqualification, removal or other cause) shall be filled solely and exclusively by the affirmative vote of a majority of the directors then in office (other than any Preferred Director), although less than a quorum. Any director so elected to fill a vacancy or newly created directorship shall hold office until his or her successor shall be elected and qualified, or until his or her earlier death, resignation disqualification or removal.

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(C)            Any or all of the directors (other than any Preferred Directors) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

(D)            During any period when the holders of any outstanding series of Preferred Stock, voting separately as a series or together with one or more other outstanding series of Preferred Stock, have the right to elect one or more Preferred Directors pursuant to the provisions of the Restated Certificate of Incorporation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of Preferred Directors, and the holders of such series of Preferred Stock shall be entitled to elect such Preferred Director or Preferred Directors; and (ii) each such Preferred Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Restated Certificate of Incorporation, whenever the holders of any outstanding series of Preferred Stock having such right to elect one or more Preferred Directors are divested of such right pursuant to the provisions of the Restated Certificate of Incorporation, the terms of office of each such Preferred Director elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case, each such director shall thereupon cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

(E)            Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so require.

ARTICLE VII

Section 7.1.     Meetings of Stockholders. At any time during any Voting Rights Threshold Period, any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent by such holders unless such action is recommended by all directors of the Corporation then in office; provided, however, that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, or, to the extent expressly permitted by the provisions of the Restated Certificate of Incorporation relating to one or more outstanding series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the DGCL. Subject to the rights of the holders of any outstanding series of Preferred Stock and any rights granted pursuant to the Stockholders Agreement, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation; provided, however, that special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board or the Chairman of the Board at the request of the Principal Stockholders except at any time during any Voting Rights Threshold Period.

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ARTICLE VIII

Section 8.1.     Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment modification, repeal nor elimination of this Article VIII shall effect its application with respect to any act or omission occurring before such amendment, modification, repeal or elimination.

ARTICLE IX

Section 9.1.     Competition and Corporate Opportunities.

(A)            In recognition and anticipation that (i) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage and (ii) the Principal Stockholders and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors, the Principal Stockholders or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(B)            None of (i) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates or Affiliated Entities or (ii) the Principal Stockholders or any of their respective Affiliates (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(C) of this Article IX. Subject to said Section 9.1(C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.

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(C)            Notwithstanding the foregoing provision of this Article IX, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Non-Employee Director solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(B) of this Article IX shall not apply to any such corporate opportunity.

(D)            In addition to and notwithstanding the foregoing provisions of this Article IX, a potential corporate opportunity shall not be deemed to be a corporate opportunity of the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(E)            For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person (as defined below) that, directly or indirectly, is controlled (as defined below) by such Non-Employee Director (other than the Corporation and any Person that is controlled by the Corporation), (b) in respect of any of the Principal Stockholders, a Person that, directly or indirectly, is controlled by any of the Principal Stockholders, controls any of the Principal Stockholders or is under common control with any of the Principal Stockholders and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (a) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any Person that is controlled by the Corporation), (b) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (c) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

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(F)            For the purposes of this Article IX, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more in voting power of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section (F) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(G)            To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

Section 10.1.     DGCL Section 203 and Business Combinations.

(A)            The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(B)            Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which shares of Class A Common Stock are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1)            prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(2)            upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

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(3)            at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(C)            For purposes of this Article X, references to:

(1)            “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)            “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)            “Principal Stockholder Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Principal Stockholder or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(4)            “Principal Stockholder Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Principal Stockholder Direct Transferee or any other Principal Stockholder Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(5)            “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.            any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

b.            any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

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c.            any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection c. shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.            any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.            any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections a. through d. above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(6)            “control,” including the terms “controlling,” “controlled by” and “under common control with,” shall have the meaning set forth in Section 9.1(F).

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(7)            “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (a) any Principal Stockholder, any Principal Stockholder Direct Transferee, any Principal Stockholder Indirect Transferee or any of their respective Affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an “interested stockholder”, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(8)            “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

a.            beneficially owns such stock, directly or indirectly; or

b.            has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c.            has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection b. above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

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(9)            “person” means any individual, corporation, partnership, unincorporated association or other entity.

(10)          “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(11)          “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE XI

Section 11.1.          Severability. If any provision or provisions of the Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of the Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

Section 11.2.          Amendment. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the Restated Certificate of Incorporation, and other provisions of the DGCL at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the Restated Certificate of Incorporation are granted subject to the rights reserved in this Section 11.2.

ARTICLE XII

Section 12.1.          Forum.

(A)            Unless the Corporation consents in writing to an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising under any provision of the DGCL, the Restated Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity that acquires or holds any interest in shares of stock of the Corporation will be deemed to have notice of and consented to the provisions of this section.

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(B)            Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including, in each case, the applicable rules and regulations promulgated thereunder. Any person or entity that acquires or holds any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.1.

*     *     *

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by [•], its [●], this [•] day of [●], 202[●].

FINANCE OF AMERICA COMPANIES INC.

By:
Name:
Title:

[Signature Page – Amended and Restated Certificate of Incorporation]

Exhibit F

A&R Bylaws of New Pubco

[Attached.]

FINAL FORM

AMENDED AND RESTATED

BYLAWS

OF

FINANCE OF AMERICA COMPANIES INC.

ARTICLE I

Offices

Section 1.01          Registered Office. The registered office and registered agent of Finance of America Companies Inc. (as such name may be changed in accordance with applicable law, the “Corporation”) in the State of Delaware shall be as set forth in the Restated Certificate of Incorporation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere as the Board of Directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.

ARTICLE II

Meetings of Stockholders

Section 2.01          Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that annual meetings of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 2.02          Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Corporation’s certificate of incorporation as then in effect (including any certificate of designation) (as the same may be amended and/or restated from time to time, the “Restated Certificate of Incorporation”) and may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation (the “Chief Executive Officer”) shall determine and state in the notice of such meeting. The Board of Directors may, in its sole discretion, determine that special meetings of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the DGCL. The Board of Directors may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer; provided, however, that with respect to any special meeting of stockholders previously scheduled by the Board of Directors or the Chairman of the Board of Directors at the request of the Principal Stockholders (as defined in the Restated Certificate of Incorporation and hereinafter, the “Principal Stockholders”), the Board of Directors shall not postpone, reschedule or cancel such special meeting without the prior written consent of the Principal Stockholders.

Section 2.03          Notice of Stockholder Business and Nominations.

(A)         Annual Meetings of Stockholders.

(1)           Nominations of persons for election to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals elected by the separate vote of the holders of any one or more series of preferred stock of the Corporation) and the proposal of other business to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than Nominations required by or pursuant to the Restated Certificate with respect to the rights of the holders of any outstanding series of preferred stock of the Corporation to be voted on by the holders of one or more such series, voting separately as a single class) may be made at an annual meeting of stockholders only (a) as provided in the Stockholders Agreement (as defined in the Restated Certificate of Incorporation) (with respect to nominations of persons for election to the Board of Directors only), (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04 of Article II of these Bylaws, (c) by or at the direction of the Board of Directors or any authorized committee thereof or (d) by any stockholder of the Corporation who is entitled to vote at the meeting, who, subject to paragraph (C)(4) of this Section 2.03, complied with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(2)           For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (d) of paragraph (A)(1) of this Section 2.03, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock (as defined in the Restated Certificate of Incorporation) are first publicly traded, be deemed to have occurred on June 1 of the preceding calendar year); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement (as defined below) of the date of such meeting is first made by the Corporation. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.03 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Corporation.

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(3)           A stockholder’s notice delivered pursuant to this Section 2.03 shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of stock of the Corporation that are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group that will (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding shares of stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) to which any proponent person is a party, the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(3) or paragraph (B) of this Section 2.03 of these Bylaws) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the day prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior to the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

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(B)          Special Meetings of Stockholders. Only such business (including the election of specific individuals to fill vacancies or newly created directorships on the Board of Directors) shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. At any time that stockholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors, nominations of persons for the election to the Board of Directors to fill any vacancy or unfilled newly created directorship may be made at a special meeting of stockholders at which any proposal to fill any vacancy or unfilled newly created directorship is to be presented to the stockholders (1) as provided in the Stockholders Agreement, (2) by or at the direction of the Board of Directors or any committee thereof or (3) by any stockholder of the Corporation who is entitled to vote at the meeting on such matters, who (subject to paragraph (C)(4) of this Section 2.03) complies with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors to fill any vacancy or newly created directorship on the Board of Directors, any such stockholder entitled to vote on such matter may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by paragraph (A)(2) of this Section 2.03 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which the Corporation first makes a public announcement of the date of the special at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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(C)          General.

(1)           Except as provided in paragraph (C)(4) of this Section 2.03, only such persons who are nominated in accordance with the procedures set forth in this Section 2.03 or the Stockholders Agreement shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.03. Except as otherwise provided by the DGCL, the Restated Certificate of Incorporation or these Bylaws, the Board of Directors and the chairman of the meeting (in addition to making any other determination that may be appropriate for the conduct of the meeting), shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants and on shareholder approvals. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by the DGCL, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, the meeting of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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(2)           Whenever used in these Bylaws, “public announcement” shall mean disclosure (a) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)           Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by applicable law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws (including paragraphs (A)(1)(d) and (B) of this Section 2.03), and compliance with paragraphs (A)(1)(d) and (B) of this Section 2.03 of these Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over the common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances.

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(4)           Notwithstanding anything to the contrary contained in this Section 2.03, for as long as the Stockholders Agreement remains in effect with respect to the Principal Stockholders, the Principal Stockholders (to the extent then subject to the Stockholders Agreement) shall not be subject to the notice procedures set forth in paragraphs (A)(2), (A)(3) or (B) of this Section 2.03 with respect to any annual or special meeting of stockholders.

Section 2.04          Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting in the form of a writing or by electronic transmission shall be given in the manner provided in Section 232 of the DGCL, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Section 2.05          Quorum. Unless otherwise required by applicable law, the Restated Certificate of Incorporation, these Bylaws or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

Section 2.06          Voting. Except as otherwise provided by or pursuant to the provisions of the Restated Certificate of Incorporation, each stockholder entitled to vote at any meeting of the stockholders shall be entitled to one vote for each share of stock held by such stockholder that has voting power upon the matters in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided under Section 212(c) of the DGCL or as otherwise provided under applicable law, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless determined by the chairman of the meeting to be advisable, the stockholder vote on any question need not be by written ballot. On a vote by written ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting of stockholders, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Restated Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Restated Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

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Section 2.07          Chairman of Meetings. The Chairman of the Board of Directors, if one is elected, or, in his or her absence or disability, the Chief Executive Officer of the Corporation, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer, a person designated by the Board of Directors shall be the chairman of the meeting and, as such, preside at the meeting of the stockholders.

Section 2.08          Secretary of Meetings. The Secretary of the Corporation shall act as Secretary at all meetings of the stockholders. In the absence or disability of the Secretary, the Chairman of the Board of Directors or the Chief Executive Officer shall appoint a person to act as Secretary at such meetings.

Section 2.09          Consent of Stockholders in Lieu of Meeting. Unless otherwise restricted by the Restated Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote in accordance with applicable law.

Section 2.10          Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, the chairman of the meeting or stockholders holding a majority in voting power of the shares of stock of the Corporation, present in person or by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting of the time and place, if any, of such adjourned meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person or proxy and vote at such adjourned meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

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Section 2.11          Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication;

provided, that

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.12          Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of shares of stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

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Section 2.13          Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) other than any Principal Stockholder to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation elects otherwise, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested (and not by delivery of an electronic transmission to an information processing system), and the Corporation shall not be required to accept any document not in such written form or accept any document so delivered.

ARTICLE III

Board of Directors

Section 3.01          Powers. Except as otherwise provided by the Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by the DGCL or the Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

Section 3.02          Number and Term; Chairman. Subject to the Restated Certificate of Incorporation and the Stockholders Agreement, the number of directors shall be fixed exclusively by resolution of the Board of Directors. Directors shall be elected by the stockholders at their annual meeting, and each director so elected shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The Board of Directors shall elect from its ranks a Chairman of the Board of Directors, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairman of the Board of Directors is not present at a meeting of the Board of Directors, the Chief Executive Officer (if the Chief Executive Officer is a director and is not also the Chairman of the Board of Directors) shall preside at such meeting, and, if the Chief Executive Officer is not present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one (1) of their members to preside over such meeting.

Section 3.03          Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary of the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

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Section 3.04          Removal. Directors of the Corporation may be removed in the manner provided in the Restated Certificate of Incorporation and applicable law.

Section 3.05          Vacancies and Newly Created Directorships. Except as otherwise provided by the DGCL and the Restated Certificate, and subject to the Stockholders Agreement, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Restated Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, disqualification or removal.

Section 3.06          Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer of the Corporation or the Chairman of the Board of Directors, and shall be called by the Chief Executive Officer or the Secretary of the Corporation if directed by a majority of the Board of Directors and shall be at such places and times as they or he or she shall fix. Notice need not be given of regular meetings of the Board of Directors. At least twenty four (24) hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) notice of the time, date and place of the meeting shall be given to each director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting of the Board of Directors.

Section 3.07          Quorum, Voting and Adjournment. Except as otherwise provided by the DGCL, the Restated Certificate of Incorporation or these Bylaws, a majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by the DGCL, the Restated Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

Section 3.08          Committees; Committee Rules. The Board of Directors may designate one or more committees, including but not limited to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; provided that no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

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Section 3.09          Action Without a Meeting. Unless otherwise restricted by the Restated Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10          Remote Meeting. Unless otherwise restricted by the Restated Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

Section 3.11          Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 3.12          Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such member’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

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ARTICLE IV

Officers

Section 4.01          Number. The officers of the Corporation shall include any officers required by the DGCL, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect a Chief Executive Officer, a President, one or more Vice Presidents, including one or more Executive Vice Presidents, Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers, a Secretary, one or more Assistant Secretaries and any other additional officers as the Board of Directors deems necessary or advisable, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

Section 4.02          Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.

Section 4.03          Chief Executive Officer/President. The Chief Executive Officer, who shall also be the President, subject to the determination of the Board of Directors, shall have general executive charge, management, and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. If the Board of Directors has not elected a Chairman of the Board of Directors or in the absence or inability to act as the Chairman of the Board of Directors, the Chief Executive Officer shall exercise all of the powers and discharge all of the duties of the Chairman of the Board of Directors, but only if the Chief Executive Officer is a director of the Corporation.

Section 4.04          Vice Presidents. Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President or Senior Vice President, shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

Section 4.05          Treasurer. The Treasurer shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or its designees selected for such purposes. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. The Treasurer shall render to the Chief Executive Officer and the Board of Directors, upon their request, a report of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

In addition, the Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him or her by the Chief Executive Officer or the Board of Directors.

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Section 4.06          Secretary. The Secretary shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Chief Executive Officer or the Board of Directors.

Section 4.07          Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Chief Executive Officer or the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Chief Executive Officer or the Board of Directors.

Section 4.08          Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

Section 4.09          Contracts and Other Documents. The Chief Executive Officer and the Secretary, or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority in the premises by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

Section 4.10          Ownership of Stock of Another Corporation. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

Section 4.11          Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

Section 4.12          Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03 of these Bylaws.

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Section 4.13          Vacancies. The Board of Directors shall have the power to fill vacancies occurring in any office.

ARTICLE V

Stock

Section 5.01          Shares With Certificates. The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, Chief Executive Officer, President, Chief Financial Officer, a Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary of the Corporation shall be an authorized officer for such purpose), representing the number of shares registered in certificated form. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

Section 5.02          Uncertificated Shares. If the Board of Directors chooses to issue uncertificated shares, within a reasonable time after the issue or transfer of uncertificated shares, a written statement of the information required by the DGCL shall be sent by or on behalf of the Corporation to stockholders entitled to such uncertificated shares. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided that the use of such system by the Corporation is permitted by applicable law.

Section 5.03          Transfer of Shares. Subject to any restriction on the transfer or registration of transfer of shares of stock of the Corporation or on the amount of securities that may be owned by any person or a group of persons imposed by the Restated Certificate, the Bylaws or by an agreement among any number of security holders or among such holders and the Corporation, shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Subject to any restriction on the transfer or registration of transfer of shares of stock of the Corporation or on the amount of securities that may be owned by any person or a group of persons imposed by the Restated Certificate, the Bylaws or by an agreement among any number of security holders or among such holders and the Corporation shares of stock of the Corporation that are not represented by a certificate shall be transferred in accordance with any procedures adopted by the Corporation or its agents and applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares requested to be transferred, both the transferor and transferee request the Corporation do so. The Corporation shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates representing shares of stock of the Corporation and uncertificated shares.

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Section 5.04          Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it on account of the alleged, loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against on account of the alleged, loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.05          List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by the applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.

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Section 5.06          Fixing Date for Determination of Stockholders of Record.

(A)         In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B)          In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(C)          Unless otherwise restricted by the Restated Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by the DGCL, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by the DGCL, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 5.07          Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by applicable law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

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ARTICLE VI

Notice and Waiver of Notice

Section 6.01          Notice. Notice is deemed given (i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address as it appears on the records of the Corporation, (iii) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice, (iv) if by electronic mail, when directed to an electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL, and (v) if by any other form of electronic transmission, when directed to the stockholder as required by applicable law and, to the extent required by applicable law, in the manner consented to by that stockholder. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 6.02          Waiver of Notice. A written waiver of any notice, signed by a stockholder or director entitled to notice, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

Indemnification and Advancement

Section 7.01          Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

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Any reference to an officer of the Corporation in this Article VII shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, General Counsel and Secretary of the Corporation appointed pursuant to Article IV of these Bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer or other officer of the Corporation appointed by the Board of Directors pursuant to Article IV of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VII.

Section 7.02          Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.01, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VII (which shall be governed by Section 7.03 (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 7.01 and 7.02 or otherwise.

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Section 7.03          Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or 7.02 is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by Delaware law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

Section 7.04          Indemnification Not Exclusive.

(A)         The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article VII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by Delaware law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any Delaware law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

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(B)          Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation and as a director, officer, employee or agent of one or more indemnitee-related entities (as defined below), the Corporation shall, to the fullest extent permitted by Delaware law, be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VII, irrespective of any right of recovery the indemnitee may have from any indemnitee-related entity. To the fullest extent permitted by applicable law, under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by any indemnitee-related entity and no right of advancement or recovery the indemnitee may have from any indemnitee-related entity shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any indemnitee-related entity shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, such indemnitee-related entity shall, to the fullest extent permitted by applicable law, be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all lawful things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable any indemnitee-related entity effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7.04(B), entitled to enforce this Section 7.04(B).

For purposes of this Section 7.04(B), the following terms shall have the following meanings:

(1)           The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

(2)           The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both an indemnitee-related entity and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or an indemnitee-related entity, as applicable.

Section 7.05          Nature of Rights. The rights conferred upon indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

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Section 7.06          Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7.07          Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE VIII

Miscellaneous

Section 8.01          Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 8.02          Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.03          Fiscal Year. The fiscal year of the Corporation shall end on December 31, or such other day as the Board of Directors may designate.

Section 8.04          Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 8.05          Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Restated Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

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ARTICLE IX

Amendments

Section 9.01          Amendments. The Board of Directors is expressly authorized to make, amend, alter, change, add to or repeal, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Restated Certificate of Incorporation. Notwithstanding any other provisions of these Bylaws or any provision of applicable law that might otherwise permit a lesser vote of the stockholders, in addition to any affirmative vote of the holders of any class or series of stock of the Corporation required by the Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of these Bylaws (including, without limitation, this Section 9.01) or to adopt any provision inconsistent herewith.

[Remainder of Page Intentionally Left Blank]

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Exhibit G

Exchange Agreement

[Attached.]

FINAL FORM

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (as amended, this “Agreement”), dated as of [•], 202[•], among Finance of America Companies Inc., a Delaware corporation, Finance of America Equity Capital LLC, a Delaware limited liability company, and the holders, other than the Corporation (as defined below) and/or its wholly owned subsidiaries, of LLC Units (as defined herein) from time to time party hereto.

WHEREAS, the parties hereto desire to provide for the exchange of LLC Units for shares of Class A Common Stock (as defined herein), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.1.   Definitions

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” when used with reference to a particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person. For purposes of this Agreement, none of the Corporation or its subsidiaries, including Finance of America Equity Capital LLC shall be deemed to be an Affiliate of any Principal Stockholder.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“BL Investors” has the meaning assigned thereto in the Stockholders Agreement.

“Blackstone Investors” has the meaning assigned thereto in the Stockholders Agreement.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” when used with reference to any Person means the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral); and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

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“Corporation” means Finance of America Companies Inc., a Delaware corporation, and any successor thereto.

“Equity Transactions” means the transactions contemplated by the Transaction Agreement, dated as of October 12, 2020, by and among Replay Acquisition Corp., the Corporation, Finance of America Equity Capital LLC and the other parties thereto, as such agreement may be amended from time to time.

“Exchange” has the meaning set forth in Section 2.1(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, at any time, the number of shares of Class A Common Stock for which an LLC Unit is entitled to be exchanged at such time pursuant to this Agreement. On the date of this Agreement, the Exchange Rate shall be 1 for 1, and shall be subject to adjustment pursuant to Section 2.4 of this Agreement.

“Exchanging LLC Unitholder” means an LLC Unitholder initiating an Exchange.

“Finance of America Equity Capital LLC” means Finance of America Equity Capital LLC, a Delaware limited liability company, and any successor thereto.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Finance of America Equity Capital LLC, dated on or about the date hereof, as such agreement may be amended and/or restated from time to time.

“LLC Unit” means (i) each Class A Unit (as such term is defined in the LLC Agreement) issued as of the date of this Agreement and (ii) each Class A Unit or other interest in Finance of America Equity Capital LLC that may be issued by Finance of America Equity Capital LLC in the future that is designated by the Corporation as a “LLC Unit.”

“LLC Unitholder” means each holder of one or more LLC Units that may from time to time be a party to this Agreement.

“LTIP Award” means an award made under the Amended and Restated UFG Holdings LLC Management Long-Term Incentive Plan.

“Permitted Transferee” has the meaning given to such term in Section 3.1 of this Agreement.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, or any other legal entity.

“Principal Stockholder” has the meaning assigned to such term under the Stockholders Agreement.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Corporation.

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“Quarterly Exchange Date” means, the date each Quarter that is the later to occur of either: (i) the second Business Day after the date on which the Corporation makes a public news release of its quarterly earnings for the prior Quarter; or (ii) the first day each Quarter that directors and executive officers of the Corporation are permitted to trade under the applicable polices of the Corporation relating to trading by directors and executive officers; provided that there shall be no Quarterly Exchange Date for any party prior to the expiration or waiver of any applicable lock-up agreement in connection with the Equity Transactions.

“Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the date hereof, among Finance of America Companies Inc., the Principal Stockholders and the other parties thereto, as such agreement may be amended from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stockholders Agreement” means the Stockholders Agreement of the Corporation, dated on or about the date hereof, among the Corporation and each of the other parties from time to time party thereto, as such agreement may be amended and/or restated from time to time.

ARTICLE II

SECTION 2.1.   Exchange of LLC Units for Class A Common Stock.

(a)            (i) Subject to adjustment as provided in this Article II and to the provisions of the LLC Agreement, each LLC Unitholder shall be entitled, on any Quarterly Exchange Date, upon the terms and subject to the conditions hereof, to surrender LLC Units to Finance of America Equity Capital LLC, for the account of either the Corporation or Finance of America Equity Capital LLC, in exchange for the delivery to the exchanging LLC Unitholder of a number of shares of Class A Common Stock that is equal to the product of the number of LLC Units surrendered multiplied by the Exchange Rate (such exchange, an “Exchange”). (ii) In addition, subject to adjustment as provided in this Article II, each Principal Stockholder shall be entitled, at any time from and after the closing of the Equity Transactions, to Exchange LLC Units for shares of Class A Common Stock; provided, that the number of LLC Units surrendered in Exchanges pursuant to this clause (ii) during any thirty (30) calendar day period represent, in the aggregate, greater than two percent of total interests in partnership capital or profits (provided that such Exchange constitutes a “block transfer” within the meaning of Treasury Regulation section 1.7704-1(e)(2)). Notwithstanding anything otherwise to the contrary, each LLC Unitholder shall be entitled, at any time from and after the closing of the Equity Transactions to Exchange LLC Units for shares of Class A Common Stock in connection with the settlement of LTIP Awards pursuant to the Amended and Restated UFG Holdings LLC Management Long-Term Incentive Plan and the LTIP Award Settlement Agreement, dated as of October 12, 2020, among the Corporation, Finance of America Equity Capital LLC and the other parties thereto.

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SECTION 2.2.   Exchange Procedures.

(a)            The Corporation will provide notice thereof to each LLC Unitholder eligible to Exchange LLC Units on a Quarterly Exchange Date at least seventy-five (75) days prior to the anticipated date of such Quarterly Exchange Date. An LLC Unitholder shall exercise its right to make an Exchange as set forth in Section 2.1(a) above by providing a written notice of Exchange, which in the case of an Exchange pursuant to clause (i) of Section 2.1(a) shall be delivered, at least sixty (60) days prior to the applicable Quarterly Exchange Date substantially in the form of Exhibit A attached hereto and incorporated herein by reference, duly executed by such holder or such holder’s duly authorized attorney, in each case delivered during normal business hours at the principal executive offices of the Corporation and to Finance of America Equity Capital LLC.

(b)            As promptly as practicable following the surrender for Exchange of the LLC Units in the manner provided in this Article II, Finance of America Equity Capital LLC shall deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Class A Common Stock or, if there is no then-acting registrar and transfer agent of the Class A Common Stock, at the principal executive offices of the Corporation, the number of shares of Class A Common Stock deliverable upon such Exchange registered in the name of the relevant exchanging LLC Unitholder. To the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, Finance of America Equity Capital LLC will, subject to Section 2.2(c) below, upon the written instruction of an exchanging LLC Unitholder, use its reasonable best efforts to deliver the shares of Class A Common Stock deliverable to such exchanging LLC Unitholder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging LLC Unitholder. The Corporation, including in its capacity as the Managing Member of Finance of America Equity Capital LLC, shall, to the fullest extent permitted by applicable law, take such actions as may be required to ensure the performance by Finance of America Equity Capital LLC of its obligations under this Article II, including the issuance and sale of shares of Class A Common Stock to or for the account of Finance of America Equity Capital LLC in exchange for the delivery to the Corporation of a number of LLC Units that is equal to the number of LLC Units surrendered by an exchanging LLC Unitholder.

(c)            Finance of America Equity Capital LLC and each Exchanging LLC Unitholder shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that Finance of America Equity Capital LLC shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the LLC Unitholder that requested the Exchange, then such LLC Unitholder and/or the Person in whose name such shares are to be delivered shall pay to Finance of America Equity Capital LLC the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of Finance of America Equity Capital LLC that such tax has been paid or is not payable.

(d)            The Corporation may adopt reasonable procedures for the implementation of the Exchange provisions set forth in this Article II; provided that, without the consent of each Principal Stockholder, the Corporation shall not adopt any procedures inconsistent with or that impair or adversely affect the rights of a Principal Stockholder to Exchange LLC Units pursuant to Section 2.1(a)(ii). An LLC Unitholder may not revoke a notice of exchange relating to an Exchange pursuant to clause (i) of Section 2.1(a) delivered pursuant to Section 2.2(a), without the express written consent of the Corporation, which consent may be provided or withheld, or made subject to such conditions, limitations or restrictions, as determined by the Corporation in its sole discretion. For the avoidance of doubt, such determinations by the Corporation need not be uniform and may be made selectively among LLC Unitholders, whether or not such LLC Unitholders are similarly situated.

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(e)            Notwithstanding anything to the contrary herein, the Corporation may, in its sole discretion, elect to settle any Exchange hereunder by delivering shares of Class A Common Stock directly to an exchanging LLC Unitholder in exchange for such LLC Unitholder’s surrender to the Corporation of the corresponding LLC Units. Any such transaction shall otherwise be effected on the terms and in the manner provided herein and shall constitute an “Exchange” for all purposes of this Agreement.

(f)            Notwithstanding anything to the contrary herein, to the extent an LLC Unitholder surrenders for exchange a fraction of an LLC Unit, Finance of America Equity Capital LLC may in its sole discretion deliver to such holder a cash amount equal to the fair market value of such fraction (as determined by Finance of America Equity Capital LLC in its sole discretion) in lieu of delivering a fraction of a share of Class A Common Stock.

SECTION 2.3.   Limitations on Exchanges.

(a)            For the avoidance of doubt, and notwithstanding anything to the contrary herein, an LLC Unitholder shall not be entitled to Exchange LLC Units to the extent the Corporation determines, in good faith, that such Exchange (i) would be prohibited by applicable law or (ii) would result in any breach of any debt agreement or other material contract of Finance of America Equity Capital LLC or the Corporation; provided, that nothing in this Agreement shall be construed to limit the rights and remedies of any LLC Unitholder pursuant to the Registration Rights Agreement. For the avoidance of doubt, no Exchange shall be deemed to be prohibited by applicable law pertaining to the registration of securities if such securities have been so registered or if any exemption from such registration requirements is reasonably available.

(b)            Notwithstanding anything to the contrary herein, if the board of directors of the Corporation shall determine, in good faith, that additional restrictions on Exchange are necessary so that Finance of America Equity Capital LLC is not treated as a “publicly traded partnership” under Section 7704 of the Code, the Corporation or Finance of America Equity Capital LLC may impose such additional restrictions on Exchanges as the board of directors of the Corporation has determined, in good faith, to be so necessary. Notwithstanding anything to the contrary herein, no Exchange shall be permitted if, in the good faith determination of the Corporation or Finance of America Equity Capital LLC, such an Exchange would pose a material risk that Finance of America Equity Capital LLC would be a “publicly traded partnership” under Section 7704 of the Code.

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SECTION 2.4.   Adjustment.

(a)            The Exchange Rate shall be adjusted if there is: (i) any subdivision (by any forward unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units that is not accompanied by an identical subdivision (by any forward stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock; or (ii) any subdivision (by any forward stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision (by any forward unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units, in each case, to the extent necessary to maintain the economic equivalency in the value surrendered for exchange and the value received, as determined by the Corporation in its sole discretion. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, then upon any subsequent Exchange, an exchanging LLC Unitholder shall be entitled to receive the amount of such security, securities or other property that such exchanging LLC Unitholder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction with respect to the Class A Common Stock, taking into account any adjustment as a result of any subdivision (by any forward split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of dividends or distributions on the LLC Units or shares of Class A Common Stock, as applicable, subject to such Exchange shall be made upon the Exchange of any LLC Unit.

SECTION 2.5.   Class A Common Stock to be Issued.

(a)            The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as shall be deliverable upon any such Exchange; provided that nothing contained herein shall be construed to preclude Finance of America Equity Capital LLC from satisfying its obligations in respect of the Exchange of the LLC Units by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation or held by Finance of America Equity Capital LLC or any of their subsidiaries or by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Corporation or held by any subsidiary thereof). The Corporation and Finance of America Equity Capital LLC covenant that all Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b)            The Corporation and Finance of America Equity Capital LLC covenant and agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Class A Common Stock to be delivered with respect to any Exchange, shares of Class A Common Stock that have been registered under the Securities Act shall be delivered in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration of shares of Class A Common Stock has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the LLC Unitholder requesting such Exchange, the Corporation and Finance of America Equity Capital LLC shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Corporation and Finance of America Equity Capital LLC shall use commercially reasonable efforts to list the shares of Class A Common Stock required to be delivered upon Exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding shares of Class A Common Stock may be listed or traded at the time of such delivery.

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ARTICLE III

SECTION 3.1.   Additional LLC Unitholders . To the extent an LLC Unitholder validly transfers any or all of such holder’s LLC Units to another person in a transaction in accordance with, and not in contravention of, the LLC Agreement or any other agreement or agreements with the Corporation or any of its subsidiaries to which a transferring LLC Unitholder may be party, then such transferee (each, a “Permitted Transferee”) shall have the right to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B attached hereto and incorporated herein by reference, whereupon such Permitted Transferee shall become an LLC Unitholder hereunder. To the extent Finance of America Equity Capital LLC issues LLC Units after the date of this Agreement, Finance of America Equity Capital LLC shall be entitled, in its sole discretion, to make any holder of such LLC Units an LLC Unitholder hereunder through such holder’s execution and delivery of a joinder to this Agreement, substantially in the form of Exhibit B attached hereto and incorporated herein by reference.

SECTION 3.2.   Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.2):

(a) If to the Corporation, to:

Finance of America Companies Inc.

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

Attention:         Anthony W. Villani, Chief Legal Officer

Email:                 tony.villani@financeofamerica.com

With a copy to

Finance of America Equity Capital LLC

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

Attention:         Anthony W. Villani, Chief Legal Officer

Email:                 tony.villani@financeofamerica.com

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(b) If to Finance of America Equity Capital LLC, to:

Finance of America Equity Capital LLC

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

Attention:         Anthony W. Villani, Chief Legal Officer

Email:                 tony.villani@financeofamerica.com

(c) If to any LLC Unitholder, to the address and other contact information set forth in the records of Finance of America Equity Capital LLC from time to time.

SECTION 3.3.   Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 3.4.   Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 3.5.   Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 3.6.   Amendment. The provisions of this Agreement may be amended only by the affirmative vote or written consent of each of (i) the Corporation, (ii) Finance of America Equity Capital LLC and (iii) LLC Unitholders holding a majority of the then outstanding LLC Units (excluding LLC Units held by the Corporation and/or its subsidiaries); provided however that (A) any amendment, supplement, waiver or modification that would adversely affect the rights of any of the BL Investors shall also require the prior written consent of the BL Investors holding a majority of the then outstanding LLC Units held by all of the BL Investors; and (B) any amendment, supplement, waiver or modification that would adversely affect the rights of any of the Blackstone Investors shall also require the prior written consent of the Blackstone Investors holding a majority of the then outstanding LLC Units held by all of the Blackstone Investors.

SECTION 3.7.   Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

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SECTION 3.8.   Submission to Jurisdiction; Waiver of Jury Trial.

(a)            Any and all disputes which cannot be settled amicably with respect to this Agreement, including any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding or investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or a written notice of Exchange or any matter arising out of or in connection with this Agreement or a written notice of Exchange and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement or written notice of Exchange and the rights and obligations arising hereunder or thereunder, brought by a party hereto or its successors or permitted assigns, shall be brought and determined exclusively in the Chancery Court of the State of Delaware, or, if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court. To the fullest extent permitted by applicable law, each of the parties hereby (i) irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or a written notice of Exchange or any matter arising out of or in connection with this Agreement or a written notice of Exchange and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgement in respect of this Agreement or a written notice of Exchange and the rights and obligations arising hereunder or thereunder, in any court other than the aforesaid courts, (ii) irrevocably consents to service of process in any such dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 3.2, and (iii) irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any such dispute, (A) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.8, (B) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (C) any objection which such party may now or hereafter have (x) to the laying of venue of any such dispute brought in the courts referred to above, (y) that such action brought in any such court has been brought in an inconvenient forum and (z) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b)            To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, to the fullest extent permitted by applicable law, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement or any written notice of Exchange.

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(c)            Each party acknowledges that it is knowingly and voluntarily agreeing to the choice of Delaware law to govern this agreement and any written notice of Exchange and to the jurisdiction of Delaware courts in connection with proceedings brought hereunder. The parties intend this to be an effective choice of Delaware law and an effective consent to jurisdiction and service of process under 6 del. C. § 2708.

(d)            Each party, for itself and its affiliates, hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, all right to trial by jury in any action or counterclaim (whether based on contract, tort or otherwise) arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or a written notice of Exchange or any matter arising out of or in connection with this Agreement or a written notice of Exchange and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgement in respect of this Agreement or a written notice of Exchange and the rights and obligations arising hereunder or thereunder.

SECTION 3.9.   Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail delivery of a “.pdf” format data file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, by e-mail delivery of a “.pdf” format data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.9.

SECTION 3.10.   Tax Treatment; Tax Withholding.

(a)            This Agreement shall be treated as part of the partnership agreement of Finance of America Equity Capital LLC as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. As required by the Code and the Treasury Regulations, the parties shall report any Exchange consummated hereunder as a taxable sale of the LLC Units by an LLC Unitholder to the Corporation, and no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations and the Corporation consents in writing.

(b)            Notwithstanding any other provision in this Agreement, the Corporation, Finance of America Equity Capital LLC and their agents and affiliates shall have the right to deduct and withhold taxes (including, without limitation, shares of Class A Common Stock with a fair market value, determined in the sole discretion of the Corporation, equal to the amount of such taxes) from any payments (including payments made by the delivery of shares of Class A Common Stock or other payments in kind) to be made pursuant to the transactions contemplated by this Agreement if, in their determination, such withholding is required by applicable law, and an exchanging LLC Unitholder or other recipient of payment hereunder shall provide the Corporation, Finance of American Equity Capital LLC or any Person making a payment pursuant to this Agreement, tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, and any similar information which may be requested by the payor; provided, that the Corporation may, in its sole discretion, allow an exchanging LLC Unitholder to pay such taxes owed on the exchange of LLC Units for shares of Class A Common Stock in cash in lieu of the Corporation withholding or deducting such taxes. To the extent that any of the aforementioned amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payments in respect of which such deduction and withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall, to the fullest extent permitted by applicable law, indemnify the applicable withholding agent for any amounts imposed by any taxing authority together with any costs and expenses related thereto.

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SECTION 3.11.   Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall, to the fullest extent permitted by applicable law, be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 3.12.   Independent Nature of LLC Unitholders’ Rights and Obligations. The obligations of each LLC Unitholder hereunder are several and not joint with the obligations of any other LLC Unitholder, and no LLC Unitholder shall be responsible in any way for the performance of the obligations of any other LLC Unitholder hereunder. The decision of each LLC Unitholder to enter into to this Agreement has been made by such LLC Unitholder independently of any other LLC Unitholder. Nothing contained herein, and no action taken by any LLC Unitholder pursuant hereto, shall be deemed to constitute the LLC Unitholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the LLC Unitholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporation acknowledges that the LLC Unitholders are not acting in concert or as a group, and the Corporation will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 3.13.   Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regards to its principles of conflicts of laws.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

FINANCE OF AMERICA COMPANIES INC.

By:
Name:
Title:

FINANCE OF AMERICA EQUITY CAPITAL LLC

By:
Name:
Title:

[Signature Page to Exchange Agreement]

LLC UNITHOLDERS

BL INVESTORS:

[●]

By:
Name:
Title:

[Signature Page to Exchange Agreement]

BLACKSTONE INVESTORS:

[●]

By:
Name:
Title:

[Signature Page to Exchange Agreement]

EXHIBIT A

[FORM OF]

ELECTION OF EXCHANGE

Finance of America Companies Inc.

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

Attention: Lauren Richmond, General Counsel

Finance of America Equity Capital LLC

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

Attention: Lauren Richmond, General Counsel

Reference is hereby made to the Exchange Agreement, dated as of [•], 202[•] (as amended, the “Exchange Agreement”), among Finance of America Companies Inc., a Delaware corporation, Finance of America Equity Capital LLC, a Delaware limited liability company, and the holders (other than Finance of American Companies Inc. and/or its wholly owned subsidiaries) of LLC Units (as defined therein) from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned LLC Unitholder hereby transfers to Finance of America Equity Capital LLC, for the account of either the Corporation or Finance of America Equity Capital LLC, the number of LLC Units set forth below in exchange for shares of Class A Common Stock to be issued in its name as set forth below, as set forth in the Exchange Agreement.

Legal Name of LLC Unitholder: _______________________________________________

Address: ______________________________________________________________________

Number of LLC Units to be exchanged: _______________________

The undersigned hereby represents and warrants that: (i) the undersigned has full legal capacity to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly authorized, executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the LLC Units subject to this Election of Exchange are being transferred free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the LLC Units subject to this Election of Exchange is required to be obtained by the undersigned for the transfer of such LLC Units to the Corporation.

The undersigned hereby irrevocably constitutes and appoints each officer of the Corporation and of Finance of America Equity Capital LLC as the true and lawful agent and attorney-in-fact of the undersigned, with full power and authority, in the undersigned’s name, place and stead, and with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions, to the same extent and with the same effect as the undersigned would or could do under applicable law to transfer to Finance of America Equity Capital LLC, for the account of either the Corporation or Finance of America Equity Capital LLC, the LLC Units subject to this Election of Exchange and to deliver to the undersigned the shares of Class A Common Stock to be delivered in exchange therefor pursuant to the Exchange Agreement.

This Election of Exchange shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

_________________________________________
Name:

Dated: _________________________________

EXHIBIT B

[FORM OF]

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [•], 202[•] (the “Agreement”), among Finance of America Companies Inc., a Delaware corporation (the “Corporation”), Finance of America Equity Capital LLC, a Delaware limited liability company, and the holders (other than Finance of America Companies Inc. and/or its wholly owned subsidiaries) of LLC Unites (as defined therein) from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of laws. In the event of any conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Agreement having acquired LLC Units in Finance of America Equity Capital LLC. By signing and returning this Joinder Agreement to the Corporation, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of an LLC Unitholder contained in the Agreement, with all attendant rights, duties and obligations of an LLC Unitholder thereunder. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Corporation and by Finance of America Equity Capital LLC, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

Name: __________________________________

Address for Notices:	With copies to:

__________________________________	______________________________________

__________________________________	______________________________________

__________________________________	______________________________________

Attention: _________________________	______________________________________

[INSERT APPROPRIATE INDIVIDUAL OR ENTITY SIGNATURE BLOCK FOR JOINING PARTY]

Exhibit H

Tax Receivable Agreements

[Attached.]

FINAL FORM

TAX RECEIVABLE AGREEMENT

between

Finance of America COMPANIES Inc.

and

THE PERSONS NAMED HEREIN

Dated as of [•], 202[•]

TABLE OF CONTENTS

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), is dated as of [•], 20[•], and is between Finance of America Companies Inc., a Delaware corporation (including any successor corporation, “PubCo”), each of the undersigned parties, and each of the other persons from time to time that become a party hereto (each, a “TRA Party” and together the “TRA Parties”).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold units (the “Units”) in Finance of America Equity Capital LLC, a Delaware limited liability company (“FOA OpCo”), which is classified as a partnership for United States federal income Tax purposes;

WHEREAS, Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (including any successor, the “Blocker”), is classified as an association taxable as a corporation for United States federal income Tax purposes;

WHEREAS, after the Transactions (as defined below), PubCo will be the sole owner of Blocker and [Purchaser], a Delaware limited liability company (“Purchaser”, and together with Blocker and the PubCo, collectively, the “Corporate Taxpayer”);

WHEREAS, after the Transactions (as defined below), PubCo will be the sole managing member of FOA OpCo, and holds and will hold, directly and/or indirectly (including indirectly through Blocker and Purchaser), Units;

WHEREAS, pursuant to the Transaction Agreement, dated October 12, 2020, among FOA OpCo, PubCo, and the other parties thereto (the “Transaction Agreement”), among other things, Blocker will be converted from a Delaware limited partnership into a Delaware limited liability company and, immediately thereafter, RPLY BLKR Merger Sub, a Delaware limited liability company (“Blocker Merger Sub”), which is a wholly owned Subsidiary of PubCo and a disregarded entity for United States federal income Tax purposes, will merge with and into Blocker, with Blocker surviving the merger (such transactions, collectively, the “Blocker Merger”);

WHEREAS, as a result of the Transactions, the Corporate Taxpayer will be entitled to obtain the benefit of the Transaction Basis Adjustment (as defined below);

WHEREAS, the Units held by the TRA Parties may be exchanged for Class A common stock of PubCo (the “Class A Shares”) and/or for cash or other property, in accordance with and subject to the provisions of the LLC Agreement (as defined below) and the Exchange Agreement (as defined below);

WHEREAS, the LLC Unit Holders (as defined below) will also own non-economic, voting Class B common stock of PubCo (the “Class B Shares”), which entitle each LLC Unit Holder, without regard to the number of shares of Class B Shares held by such LLC Unit Holder, to a number of votes that is equal to the aggregate number of Units held by such LLC Unit Holder on all matters on which stockholders of PubCo are entitled to vote generally;

WHEREAS, FOA OpCo and each of its direct and indirect Subsidiaries (as defined below) treated as a partnership for United States federal income Tax purposes currently have and will have in effect an election under Section 754 of the Code, for each Taxable Year (as defined below) that includes the Transactions Date and for each Taxable Year in which a taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) or non-taxable acquisition of Units by the Corporate Taxpayer from any of the TRA Parties (an “Exchanging Holder”) for Class A Shares and/or for cash or other consideration after the Transactions Date or any other distribution by FOA OpCo with respect to Units after the Transactions Date (an “Exchange”) occurs;

WHEREAS, as a result of an Exchange, the Corporate Taxpayer will be entitled to obtain the benefit of the Basis Adjustments (as defined below);

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporate Taxpayer may be affected by (i) the Transaction Basis Adjustments, (ii) the Basis Adjustments and (iii) Imputed Interest (as defined below) (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1.     Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means the sum of (i) the actual liability for Taxes of the Corporate Taxpayer as reported on its IRS Form 1120 (or any successor form) for a given Taxable Year and (ii) the product of the actual amount of the United States federal taxable income for such taxable year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and the Blended Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

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“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is “Attributable” to any present or former holder of Units, other than the Corporate Taxpayer, as the case may be, and shall be determined by reference to the Tax Attributes, under the following principles:

(i)            any Transaction Basis Adjustments (other than any Transaction Basis Adjustments attributable to the Pre-Closing Distribution) shall be determined separately with respect to each Transaction Exchange and are Attributable to a Transaction Exchange Unit Holder based on the Transaction Basis Adjustment delivered to the Corporate Taxpayer by such Transaction Exchange Unit Holder in the Transaction Exchange;

(ii)            any Basis Adjustments shall be determined separately with respect to each Exchanging Holder and are Attributable to each Exchanging Holder in an amount equal to the total Basis Adjustments relating to such Units Exchanged by such Exchanging Holder; and

(iii)            any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, FOA OpCo becomes an entity that is disregarded as separate from its owner for United States federal income Tax purposes) or under Sections 734(b), 743(b) and/or 754 of the Code (in situations where, following an Exchange, FOA OpCo remains in existence as an entity treated as a partnership for United States federal income Tax purposes) and, in each case, analogous sections of United States state and local Tax laws, as a result of an Exchange and the payments made pursuant to this Agreement in respect of such Exchange. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred. The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange.

“Basis Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.  The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

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“BL Investors” means the entities listed on the signature pages hereto under the heading “BL Investors.”

“Blackstone Investors” means the entities listed on the signature pages under the heading “Blackstone Investors” in the Blackstone Investors TRA, as defined below.

“Blackstone Investors TRA” means that Tax Receivable Agreement between PubCo, the Blackstone Investors, and any other parties thereto, dated as of [●], 202[●].

“Blended Rate” means, with respect to any Taxable Year, the sum of the effective rates of Tax imposed on the aggregate net income of the Corporate Taxpayer in each state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporate Taxpayer Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45% respectively, then the Blended Rate for such Taxable Year is equal to 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

“Blocker” has the meaning set forth in the Recitals of this Agreement.

“Blocker Merger Sub” has the meaning set forth in the Recitals of this Agreement.

“Blocker Merger” has the meaning set forth in the Recitals of this Agreement.

“Board” means the Board of Directors of PubCo.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following events:

(i)            any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) a Person or group of Persons in which one or more Affiliates of Permitted Investors, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power in such Person or held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

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(ii)            the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the Transactions Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Transactions Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)            there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)            the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” has the meaning set forth in the Recitals of this Agreement.

“Class B Shares” has the meaning set forth in the Recitals of this Agreement.

“Code” has the meaning set forth in the Recitals of this Agreement.

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“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the Preamble to this Agreement; provided that the term “Corporate Taxpayer” shall include any company that is a member of any consolidated Tax Return of which PubCo, Purchaser or Blocker is a member, where appropriate.

“Corporate Taxpayer Return” means the United States federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Covered Person” has the meaning set forth in Section 7.14 of this Agreement.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year net of the cumulative amount of Realized Tax Detriment for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.

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“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Exchange” has the meaning set forth in the Recitals of this Agreement.

“Exchange Agreement” means the Exchange Agreement, dated on or about the date hereof, between PubCo, FOA OpCo and the holders of Units from time to time party thereto, as amended from time to time.

“Exchange Date” means the date of any Exchange.

“Exchanging Holder” has the meaning set forth in the Recitals of this Agreement.

“Expert” has the meaning set forth in Section 7.9 of this Agreement.

“FOA OpCo” has the meaning set forth in the Preamble of this Agreement.

“Future TRAs” has the meaning set forth in Section 5.1 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, FOA OpCo (and FOA OpCo’s applicable subsidiaries), but only with respect to Taxes imposed on FOA OpCo (and FOA OpCo’s applicable subsidiaries) and allocable to the Corporate Taxpayer under Section 704 of the Code, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (a) using the Non-Stepped Up Transaction Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, (b) using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, and (c) excluding any deduction attributable to Imputed Interest attributable to any payment made under this Agreement for the Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability, the combined Tax rate for United States state and local Taxes (but not, for the avoidance of doubt, United States federal Taxes) shall be the Blended Rate. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute as applicable.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“IRS” means the United States Internal Revenue Service.

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“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporation as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporate Taxpayer and the TRA Party Representative at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer and the TRA Party Representative shall (as determined by the Corporate Taxpayer and the TRA Party Representative to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporate Taxpayer, FOA OpCo and the TRA Party Representative, as may be necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer and the TRA Party Representative, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer and the TRA Party Representative.

“LLC Agreement” means, with respect to FOA OpCo, the Amended and Restated Limited Liability Company Agreement of FOA OpCo, dated on or about the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Unit Holder” means holders of Units other than the Corporate Taxpayer.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith. Notwithstanding anything to the contrary in the above sentence, to the extent property is exchanged for cash in a transaction, the Market Value shall be determined by reference to the amount of cash transferred in such transaction.

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“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Non-Stepped Up Transaction Basis” means, with respect to any Reference Asset at the time of a Transaction Exchange, the Tax basis that such asset would have had at such time if no Transaction Basis Adjustments had been made.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at the time of an Exchange, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Investors” means any of (i) the Blackstone Investors and any of their Affiliates and (ii) the BL Investors and any of their Affiliates.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of an LLC Unit Holder) or distribution in respect of one or more Units (i) that occurs prior to an Exchange or Transaction Exchange of such Units, and (ii) to which Section 734(b) or 743(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, FOA OpCo (and FOA OpCo’s applicable subsidiaries), but only with respect to Taxes imposed on FOA OpCo (and FOA OpCo’s applicable subsidiaries) and allocable to the Corporate Taxpayer under Section 704 of the Code.  If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, FOA OpCo and FOA OpCo’s applicable subsidiaries, but only with respect to Taxes imposed on FOA OpCo and FOA OpCo’s applicable subsidiaries that is allocable to the Corporate Taxpayer under Section 704 of the Code, over the Hypothetical Tax Liability.  If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

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“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by FOA OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of the Transactions, a Transaction Exchange or an Exchange, as relevant. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule.

“Section 734(b) Exchange” means any Transaction Exchange or Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Attributes” has the meaning set forth in the Recitals of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Transactions Date.

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“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party” has the meaning set forth in the Preamble to this Agreement.

“TRA Party Representative” means, initially, the BL Investor listed on the signature pages hereto under the heading “TRA Party Representative”, and thereafter, that TRA Party or committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments hereunder if all TRA Parties had fully Exchanged their Units for Class A Shares or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange. If at any time more than one TRA Party has been determined to serve as TRA Party Representative, references to TRA Party Representative herein shall apply to TRA Party Representatives, mutatis mutandis.

“Transaction Agreement” has the meaning set forth in the Recitals of this Agreement.

“Transactions” means the transactions contemplated by the Transaction Agreement, dated October 12, 2020, among Finance of America Equity Capital LLC, Finance of America Companies Inc. and the other parties thereto.

“Transaction Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, FOA OpCo becomes an entity that is disregarded as separate from its owner for United States federal income Tax purposes) or under Sections 734(b), 743(b) and/or 754 of the Code (in situations where, following an Exchange, FOA OpCo remains in existence as an entity treated as a partnership for United States federal income Tax purposes) and, in each case, analogous sections of United States state and local Tax laws, as a result of the acquisitions of Units by Purchaser in connection with the Transactions, or any distribution by FOA OpCo with respect to Units in connection with the Transactions (each such acquisition or distribution, a “Transaction Exchange”), and the payments made pursuant to this Agreement in respect of such Transaction Exchange. For the avoidance of doubt, the amount of any Transaction Basis Adjustment resulting from a Transaction Exchange shall be determined without regard to any Pre-Exchange Transfer with respect to the applicable Units and as if any such Pre-Exchange Transfer had not occurred.

“Transactions Date” means the initial closing date of the Transactions.

“Transaction Exchange Unit Holder” means the Person that is deemed to have sold the applicable Units to the Corporate Taxpayer or received the applicable distribution in the Transaction Exchange.

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“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” has the meaning set forth in the Recitals of this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Transaction Basis Adjustments, Basis Adjustments and Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) any loss carryovers generated by deductions arising from any Tax Attributes or Imputed Interest that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such loss carryovers or (y) the fifth (5th) anniversary of the Early Termination Date, (3) the United States federal, state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factor applicable in such Taxable Year, (4) any non-amortizable assets will be disposed of on the fifteenth (15th) anniversary of the applicable Exchange (in the case of Basis Adjustments) or the Transactions Date (in the case of Transaction Basis Adjustments) and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than such fifteenth (15th) anniversary) and (5) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

Article II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1.      Basis Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Transaction Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Transaction Exchanges, if any, calculated in the aggregate, (ii) the Non-Stepped Up Transaction Basis of the Reference Assets in respect of such TRA Party as of the date of the Transaction Exchanges, if any, (iii) the Non-Stepped Up Tax Basis of the Reference Assets in respect of such TRA Party as of each applicable Exchange Date, if any, (iv) the Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Exchanges effected in such Taxable Year or any prior Taxable Year by such TRA Party, if any, calculated in the aggregate, (v) the period (or periods) over which the Reference Assets in respect of such TRA Party are amortizable and/or depreciable and (vi) the period (or periods) over which each Transaction Basis Adjustment, and each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this Agreement shall be borne by FOA OpCo.

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Section 2.2.      Tax Benefit Schedule.

(a)            Tax Benefit Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit and Tax Benefit Payment, or the Realized Tax Detriment, as applicable, in respect of such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)            Applicable Principles.

(i)            General. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of United States state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (A) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the Basis Adjustments will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, (B) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the Transaction Basis Adjustments will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Transaction Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, (C) as a result, such additional Basis Adjustments and Transaction Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate, and (D) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest.

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(ii)            Applicable Principles of Section 734(b) Exchanges. Notwithstanding any provisions to the contrary in this Agreement, the foregoing treatment set out in Section 2.3(b)(i) shall not be required to apply to payments hereunder to a TRA Party in respect of a Section 734(b) Exchange by such TRA Party. For the avoidance of doubt, payments made under this Agreement relating to a Section 734(b) Exchange shall not be treated as resulting in a Transaction Basis Adjustment or Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties intend that (A) a TRA Party that has made a Section 734(b) Exchange shall, with respect to the Transaction Basis Adjustment or Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange, be entitled to Tax Benefit Payments attributable to such Transaction Basis Adjustments or Basis Adjustments only to the extent such Transaction Basis Adjustments or Basis Adjustments are allocable to the Corporate Taxpayer following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to the Corporate Taxpayer, then the LLC Unit Holder that makes such subsequent Exchange shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion.

Section 2.3.      Procedures, Amendments.

(a)            Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (y) allow such TRA Party reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with written notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). The TRA Party Representative will fairly represent the interests of each of the TRA Parties and shall use reasonable efforts to timely raise and pursue, in accordance with this Section 2.3(a), any reasonable objection to a Schedule or amendment thereto timely communicated in writing to the TRA Party Representative by a TRA Party.

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(b)            Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following taxable year.

Article III

TAX BENEFIT PAYMENTS

Section 3.1.      Payments.

(a)            Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) and Section 7.9, if applicable, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to the relevant TRA Party.  Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party.  For the avoidance of doubt, (x) no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, United States federal estimated income Tax payments and (y) the payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. The Corporation and the TRA Parties hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any Transaction Exchange or any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, with respect to each Transaction Exchange or Exchange by or with respect to any TRA Party, if such TRA Party notifies the Corporate Taxpayer in writing of a stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) to be applied with respect to such Transaction Exchange or Exchange, the amount of the initial consideration received in connection with such Transaction Exchange or Exchange and the aggregate Tax Benefit Payments to such TRA Party in respect of such Transaction Exchange or Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

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(b)            A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest, but instead, shall be treated as additional consideration in the applicable transaction, unless otherwise required by law. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a).

Section 3.2.      No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement or the Blackstone Investors TRA. The provisions of this Agreement and the Blackstone Investors TRA shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3.      Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer and the “Net Tax Benefit” of the Corporate Taxpayer under the Blackstone Investors TRA shall be allocated among all parties eligible for Tax Benefit Payments under this Agreement and all parties eligible for “Tax Benefit Payments” under the Blackstone Investors TRA in proportion to the amounts of Net Tax Benefit, as such term is defined in this Agreement and the Blackstone Investors TRA, as applicable, that would have been Attributable to each such party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

Section 3.4.      Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement or any “Tax Benefit Payment” due under the Blackstone Investors TRA in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this Agreement or the Blackstone Investors TRA in proportion to the amounts of Net Tax Benefit as such term is defined in this Agreement and the Blackstone Investors TRA, as applicable, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year under either the Blackstone Investors TRA or this Agreement until all Tax Benefit Payments to all TRA Parties and all “TRA Parties” under the Blackstone Investors TRA in respect of all prior Taxable Years have been made in full.

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Article IV

TERMINATION

Section 4.1.      Early Termination of Agreement; Breach of Agreement.

(a)            The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).  If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b)            In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (2)(A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of a breach, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence.  Notwithstanding the foregoing (other than as set forth in subsection (2) above), in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof.  The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment or payment made with respect to Section 4.1(c) when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided, that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

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(c)            In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and utilizing the Valuation Assumptions by substituting in each case the terms “the closing date of a Change of Control” in each place where the phrase “Early Termination Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payments calculated as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any TRA Party due for any Taxable Year ending prior to, with or including the date of such Change of Control (except to the extent that any amounts described in clause (2) or (3) are included in the Early Termination Payments). For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutadis mutandi.

(d)            Notwithstanding anything herein to the contrary, (1) if the Corporate Taxpayer terminates the Blackstone Investors TRA, it shall be required to terminate this Agreement pursuant to Section 4.1(a), (2) any breach, proceeding or action that results in an acceleration of the Blackstone Investors TRA shall be treated as a breach, proceeding or action that results in an acceleration of this Agreement pursuant to Section 4.1(b), (3) any “Change of Control” for purposes of the Blackstone Investors TRA shall also be treated as a Change of Control for purposes of this Agreement, and (4) without limiting the foregoing, this Section 4.1 shall be applied consistently to this Agreement and the Blackstone Investors TRA.

Section 4.2.      Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days after such date provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures. The TRA Party Representative will fairly represent the interests of each of the TRA Parties and shall timely raise and pursue, in accordance with this Section 4.2, any reasonable objection to an Early Termination Schedule or amendment thereto timely communicated in writing to the TRA Party Representative by a TRA Party.

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Section 4.3.      Payment upon Early Termination.

(a)            Within three (3) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b)            “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each Tax Benefit Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer.

Article V

SUBORDINATION AND LATE PAYMENTS

Section 5.1.      Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or payments made with respect to Section 4.1(c) required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations (including the Blackstone Investors TRA). To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (which, for the avoidance of doubt, shall not include the Blackstone Investors TRA) (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

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Section 5.2.      Late Payments by the Corporate Taxpayer. Subject to the proviso in the last sentence of Section 4.1(b), the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

Article VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1.      Participation in the Corporate Taxpayer’s and FOA OpCo’s Tax Matters. Except as otherwise provided herein, and except as provided in the LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and FOA OpCo, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and FOA OpCo by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of a TRA Party under this Agreement, and shall provide to the TRA Party Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer, FOA OpCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and FOA OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.2.      Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including United States federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Transaction Basis Adjustments, Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause FOA OpCo and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

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Section 6.3.      Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Upon the request of any TRA Party, the Corporate Taxpayer shall cooperate in taking any action reasonably requested by such TRA Party in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.

Article VII

MISCELLANEOUS

Section 7.1.      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Finance of America Companies Inc.
909 Lake Carolyn Parkway, Suite 1550
Irving, Texas 75039
Attention:	Anthony W. Villani, Chief Legal Officer
Email:	tony.villani@financeofamerica.com

If to the TRA Parties, to the respective addresses, fax numbers and email addresses set forth in the records of FOA OpCo.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

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Section 7.2.      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3.      Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4.      Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.5.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6.      Successors; Assignment; Amendments; Waivers.

(a)            Each TRA Party may assign all or any portion of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, substantially in form of Exhibit A hereto, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b)            No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties receive under this Agreement unless such amendment is consented in writing by such TRA Parties disproportionately affected who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided further, that no such amendment may adversely affect the BL Investors unless such amendment is consented in writing by the BL Investors. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective. Notwithstanding anything otherwise to the contrary, if the TRA Representative and the TRA Representative under the Blackstone Investors TRA shall jointly propose an amendment to this Agreement and to the Blackstone Investors TRA that is necessary or appropriate in order to ensure that the respective rights and obligations of the TRA Parties under this Agreement and the rights and obligations of the Blackstone Investors under the Blackstone Investors TRA are equal and ratable in all material respects as though they were all party to the same agreement, the Corporate Taxpayer shall not unreasonably withhold its consent to such amendment, whereupon such amendment will become effective without the consent of any other party provided that no such amendment shall have a material adverse effect on the Corporate Taxpayer.

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(c)            All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7.      Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8.      Resolution of Disputes.

(a)            Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)            Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.

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(c)            (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS Section 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii)            The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9.      Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.3 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the TRA Party’s Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence.  The Corporate Taxpayer and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

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Section 7.10.      Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Party shall promptly provide the Corporate Taxpayer, FOA OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of United States state, local or foreign Tax law.

Section 7.11.      Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)            If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

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(b)            If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for United States federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes. If FOA OpCo transfers (or is deemed to transfer for United States federal income Tax purposes) any Reference Asset to a transferee that is treated as a corporation for United States federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, FOA OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by FOA OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to either of the foregoing sentences, then the initial obligor is relieved of the obligation assumed.

(c)            If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for United States federal income Tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, FOA OpCo shall be treated as having disposed of the portion of any Reference Asset that is indirectly transferred by the Corporate Taxpayer (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction in which all income, gain or loss is allocated to the Corporate Taxpayer. The consideration deemed to be received by FOA OpCo shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12.      Confidentiality.

(a)            Subject to the last sentence of Section 6.3, each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning FOA OpCo and its Affiliates and successors or the Members, learned by the TRA Party heretofore or hereafter.  This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns.  Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, FOA OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

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(b)            If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13.      Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income Tax purposes or would have other material adverse Tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party, provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

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Section 7.14.      TRA Party Representative. By executing this Agreement, each of the TRA Parties shall be deemed to have irrevocably constituted the TRA Party Representative as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent specifically provided in this Agreement receipt and forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or any of the instruments to be delivered to the Corporate Taxpayer pursuant to this Agreement; (vii) taking actions the TRA Party Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (viii) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The TRA Party Representative may resign upon thirty (30) days’ written notice to the Corporate Taxpayer. All reasonable, documented out-of-pocket costs and expenses incurred by the TRA Party Representative in its capacity as such shall be promptly reimbursed by the Corporate Taxpayer upon invoice and reasonable support therefor by the TRA Party Representative. To the fullest extent permitted by law, none of the TRA Party Representative, any of its Affiliates, or any of the TRA Party Representative’s or Affiliates’ directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Party, FOA OpCo or the Corporate Taxpayer for damages arising from any action taken or omitted to be taken by the TRA Party Representative or any other Person with respect to FOA OpCo or the Corporate Taxpayer, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of FOA OpCo or the Corporate Taxpayer or in furtherance of the interests of FOA OpCo or the Corporate Taxpayer in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided, that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to FOA OpCo, the Corporate Taxpayer or the TRA Parties for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

[The remainder of this page is intentionally blank]

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IN WITNESS WHEREOF, PubCo and each TRA Party have duly executed this Agreement as of the date first written above.

PubCo:

FINANCE OF AMERICA COMPANIES INC.

By:
Name:
Title:

29

TRA PARTY REPRESENTATIVE:

[●]

By:
Name:
Title:

30

TRA Parties:

BL INVESTORS:

[●]

By:
Name:
Title:

31

Other TRA Parties:

[●]

By:
Name:
Title:

32

Exhibit A
Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among Finance of America Companies Inc., a Delaware corporation (including any successor corporation “PubCo”), ______________________ (“Transferor”) and ______________________ (“Permitted Transferee”).

WHEREAS, on ______________________, Permitted Transferee shall acquire ______________________ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of [•], 202[•], between PubCo, and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1     Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2     Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3     Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4     Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5     Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of New York.

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IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

FINANCE OF AMERICA COMPANIES INC.

By:
Name
Title:

[TRANSFEROR]

By:
Name
Title:

[PERMITTED TRANSFEREE]

By:
Name
Title:

Address for notices:

FINAL FORM

TAX RECEIVABLE AGREEMENT

between

Finance of America COMPANIES Inc.

and

THE PERSONS NAMED HEREIN

Dated as of [•], 202[•]

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), is dated as of [•], 20[•], and is between Finance of America Companies Inc., a Delaware corporation (including any successor corporation, “PubCo”), each of the undersigned parties, and each of the other persons from time to time that become a party hereto (each, a “TRA Party” and together the “TRA Parties”).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold units (the “Units”) in Finance of America Equity Capital LLC, a Delaware limited liability company (“FOA OpCo”), which is classified as a partnership for United States federal income Tax purposes;

WHEREAS, Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (including any successor, the “Blocker”), is classified as an association taxable as a corporation for United States federal income Tax purposes;

WHEREAS, after the Transactions (as defined below), PubCo will be the sole owner of Blocker and [Purchaser], a Delaware limited liability company (“Purchaser”, and together with Blocker and the PubCo, collectively, the “Corporate Taxpayer”);

WHEREAS, after the Transactions (as defined below), PubCo will be the sole managing member of FOA OpCo, and holds and will hold, directly and/or indirectly (including indirectly through Blocker and Purchaser), Units;

WHEREAS, prior to or in connection with the Transactions, interests in FOA OpCo will, directly or indirectly, be distributed to Blocker and Blackstone Tactical Opportunities Associates – NQ L.L.C. (“Blackstone GP”) (such distribution, the “Pre-Closing Distribution”);

WHEREAS, pursuant to the Transaction Agreement, dated October 12, 2020, among FOA OpCo, PubCo, and the other parties thereto (the “Transaction Agreement”), among other things, Blocker will be converted from a Delaware limited partnership into a Delaware limited liability company and, immediately thereafter, RPLY BLKR Merger Sub, a Delaware limited liability company (“Blocker Merger Sub”), which is a wholly owned Subsidiary of PubCo and a disregarded entity for United States federal income Tax purposes, will merge with and into Blocker, with Blocker surviving the merger (such transactions, collectively, the “Blocker Merger”);

WHEREAS, in connection with or following the Transactions, FOA OpCo and/or one or more of its Subsidiaries may make certain payments of cash and/or shares of common stock of PubCo with respect to the LTIP Plan, which payments will generate deductions, a portion of which will be allocable to the Corporate Taxpayer (the “LTIP Deductions”);

WHEREAS, as a result of the Blocker Merger, the Corporate Taxpayer will be entitled to utilize Pre-Merger NOLs (as defined below);

WHEREAS, as a result of the Transactions, the Corporate Taxpayer will be entitled to obtain the benefit of the Transaction Basis Adjustment (as defined below);

WHEREAS, the Units held by the TRA Parties may be exchanged for Class A common stock of PubCo (the “Class A Shares”) and/or for cash or other property, in accordance with and subject to the provisions of the LLC Agreement (as defined below) and the Exchange Agreement (as defined below);

WHEREAS, the LLC Unit Holders (as defined below) will also own non-economic, voting Class B common stock of PubCo (the “Class B Shares”), which entitle each LLC Unit Holder, without regard to the number of shares of Class B Shares held by such LLC Unit Holder, to a number of votes that is equal to the aggregate number of Units held by such LLC Unit Holder on all matters on which stockholders of PubCo are entitled to vote generally;

WHEREAS, FOA OpCo and each of its direct and indirect Subsidiaries (as defined below) treated as a partnership for United States federal income Tax purposes currently have and will have in effect an election under Section 754 of the Code, for each Taxable Year (as defined below) that includes the Transactions Date and for each Taxable Year in which a taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) or non-taxable acquisition of Units by the Corporate Taxpayer from any of the TRA Parties (an “Exchanging Holder”) for Class A Shares and/or for cash or other consideration after the Transactions Date or any other distribution by FOA OpCo with respect to Units after the Transactions Date (an “Exchange”) occurs;

WHEREAS, as a result of an Exchange, the Corporate Taxpayer will be entitled to obtain the benefit of the Basis Adjustments (as defined below);

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporate Taxpayer may be affected by (i) the Pre-Merger NOLs, (ii) the LTIP Deductions, (iii) the Transaction Basis Adjustments, (iv) the Basis Adjustments and (v) Imputed Interest (as defined below) (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1.      Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

2

“Actual Tax Liability” means the sum of (i) the actual liability for Taxes of the Corporate Taxpayer as reported on its IRS Form 1120 (or any successor form) for a given Taxable Year and (ii) the product of the actual amount of the United States federal taxable income for such taxable year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and the Blended Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is “Attributable” to the Blocker Shareholders, the Blackstone GP, or to any present or former holder of Units, other than the Corporate Taxpayer, as the case may be, and shall be determined by reference to the Tax Attributes, under the following principles:

(i)            any Pre-Merger NOLs are Attributable to the Blackstone GP and the Blocker Shareholders in proportion to their relative indirect ownership percentages of FOA OpCo;

(ii)            any Transaction Basis Adjustments resulting from the Pre-Closing Distribution are Attributable to the Blackstone GP and the Blocker Shareholders in proportion to their relative indirect ownership percentages of FOA OpCo;

(iii)            any LTIP Deductions are attributable to the Blackstone GP and the Blocker Shareholders in proportion to their relative indirect ownership percentages of FOA OpCo;

(iv)            any Transaction Basis Adjustments (other than any Transaction Basis Adjustments attributable to the Pre-Closing Distribution) shall be determined separately with respect to each Transaction Exchange and are Attributable to a Transaction Exchange Unit Holder based on the Transaction Basis Adjustment delivered to the Corporate Taxpayer by such Transaction Exchange Unit Holder in the Transaction Exchange;

(v)            any Basis Adjustments shall be determined separately with respect to each Exchanging Holder and are Attributable to each Exchanging Holder in an amount equal to the total Basis Adjustments relating to such Units Exchanged by such Exchanging Holder; and

(vi)            any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

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“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, FOA OpCo becomes an entity that is disregarded as separate from its owner for United States federal income Tax purposes) or under Sections 734(b), 743(b) and/or 754 of the Code (in situations where, following an Exchange, FOA OpCo remains in existence as an entity treated as a partnership for United States federal income Tax purposes) and, in each case, analogous sections of United States state and local Tax laws, as a result of an Exchange and the payments made pursuant to this Agreement in respect of such Exchange. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred. The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange.

“Basis Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.  The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“BL Investors” means the entities listed on the signature pages under the heading “BL Investors” in the BL Investors TRA, as defined below.

“BL Investors TRA” means that Tax Receivable Agreement between PubCo, the BL Investors, and any other parties thereto, dated as of [●], 202[●].

“Blackstone Investors” means the entities listed on the signature pages hereto under the heading “Blackstone Investors.”

“Blended Rate” means, with respect to any Taxable Year, the sum of the effective rates of Tax imposed on the aggregate net income of the Corporate Taxpayer in each state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporate Taxpayer Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45% respectively, then the Blended Rate for such Taxable Year is equal to 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

“Blocker” has the meaning set forth in the Recitals of this Agreement.

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“Blocker Merger Sub” has the meaning set forth in the Recitals of this Agreement.

“Blocker Merger” has the meaning set forth in the Recitals of this Agreement.

“Blocker Shareholder” means, a Person who, prior to the Blocker Merger, holds equity interests of Blocker, and as a result of the Blocker Merger, holds Class A Shares.

“Board” means the Board of Directors of PubCo.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following events:

(i)            any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) a Person or group of Persons in which one or more Affiliates of Permitted Investors, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power in such Person or held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)            the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the Transactions Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Transactions Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)            there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

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(iv)            the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” has the meaning set forth in the Recitals of this Agreement.

“Class B Shares” has the meaning set forth in the Recitals of this Agreement.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the Preamble to this Agreement; provided that the term “Corporate Taxpayer” shall include any company that is a member of any consolidated Tax Return of which PubCo, Purchaser or Blocker is a member, where appropriate.

“Corporate Taxpayer Return” means the United States federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Covered Person” has the meaning set forth in Section 7.14 of this Agreement.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year net of the cumulative amount of Realized Tax Detriment for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

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“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Exchange” has the meaning set forth in the Recitals of this Agreement.

“Exchange Agreement” means the Exchange Agreement, dated on or about the date hereof, between PubCo, FOA OpCo and the holders of Units from time to time party thereto, as amended from time to time.

“Exchange Date” means the date of any Exchange.

“Exchanging Holder” has the meaning set forth in the Recitals of this Agreement.

“Expert” has the meaning set forth in Section 7.9 of this Agreement.

“FOA OpCo” has the meaning set forth in the Preamble of this Agreement.

“Future TRAs” has the meaning set forth in Section 5.1 of this Agreement.

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“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, FOA OpCo (and FOA OpCo’s applicable subsidiaries), but only with respect to Taxes imposed on FOA OpCo (and FOA OpCo’s applicable subsidiaries) and allocable to the Corporate Taxpayer under Section 704 of the Code, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (a) without taking into account Pre-Merger NOLs and LTIP Deductions, if any, (b) using the Non-Stepped Up Transaction Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, (c) using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, and (d) excluding any deduction attributable to Imputed Interest attributable to any payment made under this Agreement for the Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability, the combined Tax rate for United States state and local Taxes (but not, for the avoidance of doubt, United States federal Taxes) shall be the Blended Rate. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute as applicable.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporation as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporate Taxpayer and the TRA Party Representative at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer and the TRA Party Representative shall (as determined by the Corporate Taxpayer and the TRA Party Representative to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporate Taxpayer, FOA OpCo and the TRA Party Representative, as may be necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer and the TRA Party Representative, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer and the TRA Party Representative.

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“LLC Agreement” means, with respect to FOA OpCo, the Amended and Restated Limited Liability Company Agreement of FOA OpCo, dated on or about the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Unit Holder” means holders of Units other than the Corporate Taxpayer.

“LTIP Plan” means the UFG Holdings LLC Management Long-Term Incentive Plan, effective as of January 1, 2015, as it may be amended, restated, supplemented and/or otherwise modified from time to time.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith. Notwithstanding anything to the contrary in the above sentence, to the extent property is exchanged for cash in a transaction, the Market Value shall be determined by reference to the amount of cash transferred in such transaction.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Non-Stepped Up Transaction Basis” means, with respect to any Reference Asset at the time of a Transaction Exchange, the Tax basis that such asset would have had at such time if no Transaction Basis Adjustments had been made.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at the time of an Exchange, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

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“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Investors” means any of (i) the Blackstone Investors and any of their Affiliates and (ii) the BL Investors and any of their Affiliates.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of an LLC Unit Holder) or distribution in respect of one or more Units (i) that occurs prior to an Exchange or Transaction Exchange of such Units, and (ii) to which Section 734(b) or 743(b) of the Code applies.

“Pre-Merger NOLs” means, without duplication, the net operating losses, capital losses, research and development credits, excess Section 163(j) limitation carryforwards, charitable deductions, foreign Tax credits and any Tax attributes subject to carryforward under Section 381 of the Code that the Corporate Taxpayer is entitled to utilize as a result of the Blocker Merger that relate to periods (or portions thereof) ending on or prior to the date of the Blocker Merger; provided, however, that in order to determine whether any such Tax attribute is a Pre-Merger NOL, the Taxable Year of the Corporate Taxpayer that includes the effective date of the Blocker Merger shall be deemed to end as of the close of such effective date. Notwithstanding the foregoing, the term “Pre-Merger NOL” shall not include any Tax attribute of Blocker that is used to offset Taxes of Blocker, if such offset Taxes are attributable to taxable periods (or portion thereof) ending on or prior to the date of the Blocker Merger (and, for the avoidance of doubt, the term “Pre-Merger NOL” shall not include any net operating loss that is used to offset Taxes of the Blocker resulting from an adjustment pursuant to Section 481(a) attributable to a taxable period (or portion thereof) ending on or prior to the date of the Blocker Merger).

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, FOA OpCo (and FOA OpCo’s applicable subsidiaries), but only with respect to Taxes imposed on FOA OpCo (and FOA OpCo’s applicable subsidiaries) and allocable to the Corporate Taxpayer under Section 704 of the Code.  If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, FOA OpCo and FOA OpCo’s applicable subsidiaries, but only with respect to Taxes imposed on FOA OpCo and FOA OpCo’s applicable subsidiaries that is allocable to the Corporate Taxpayer under Section 704 of the Code, over the Hypothetical Tax Liability.  If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

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“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by FOA OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of the Blocker Merger, the Transactions, a Transaction Exchange or an Exchange, as relevant. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule.

“Section 734(b) Exchange” means any Transaction Exchange or Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Attributes” has the meaning set forth in the Recitals of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Transactions Date.

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“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party” has the meaning set forth in the Preamble to this Agreement.

“TRA Party Representative” means, initially, the BX Investor listed on the signature pages hereto under the heading “TRA Party Representative”, and thereafter, that TRA Party or committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments hereunder if all TRA Parties had fully Exchanged their Units for Class A Shares or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange. If at any time more than one TRA Party has been determined to serve as TRA Party Representative, references to TRA Party Representative herein shall apply to TRA Party Representatives, mutatis mutandis.

“Transaction Agreement” has the meaning set forth in the Recitals of this Agreement.

“Transactions” means the transactions contemplated by the Transaction Agreement, dated October 12, 2020, among Finance of America Equity Capital LLC, Finance of America Companies Inc. and the other parties thereto.

“Transaction Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, FOA OpCo becomes an entity that is disregarded as separate from its owner for United States federal income Tax purposes) or under Sections 734(b), 743(b) and/or 754 of the Code (in situations where, following an Exchange, FOA OpCo remains in existence as an entity treated as a partnership for United States federal income Tax purposes) and, in each case, analogous sections of United States state and local Tax laws, as a result of the acquisitions of Units by Purchaser in connection with the Transactions, the Pre-Closing Distribution or any other distribution by FOA OpCo with respect to Units in connection with the Transactions (each such acquisition or distribution, a “Transaction Exchange”), and the payments made pursuant to this Agreement in respect of such Transaction Exchange. For the avoidance of doubt, the amount of any Transaction Basis Adjustment resulting from a Transaction Exchange shall be determined without regard to any Pre-Exchange Transfer with respect to the applicable Units and as if any such Pre-Exchange Transfer had not occurred.

“Transactions Date” means the initial closing date of the Transactions.

“Transaction Exchange Unit Holder” means the Person that is deemed to have sold the applicable Units to the Corporate Taxpayer or received the applicable distribution in the Transaction Exchange.

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“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” has the meaning set forth in the Recitals of this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Transaction Basis Adjustments, Basis Adjustments and Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) any Pre-Merger NOLs, LTIP Deductions or loss carryovers generated by deductions arising from any Tax Attributes or Imputed Interest that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such Pre-Merger NOLs, LTIP Deductions or loss carryovers or (y) the fifth (5th) anniversary of the Early Termination Date, (3) the United States federal, state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factor applicable in such Taxable Year, (4) any non-amortizable assets will be disposed of on the fifteenth (15th) anniversary of the applicable Exchange (in the case of Basis Adjustments) or the Transactions Date (in the case of Transaction Basis Adjustments, the LTIP Deductions, or the Pre-Merger NOLs) and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than such fifteenth (15th) anniversary) and (5) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

Article II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1.      Basis Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Transaction Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Transaction Exchanges, if any, calculated in the aggregate, (ii) the Non-Stepped Up Transaction Basis of the Reference Assets in respect of such TRA Party as of the date of the Transaction Exchanges, if any, (iii) the Non-Stepped Up Tax Basis of the Reference Assets in respect of such TRA Party as of each applicable Exchange Date, if any, (iv) the Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Exchanges effected in such Taxable Year or any prior Taxable Year by such TRA Party, if any, calculated in the aggregate, (v) the period (or periods) over which the Reference Assets in respect of such TRA Party are amortizable and/or depreciable and (vi) the period (or periods) over which each Transaction Basis Adjustment, and each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this Agreement shall be borne by FOA OpCo.

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Section 2.2.      Tax Benefit Schedule.

(a)            Tax Benefit Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit and Tax Benefit Payment, or the Realized Tax Detriment, as applicable, in respect of such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)            Applicable Principles.

(i)            General. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of United States state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (A) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to Pre-Merger NOLs or LTIP Deductions will be treated as non-qualifying property or money for purposes of Sections 351 or 356 of the Code received in the Blocker Merger, (B) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the Basis Adjustments will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, (C) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the Transaction Basis Adjustments will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Transaction Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, (D) as a result, such additional Basis Adjustments and Transaction Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate, and (E) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest.

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(ii)            Applicable Principles of Section 734(b) Exchanges. Notwithstanding any provisions to the contrary in this Agreement, the foregoing treatment set out in Section 2.3(b)(i) shall not be required to apply to payments hereunder to a TRA Party in respect of a Section 734(b) Exchange by such TRA Party. For the avoidance of doubt, payments made under this Agreement relating to a Section 734(b) Exchange shall not be treated as resulting in a Transaction Basis Adjustment or Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties intend that (A) a TRA Party that has made a Section 734(b) Exchange shall, with respect to the Transaction Basis Adjustment or Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange, be entitled to Tax Benefit Payments attributable to such Transaction Basis Adjustments or Basis Adjustments only to the extent such Transaction Basis Adjustments or Basis Adjustments are allocable to the Corporate Taxpayer following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to the Corporate Taxpayer, then the LLC Unit Holder that makes such subsequent Exchange shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion.

Section 2.3.      Procedures, Amendments.

(a)            Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (y) allow such TRA Party reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with written notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). The TRA Party Representative will fairly represent the interests of each of the TRA Parties and shall use reasonable efforts to timely raise and pursue, in accordance with this Section 2.3(a), any reasonable objection to a Schedule or amendment thereto timely communicated in writing to the TRA Party Representative by a TRA Party.

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(b)            Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following taxable year.

Article III

TAX BENEFIT PAYMENTS

Section 3.1.      Payments.

(a)            Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) and Section 7.9, if applicable, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to the relevant TRA Party.  Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party.  For the avoidance of doubt, (x) no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, United States federal estimated income Tax payments and (y) the payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. The Corporation and the TRA Parties hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any Transaction Exchange or any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, with respect to each Transaction Exchange or Exchange by or with respect to any TRA Party, if such TRA Party notifies the Corporate Taxpayer in writing of a stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) to be applied with respect to such Transaction Exchange or Exchange, the amount of the initial consideration received in connection with such Transaction Exchange or Exchange and the aggregate Tax Benefit Payments to such TRA Party in respect of such Transaction Exchange or Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

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(b)            A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest, but instead, shall be treated as additional consideration in the applicable transaction, unless otherwise required by law. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a).

Section 3.2.      No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement or the BL Investors TRA. The provisions of this Agreement and the BL Investors TRA shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3.      Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer and the “Net Tax Benefit” of the Corporate Taxpayer under the BL Investors TRA shall be allocated among all parties eligible for Tax Benefit Payments under this Agreement and all parties eligible for “Tax Benefit Payments” under the BL Investors TRA in proportion to the amounts of Net Tax Benefit, as such term is defined in this Agreement and the BL Investors TRA, as applicable, that would have been Attributable to each such party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

Section 3.4.      Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement or any “Tax Benefit Payment” due under the BL Investors TRA in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this Agreement or the BL Investors TRA in proportion to the amounts of Net Tax Benefit as such term is defined in this Agreement and the BL Investors TRA, as applicable, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year under either the BL Investors TRA or this Agreement until all Tax Benefit Payments to all TRA Parties and all “TRA Parties” under the BL Investors TRA in respect of all prior Taxable Years have been made in full.

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Article IV

TERMINATION

Section 4.1.      Early Termination of Agreement; Breach of Agreement.

(a)            The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).  If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b)            In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (2)(A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of a breach, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence.  Notwithstanding the foregoing (other than as set forth in subsection (2) above), in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof.  The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment or payment made with respect to Section 4.1(c) when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided, that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

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(c)            In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and utilizing the Valuation Assumptions by substituting in each case the terms “the closing date of a Change of Control” in each place where the phrase “Early Termination Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payments calculated as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any TRA Party due for any Taxable Year ending prior to, with or including the date of such Change of Control (except to the extent that any amounts described in clause (2) or (3) are included in the Early Termination Payments). For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutadis mutandi.

(d)            Notwithstanding anything herein to the contrary, (1) if the Corporate Taxpayer terminates the BL Investors TRA, it shall be required to terminate this Agreement pursuant to Section 4.1(a), (2) any breach, proceeding or action that results in an acceleration of the BL Investors TRA shall be treated as a breach, proceeding or action that results in an acceleration of this Agreement pursuant to Section 4.1(b), (3) any “Change of Control” for purposes of the BL Investors TRA shall also be treated as a Change of Control for purposes of this Agreement, and (4) without limiting the foregoing, this Section 4.1 shall be applied consistently to this Agreement and the BL Investors TRA.

Section 4.2.      Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days after such date provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures. The TRA Party Representative will fairly represent the interests of each of the TRA Parties and shall timely raise and pursue, in accordance with this Section 4.2, any reasonable objection to an Early Termination Schedule or amendment thereto timely communicated in writing to the TRA Party Representative by a TRA Party.

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Section 4.3.      Payment upon Early Termination.

(a)            Within three (3) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b)            “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each Tax Benefit Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer.

Article V

SUBORDINATION AND LATE PAYMENTS

Section 5.1.      Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or payments made with respect to Section 4.1(c) required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations (including the BL Investors TRA). To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (which, for the avoidance of doubt, shall not include the BL Investors TRA) (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

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Section 5.2.      Late Payments by the Corporate Taxpayer. Subject to the proviso in the last sentence of Section 4.1(b), the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

Article VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1.      Participation in the Corporate Taxpayer’s and FOA OpCo’s Tax Matters. Except as otherwise provided herein, and except as provided in the LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and FOA OpCo, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and FOA OpCo by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of a TRA Party under this Agreement, and shall provide to the TRA Party Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer, FOA OpCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and FOA OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.2.      Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including United States federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Transaction Basis Adjustments, Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause FOA OpCo and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

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Section 6.3.      Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Upon the request of any TRA Party, the Corporate Taxpayer shall cooperate in taking any action reasonably requested by such TRA Party in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.

Article VII

MISCELLANEOUS

Section 7.1.      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Finance of America Companies Inc.

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

Attention:      Anthony W. Villani, Chief Legal Officer

Email:            tony.villani@financeofamerica.com

If to the TRA Parties, to the respective addresses, fax numbers and email addresses set forth in the records of FOA OpCo.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

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Section 7.2.      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3.      Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4.      Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.5.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6.      Successors; Assignment; Amendments; Waivers.

(a)            Each TRA Party may assign all or any portion of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, substantially in form of Exhibit A hereto, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b)            No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties receive under this Agreement unless such amendment is consented in writing by such TRA Parties disproportionately affected who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided further, that no such amendment may adversely affect the Blackstone Investors unless such amendment is consented in writing by the Blackstone Investors. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective. Notwithstanding anything otherwise to the contrary, if the TRA Representative and the TRA Representative under the BL Investors TRA shall jointly propose an amendment to this Agreement and to the BL Investors TRA that is necessary or appropriate in order to ensure that the respective rights and obligations of the TRA Parties under this Agreement and the rights and obligations of the BL Investors under the BL Investors TRA are equal and ratable in all material respects as though they were all party to the same agreement, the Corporate Taxpayer shall not unreasonably withhold its consent to such amendment, whereupon such amendment will become effective without the consent of any other party provided that no such amendment shall have a material adverse effect on the Corporate Taxpayer.

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(c)            All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7.      Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8.      Resolution of Disputes.

(a)            Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)            Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.

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(c)            (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS Section 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii)            The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9.      Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.3 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the TRA Party’s Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence.  The Corporate Taxpayer and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

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Section 7.10.      Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Party shall promptly provide the Corporate Taxpayer, FOA OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of United States state, local or foreign Tax law.

Section 7.11.      Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)            If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)            If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for United States federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes. If FOA OpCo transfers (or is deemed to transfer for United States federal income Tax purposes) any Reference Asset to a transferee that is treated as a corporation for United States federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, FOA OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by FOA OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to either of the foregoing sentences, then the initial obligor is relieved of the obligation assumed.

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(c)            If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for United States federal income Tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, FOA OpCo shall be treated as having disposed of the portion of any Reference Asset that is indirectly transferred by the Corporate Taxpayer (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction in which all income, gain or loss is allocated to the Corporate Taxpayer. The consideration deemed to be received by FOA OpCo shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12.      Confidentiality.

(a)            Subject to the last sentence of Section 6.3, each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning FOA OpCo and its Affiliates and successors or the Members, learned by the TRA Party heretofore or hereafter.  This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns.  Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, FOA OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

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(b)            If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13.      Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income Tax purposes or would have other material adverse Tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party, provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

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Section 7.14.      TRA Party Representative. By executing this Agreement, each of the TRA Parties shall be deemed to have irrevocably constituted the TRA Party Representative as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent specifically provided in this Agreement receipt and forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or any of the instruments to be delivered to the Corporate Taxpayer pursuant to this Agreement; (vii) taking actions the TRA Party Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (viii) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The TRA Party Representative may resign upon thirty (30) days’ written notice to the Corporate Taxpayer. All reasonable, documented out-of-pocket costs and expenses incurred by the TRA Party Representative in its capacity as such shall be promptly reimbursed by the Corporate Taxpayer upon invoice and reasonable support therefor by the TRA Party Representative. To the fullest extent permitted by law, none of the TRA Party Representative, any of its Affiliates, or any of the TRA Party Representative’s or Affiliates’ directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Party, FOA OpCo or the Corporate Taxpayer for damages arising from any action taken or omitted to be taken by the TRA Party Representative or any other Person with respect to FOA OpCo or the Corporate Taxpayer, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of FOA OpCo or the Corporate Taxpayer or in furtherance of the interests of FOA OpCo or the Corporate Taxpayer in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided, that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to FOA OpCo, the Corporate Taxpayer or the TRA Parties for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

[The remainder of this page is intentionally blank]

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IN WITNESS WHEREOF, PubCo and each TRA Party have duly executed this Agreement as of the date first written above.

PubCo:

FINANCE OF AMERICA COMPANIES INC.

By:
Name:
Title:

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TRA PARTY REPRESENTATIVE:

[●]

By:
Name:
Title:

31

TRA Parties:

BLACKSTONE INVESTORS:

[●]

By:
Name:
Title:

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Exhibit A
Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among Finance of America Companies Inc., a Delaware corporation (including any successor corporation “PubCo”), ______________________ (“Transferor”) and ______________________ (“Permitted Transferee”).

WHEREAS, on ______________________, Permitted Transferee shall acquire ______________________ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of [•], 202[•], between PubCo, and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1      Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2      Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3      Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4      Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5      Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of New York.

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IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

FINANCE OF AMERICA COMPANIES INC.

By:
Name
Title:

[TRANSFEROR]

By:
Name
Title:

[PERMITTED TRANSFEREE]

By:
Name
Title:

Address for notices:

Exhibit I

Form of Omnibus Incentive Plan

[Attached.]

FINAL FORM

Finance of America Companies Inc.
2021 Omnibus Incentive Plan

1.             Purpose. The purpose of the Finance of America Companies Inc. 2021 Omnibus Incentive Plan is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel, and to provide a means whereby directors, officers, employees, consultants, and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.

2.             Definitions. The following definitions shall be applicable throughout the Plan.

(a)            “Absolute Share Limit” has the meaning given to such term in Section 5(b) of the Plan.

(b)            “Adjustment Event” has the meaning given to such term in Section 11(a) of the Plan.

(c)            “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

(d)            “Applicable Law” means each applicable law, rule, regulation and requirement, including, but not limited to, each applicable U.S. federal, state or local law, any rule or regulation of the applicable securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted and each applicable law, rule or regulation of any other country or jurisdiction where Awards are granted under the Plan or Participants reside or provide services, as each such laws, rules and regulations shall be in effect from time to time.

(e)            “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Equity-Based Award, and Other Cash-Based Award granted under the Plan.

(f)            “Award Agreement” means the document or documents by which each Award (other than an Other Cash-Based Award) is evidenced, which may be in written or electronic form.

(g)            “Board” means the Board of Directors of the Company.

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(h)            “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause”, as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of such Termination, or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (C) commission of, or plea of guilty or no contest to (I) any felony or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (D) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Service Recipient or any other member of the Company Group; or (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient; provided, in any case, that a Participant’s resignation after an event that would be grounds for a Termination for Cause will be treated as a Termination for Cause hereunder.

(i)            “Change in Control” means:

(i)            the acquisition (whether by purchase, merger, consolidation, combination, or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then-outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, the exchange of exchangeable stock or units, and the exercise of any similar right to acquire such Common Stock, treating, for the avoidance of doubt, all then-outstanding LLC Units as shares of Common Stock assuming the full exchange of then-outstanding LLC Units for shares of Common Stock in accordance with the Exchange Agreement; or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);

(ii)            during any period of 12 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any Person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

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(iii)            the sale, transfer, or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.

(j)            “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations, or guidance.

(k)           “Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.

(l)            “Common Stock” means the Class A common stock of the Company, par value $0.0001 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

(m)          “Company” means Finance of America Companies Inc., a Delaware corporation, and any successor thereto.

(n)           “Company Group” means, collectively, the Company, the Operating Company and their respective Subsidiaries.

(o)           “Date of Grant” means the date on which the granting of an Award is authorized, or such other later date as may be specified in such authorization.

(p)           “Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction other than the United States of America that may be designated by the Board or the Committee from time to time.

(q)           “Detrimental Activity” means any of the following: (i) unauthorized disclosure or use of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group, or (iv) fraud or conduct contributing to any financial restatements or irregularities, in each case, as determined by the Committee in its sole discretion.

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(r)            “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability”, as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the position at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion. Notwithstanding the foregoing, for purposes of any Incentive Stock Options granted hereunder, “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(s)            “Effective Date” means [●]1.

(t)            “Eligible Person” means any: (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above, has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.

(u)            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.

(v)            “Exchange Agreement” means the Exchange Agreement, dated as or about the Effective Date, among the Company, the Operating Company and the holders of LLC Units from time to time party thereto, as amended from time to time.

(w)            “Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.

1 Note to Draft: To be the closing date of the SPAC transaction.

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(x)         “Fair Market Value” means, on a given date: (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last-sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock; provided, however, as to any Awards granted on or with a Date of Grant of the Effective Date, “Fair Market Value” shall be equal to the closing sales price on the New York Stock Exchange of an ordinary share of Replay Acquisition Corp. on the last preceding date on which sales were reported prior to the Effective Date.

(y)        “GAAP” has the meaning given to such term in Section 7(d) of the Plan.

(z)        “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(aa)     “Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.

(bb)     “LLC Unit” has the meaning given to such term in the Exchange Agreement.

(cc)     “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

(dd)     “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.

(ee)     “Operating Company” means Finance of America Equity Capital LLC.

(ff)     “Option” means an Award granted under Section 7 of the Plan.

(gg)     “Option Period” has the meaning given to such term in Section 7(c)(i) of the Plan.

(hh)     “Other Cash-Based Award” means an Award that is granted under Section 10 of the Plan that is denominated and/or payable in cash.

(ii)       “Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit that is granted under Section 10 of the Plan and is (i) payable by delivery of Common Stock and/or (ii) measured by reference to the value of Common Stock.

(jj)     “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.

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(kk)     “Performance Conditions” means specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on , without limitation, the following measures: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be, but are not required to be, measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) cost of capital, debt leverage, year-end cash position or book value; (xxvii) strategic objectives; or (xxviii) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the Company and/or one or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

(ll)         “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(mm)     “Plan” means this Finance of America Companies Inc. 2021 Omnibus Incentive Plan, as it may be amended and/or restated from time to time.

(nn)     “Qualifying Director” means a Person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(oo)     “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.

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(pp)     “Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(qq)     “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities, or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(rr)      “SAR Period” has the meaning given to such term in Section 8(c) of the Plan.

(ss)     “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.

(tt)      “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(uu)     “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(vv)     “Strike Price” has the meaning given to such term in Section 8(b) of the Plan.

(ww)    “Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting or facilitating the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the jurisdiction of the United States of America, with each such Sub-Plan designed to comply with Applicable Law in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with Applicable Law, the Absolute Share Limit and the other limits specified in Section 5(b) of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(xx)       “Subsidiary” means, with respect to any specified Person:

(i)            any corporation, association, or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)            any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

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(yy)        “Substitute Awards” has the meaning given to such term in Section 5(e) of the Plan.

(zz)        “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).

3.            Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4.            Administration.

(a)            General. The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act, be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)            Committee Authority. Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards, or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

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(c)            Delegation. Except to the extent prohibited by Applicable Law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated in accordance with Applicable Law, except for grants of Awards to Non-Employee Directors. Notwithstanding the foregoing in this Section 4(c), it is intended that any action described in the preceding sentence shall be taken only by the Board or a committee or subcommittee of two or more Qualifying Directors for the purposes of making each such transaction qualify for an exemption provided by Rule 16b-3 promulgated under the Exchange Act. However, the fact that any member of such committee or subcommittee shall fail to qualify as a Qualifying Director shall not invalidate any action that is otherwise valid under the Plan.

(d)            Finality of Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)            Indemnification. No member of the Board, the Committee, or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions, or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by Applicable Law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of Applicable Law, under an individual indemnification agreement or contract, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.

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(f)            Board Authority. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to Applicable Law. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.            Grant of Awards; Shares Subject to the Plan; Limitations.

(a)          Grants. The Committee may, from time to time, grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Conditions.

(b)          Share Reserve and Limits. Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 11 of the Plan, no more than [●]2 shares of Common Stock (the “Absolute Share Limit”) shall be available for Awards under the Plan; provided, however, that the Absolute Share Limit shall be automatically increased on the first day of each fiscal year following the fiscal year in which the Effective Date falls in an amount equal to the least of (x) [●]3 shares of Common Stock, (y) 2.5% of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, treating, for the avoidance of doubt, all then-outstanding LLC Units as shares of Common Stock assuming the full exchange of then-outstanding LLC Units for shares of Common Stock in accordance with the Exchange Agreement, and (z) a lower number of shares of Common Stock as determined by the Board; (ii) subject to Section 11 of the Plan, no more than the number of shares of Common Stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (iii) during a single fiscal year, each Non-Employee Director, shall be granted a number of shares of Common Stock subject to Awards, taken together with any cash fees paid to such Non-Employee Director during such fiscal year, equal to (A) a total value of $750,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes) or (B) such lower amount as determined by the Board prior to the Date of Grant, either as part of the Company’s Non-Employee Director compensation program or as otherwise determined by the Board in the event of any change to such Non-Employee Director’s compensation program or for any particular period of service. To the extent the Board makes a determination pursuant to clause (iii)(B) above with respect to any year of service, such determination shall in no event be applicable to any subsequent year of service without a further determination by the Board in respect of any subsequent year of service.

2 Note to Draft: To be equal to 10% of outstanding Common Stock as of Closing on a fully-diluted, as-converted basis.

3 Note to Draft: To be equal to 2.5% of outstanding Common Stock as of Closing on a fully-diluted, as-converted basis.

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(c)            Share Counting. Other than with respect to Substitute Awards, to the extent that an Award expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without issuance to the Participant of the full number of shares of Common Stock to which the Award related, the unissued shares of Common Stock will again be available for grant under the Plan. Shares of Common Stock withheld in payment of the Exercise Price, or taxes relating to an Award, and shares equal to the number of shares surrendered in payment of any Exercise Price, or taxes relating to an Award, shall be deemed to constitute shares not issued to the Participant and shall be deemed to again be available for Awards under the Plan; provided, however, that such shares shall not become available for issuance hereunder if either: (i) the applicable shares are withheld or surrendered following the termination of the Plan; or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which the Common Stock is listed.

(d)            Source of Shares. Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares of Common Stock, shares of Common Stock held in the treasury of the Company, shares of Common Stock purchased on the open market or by private purchase, or a combination of the foregoing.

(e)            Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares of Common Stock under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.

6.            Eligibility. Participation in the Plan shall be limited to Eligible Persons.

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7.              Options.

(a)            General. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)            Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.

(c)            Vesting and Expiration; Termination.

(i)            Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such vesting dates or events, the Committee may in its sole discretion accelerate the vesting of any Options at any time and for any reason. Options shall expire upon a date determined by the Committee, not to exceed ten years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.

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(ii)            Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for one year thereafter (but in no event beyond the expiration of the Option Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the Option Period).

(d)            Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes that are statutorily required to be withheld in accordance with Section 13(d) of the Plan. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent, and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)); or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price and any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes that are statutorily required to be withheld in accordance with Section 13(d) of the Plan. Any fractional shares of Common Stock shall be settled in cash.

(e)            Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any share of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such share of Common Stock before the later of (i) the date that is two years after the Date of Grant of the Incentive Stock Option, or (ii) the date that is one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any share of Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such share of Common Stock.

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(f)            Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other Applicable Law.

8.            Stock Appreciation Rights.

(a)            General. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)            Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

(c)            Vesting and Expiration; Termination.

(i)            A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such vesting dates or events, the Committee may, in its sole discretion, accelerate the vesting of any SAR at any time and for any reason. SARs shall expire upon a date determined by the Committee, not to exceed ten years from the Date of Grant (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition.

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(ii)            Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding SARs granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested SAR granted to such Participant shall immediately terminate and expire, and each outstanding vested SAR shall remain exercisable for one year thereafter (but in no event beyond the expiration of the SAR Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested SAR granted to such Participant shall immediately terminate and expire, and each outstanding vested SAR shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the SAR Period).

(d)            Method of Exercise. SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e)            Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes that are statutorily required to be withheld in accordance with Section 13(d) of the Plan. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.

9.            Restricted Stock and Restricted Stock Units.

(a)            General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)            Stock Certificates and Book-Entry Notation; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 13(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9, Section 13(b) of the Plan and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.

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(c)            Vesting; Termination.

(i)            Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such dates or events, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock or Restricted Stock Unit or the lapsing of any applicable Restricted Period at any time and for any reason.

(ii)            Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock or Restricted Stock Units, as applicable, have vested, (A) all vesting with respect to such Participant’s Restricted Stock or Restricted Stock Units, as applicable, shall cease and (B) unvested shares of Restricted Stock and unvested Restricted Stock Units, as applicable, shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

(d)            Issuance of Restricted Stock and Settlement of Restricted Stock Units.

(i)            Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall issue to the Participant or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share).

(ii)            Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units.

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(e)            Legends on Restricted Stock. Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book-entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE FINANCE OF AMERICA Companies Inc. 2021 Omnibus INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN FINANCE OF AMERICA Companies Inc. AND THE PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF FINANCE OF AMERICA Companies Inc.

10.            Other Equity-Based Awards and Other Cash-Based Awards. The Committee may grant Other Equity-Based Awards and Other Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine including, without limitation, those set forth in Section 5(a) of the Plan. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time. Each Other Equity-Based Award or Other Cash-Based Award, as applicable, so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or other form evidencing such Award, including, without limitation, those set forth in Section 13(c) of the Plan.

11.            Changes in Capital Structure and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (other than Other Cash-Based Awards):

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(a)            General. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control), or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or Strike Price with respect to any Award; or (III) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment under this Section 11 shall be conclusive and binding for all purposes.

(b)            Adjustment Events. Without limiting the foregoing, except as may otherwise be provided in an Award Agreement, in connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following:

(i)            substitution or assumption of Awards (or awards of an acquiring company), acceleration of the exercisability of, lapse of restrictions on, or termination of Awards, or a period of time (which shall not be required to be more than ten days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and

(ii)            subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards prior to cancellation, or the underlying shares in respect thereof.

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Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or Strike Price).

(c)            Other Requirements. Prior to any payment or adjustment contemplated under this Section 11, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

(d)            Fractional Shares. Any adjustment provided under this Section 11 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(e)            Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 11 shall be conclusive and binding for all purposes.

12.            Amendments and Termination.

(a)            Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance, or termination shall be made without stockholder approval if: (i) such approval is required under Applicable Law; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or 11 of the Plan), or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 12(b) of the Plan without stockholder approval.

(b)            Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 11, any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without stockholder approval, except as otherwise permitted under Section 11 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the canceled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

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13.           General.

(a)            Award Agreements. Each Award (other than an Other Cash-Based Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability, or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate, or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.

(b)            Nontransferability. Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by Applicable Law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.

(c)            Dividends and Dividend Equivalents.

(i)            The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property (in each case, without interest), on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock, or other Awards.

(ii)            Without limiting the foregoing, unless otherwise provided in the Award Agreement, any dividend otherwise payable in respect of any share of Restricted Stock that remains subject to vesting conditions at the time of payment of such dividend shall be retained by the Company, and remain subject to the same vesting conditions as the share of Restricted Stock to which the dividend relates and shall be delivered (without interest) to the Participant within 15 days following the date on which such restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate).

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(iii)            To the extent provided in an Award Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Stock Units, and if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).

(d)            Tax Withholding.

(i)            A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment, and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.

(ii)            Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the minimum income, employment, and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by: (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).

(iii)            The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment, and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).

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(e)            Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.

(f)            No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on, or after the Date of Grant.

(g)            International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to permit or facilitate participation in the Plan by such Participants, conform such terms with the requirements of Applicable Law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.

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(h)            Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more Persons as the beneficiary or beneficiaries, as applicable, who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.

(i)            Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation, or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(j)            No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.

(k)            Government and Other Regulations.

(i)            The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all Applicable Law. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, and Applicable Law, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

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(ii)            The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company, and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable, or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code: (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable), over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award), with such amount being delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof or (B) in the case of Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards, or the underlying shares in respect thereof.

(l)            No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee (or its designee in accordance with Section 4(c) of the Plan, with such consent by action of the Committee or its designee not to be unreasonably withheld) in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

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(m)            Payments to Persons Other Than Participants. If the Committee is provided with satisfactory evidence that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) shall be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or such other Person who is a proper recipient under Applicable Law on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(n)            Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(o)            No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(p)            Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(q)            Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by Applicable Law.

(r)            Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws’ provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

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(s)            Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(t)            Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(u)            Section 409A of the Code.

(i)            Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(ii)            Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

27

(iii)            Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) are accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

(v)            Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) Applicable Law. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

(w)            Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:

(i)            cancellation of any or all of such Participant’s outstanding Awards; or

(ii)            forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and repayment of any such gain promptly to the Company.

(x)            Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile, or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(y)            Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Exhibit J

Certificate of Limited Liability Company Domestication of Purchaser and Certificate of Formation of Purchaser (Post-Domestication)

[Attached.]

FINAL FORM

CERTIFICATE OF limited liability company domestication

OF

Replay Acquisition Llc

The undersigned, a person authorized to execute this Certificate of Limited Liability Company Domestication (this “Certificate”) on behalf of Replay Acquisition Corp., a Cayman Islands exempted company (the “Foreign Company”), does hereby certify as follows:

1.            The date on which and the jurisdiction where the Foreign Company was first formed, incorporated, created or otherwise came into being was November 6, 2018 in the Cayman Islands.

2.            The name of the Foreign Company immediately prior to the filing of this Certificate is “Replay Acquisition Corp.”

3.            The name of the limited liability company as set forth in the certificate of formation filed in accordance with subsection (b) of Section 18-212 of the Delaware Limited Liability Company Act is “Replay Acquisition LLC”.

4.            The jurisdiction that constituted the seat, siege, social, or principal place of business or central administration of the Foreign Company, or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate, was the Cayman Islands.

5.            That the domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Foreign Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Limited Liability Company Domestication to be executed on [ ].

Replay Acquisition Corp.
a Cayman Islands exempted company

By:
Name:
Title:

[Signature Page to Certificate of Limited Liability Company Domestication of Replay Acquisition LLC]

FINAL FORM

CERTIFICATE OF FORMATION
OF
REPLAY ACQUISITION LLC

This Certificate of Formation of Replay Acquisition LLC, dated as of [ ], is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101 et seq.).

1.            Name. The name of the limited liability company formed hereby is Replay Acquisition LLC (the “Company”).

2.            Registered Office. The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.            Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Replay Acquisition LLC as of the date first above written.

Name:
Title: Authorized Person

[Signature Page to Replay Acquisition LLC Certificate of Formation]

Exhibit K

LLC Agreement of Purchaser (Post-Domestication)

[Attached.]

FINAL FORM

LIMITED LIABILITY COMPANY AGREEMENT

of

REPLAY ACQUISITION LLC

THE UNDERSIGNED are executing this LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Replay Acquisition LLC (the “Company”), is entered into effective as of the Effective Time (as defined below), for the purpose of forming the Company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Act”).

WHEREAS, Replay Acquisition Corp., a Cayman Islands exempted company (“Replay Corp”), was initially formed on November 6, 2018 pursuant to the Companies Law (2018 Revision) of the Cayman Islands, as amended (“Cayman Law”);

WHEREAS, in connection with the transactions contemplated by that certain Transaction Agreement, dated as of October 12, 2020, by and among Replay Corp and the other parties thereto (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Transaction Agreement”), the domestication of Replay Corp as a Delaware limited liability company and this Agreement were approved in the manner provided by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of Replay Corp and the conduct of its business or by applicable Cayman Law, as appropriate, prior to the simultaneous filing of the Certificate of Formation of the Company (the “Formation Certificate”) and the Certificate of Limited Liability Company Domestication of the Company (the “Domestication Certificate” and, together with the Formation Certificate, the “Certificates”) with the Office of the Secretary of State of the State of Delaware on the date of the Redomestication (as defined below);

WHEREAS, upon the Effective Time, the Company was domesticated and formed as a Delaware limited liability company (the “Redomestication”);

WHEREAS, immediately prior to the Redomestication (but after giving effect to the Warrant Exchange (as defined in that certain Sponsor Agreement executed and delivered concurrently with the Transaction Agreement)), (a) the authorized equity interests of Replay Corp consisted of (i) 2,000,000 preferred shares, par value $0.0001 per share, none of which were issued and outstanding and (ii) 200,000,000 ordinary shares, par value $0.0001 per share (“Ordinary Shares”), [____] of which were issued and outstanding (such issued and outstanding Ordinary Shares, the “Outstanding Ordinary Shares”) and (b) 28,750,000 warrants to purchase 14,375,000 Ordinary Shares (the “Public Warrants”) were outstanding;

WHEREAS, pursuant to the Redomestication and the terms and conditions set forth in that certain warrant agreement, dated as of April 3, 2019, by and between Replay Corp and Continental Stock Transfer & Trust Company, a New York corporation, each Public Warrant was automatically converted to a warrant to purchase one-half of a Common Unit (as defined below) (a “Converted Warrant”);

WHEREAS, pursuant to the Redomestication and this Agreement, and without any action on the part of the Company or any other person, at the Effective Time, each of the actions set forth in Section 1(b) of this Agreement and the aforesaid Recitals shall have occurred;

WHEREAS, in accordance with the terms and conditions set forth in the Transaction Agreement each Converted Warrant shall be converted to a warrant to purchase one validly issued share of New Pubco Class A Common Stock (as defined in the Transaction Agreement); and

WHEREAS, pursuant to the Transaction Agreement and upon the terms and subject to the conditions set forth in the Transaction Agreement, RPLY Merger Sub LLC, a Delaware limited liability company (“Purchaser Merger Sub”) shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger and as a direct wholly-owned subsidiary of Finance of America Companies Inc., a Delaware corporation (“New Pubco”).

NOW, THEREFORE, it is hereby agreed as follows:

1.            Formation; Effect of Redomestication.

(a)          The Certificates were simultaneously filed with the Office of the Secretary of State of the State of Delaware and became effective at the Effective Time.

(b)          As of the Effective Time: (i) the Amended and Restated Memorandum and Articles of Association of Replay Corp (as amended) as in effect immediately prior to the Effective Time were replaced and superseded in their entirety by the Certificates and this Agreement in respect of all periods beginning on or after the Redomestication; (ii) each Outstanding Ordinary Share was automatically converted into one validly issued Common Unit pursuant to the Redomestication; (iii) all certificates, if any, evidencing Outstanding Ordinary Shares were automatically cancelled and deemed to represent only the Company Units into which such Outstanding Ordinary Shares were converted to pursuant to the Redomestication; (iv) each holder of Outstanding Ordinary Shares as of immediately prior to the Effective Time was automatically admitted as a member of the Company (such members of the Company and any person admitted as an additional or substitute member of the Company pursuant to the provisions of this Agreement, each in such person’s capacity as a member of the Company, collectively, the “Members” and each, a “Member”), and all such initial Members collectively became the owners of 100% of the outstanding limited liability company interests in the Company; (v) each person serving on the board of directors of Replay Corp as of immediately prior to the Effective Time was designated as a Manager (as defined below) and as a member of the Board of Managers (as defined below) of the Company (and all such persons collectively constitute the only members of the Board of Managers as of the Effective Time); and (vi) the Members hereby continue the business of Replay Corp without dissolution in the form of a Delaware limited liability company governed by this Agreement.

(c)          Upon the Redomestication, the Company shall elect on Form 8832 to be treated as a corporation for U.S. federal income tax purpose, effective on the date of the Redomestication.

2.            Name. The name of the Company shall be “Replay Acquisition LLC”, or, subject to the Act, such other name as the Board of Managers may from time to time hereafter designate.

3.            Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

4.            Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act. The Company shall have the power to engage in all activities and transactions which the Board of Managers deems necessary or advisable in connection with the foregoing.

5.            Offices.

(a)            The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Board of Managers may designate from time to time.

(b)          The registered office of the Company in the State of Delaware shall be located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Board of Managers may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

6.            Members; Units.

(a)          The name and the mailing address of each Member is as set forth in the books and records of the Company.

(b)          All limited liability company interests of the Members in the Company shall be denominated in units of a single class representing limited liability company interests (such units, the “Common Units” and each, a “Common Unit”). The total number of Common Units that the Company is authorized to issue shall be limited to 200,000,000. The Common Units issued to the Members shall represent the only valid and outstanding limited liability company interests of the Members in the Company, and any Common Units authorized but not issued shall not represent any portion of the limited liability company interest in the Company. As of the Effective Time, each Member holds the number of Common Units set forth in the books and records of the Company. Common Units shall not be represented by certificates.

7.            Term. The term of the Company is deemed to have commenced on November 6, 2018, which is the date Relay Corp commenced its existence in the Cayman Islands, and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 13 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

8.            Management; Power of Attorney

(a)          The business of the Company shall be managed by or under the direction of a Board of Managers (the “Board of Managers”) consisting of one or more (as determined by the Board of Managers) individuals designated by the Members from time to time (such individuals, in their capacities as managers of the Company, the “Managers” and each a “Manager”) and only decisions of the Board of Managers shall be decisions of the “manager” for all purposes of the Act. The number of individuals constituting the initial Board of Managers (as determined by the Board of Managers) and the individuals designated as the initial Managers (by the Members) are the number of individuals and the individuals serving on the board of directors of Reply Corp, in each case, as of immediately prior to the Effective Time. Subject to any nonwaivable provisions of applicable law, the Board of Managers shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

(b)          The Board of Managers may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board of Managers may be held without notice at such time and at such place as shall from time to time be determined by the Board of Managers. Special meetings of the Board of Managers may be called by any Manager on not less than one day’s notice to each other Manager by telephone, facsimile, mail, telegram, electronic mail or any other means of communication. At all meetings of the Board of Managers, a majority of the Managers then in office shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers then in office shall be the act of the Board of Managers. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting if all members of the Board of Managers or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers or committee, as the case may be.

(c)          Each Member hereby irrevocably makes, constitutes and appoints each Manager as such Member’s true and lawful agent and attorney-in-fact, with full power of substitution and re-substituion and full power and authority in such Member’s name, place and stead, to the same extent and with the same effect as such member would or could do under applicable law, to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof, to execute, implement and continue the valid and subsisting existence of the Company. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent resignation from the Company of any Member for any reason and shall not be affected by the subsequent disability or incapacity of such Member.

9.            Capital Contributions. The Members may make capital contributions to the Company from time to time, but shall not be required to make any capital contributions.

10.           Allocations; Distributions. Each item of income, gain, loss, deduction and credit of the Company may be allocated 100% to the Members or in such other manner as the Board of Managers determines in its sole discretion. Each distribution of cash or other property by the Company shall be made 100% to the Members pro rata based on the number of Common Units held by them. Distributions may be made to the Members at the times and in the amounts determined by the Board of Managers. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make distributions to the Members if such distribution would violate the Act or other applicable law.

11.           Assignment. Each Member may assign in whole or in part its Common Units.

12.           Admission of Additional Members. One or more additional or substitute members of the Company may be admitted with the consent of the Board of Managers, which consent may be given or withheld its discretion.

13.           Dissolution. The Company shall dissolve and its business and affairs shall be wound up upon the first to occur of: (a) the written consent of the Board of Managers; (b) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remembering member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; or (c) the entry of a decree of judicial dissolution under § 18-802 of the Act. Upon the dissolution of the Company, the affairs of the Company shall be liquidated forthwith. Subject to the Act, the assets of the Company shall be used first to pay or provide for the payment of all of the debts of the Company, with the balance being distributed to the Members pro rata based on the number of Common Units held by them.

14.           Amendments. This Agreement may be amended, supplemented, waived or modified at any time and from time to time only by a written instrument executed by any person authorized by the Board of Managers.

15.           Miscellaneous. The Board of Managers shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act.

16.           Authorization.

(a)          The Board of Managers, or any other person authorized by the Board of Managers, is hereby authorized and empowered, as an authorized person of the Company within the meaning of the Act, or otherwise (the Board of Managers hereby authorizing and ratifying any of the following actions):

(i)            to execute and deliver and/or file (for, in the name and on behalf of the Company) any agreement of the Company and any amendments, restatements and/or supplements thereof, the certificate of formation of the Company, any other certificates, notices, applications and other documents (and any amendments, restatements and/or supplements thereof) to be filed with any government or governmental or regulatory body, including, without limitation, any such document that may be necessary for the Company to qualify to do business in a jurisdiction in which the Company desires to do business; or

(ii)            to prepare or cause to be prepared, and to sign, execute and deliver and/or file (for, in the name and on behalf of the Company) (A) such documents, instruments, certificates and agreements as may be necessary or desirable in furtherance of the Company’s purposes, (B) any certificates, forms, notices, applications and other documents to be filed with any government or governmental or regulatory body on behalf of the Company, (C) any certificates, forms, notices, applications and other documents that may be necessary or advisable in connection with any bank account of the Company, and all checks, notes, drafts and other documents that may be required in connection with any such bank account or any banking facilities or services that may be utilized by the Company, (D) resolutions with respect to any of the foregoing matters (which resolutions, when executed by any person authorized as provided in this Section 16(a), each acting individually, shall be deemed to have been adopted by the Board of Managers or the Company, as applicable, for all purposes), and (E) any amendments, restatements and/or supplements of any of the foregoing.

The authority granted to any person under this Section 16(a) may be revoked at any time by the Board of Managers by resolution adopted by the Board of Managers.

17.           Officers. The Board of Managers may delegate its authority to act on behalf of the Company and to manage the business affairs of the Company to one or more officers of the Company appointed by the Board of Managers. The Board of Managers may from time to time create offices of the Company, designate the powers that may be exercised by such office, and appoint, authorize and empower any person as an officer of the Company (“Officer”) to direct such office. The Board of Managers may remove any Officer at any time and may create, empower and appoint such other Officers of the Company as the Board of Managers may deem necessary or advisable to manage the day-to-day business affairs of the Company. To the extent delegated by the Board of Managers, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name of and on behalf of the Company. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no person other than the Officers designated by the Board of Managers shall have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

18.           Exculpation; Indemnification. Neither the Board of Managers, any Officers nor any of their respective affiliates or agents (collectively, “Covered Persons”) shall be liable to the Company or any other person who has an interest in the Company or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Board of Managers or any Officer, as applicable, by this Agreement. To the fullest extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Board of Managers or any Officer, as applicable, by this Agreement; provided, however, that any indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and neither the Board of Managers nor any Officer nor any other Covered Person nor any Member, shall have personal liability on account thereof. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 18.

19.           Banking Matters. The Board of Managers and any Officer or other person designated by the Board of Managers is hereby authorized and empowered: (a) to (i) establish one or more domestic or international accounts (including but not limited to, depository, checking, disbursement, custodian, or investment accounts, and other accounts as deemed necessary or expeditious for business purposes of the Company) (“Accounts”), in the name of the Company with any bank, trust company, savings and loan institution, brokerage firm or other financial institution which the Board of Managers shall from time to time designate as a depository of funds, securities or other property of the Company, for any purpose and on terms and conditions deemed appropriate by such person on behalf of the Company and (ii) close Accounts of the Company now or hereafter established; and (b) to assign, limit or revoke any and all authority of any agent or employee of the Company, or other person designated by the Board of Managers to (i) sign checks, drafts and orders for the payment of money drawn on the Company’s Accounts, and all notes of the Company and all acceptances and endorsements of the Company, (ii) execute or initiate electronic fund transfers, (iii) execute or initiate foreign currency exchange transactions, (iv) execute or initiate the investment of monies, and (v) initiate requests for information for any Account of the Company.

20.           Merger. The Transaction Agreement and all documents, agreements or certificates that are contemplated by or related to the Transaction Agreement or necessary, appropriate, proper, advisable, incidental or convenient to the transactions contemplated by or related to the Transaction Agreement, including the Merger, or that are in the furtherance of the purposes described in the Transaction Agreement (collectively, the “Transaction Documents”), the Company’s execution, delivery and performance of the Transaction Documents and the Company’s consummation of the Merger and all other transactions contemplated by or related to the Transaction Documents (collectively, the “Transactions”), be, and hereby are, authorized, ratified, confirmed and approved, in each case, all without further or additional act, vote or approval of the Board of Managers, any Manager, Member, Officer or other person, notwithstanding any other provision of this Agreement or, to the fullest extent permitted by applicable law, the Act or applicable law, rule or regulation. Each Manager, each Officer or each other agent (in the case of an agent authorized by the Board of Managers), acting for, in the name of and on behalf of the Company, be, and hereby is, authorized, empowered and directed to execute, deliver, perform and file (or cause to be filed) the Transaction Documents, in each case, all without further or additional act, vote or approval of the Board of Managers, any Manager, Member, Officer or other person, notwithstanding any other provision of this Agreement or, to the fullest extent permitted by applicable law, the Act or applicable law, rule or regulation. Upon the effectiveness of the Merger, New Pubco shall automatically be admitted as the sole member of the Company without further or additional act, vote or approval of the Board of Managers, any Manager, Member, Officer or other person, notwithstanding any other provision of this Agreement or, to the fullest extent permitted by applicable law, the Act or applicable law, rule or regulation. The provisions of this Section 20 shall not be construed to limit the accomplishment of a merger or consolidation or of any of the matters referred to herein or in the Transaction Agreement by any other means otherwise permitted by applicable law

21.           Authorized Person. Paul Bolaji, as an “authorized person” of the Company within the meaning of the Act, has executed, delivered and filed the Formation Certificate with the Office of the Secretary of State of the State of Delaware, such execution, delivery and filing being hereby ratified and approved in all respects. Upon such filing, Paul Bolaji’s powers as an authorized person ceased.

22.           Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

23.           Jurisdiction. Each of the Members, to the fullest extent permitted by applicable law, hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the business or affairs of the Company (including any claim arising under the internal affairs doctrine), and each of the Members hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the aforementioned court. Each of the Members, to the fullest extent permitted by applicable law, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the business or affairs of the Company (including any claim arising under the internal affairs doctrine), in the aforementioned courts. Each of the Members hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Members, to the fullest extent permitted by applicable law, irrevocably consents to service of process in connection with any matter referred to above by first class mail, certified postage prepaid, at the address and to the person(s) set forth on the books and records of the Company. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law. EACH OF THE MEMBERS AND THE COMPANY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BUSINESS OR AFFAIRS OF THE COMPANY (INCLUDING ANY CLAIM ARISING UNDER THE INTERNAL AFFAIRS DOCTRINE).

24.           Effectiveness. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the simultaneous filing of the Certificates with the Office of the Secretary of State of the State of the State of Delaware (the “Effective Time”).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the Effective Time.

REPLAY ACQUISITION LLC

By:
Name:
Title:

Exhibit L

Operating Agreement of the Purchaser Merger Surviving Company

[Attached.]

FINAL FORM

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

REPLAY ACQUISITION LLC

The undersigned, Finance of America Companies Inc., a Delaware corporation, (“New Pubco”) as the sole member (the “Member”) of Replay Acquisition LLC, a Delaware limited liability company (the “Company”) is executing this Limited Liability Company Agreement (the “Agreement”) as of [ ], 20__, for the purpose of forming the Company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time (the “Act”).

WHEREAS, the Company is a direct, wholly owned subsidiary of New Pubco;

WHEREAS, the Company was formed to effect the transactions contemplated by that certain Transaction Agreement, dated as of October 12, 2020, by and among the Company, New Pubco, RPLY Merger Sub LLC, a Delaware limited liability company (“Purchaser Merger Sub”), and the other parties thereto (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Transaction Agreement”); and

WHEREAS, immediately prior to the execution of this Agreement and pursuant to the filing of a certificate of merger with the Secretary of State of the State of Delaware, Purchaser Merger Sub merged with and into the Company, with the Company surviving the merger as a direct wholly-owned Subsidiary of New Pubco and continuing without dissolution as a Delaware limited liability company under the Act.

NOW, THEREFORE, it is hereby agreed as follows

1.            Formation. A certificate of formation of the Company (the “Certificate”) was executed and filed with the Office of the Secretary of State of the State of Delaware on [ ], 20__.

2.            Name. The name of the limited liability company is “Replay Acquisition LLC” or such other name as the Member may from time to time hereafter designate.

3.            Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

4.            Purpose. The Company was formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Member deems necessary or advisable in connection with the foregoing.

5.            Offices. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Member may designate from time to time.

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The registered office of the Company in the State of Delaware is located at Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The Member may from time to time, without the consent of any other person or entity, change the registered agent or office by an amendment to the certificate of formation of the Company.

6.            Members. The name and the mailing address of the Member is as set forth on Schedule A attached hereto.

7.            Term. The term of the Company commenced on the date of filing of the Certificate in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 16 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

8.            Officers. The Member may, from time to time as it deems advisable, designate natural persons as officers of the Company (the “Officers”) or successor Officers of the Company and assign titles to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 8 may be revoked at any time by the Member. An Officer may be removed with or without cause at any time by the Member.

9.            Management. The Member shall have the exclusive right to manage the business and affairs of the Company and to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by any member under the laws of the State of Delaware. The Member may delegate its management rights, powers, duties and responsibilities to one or more Officers or such other person or persons designated by them as they may determine, provided that such delegation by the Member shall not cause the Member to cease being a Member of the Company. Pursuant to its discretion to do so under this Section 10, the Member hereby delegates to each of the Officers the nonexclusive power and authority to act as an agent of the Company and, in such capacity, to bind the Company in the ordinary course of the Company’s business and to execute any and all documents to be signed by the Company.

10.          Capital Contributions. The Member may make capital contributions to the Company from time to time, which amounts shall be set forth in the books and records of the Company.

11.          Transfers of Member Interest. The Member may sell, assign, pledge or otherwise transfer or encumber any of its interests in the Company (collectively, a “Transfer”) to any Person so long as such Transfer is in writing.

12.          Resignation. The Member shall have the right to resign from the Company so long as such resignation is in writing. The provisions hereof with respect to distributions upon resignation are exclusive and no Member shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the Act or otherwise.

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13.          Allocations and Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Member may determine.

14.          Return of Capital. The Member has the right to receive any distributions which include a return of all or any part of such Member’s capital contribution, provided that upon the dissolution and winding up of the Company, the assets of the Company shall be distributed as provided in Section 18-804 of the Act.

15.          Tax Classification. It is intended that the Company be treated as a corporation for U.S. federal income tax purposes and the Company shall timely elect pursuant to U.S. Treasury Regulation Section 301.7701-3(c) to be treated as a corporation within the meaning of Section 7701 of the Internal Revenue Code of 1986 as amended.

16.          Dissolution. The Company shall be dissolved and its affairs wound up upon (a) the adoption of a resolution by the Member to dissolve the Company or (b) the occurrence of an event that terminates the continued membership of the Member. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority set forth in Section 18-804 of the Act.

17.          Amendments. This Agreement may only be amended by a writing duly signed by the Member.

18.          Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

19.          Limited Liability. The Member shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act.

20.          Exculpation; Indemnification. Neither the Member, the Officers nor any of their respective affiliates or agents (collectively, “Covered Persons”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or Officer, as applicable, by this Agreement. To the fullest extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or Officer, as applicable, by this Agreement; provided, however, that any indemnity under this Section 20 shall be provided out of and to the extent of Company assets only, and neither the Member nor the Officer, as applicable, nor any other Covered Person, shall have personal liability on account thereof.

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21.          Banking Matters. The Member and each Officer and any agent or employee of the Company, or other person designated by the Member or Officer is hereby authorized and empowered (A) to (i) establish one or more domestic or international accounts (including but not limited to, depository, checking, disbursement, custodian, or investment accounts, and other accounts as deemed necessary or expeditious for business purposes of the Company) ("Accounts"), in the name of the Company with any bank, trust company, savings and loan institution, brokerage firm or other financial institution which the Member or Officer shall from time to time designate as a depository of funds, securities or other property of the Company, for any purpose and on terms and conditions deemed appropriate by such person on behalf of the Company; and (ii) close Accounts of the Company now or hereafter established; and (B) to assign, limit or revoke any and all authority of any agent or employee of the Company, or other person designated by the Member or Officer to (i) sign checks, drafts and orders for the payment of money drawn on the Company's Accounts, and all notes of the Company and all acceptances and endorsements of the Company; (ii) execute or initiate electronic fund transfers; (iii) execute or initiate foreign currency exchange transactions; (iv) execute or initiate the investment of monies; and (v) initiate requests for information for any Account of the Company.

22.          Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law rules.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

Finance of America Companies Inc., as sole Member

By:
Name:
Title:

[Signature Page to Replay Acquisition LLC Limited Liability Company Agreement]

SCHEDULE A

Member and Address
[ ]

Exhibit M

Operating Agreement of the Blocker Merger Surviving Company

[Attached.]

FINAL FORM

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

BLACKSTONE TACTICAL OPPORTUNITIES FUND (URBAN FEEDER) – NQ L.L.C.

The undersigned, Finance of America Companies Inc., a Delaware corporation, (“New Pubco”) as the sole member (the “Member”) of Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.L.C., a Delaware limited liability company (the “Company”) is executing this Limited Liability Company Agreement (the “Agreement”) as of [ ], 20__, for the purpose of forming the Company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time (the “Act”).

WHEREAS, the Company is a direct, wholly owned subsidiary of New Pubco;

WHEREAS, the Company was formed to effect the transactions contemplated by that certain Transaction Agreement, dated as of October 12, 2020, by and among the Company, New Pubco, RPLY BLKR Merger Sub LLC, a Delaware limited liability company (“Blocker Merger Sub”), and the other parties thereto (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Transaction Agreement”); and

WHEREAS, immediately prior to the execution of this Agreement and pursuant to the filing of a certificate of merger with the Secretary of State of the State of Delaware, Blocker Merger Sub merged with and into the Company, with the Company surviving the merger as a direct wholly-owned Subsidiary of New Pubco and continuing without dissolution as a Delaware limited liability company under the Act.

NOW, THEREFORE, it is hereby agreed as follows

1.            Formation. A certificate of formation of the Company (the “Certificate”) was executed and filed with the Office of the Secretary of State of the State of Delaware on [ ], 20__.

2.            Name. The name of the limited liability company is “of Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.L.C.” or such other name as the Member may from time to time hereafter designate.

3.            Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

4.            Purpose. The Company was formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Member deems necessary or advisable in connection with the foregoing.

5.            Offices. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Member may designate from time to time.

The registered office of the Company in the State of Delaware is located at Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The Member may from time to time, without the consent of any other person or entity, change the registered agent or office by an amendment to the certificate of formation of the Company.

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6.            Members. The name and the mailing address of the Member is as set forth on Schedule A attached hereto.

7.            Term. The term of the Company commenced on the date of filing of the Certificate in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 16 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

8.            Officers. The Member may, from time to time as it deems advisable, designate natural persons as officers of the Company (the “Officers”) or successor Officers of the Company and assign titles to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 8 may be revoked at any time by the Member. An Officer may be removed with or without cause at any time by the Member.

9.            Management. The Member shall have the exclusive right to manage the business and affairs of the Company and to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by any member under the laws of the State of Delaware. The Member may delegate its management rights, powers, duties and responsibilities to one or more Officers or such other person or persons designated by them as they may determine, provided that such delegation by the Member shall not cause the Member to cease being a Member of the Company. Pursuant to its discretion to do so under this Section 10, the Member hereby delegates to each of the Officers the nonexclusive power and authority to act as an agent of the Company and, in such capacity, to bind the Company in the ordinary course of the Company’s business and to execute any and all documents to be signed by the Company.

10.          Capital Contributions. The Member may make capital contributions to the Company from time to time, which amounts shall be set forth in the books and records of the Company.

11.          Transfers of Member Interest. The Member may sell, assign, pledge or otherwise transfer or encumber any of its interests in the Company (collectively, a “Transfer”) to any Person so long as such Transfer is in writing.

12.          Resignation. The Member shall have the right to resign from the Company so long as such resignation is in writing. The provisions hereof with respect to distributions upon resignation are exclusive and no Member shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the Act or otherwise.

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13.          Allocations and Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Member may determine.

14.          Return of Capital. The Member has the right to receive any distributions which include a return of all or any part of such Member’s capital contribution, provided that upon the dissolution and winding up of the Company, the assets of the Company shall be distributed as provided in Section 18-804 of the Act.

15.          Tax Classification. It is intended that the Company be treated as a corporation for U.S. federal income tax purposes and the Company shall timely elect pursuant to U.S. Treasury Regulation Section 301.7701-3(c) to be treated as a corporation within the meaning of Section 7701 of the Internal Revenue Code of 1986 as amended.

16.          Dissolution. The Company shall be dissolved and its affairs wound up upon (a) the adoption of a resolution by the Member to dissolve the Company or (b) the occurrence of an event that terminates the continued membership of the Member. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority set forth in Section 18-804 of the Act.

17.          Amendments. This Agreement may only be amended by a writing duly signed by the Member.

18.          Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

19.          Limited Liability. The Member shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act.

20.          Exculpation; Indemnification. Neither the Member, the Officers nor any of their respective affiliates or agents (collectively, “Covered Persons”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or Officer, as applicable, by this Agreement. To the fullest extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or Officer, as applicable, by this Agreement; provided, however, that any indemnity under this Section 20 shall be provided out of and to the extent of Company assets only, and neither the Member nor the Officer, as applicable, nor any other Covered Person, shall have personal liability on account thereof.

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21.          Banking Matters. The Member and each Officer and any agent or employee of the Company, or other person designated by the Member or Officer is hereby authorized and empowered (A) to (i) establish one or more domestic or international accounts (including but not limited to, depository, checking, disbursement, custodian, or investment accounts, and other accounts as deemed necessary or expeditious for business purposes of the Company) ("Accounts"), in the name of the Company with any bank, trust company, savings and loan institution, brokerage firm or other financial institution which the Member or Officer shall from time to time designate as a depository of funds, securities or other property of the Company, for any purpose and on terms and conditions deemed appropriate by such person on behalf of the Company; and (ii) close Accounts of the Company now or hereafter established; and (B) to assign, limit or revoke any and all authority of any agent or employee of the Company, or other person designated by the Member or Officer to (i) sign checks, drafts and orders for the payment of money drawn on the Company's Accounts, and all notes of the Company and all acceptances and endorsements of the Company; (ii) execute or initiate electronic fund transfers; (iii) execute or initiate foreign currency exchange transactions; (iv) execute or initiate the investment of monies; and (v) initiate requests for information for any Account of the Company.

22.          Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law rules.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

Finance of America Companies Inc., as sole Member

By:
Name:
Title:

[Signature Page to Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.L.C. Limited Liability Company Agreement]

SCHEDULE A

Member and Address
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